Filed pursuant to Rule 424(b)(3)
SEC File No. 333-258223

PROSPECTUS SUPPLEMENT NO. 4

(to Prospectus dated October 5, 2021)

ironSource Ltd.

102,869,375 CLASS A ORDINARY SHARES

This prospectus supplement updates, amends and supplements the prospectus contained in our Post-Effective Amendment No. 1 to our Registration Statement on Form F-1, effective as of October 4, 2021 (as supplemented or amended from time to time, the “Prospectus”) (Registration No. 333-258223). Capitalized terms used in this prospectus supplement and not otherwise defined herein have the meanings specified in the Prospectus.

This prospectus supplement is being filed to update, amend and supplement the information included in the Prospectus with the information contained in our Annual Report on Form 20-F for the year ended December 31, 2021 filed with the SEC on March 30, 2022, which is set forth below.

This prospectus supplement is not complete without the Prospectus. This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement, and is qualified by reference thereto, except to the extent that the information in this prospectus supplement updates or supersedes the information contained in the Prospectus. Please keep this prospectus supplement with your Prospectus for future reference.

Our Class A ordinary shares are listed on the New York Stock Exchange under the symbol “IS.” On March 29, 2022, the closing price for our Class A ordinary shares on the New York Stock Exchange was $5.31 per share.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 28 of the Prospectus and other risk factors contained in the documents incorporated by reference therein for a discussion of information that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission, the Israeli Securities Authority nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is March 30, 2022.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 20-F

(Mark One) ☐ REGISTRATION STATEMENT PURSUANT TO SECTION 12(b) OR SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934

OR

☒ ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the fiscal year ended December 31, 2021

OR

☐ TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from      to

OR

☐ SHELL COMPANY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of event requiring this shell company report

Commission file number: 001-40539

ironSource Ltd.

(Exact name of Registrant as specified in its charter)

Not Applicable

(Translation of Registrant’s name into English)

State of Israel

(Jurisdiction of incorporation or organization)

121 Menachem Begin Street

Tel Aviv 6701203, Israel

(Address of principal executive offices)

Tomer Bar-Zeev

Chief Executive Officer

E-mail: ir@is.com

Telephone: +972-74 799 0001

ironSource Ltd.

121 Menachem Begin Street

Tel Aviv 6701203, Israel

(Name, Telephone, E-mail and/or Facsimile number and Address of Company Contact Person)

Securities registered or to be registered, pursuant to Section 12(b) of the Act

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A ordinary shares, no par value	IS	The New York Stock Exchange

Securities registered or to be registered pursuant to Section 12(g) of the Act: None

Securities for which there is a reporting obligation pursuant to Section 15(d) of the Act: None

Indicate the number of outstanding shares of each of the issuer’s classes of capital stock or common stock as of the close of the period covered by the annual report. As of December 31, 2021, the registrant had outstanding 652,938,412 Class A ordinary shares, no par value, and 365,530,392 Class B ordinary shares, no par value.

Indicate by check mark if the registrant is a well-known seasoned issuer, as defined in Rule 405 of the Securities Act.

Yes ☐ No ☒

If this report is an annual or transition report, indicate by check mark if the registrant is not required to file reports pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934.

Yes ☐ No ☒

Note—Checking the box above will not relieve any registrant required to file reports pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 from their obligations under those Sections.

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.

Yes ☒ No ☐

Indicate by check mark whether the registrant has submitted electronically every Interactive Data File required to be submitted pursuant to Rule 405 of Regulation S-T (§ 232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit such files).

Yes ☒ No ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

☐ Large accelerated filer	☐ Accelerated filer	☒ Non-accelerated filer	☒ Emerging growth company

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Indicate by check mark whether the registrant has filed a report on and attestation to its management’s assessment of the effectiveness of its internal control over financial reporting under Section 404(b) of the Sarbanes-Oxley Act (15 U.S.C. 7262(b)) by the registered public accounting firm that prepared or issued its audit report.☐

Indicate by check mark which basis of accounting the registrant has used to prepare the financial statements included in this filing:

☒ U.S. GAAP	☐	International Financial Reporting Standards as issued by the International Accounting Standards Board	☐ Other

If “Other” has been checked in response to the previous question indicate by check mark which financial statement item the registrant has elected to follow.

Item 17 ☐ Item 18 ☐

If this is an annual report, indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act).

Yes ☐ No ☒

ABOUT THIS ANNUAL REPORT

Except where the context otherwise requires or where otherwise indicated in this Annual Report, the terms “ironSource Ltd.,” the “Company,” “we,” “us,” “our,” “our company” and “our business” refer to ironSource Ltd. and its subsidiaries.

All references in this Annual Report to “Israeli currency” and “NIS” refer to New Israeli Shekels, the terms “dollar,” “USD” or “$” refer to U.S. dollars and the terms “€” or “euro” refer to the currency introduced at the start of the third stage of European economic and monetary union pursuant to the treaty establishing the European Community, as amended.

PRESENTATION OF FINANCIAL AND OTHER INFORMATION

Our financial statements have been prepared in accordance with generally accepted accounting principles in the United States (“GAAP”). We present our consolidated financial statements in U.S. dollars.

Our fiscal year ends on December 31 of each year. References to “fiscal 2019” and “2019” are references to the fiscal year ended December 31, 2019, references to “fiscal 2020” and “2020” are references to the fiscal year ended December 31, 2020, and references to “fiscal 2021” and “2021” are references to the fiscal year ended December 31, 2021.

In this Annual Report, we sometimes utilize certain key performance metrics indicators used by our management and often used by others in our industry, including “Customers Contributing More Than $100,000 of Revenue” and “Dollar-Based Net Expansion Rate.” These and other key performance indicators are discussed in more detail in Item 5. “Operating and Financial Review and Prospects— Key Metrics and Non-GAAP Financial Metrics.”

Market and Industry Data

This Annual Report contains estimates, projections and other information concerning our industry, including market size and growth of the markets in which we participate, that are based on industry publications and reports and forecasts prepared by our management. In some cases, we do not expressly refer to the sources from which these estimates and information are derived. This information involves a number of assumptions and limitations, and you are cautioned not to give undue weight to these estimates. We have not independently verified the accuracy or completeness of the data contained in these industry publications and reports. The industry in which we operate is subject to a high degree of uncertainty and risk due to a variety of factors, including those described in the section titled “Risk Factors.” These and other factors could cause results to differ materially from those expressed in these publications and reports.

The sources of certain statistical data, estimates, and forecasts contained in this Annual Report include independent industry reports from App Annie, Apptopia, Altman Solon, eMarketer, Newzoo, Statista and Sensor Tower.

Certain estimates of market opportunity, including internal estimates of the addressable market for the Company and forecasts of market growth included in this Annual Report may prove inaccurate. Market opportunity estimates and growth forecasts, whether obtained from third-party sources or developed internally, are subject to significant uncertainty and are based on assumptions and estimates that may prove to be inaccurate. The estimates and forecasts in this Annual Report relating to the size of our target market, market demand and adoption, capacity to address this demand, and pricing may prove to be inaccurate. The addressable market we estimate may not materialize for many years, if ever, and even if the markets in which we compete meet the size estimates in this Annual Report, our business could fail to successfully address or compete in such markets, if at all.

Certain monetary amounts, percentages and other figures included in this Annual Report have been subject to rounding adjustments. Certain other amounts that appear in this Annual Report may not sum due to rounding. Revenue shown throughout this Annual Report is revenue from continuing operations, unless otherwise stated.

Unless otherwise noted, in this Annual Report we cite a source the first time a statement relying upon that source is made, and do not include citations subsequently when that statement is repeated.

Trademarks

We have proprietary rights to trademarks used in this Annual Report that are important to our business, many of which are registered under applicable intellectual property laws. Solely for convenience, trademarks and trade names referred to in this Annual Report may appear without the “®” or “™” symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent possible under applicable law, our rights or the rights of the applicable licensor to these trademarks and trade names. We do not intend our use or display of other companies’ trademarks, trade names or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other companies. Each trademark, trade name or service mark of any other company appearing in this Annual Report is the property of its respective holder.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

In addition to historical facts, this Annual Report contains forward-looking statements within the meaning of Section 27A of the U.S. Securities Act of 1933, as amended (the “Securities Act”), Section 21E of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements are principally contained in the sections entitled Item 3.D. “Key Information—Risk Factors,” Item 4. “Information on the Company,” and Item 5. “Operating and Financial Review and Prospects.” In some cases, these forward-looking statements can be identified by words or phrases such as “may,” “might,” “will,” “could,” “would,” “should,” “expect,” “plan,” “anticipate,” “intend,” “seek,” “believe,” “estimate,” “predict,” “potential,” “continue,” “contemplate,” “possible” or similar words. Statements regarding our future results of operations and financial position, growth strategy and plans and objectives of management for future operations, including, among others, expansion in new and existing markets, are forward-looking statements.

Our estimates and forward-looking statements are mainly based on our current expectations and estimates of future events and trends which affect or may affect our business, operations and industry. Although we believe that these estimates and forward-looking statements are based upon reasonable assumptions, they are subject to numerous risks and uncertainties.

These forward-looking statements are subject to a number of known and unknown risks, uncertainties, other factors and assumptions, including the risks described in Item 3.D “Key Information—Risk Factors” and elsewhere in this Annual Report, regarding, among other things:

●	the markets for our solution suites are rapidly evolving and may decline or experience limited growth;

●	our reliance on operating system providers and app stores to support our platform;

●	our ability to compete effectively in the markets in which we operate;

●	our quarterly results of operations may fluctuate for a variety of reasons;

●	failure to maintain and enhance our brand;

●	our dependence on our ability to retain and expand our existing customer relationships and attract new customers;

●	our reliance on our customers that contribute more than $100,000 of annual revenue;

●	our ability to successfully and efficiently manage our current and potential future growth;

●	our dependence upon the continued growth of the App Economy and the increased usage of smartphones, tablets and other connected devices;

●	the rapidly changing and increasingly stringent laws, regulations, contractual obligations and industry standards relating to privacy, data protection, data security and the protection of children;

●	our ability to expand into the wider App Economy and the market acceptance of our solutions in industries beyond gaming;

●	our dependence upon the success of the gaming and mobile app ecosystem and the risks generally associated with the gaming industry;

●	our, and our competitors’, ability to detect or prevent fraud on our platforms;

●	failure to prevent security breaches or unauthorized access to our or our third-party service providers data;

●	the global scope of our operations, which are subject to changes or instability in political, geopolitical, social or economic conditions in specific countries or regions in which we operate (including the ongoing conflict between Russia and Ukraine) and laws and regulations worldwide, many of which are unsettled and still developing;

●	the effects of health epidemics, including the COVID-19 pandemic; and

●	the other matters described in the section entitled Item 3.D. “Key Information—Risk Factors.”

You should not rely on forward-looking statements as predictions of future events. We have based the forward-looking statements contained in this Annual Report primarily on our current expectations and projections about future events and trends that we believe may affect our business, financial condition and operating results. The outcome of the events described in these forward-looking statements is subject to risks, uncertainties and other factors described in the section titled “Risk Factors” and elsewhere in this Annual Report. Moreover, we operate in a very competitive and rapidly changing environment. New risks and uncertainties emerge from time to time, and it is not possible for us to predict all risks and uncertainties that could have an impact on the forward-looking statements contained in this Annual Report. The results, events and circumstances reflected in the forward-looking statements may not be achieved or occur, and actual results, events or circumstances could differ materially from those described in the forward-looking statements.

In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based on information available to us as of the date of this Annual Report. While we believe that information provides a reasonable basis for these statements, that information may be limited or incomplete. Our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all relevant information. These statements are inherently uncertain, and investors are cautioned not to unduly rely on these statements. We qualify all of our estimates and forward-looking statements by these cautionary statements.

The forward-looking statements made in this Annual Report relate only to events as of the date on which the statements are made. We undertake no obligation to update any forward-looking statements made in this Annual Report to reflect events or circumstances after the date of this Annual Report or to reflect new information or the occurrence of unanticipated events, except as required by law. We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments.

PART I

Item 1. Identity of Directors, Senior Management and Advisers

Not applicable.

Item 2. Offer Statistics and Expected Timetable

Not applicable.

Item 3. Key Information

A.	[Reserved.]
B.	Capitalization and Indebtedness

Not applicable.

C.	Reasons for the Offer and Use of Proceeds

Not applicable.

D.	Risk Factors

You should carefully consider the risks described below before making an investment decision. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations. Our business, financial condition or results of operations could be materially and adversely affected by any of these risks. The trading price and value of our Class A ordinary shares could decline due to any of these risks, and you may lose all or part of your investment. This Annual Report also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by us described below and elsewhere in this Annual Report. See “Cautionary Statement Regarding Forward-Looking Statements” on page 5 of this Annual Report.

Risk Factors Summary

The following is a summary of the principal risks that could materially adversely affect our business, results of operations, and financial condition, all of which are more fully described below. This summary should be read in conjunction with the other information discussed in this Item 3.D, and should not be relied upon as an exhaustive summary of the material risks facing our business. Please carefully consider all of the information discussed in this Item 3.D. “Risk Factors” and elsewhere in this Annual Report for a more thorough description of these and other risks.

●	the markets for our solution suites are rapidly evolving and may decline or experience limited growth;
●	our reliance on operating system providers and app stores to support our platform;
●	our ability to compete effectively in the markets in which we operate;
●	our quarterly results of operations may fluctuate for a variety of reasons;
●	failure to maintain and enhance our brand;
●	our dependence on our ability to retain and expand our existing customer relationships and attract new customers;
●	our reliance on our customers that contribute more than $100,000 of annual revenue;

●	our ability to successfully and efficiently manage our current and potential future growth;
●	our dependence upon the continued growth of the App Economy and the increased usage of smartphones, tablets and other connected devices;
●	our dependence upon the success of the gaming and mobile app ecosystem and the risks generally associated with the gaming industry;
●	our, and our competitors’, ability to detect or prevent fraud on our platforms;
●	failure to prevent security breaches or unauthorized access to our or our third-party service providers' data;
●	the global scope of our operations, which are subject to laws and regulations worldwide, many of which are unsettled and still developing;
●	the rapidly changing and increasingly stringent laws, contractual obligations and industry standards relating to privacy, data protection, data security and the protection of children;
●	failure to adequately maintain, protect or enforce our intellectual property rights;
●	disruptions in the operations of the third-party data centers and providers of cloud-based infrastructure on which we rely to host our platform;
●	the effects of health epidemics, including the COVID-19 pandemic; and
●	sales of a substantial number of our securities in the public market by our existing securityholders.

Risks Related to Our Business and Industry

The markets for our solution suites are rapidly evolving and may decline or experience limited growth.

The industry in which we operate is characterized by rapid technological change, new features, tools, solutions and strategies, evolving legal and regulatory requirements, changing customer needs and a dynamic competitive market. Our future success will depend in large part on the continued growth of our markets and our ability to improve and expand our solutions to respond quickly and effectively to this growth.

The opportunities provided by apps, mobile gaming, mobile advertising and other engagement touchpoints in mobile devices are still relatively new, and our customers, who include mobile game and app developers, advertising networks, telecom operators and original equipment manufacturers (“OEMs”), may not recognize the need for, or benefits of, some or all of our solution suites. Moreover, they may decide to adopt alternative products and services to satisfy some portion of their business needs.

If we fail to deliver timely releases of our products that are ready for use, release a new version, service, tool or update, or respond to new offerings by our competitors, or if new technologies emerge that are able to deliver competitive products more efficiently, more conveniently or more securely than our products, then our position in our markets could be harmed, and we could lose customers, which would adversely affect our business and results of operations.

Further, we must be able to keep pace with rapid regulatory changes in order to compete successfully in our markets and other markets we may enter into. Our revenue growth depends on our ability to respond to frequently changing data protection regulations, policies and user demands and expectations, which will require us to incur additional costs to implement. The regulatory landscape in this industry is rapidly shifting, and we may become subject to new regulations that restrict our operations or materially and adversely affect our business, financial condition, and results of operations. For more information on our risks related to regulatory changes, see “—Risks Related to Regulation—We are subject to rapidly changing and increasingly stringent laws, contractual obligations and industry standards relating to privacy, data protection, data security and the protection of children. The restrictions and costs imposed by these requirements, or our actual or perceived failure to comply with them, could harm our business.”

Our ability to succeed within the markets that our solution suites address and continue to be profitable in the future depends upon a number of factors, including the cost, performance and perceived value associated with our individual products and solutions. Significant time, resources and expertise are required in order to build the technology that can deliver automated, high-quality user growth and monetization, while meeting user expectations for tailored experiences and relevant advertising. The trust and reputation we have built with our customers, who leverage our business platform to better scale and monetize their apps and further engage with their users, must constantly be maintained with technological improvements, operational excellence and the ability to predict and adapt to the needs of our customers. If we fail to maintain that trust and reputation, our ability to grow our business may be materially and adversely impacted.

The markets for our solution suites could fail to grow significantly or there could be a reduction in demand for our products or solutions as a result of a lack of customer acceptance, technological challenges, competing products and services, decreases in spending by current and prospective customers, weakening economic conditions and other causes. If our markets do not continue to experience growth or if the demand for our products and solutions decreases, then we may not be as profitable as we have been in the past, and our business, financial condition and results of operations could be materially and adversely affected.

We rely on operating system providers and app stores to support our platform, and any disruption, deterioration or change in their services, policies, practices, guidelines and/or terms of service could have a material adverse effect on our reputation, business, financial condition and results of operations.

The success of our platform depends upon the effective operation of certain mobile operating systems, networks and standards that are run by operating system providers and app stores (which we collectively refer to as “Providers”). We do not control these Providers and as a result, we are subject to risks and uncertainties related to the actions taken, or not taken, by these Providers. We largely utilize Android-based and iOS-based technology, and in some cases, these Providers include companies that we also regard as our competitors.

The Providers that control these operating systems frequently introduce new technology, and from time to time, they may introduce new operating systems or modify existing ones. Further, we and our customers are also subject to the policies, practices, guidelines, certifications and terms of service of Providers’ platforms on which we and our customers create, run and monetize applications and content. These policies, guidelines and terms of service govern the promotion, distribution, content and operation generally of applications and content available through such Providers. Each Provider has broad discretion to change and interpret its terms of service, guidelines and policies, and those changes may have an adverse effect on us or our customers’ ability to use our platform. A Provider may also change its fee structure, add fees associated with access to and use of its platform or app store, alter how customers are able to advertise and monetize on their platform, change how the personal or other information of its users is made available to application developers on their platform, limit the use of personal information and other data for advertising purposes or restrict how users can share information on their platform or across other platforms. If we or our customers were to violate a Provider’s terms of service, guidelines, certifications or policies, or if a Provider believes that we or our customers have violated, its terms of service, guidelines, certifications or policies, then that Provider could limit or discontinue our or our customers’ access to its platform or app store. In some cases, these requirements may not be clear and our interpretation of the requirements may not align with the interpretation of the Provider, which could lead to inconsistent enforcement of these terms of service or policies against us or our customers and could also result in the Provider limiting or discontinuing access to its platform or app store. If our platform was unable to work effectively on these operating systems, either because of technological constraints or because the Provider impairs our ability to operate on their platform, this would have a material adverse effect on our business, financial condition and results of operations.

We also utilize operating systems from Providers to enable certain of our business operations, including our organization email services, and we expect that we will continue to rely on these systems going forward. Our reliance on operating systems reduces our control over quality of service and exposes us to potential service outages. If any problems occur with these operating systems, it may cause errors or poor quality communications with our platform, and we could encounter difficulty identifying the source of the problems. The occurrence of errors or poor quality communications with our platform, whether caused by our platform or an operating system platform, may result in the loss of our existing customers or the delay of adoption of our products by potential customers and may materially and adversely affect our business, financial condition and results of operations.

Providers, such as Apple or Google, could also change their technical requirements, guidelines or policies in a manner that materially and adversely impacts the way in which we or our customers collect, use and share data from user devices, including restricting our ability to use or read device identifiers, other tracking features or other device data. Our ability to provide our customers with our marketing and monetization solutions relies on access to and collection of certain data, including resettable device identifiers and interactions with advertisements served by our monetization solutions for purposes such as serving advertisements, limiting the number of advertisements served to a specific device, detecting and preventing advertisement fraud, creating reports for customers, providing support to customers and measuring the effectiveness of advertisements. Without such data, we may not be able to serve such advertisements effectively, provide our products and solutions to customers, improve our products and solutions and remain competitive. There also is the risk that a Provider could limit or discontinue our access to its platform or app store if it establishes more favorable relationships with one or more of our competitors or it determines that it is in their business interests to do so, and we would have no recourse against any such Provider, which could have a material adverse effect on our business, financial condition and results of operations.

Further, at any time, these Providers can change their policies on how our customers or we operate on their platform or in their app stores by, for example, applying content moderation for apps and advertising or imposing technical or code requirements. Actions by Providers may affect the manner in which we or our customers collect, use and share data from user devices, which could have a material adverse effect on our and our customers’ businesses. In addition, if any of our customers have apps removed from app stores as a result of their use of our products, we may be forced to change our individual products, solution suites, practices or business, and we could be exposed to legal risk and lose customers.

For example, from April 26, 2021, Apple requires apps using its mobile operating system, iOS, to affirmatively (on an opt-in basis) obtain a user’s permission to “track them across apps or websites owned by other companies,” including for accessing their device’s advertising identifier. In June 2020, Apple announced that these changes would occur, and it was expected they would occur on or about this time. In anticipation of these changes, we invested resources, and may be required to invest additional resources, in order to implement certain changes in our data collection and use practices. The effect of these changes will depend on various factors, including our ability to measure the effectiveness of ads, and the reaction by the industry to these changes, and may result in a material adverse effect on our business, financial condition and results of operations. We will have no recourse against Apple if these changes negatively impact our business, and we can provide no reassurance that other Providers, such as Google, which uses a similar advertising identifier, will not adopt similar measures in the future.

If any Providers, including either Android or iOS stop providing us with access to their platform or infrastructure, fail to provide reliable access, cease operations, modify or introduce new systems or otherwise terminate services, the delay caused by qualifying and switching to other operating systems could be time-consuming and costly and could materially and adversely affect our business, financial condition and results of operations. Any limitation on or discontinuation of our or our customers’ access to any Provider’s platform or app store could materially and adversely affect our business, financial condition, results of operations or otherwise require us to change the way we conduct our business.

The markets in which we operate are competitive, and if we do not compete effectively, our business, financial condition and results of operations could be harmed.

The markets in which we operate are highly competitive and evolving rapidly, with the continued introduction of new technologies and innovations. A significant number of companies have developed or are developing products and solutions that currently, or in the future may, compete with some or all of our individual products or solution suites. As we look to market and sell our solution suites and individual products to potential customers who use our existing products, we must convince their internal stakeholders that our solution suites are superior and/or more cost-effective to their current and potential products and solutions.

We primarily compete with other technology platforms and digital content monetization services. Broadly, our competitors include well-established technology platforms that vary in size and compete with us primarily with their mobile monetization, growth and user acquisition solutions and services as well as new industry entrants. These competitors include Google Admob, Facebook Audience Network, Unity Software, AppLovin and Digital Turbine. We believe that our ability to compete effectively for customers depends upon many factors, including, but not limited to: providing a comprehensive set of solutions; increasing the volume depth of and ability to leverage data and analytics, while respecting privacy restrictions; the pace and quality of innovation; providing high-quality solution capabilities, including performance, scalability, security and reliability; effective advertising solutions; ability to drive business value for customers; strong brand reputation and recognition; ease of deployment, implementation and use of solutions; optimized price-performance benefits; and the quality of service and customer satisfaction. Our inability to compete favorably with respect to these factors could materially and adversely impact our business.

Our competitors vary in size and in the breadth and scope of the products or services offered. Some of our competitors and potential competitors have greater name recognition, longer operating histories, more established customer relationships, larger marketing budgets and greater financial and operational resources than we do. Further, other potential competitors not currently offering competing products or services may expand their offerings to compete with our products or solution suites or enter the markets through acquisitions, partnerships or strategic relationships. We work with a number of our competitors as customers and partners, and, certain competitors may choose to limit working with us, or cease working with us completely with respect to certain products or solution suites that we offer now or in the future, if such competitors provide competing products or solutions. In addition, our current and potential competitors may establish, or may have already established, cooperative relationships among themselves or with our customers or other third parties that may further enhance their resources and offerings in our addressable markets. The industry in which we operate is one in which there have been, and continue to be, many mergers and acquisitions. Some of our competitors have acquired companies or assets that may enable them to provide more comprehensive offerings than they previously offered, or may achieve greater economies of scale than us. Competitors may continue to make such acquisitions in the future, which may further impact the competitive landscape in the industry in which we operate, which may in turn materially and adversely impact our business and results of operations. Our competitors may be able to respond more quickly and effectively than we can to new or changing opportunities, technologies, standards and customer requirements. An existing competitor or new entrant could introduce new technology that is perceived to be easier to use or otherwise favorable to ours, which could reduce demand for our solution suites or individual products.

In addition to platform and technology competition, we face pricing competition. Some of our competitors offer competing products, which may be on more favorable terms, and has resulted in, and may continue to result in, pricing pressures. In addition, some of our competitors may offer more favorable payment terms to our customers compared to what we currently offer. We cannot assure you that we will not be forced to engage in price-cutting or revenue limiting initiatives, change payment terms or increase our advertising and other expenses to attract and retain customers in response to competitive pressures.

For all of these reasons, we may not be able to compete successfully against our current or future competitors, which could result in the failure of our solutions to continue to achieve or maintain customer and market acceptance, which would harm our business, financial condition and results of operations.

Our quarterly results of operations may fluctuate for a variety of reasons, and these fluctuations make it difficult for us to forecast our future results of operations and could result in our failure to meet our operating plan or the expectations of investors or analysts for any period.

Our results of operations have fluctuated in the past and are expected to fluctuate in the future due to a variety of factors, many of which are outside of our control. As a result, our past results may not be indicative of our future performance. In particular, our sales cycle can last several months for certain clients, and this sales cycle can be even longer, less predictable and more resource-intensive for larger enterprise customers. As a result, the timing of individual sales can be difficult to predict. In some cases, sales have occurred in a quarter subsequent to those we anticipated, or have not occurred at all, which can significantly impact our quarterly results and make it more difficult to meet market expectations.

In addition, our results of operations will continue to vary as a result of a number of factors, many of which are outside of our control and may be difficult to predict, including:

●	our ability to attract new customers and retain existing customers;
●	changes in the mix of solutions we sell to current customers;
●	our ability to price our solutions effectively;
●	the timing and success of new product and service introductions by us or our competitors or any other change in the competitive landscape, including consolidation among our customers or competitors;
●	fluctuations in the demand for our gaming customers’ products and their ability to monetize those products, particularly given the relative uncertain in consumer behavior during and after the COVID-19 pandemic;
●	unpredictability related to the costs that we incur in order to comply with rapidly changing regulatory or legal requirements, especially with respect to privacy and security matters;

●	changes in customers’ budgets and in the timing of their budget cycles;
●	our ability to successfully expand our business globally or into non-gaming advertising;
●	seasonality;
●	changes in our pricing policies or those of our competitors;
●	timing of implementation of regulatory and industry standards relating to privacy, data protection, data security and the protection of children;
●	investments in new features and functionality of our solutions;
●	general economic conditions in our markets;
●	future accounting pronouncements or changes in our accounting policies or practices;
●	the amount and timing of our operating costs, including amount and timing of costs associated with recruiting, training and integrating new employees and retaining and motivating existing employees;
●	significant security breaches of, technical difficulties with or interruptions to the delivery and use of our solution suites;
●	changes in the competitive dynamics of our markets, including consolidation among competitors or customers;
●	timing of acquisitions and costs associated with integrating acquired companies; and
●	increases or decreases in our expenses caused by fluctuations in foreign currency exchange rates.

Any of the above factors, individually or in the aggregate, may result in significant fluctuations in our financial and other operating results from period to period. These fluctuations make it difficult for us to forecast our future results of operations and could result in our failure to meet our operating plan or the expectations of investors or analysts for any period. As a result, you should not rely on our results or growth for any prior quarterly or annual periods as any indication of our future results or growth, and you should consider and evaluate our prospects in light of the risks and uncertainties frequently encountered by growing companies in rapidly-evolving markets. If we fail to meet such expectations for these or other reasons, the market price of our ordinary shares could fall substantially, and we could face costly lawsuits, including securities class action suits.

If we fail to maintain and enhance our brand, our ability to expand our customer base will be impaired, and our business, financial condition and results of operations may suffer.

We believe that maintaining and enhancing our brand reputation is important to expand sales of our products and solution suites to new and existing customers. We also believe that the importance of brand recognition will increase as competition in our markets increases. Successfully maintaining and enhancing our brand will depend largely on the effectiveness of our marketing efforts, our ability to offer reliable products that continue to meet the needs and preferences of our customers at competitive prices, our ability to maintain our customers’ trust, our ability to continue to develop new functionality to address a wide variety of customers’ needs and our ability to successfully differentiate our products from those of our competitors. Our brand promotion activities may not generate customer awareness or yield increased revenue, and even if they do, any increased revenue may not offset the expenses we incur in building our brand.

Our brand and reputation could also be impacted by the types of content that developers and advertisers publish using our platform. While we have processes in place to review the content that is published by developers, there can be no assurance that the content posted will follow the rules and not be deemed offensive or controversial, which could adversely affect our brand and reputation if the content was associated with us and our platform. We also rely on Providers, such as Google and Apple, to conduct reviews of the apps that are published on their respective app stores in accordance with the terms of use for their stores. If we or any such Provider fail to prevent any such offensive content, or if the content conflicts with our company values, our reputation may be negatively impacted.

Further, our brand may be impacted by things that are outside of our control, such as the actions taken by others in our industry or by independent third-parties, such as researchers, journalists, self-regulatory bodies and consumer groups, that could impact our industry as a whole. Researchers or consumer groups might undertake studies that cover our industry or our activity, as has occurred in the past, and such studies may result in negative publicity, or other actions taken by third parties that could damage our reputation or brand. Further, we conducted the Spin-Off (as defined below) of the assets of our Desktop business, and there can be no assurance that our brand would not suffer harm as a result of any claims that may arise in connection with the business that was spun off. If we fail to successfully promote and maintain our brand, our business, financial condition and results of operations may suffer.

Our business depends on our ability to retain and expand our existing customer relationships and attract new customers.

An important component of our future success is to retain and expand our relationships with existing customers and attract new customers. In order for us to maintain or improve our results of operations, it is important that we maintain positive relationships with our existing customers and that they are satisfied with the products and services we provide. We invest in targeted sales and account-based marketing efforts to identify opportunities to grow the use of our solution suites and products within and across our customer base, and we implement customer service strategies to identify opportunities to increase and sustain our customer base. We currently have a strong customer base within the mobile gaming markets, but are aiming to expand in both our current markets and new markets and there can be no assurance that our efforts will be successful. Further, there is ongoing customer consolidation and concentration within our markets, which could impair our ability to expand the customer base of our platform.

Our customer retention rates may decline or fluctuate as a result of a number of factors, some of which may be outside our control, such as the performance and perceived value associated with our platform, including their perception of our continued development of products that are important to them, the business strength or weakness of our customers, the success of our customers’ games and apps and their ability to monetize, the entry and success of competitive products and overall general economic conditions in the geographic regions in which we operate. However, our efforts may not be successful despite the resources we devote to them, and our customers may choose to switch to one of our competitors or choose to replace our products with similar technology that the customer creates internally.

Our telecom operator customers use our Aura solution suite to manage the device experience for their users, which helps them to manage both third-party and owned and operated services. To perform these services, we rely on the policies and procedures of telecom operators and OEMs who may introduce changes that would limit our ability to provide our services, which could have an adverse impact on our products. For example, certain device OEMs have started to move towards issuing a single SKU, which may limit the functionality or create technical limitations on preloaded software or customizable features on such devices, based on criteria determined by the OEM. For instance, if an OEM determines that it will only support the installation of preloads following the completion of a device’s initial setup, we would only be able to provide the onboarding experience after the initial setup experience was completed and not as an integral part of the setup experience, resulting in less installs, which would affect our revenues. There can be no assurance that if more device OEMs choose to issue single SKUs in their devices, that we will be able to maintain the functionality that we provide to our Aura customers, which could adversely affect our business, financial condition and results of operations.

Similarly, our sales efforts could be adversely impacted if customers and their users perceive that features incorporated into competitive platforms or their own technologies reduce the relevance or attractiveness of our solution suites. Gaming companies may choose to invest significant efforts in their own internally-generated technologies and replace certain of our products with their own technologies unless they perceive our solution suites as offering significant incremental long-term benefits. Any decrease in user satisfaction with our platform or customer support would also harm our brand and word-of-mouth referrals, which, in turn, would hamper our ability to attract new customers. It is also an important part of our strategy to expand our customers’ use of our platform by cross-selling our products and solution suites. While we believe there are significant cross-selling opportunities between our solution suites and products, we cannot be sure that our efforts will be successful. In addition, the gaming industry has, and will continue to, experience consolidations and similar transactions which may affect our customers and their relationship with us and the use of our products.

Our customers range from large global enterprises to mid-sized, small and independent businesses and individuals, and as such, our agreements with each customer type vary in length and terms. Many of our agreements allow customers to terminate the agreement at their convenience and do not provide for minimum usage or guaranteed scale. There can be no assurance that we will be able to successfully negotiate new agreements with these customers when the existing agreements end.

If we do not retain our existing customers, attract new customers or if our customers do not expand their use of our platform and purchase additional solutions from us, our revenue may not increase or may decline and our business, financial condition and results of operations may be harmed.

We rely on our customers that contribute more than $100,000 of annual revenue, and sales to these customers require a stronger sales team as compared to other customers.

One of the factors affecting our growth and financial performance is the continued use of our solution suites by customers contributing more than $100,000 of annual revenue. As of December  31, 2021, these 358 customers represented 95% of our total revenue. While we believe that our relationships with these customers are strong, there can be no assurance that we will be able to maintain or expand these existing relationships, which could have a material adverse effect on our business, financial condition and results of operations.

In order to increase the adoption of our products and solution suites by customers that we believe can contribute more than $100,000 of revenue over a 12-month period and to expand into new industries where potential customers are typically large organizations, we rely on our direct sales team. Although our direct sales team is working to expand into industries beyond gaming, we have relatively limited experience selling our solutions in industries outside gaming apps, and there can be no assurance that our direct sales team will be effective in attracting customers in industries beyond gaming in line with our growth strategies.

In addition, sales to large customers involve risks that may not be present or that are present to a lesser extent with sales to smaller customers, such as longer sales cycles that average between four and six months but can extend up to twelve months for certain of our customers, more complex customer requirements, substantial upfront sales costs and less predictability in completing some of our sales. For example, large customers may require considerable time to evaluate and test our solutions and those of our competitors prior to making a decision or may have specific compliance and product requirements that we may not meet. A number of factors influence the length and variability of our sales cycle, including the competitive nature of evaluation and approval processes, extensive tests and review of our technology capabilities, examination of our data security measurements and adherence with security requirements. As a result, the length of our sales cycle, from identification of the opportunity to deal closure, may vary significantly from customer to customer, with sales to large customers typically taking longer to complete. Moreover, larger customers often begin to deploy our solution suites on a limited basis, but nevertheless may demand development and integration services, which increase our upfront investment in the sales effort with no guarantee that these customers will deploy our solutions widely enough across their organization to justify our substantial upfront investment. If we fail to increase adoption of our solutions by larger customers, our growth could be impaired.

If we do not successfully and efficiently manage our current and potential future growth, our business, financial condition and results of operations could be harmed.

In recent years, we have significantly grown the scale of our business, and the growth and expansion of our business places significant strain on our management and our operational and financial resources. As usage of our platform grows, we will need to devote additional resources to improving its capabilities, features and functionality, and scaling our business, IT, financial, operating and administrative systems. There can be no assurance that we will appropriately allocate our resources in a manner that results in increased revenue or other growth in our business. Any failure of or delay in these efforts could result in impaired performance and reduced customer satisfaction, resulting in decreased sales to new customers or lower Dollar-Based Net Expansion Rates (as defined in Item 5. “Operating and Financial Review and Prospects—Key Metrics and Non-GAAP Financial Metrics”), which would hurt our revenue growth and our reputation. Additionally, we may encounter unforeseen operating expenses, difficulties, complications, delays and other unknown factors that may result in losses in future periods. Even if we are successful in our expansion efforts, they will be expensive and complex and require the dedication of significant management time and attention. We may also suffer inefficiencies or service disruptions as a result of our efforts to scale our internal infrastructure. We cannot be sure that the expansion of and improvements to our internal infrastructure will be effectively implemented on a timely basis, if at all, and such failures could harm our business, financial condition and results of operations.

Our business growth is dependent upon the continued growth of the App Economy and the increased usage of smartphones, tablets and other connected devices.

Our business growth depends on the continued proliferation of mobile connected devices, such as smartphones and tablets, which can connect to the Internet over a cellular, wireless or other network, as well as the increased consumption of content through those devices. Consumer usage of these mobile connected devices may be inhibited for a number of reasons, such as:

●	inadequate network infrastructure to support advanced features beyond just mobile web access;
●	users’ concerns about the security of these devices;
●	inconsistent quality of cellular or wireless connections;
●	unavailability of cost-effective, high-speed Internet services;
●	changes in network carrier pricing plans that charge device users based on the amount of data consumed; and
●	new technology which is not compatible with our platform.

In particular, the increased usage of smartphones, tablets and other mobile connected devices is dependent upon user sentiment and the increased availability of such devices. Public opinion towards mobile connected devices and other similar technological advancements is rapidly evolving, and as such, our industries have faced criticism in the past. We cannot be certain that the public will continue to support new technologies, such as app-based gaming and advertising. If we lose public interest and support for mobile gaming and apps, it could have a material adverse effect on our business, financial condition and results of operation.

In addition, the Internet infrastructure that we and our customers rely on in any particular geographic area may be unable to support the demands placed upon it, which could interfere with the speed and availability of our platform. As a result, we could lose customers if the infrastructure is unable to support our platform or solution suites, which could have a material adverse effect on our business, financial condition and results of operations.

For any of these reasons, users of mobile connected devices may limit the amount of time they spend on these devices and the number of applications or amount of content they download on these devices. If user adoption of mobile connected devices and user consumption of content on those devices do not continue to grow, our total addressable market size may be significantly limited, which could compromise our ability to increase our revenue and our ability to become profitable.

If we are unable to further expand into the wider App Economy or if our solutions for industries beyond gaming fail to achieve market acceptance, our growth and operating results could be adversely affected, and we may be required to reconsider our growth strategy.

Our growth strategy is based, in part, on expanding into industries that go beyond mobile gaming apps into the broader App Economy. These industries are still in the early stages of development, and it is uncertain whether these types of apps will provide the opportunities for expansion that we currently expect, as well as how rapidly these opportunities may materialize, if at all.

Our success in expanding into these industries will depend, to a substantial extent, on our ability to scale our business to tailor our existing solution suites and products to these different types of apps, provide new and improve existing products to our new and existing customers and enable these customers to further monetize their apps across the ecosystem. Market acceptance of our solution suites and products for new customers outside of mobile gaming may not grow as we expect as a result of a number of factors, including the cost, performance and perceived value associated with our products and our ability to adapt to the differing sales and marketing requirements appropriate to most effectively address these industries. In addition, our ability to achieve widespread adoption of our products by new customers in industries beyond gaming may be affected by the entry and success of competitive products, including from larger competitors with greater resources that have historically addressed these industries with legacy products, and accordingly, have more brand recognition in these industries. If our products do not achieve widespread adoption in these other markets, our ability to grow our revenue may suffer.

We are dependent on the success of the gaming and mobile app ecosystem. Adverse events relating to this ecosystem, including events related to our customers or their apps, could have a negative impact on our business.

We are dependent on the success of the gaming and mobile app ecosystems to sustain and increase our business, including the success of our customers and their apps. Our customers are game and app developers, advertising networks, telecom operators, OEMs and others who use our solution suites to control their advertisements, publish their apps and games and monetize and generate growth of use of their apps and increase engagement with their users. As a result, our success depends in part on the gaming and mobile app ecosystem, which includes our current and potential new customers creating new apps and then using our products to market, sell and scale their apps, and then continue to use our products to further grow and monetize their apps as their apps continue to gain popularity. If a significant amount of our customers’ marketing and advertising efforts are unsuccessful or if a large amount of our customers experience a decrease in demand for their apps, our revenue could be reduced. The gaming and mobile app ecosystem is characterized by intense competition, rapid technological change and economic uncertainty and, as such, there is no guarantee that any of our customers’ apps will gain any meaningful traction with users. In addition, some of our solution suites are more reliant on certain customers and their ability to continue to use our solutions to engage with their users. While our large and diverse customer portfolio has helped to reduce the fluctuations in our revenue as a whole, we cannot assure you that the size and diversification of our customer portfolio will sufficiently mitigate this risk. If our customers fail to market and monetize their apps or devices using our solutions, and we are not able to maintain a diversified portfolio of customers, our business, financial condition and results of operations may be materially and adversely affected.

Our business is subject to risks generally associated with the mobile gaming industry.

79% and 82% of our 2021 and 2020 revenues, respectively, were derived from customers in the mobile gaming industry, and we rely to a significant extent on the health of the mobile gaming industry and the success of our customers’ games to maintain and increase our revenue. Accordingly, we are especially susceptible to market conditions and risks associated with the mobile gaming industry, including the popularity, price and timing of release of games, changes in consumer demographics, the availability and popularity of other forms of entertainment and public tastes and preferences, all of which are difficult to predict and are beyond our control. In order to be successful, our customers must also develop effective marketing strategies for games; expand and enhance games after their initial release; attract experienced game designers, product managers and engineers; and adapt to an increasingly diverse set of mobile devices, including various operating systems and specifications, limited bandwidth, and varying processing power and screen sizes.

In addition, users may view games as a discretionary purchase. Although in periods of economic downturn, time spent on gaming may increase, if we experience a prolonged downturn users may reduce their discretionary spending on games, and our customers, in turn, may see an adverse effect on their business and reduce their usage of or lower their spending on our solution suites, which would adversely impact our revenue and financial condition. Economic conditions that negatively impact discretionary consumer spending, including heightened inflation, slower growth, unemployment levels, tax rates, rising interest rates, energy prices, declining consumer confidence, recession and other macroeconomic conditions, including those resulting from COVID-19 and from geopolitical issues and uncertainty, such as the ongoing military conflict in Ukraine, could have a material adverse impact on our business, financial condition and results of operations.

If we, or third-party operating systems or platforms that we work with, or platforms of our competitors, fail to detect or prevent fraud on our respective platforms, or malware intrusion into the systems or devices of customers and their users, customers could lose confidence in such platforms, and we could face legal claims that could materially and adversely affect our reputation, business, financial condition and results of operations.

Our platform, other operating systems, platforms that we work with, or platforms of our competitors may be subject to fraudulent or malicious activities undertaken by persons or third parties seeking to use such platforms for improper purposes. For example, someone may attempt to divert or artificially inflate mobile apps users’ actions recorded in a particular platform or to disrupt or manipulate the operation of the systems and devices of our customers and their users in order to misappropriate information, generate fraudulent billings or stage cyberattacks or for other illicit purposes. Bad actors may also introduce malware through such platforms in order to commandeer or gain access to information of our customers or partners. For example, sophisticated bot-nets and other complex forms of “click fraud” might be used to generate fraudulent impressions and divert advertising revenue from the legitimate apps of our customers.

We may also be subject to fraud and other types of malicious activity by competitors for the purpose of manipulating the allocation of advertising budgets across our, or our competitors’ platforms. If we fail to detect such activity, this could divert advertising revenue from us to our competitors. We use third-party tools and proprietary technology to identify non-human traffic and malware, and we may reduce or terminate relationships with customers or partners that we find to be engaging in any such activities, which could adversely affect our revenue and harm our relationships with our other customers or partners. Although we continuously assess the quality and performance of advertising on customers’ digital media properties, it may be difficult to detect fraudulent or malicious activity, and we rely on our own and third-party tools, as well as the controls of our customers. Further, perpetrators of fraudulent impressions and malware frequently change their tactics and may become more sophisticated over time, requiring both us and our competitors or others in our industry to improve processes for assessing the quality of customers’ inventory and controlling fraudulent activity. If we or our competitors fail to detect or prevent fraudulent or malicious activity of this sort, our reputation, or the broader reputation of our industry, could be damaged, and our customers may contest payment, demand refunds or fail to give us future business, or we could face legal claims from our customers. Even if we are not directly involved in fraud or malicious activity, any sustained failures of others in our industry to adequately detect and prevent fraud could materially and adversely affect the industry and its reputation, which would have a material adverse effect on our business, financial condition and results of operations.

If we or our third-party service providers experience a security breach or unauthorized parties otherwise obtain access to our customers’ data, our data or our platform, then our platform may be perceived as not secure, and our reputation may be harmed, our business operations may be disrupted, demand for our solution suites may be reduced and we may incur significant liabilities.

Operating our business platform involves the collection, storage and transmission of proprietary and confidential information, including personal information of our employees, customers and users of our customers’ products, our proprietary and confidential information and the confidential information we receive from our partners, customers and users. Our internal computer systems and those of our current and any future strategic collaborators, vendors and other contractors or consultants are vulnerable to damage from cyber-attacks, computer viruses, unauthorized access, natural disasters, cybersecurity threats, terrorism, war, telecommunication, and electrical failures. The security measures we take to protect this information have in the past and may be breached in the future as a result of cyber-attacks, computer malware, viruses, unauthorized access, natural disasters, cybersecurity threats, terrorism, war, telecommunication, electrical failures, social engineering (including, but not limited to, spear phishing and ransomware attacks), hacking and other efforts by individuals or groups of hackers and sophisticated organizations, including state-sponsored organizations or nation-states, organized crime, other criminal enterprises, individual actors and/or advanced persistent threat groups. In addition, we may experience intrusions on our physical premises by any of these threat actors.

Software bugs, theft, misuse, defects, vulnerabilities in our products and services, expose us to a risk of loss or improper use and disclosure of such information, which could result in litigation and other potential liability, including regulatory fines and penalties, as well as reputational harm. Additionally, our products incorporate highly technical and complex technologies, and thus our technologies and software have contained, and are likely in the future to contain, undetected errors, bugs, or vulnerabilities. We have in the past discovered, and may in the future discover, some errors in our software code only after we have released the code. While there is no guarantee that such incidents will not cause significant damage, we expect to continue to expend significant resources to maintain security protections that limit the effect of bugs, theft, misuse, and security vulnerabilities or breaches. We have seen, and will continue to see, industry-wide vulnerabilities, which could affect our or other parties’ systems. We expect to continue to experience such incidents or vulnerabilities in the future. Our efforts to address undesirable activity on our platform may also increase the risk of retaliatory attack. We have in the past and may continue to experience future security issues, whether due to employee error or malfeasance or system errors or vulnerabilities in our or other parties’ systems. While we may not determine some of these issues to be material at the time they occur and may remedy them quickly, there is no guarantee that these issues will not ultimately result in significant legal, financial, and reputational harm, including government inquiries and enforcement actions, litigation, and negative publicity. Because the techniques used to obtain unauthorized access to, disable or degrade service provided by or otherwise sabotage systems change frequently and often are recognized only after being launched against a target, even taking all reasonable precautions, including those required by law, we have been unable in the past and may continue to be unable to anticipate or detect attacks or vulnerabilities or implement adequate preventative measures. Further, if any partners with whom we share user or other customer information fail to implement adequate data-security practices or fail to comply with our terms or otherwise suffer a network or other security breach, our users’ information may be improperly accessed, used, or disclosed. If an actual or perceived breach of our or our business partners’ or service providers’ security occurs, the market perception of the effectiveness of our security measures would be harmed, we could lose users and customers, our trade secrets or those of our business partners may be compromised, and we may be exposed to significant legal and financial risks, including legal claims (which may include class-action litigation) and regulatory action, fines, and penalties. Any of the foregoing consequences could have a material and adverse effect on our business, reputation, and results of operations.

We have experienced and expect to continue to experience actual and attempted cyber-attacks of our IT networks, such as through phishing scams and attempts to infect our infrastructure with ransomware. Although none of these actual or attempted cyber-attacks has had a material adverse impact on our operations or financial condition, we cannot guarantee that any such incidents will not have such an impact in the future. Cyber incidents have become more prevalent in recent years and been increasing in sophistication and frequency. Incidents may include third parties attempting to gain access to employee or customer data using stolen or inferred credentials, computer malware, viruses, spamming, phishing attacks, ransomware, card skimming code and other deliberate attacks and attempts to gain unauthorized access. Because the techniques used by computer programmers who may attempt to penetrate and sabotage our network security or our website change frequently and may not be recognized until launched against a target, we may be unable to anticipate these techniques.

For example, attempts by malicious actors to frequently induce our personnel into disclosing usernames, passwords or other information that can be used to access our systems have increased and could be successful. Our security measures could also be compromised by personnel, theft or errors, or be insufficient to prevent harm resulting from security vulnerabilities in software or systems on which we rely. Such incidents may occur in the future, resulting in unauthorized, unlawful or inappropriate access to, inability to access, disclosure of or loss of the sensitive, proprietary and confidential information that we handle. Security incidents could also damage our IT systems and our ability to make the financial reports and other public disclosures required of public companies.

We rely on third-party service providers to provide critical services that help us maintain, develop and deliver our solutions and operate our business. In the course of providing their services, these providers may support or operate critical business systems for us or store or process personal information and any of the same proprietary and confidential information that we handle. These service providers may not have adequate security measures and could experience a security incident that compromises the confidentiality, integrity or availability of the systems they operate for us or the information they process on our behalf. Such occurrences could materially and adversely affect our business to the same degree as if we had experienced these occurrences directly, and we may not have recourse, or have limited recourse, from the responsible third-party service providers for the resulting liability we incur.

Because there are many different cybercrime and hacking techniques and such techniques continue to evolve, we may be unable to anticipate attempted security breaches, react in a timely manner or implement adequate preventative measures. While we have developed and implemented systems and processes designed to protect the integrity, confidentiality and security of our customers’ and their users’ confidential and personal information under our control, we cannot guarantee that any security measures that we or our third-party service providers have implemented will be effective against current or future security threats. A security breach or other security incident, or the perception that one has occurred, could result in a loss of customer confidence in the security of our platform and damage to our reputation and brand, loss or unavailability of data which we may not be able to effectively restore, reduce demand for our products, disrupt normal business operations, require us to incur material costs to investigate and remedy the incident, recover data if possible, and prevent recurrence, expose us to litigation, regulatory enforcement action, fines, penalties and damages and materially and adversely affect our business, financial condition and results of operations. These risks are likely to increase as we continue to grow and process, store and transmit an increasingly large volume of data.

We have contractual and legal obligations to notify relevant stakeholders of security breaches. Most jurisdictions have enacted laws requiring companies to notify individuals, regulatory authorities and others of security breaches involving certain types of data. In addition, our agreements with certain customers and third-party partners may require us to notify them in the event of a security breach. Such mandatory disclosures are costly, could lead to negative publicity and may cause our customers to lose confidence in the effectiveness of our security measures.

A security breach could lead to claims by our customers, their users or other relevant parties that we have failed to comply with contractual obligations to implement specified security measures. As a result, we could be subject to legal action or our customers could end their relationships with us. We cannot assure you that the limitations of liability in our contracts would be enforceable or adequate or would otherwise protect us from liabilities or damages. Pursuant to the California Consumer Privacy Act (the “CCPA”) (and the forthcoming California Privacy Rights Act (the “CPRA”)), if we experience a security breach, California consumers could bring a private right of action claiming the breach was the result of our violation of the duty to implement and maintain reasonable security procedures and practices, which could be costly and cause reputational harm. Similarly, there is an increasing risk of class actions in the United Kingdom and Europe. Security breaches could also result in enforcement actions by government or regulatory authorities alleging that we have violated laws that require us to maintain reasonable security measures and comply with mandatory disclosure requirements.

While we do have coverage for cybersecurity attacks, we cannot be certain that our insurance coverage will be adequate for data security liabilities actually incurred, will cover any indemnification claims against us relating to any incident, will continue to be available to us on economically reasonable terms, or at all, or that any insurer will not deny coverage as to any future claim. The successful assertion of one or more large claims against us that exceed available insurance coverage or the occurrence of changes in our insurance policies, including premium increases or the imposition of large deductible or co-insurance requirements, could adversely affect our reputation, business, financial condition and results of operations.

In addition, we continue to expend significant costs to seek to protect our platform and to introduce additional security features for our customers, and we expect to continue to have to expend significant costs in the future. For example, some of our products are SOC 2 compliant, in order to meet the standards that our telecom operator customers require to prevent a security breach, and we may be requested by clients in the future to obtain SOC 2 compliance for additional products. Any increase in these costs will adversely affect our business, financial condition and results of operations.

Interruptions, performance problems or defects associated with our platform could diminish our brand, subject us to liability and may materially and adversely affect our business, financial condition and results of operations.

Our reputation and ability to attract and retain customers and grow our business depends in part on our ability to operate our platform at high levels of reliability, scalability and performance, including the ability of our existing and potential customers to access our platform at any time and within an acceptable amount of time. Interruptions in the performance of our solution suites or any of our individual products, whether due to system failures, computer viruses or physical or electronic break-ins, could affect the availability of our solution suites, our data or any of our individual products. We may experience disruptions, outages and other performance problems due to a variety of factors, including infrastructure changes, introductions of new functionality, human or software errors, capacity constraints due to an overwhelming number of customers accessing our platform simultaneously, denial of service attacks or other security-related incidents.

It may become increasingly difficult to maintain and improve our performance, especially during peak usage times and as our customer base grows and our platform becomes more complex. If our platform is unavailable or if our customers are unable to access our products within a reasonable amount of time or at all, we may experience a loss of customers, lost or delayed market acceptance of our solution suites, delays in payment to us by customers, injury to our reputation and brand, legal claims against us, significant costs of remedying these problems, significant costs of compensating customers to maintain our relationships and the diversion of our resources. In particular, certain of our customers, such as our telecom operator customers, rely on our platform to provide services to their users, and if there was any interruption, disruption, security breach or similar event, this could have a negative effect on our telecom operator customers’ reputations with their users, which would materially harm our relationships with these customers and could lead to us losing some, or all, of these customers, which would have a material adverse effect on our business, financial condition and results of operations. In addition, to the extent that we do not effectively address capacity constraints, upgrade our systems as needed and continually develop our technology and network architecture to accommodate actual and anticipated changes in technology, our business, financial condition and results of operations, as well as our reputation, may be materially and adversely affected.

Further, the technology underlying our platform is inherently complex and may contain material defects or errors, particularly when new products are first introduced or when new features or capabilities are released. We have from time to time found defects or errors in our platform, and new defects or errors in our existing products or new products may be detected in the future by us or our users. We cannot assure you that our existing products and new products will not contain defects. Any such defects could result in loss of revenue and loss of customer confidence in our platform, even if only one of our products contained defects. Any real or perceived errors, failures, vulnerabilities or bugs in our solution suites or individual products could result in negative publicity or lead to data security, access, retention or other performance issues, all of which could harm our business. The costs incurred in correcting such defects or errors may be substantial and could harm our business. Moreover, the harm to our reputation and legal liability related to such defects or errors may be substantial and could similarly harm our business. If any of the foregoing occurred, it could have a material adverse effect on our business, financial condition and results of operations.

We rely on the performance of, and we face stark competition for, highly skilled personnel, including our management, other key employees and qualified employees, and the loss of one or more of such personnel or of a significant number of our team members or the inability to attract and retain executives and qualified employees we need to support our operations and growth, could harm our business.

Our success and future growth depend upon the continued services of our management team and other key employees, including in companies we acquired. In particular, the founders who are members of our leadership team are critical to our overall management, as well as the continued development of our solutions, our culture and our strategic direction. From time to time, there may be changes in our management team resulting from the hiring or departure of executives and key employees, which could disrupt our business. We also are dependent on the continued service of our existing engineering team because of the complexity of our platform. We may terminate any employee’s employment at any time, with or without cause, and any employee may resign at any time, with or without cause, subject only to the notice periods prescribed by their respective agreements if done without cause. The loss of one or more members of our senior management or key employees could harm our business, and we may not be able to find adequate replacements. We cannot ensure that we will be able to retain the services of any members of our senior management or key employees and cannot ensure that we will be able to retain members of senior management or key employees in companies we have acquired.

In addition, to execute our growth plan, we must attract and retain highly qualified personnel. We have had difficulty quickly filling certain open positions in the past, and we expect to have significant future hiring needs. Competition is intense, particularly in Israel and other areas in which we have offices, for data scientists, engineers experienced in designing and developing cloud-based platform products, research and development specialists and experienced sales professionals. Israeli high-tech industry experienced record growth and activity in 2021. This flurry of growth and activity has caused a sharp increase in job openings in both Israeli high-tech companies and Israeli research and development centers of foreign companies, and intensified competition among employers to attract qualified employees in Israel, leading to a severe shortage of skilled human capital. In order to continue to access top talent, we will likely continue to grow our footprint of office locations, which may add to the complexity and costs of our business operations. From time to time, we have experienced, and we expect to continue to experience, difficulty in hiring and retaining employees with appropriate qualifications. Many of the companies with which we compete for experienced personnel have greater resources than we have and we may not succeed in recruiting additional experienced or professional personnel, retaining personnel or effectively replacing current personnel who may depart with qualified or effective successors. If we hire employees from competitors or other companies, their former employers may attempt to assert that these employees, or we, have breached their legal obligations, resulting in a diversion of our time and resources. In addition, prospective and existing employees often consider the value of the equity awards they receive in connection with their employment. If the perceived value of our equity awards declines, experiences significant volatility or increases such that prospective employees believe there is limited upside to the value of our equity awards, it may adversely affect our ability to offer competitive compensation packages and thereby adversely impact our ability to recruit and retain key employees. If we fail to attract new personnel or fail to retain and motivate our current personnel, our business and future growth prospects would be harmed. In addition, as a result of the intense competition for highly qualified personnel, the high-tech industry has also experienced and may continue to experience significant wage inflation. Accordingly, our efforts to attract, retain and develop personnel may also result in significant additional expenses, which could adversely affect our profitability.

We enter into non-competition agreements with our employees in certain jurisdictions. These agreements prohibit our employees from competing with us or working for our competitors for a limited period. We may be unable to enforce these agreements under the laws of the jurisdictions in which our employees work, and it may be difficult for us to restrict our competitors from benefiting from the expertise our former employees developed while working for us. For example, Israeli labor courts have required employers seeking to enforce non-compete undertakings of a former employee to demonstrate that the competitive activities of the former employee will harm one of a limited number of material interests of the employer that have been recognized by the courts, such as the protection of a company’s trade secrets or other intellectual property.

Our corporate culture has contributed to our success and, if we are unable to maintain it as we grow, our business, financial condition and results of operations could be harmed.

We have experienced and may continue to experience rapid expansion in the number of our employees. We believe our corporate culture has been a key element of our success. However, as our organization grows organically and through mergers and acquisitions, it may be difficult to maintain our culture, which could reduce our ability to innovate and operate effectively. The failure to maintain the key aspects of our culture as our organization grows could result in decreased employee satisfaction, increased difficulty in attracting top talent, increased turnover and could compromise the quality of our customer service, all of which are important to our success and to the effective execution of our business strategy. In the event we are unable to maintain our corporate culture as we grow to scale, our business, financial condition and results of operations could be materially and adversely affected.

We rely upon third-party data centers and providers of cloud-based infrastructure to host our platform. Any disruption in the operations of these third-party providers, limitations on capacity or interference with our use could materially and adversely affect our business, financial condition and results of operations.

We currently serve our customers from data centers in the United States and Ireland and other locations worldwide, which are operated by a third-party cloud hosting provider. We use various third-party cloud hosting providers, such as Amazon Web Services (“AWS”), to provide cloud infrastructure for our platform. Our platform relies on the operations of this infrastructure. Customers need to be able to access, send requests and receive communication from our platform at any time, without interruption or degradation of performance, and we provide some customers with service-level commitments with respect to uptime. In addition, our platform depends on the ability of these data centers and cloud infrastructure to allow for our customers’ configuration, architecture, features and interconnection specifications and to secure the information stored in these data centers. Any limitation on the capacity of our data centers or cloud infrastructure could impede our ability to onboard new customers or expand the usage of our existing customers, host our platform or serve our customers, which could materially and adversely affect our business, financial condition and results of operations. In addition, any incident affecting our data centers or cloud infrastructure that may be caused by cyber-attacks, natural disasters, fire, flood, severe storm, earthquake, power loss, outbreaks of contagious diseases, telecommunications failures, terrorist or other attacks and other similar events beyond our control could negatively affect the cloud-based portion of our platform. A prolonged service disruption affecting our data centers or cloud-based services for any of the foregoing reasons would negatively impact our ability to serve our customers and could damage our reputation with current and potential customers, expose us to liability, cause us to lose customers or incur additional costs under our customer and partner agreements or otherwise harm our business. We may also incur significant costs for using alternative providers or taking other actions in preparation for, or in response to, events that damage the third-party hosting services we use.

In the event that our service agreements relating to our data centers or cloud infrastructure are terminated or there is a lapse of service, elimination of services or features that we utilize, interruption of internet service provider connectivity or damage to such facilities, we could experience interruptions in access to our platform, loss of revenue from revenue-share and usage-based solutions, as well as significant delays and additional expense in arranging or creating new facilities and services or re-architecting our platform for deployment on a different data center provider or cloud infrastructure service provider, which could materially and adversely affect our business, financial condition and results of operations.

Health epidemics, including the current COVID-19 pandemic, could in the future have an adverse impact on our business, operations and the markets and communities in which we, our partners and customers operate.

Our business and operations could be materially and adversely affected by health epidemics, including the current COVID-19 pandemic, impacting the markets and communities in which we and our customers operate. The COVID-19 pandemic has caused, and continues to cause, significant business and financial markets disruption worldwide, and there is significant uncertainty around the duration of this disruption on a global level, as well as the ongoing effects on our business.

While our financial condition and results of operations were not negatively impacted by the COVID-19 pandemic, the full extent to which the COVID-19 pandemic will directly or indirectly impact our business, results of operations and financial condition will depend on future developments that are highly uncertain and cannot be accurately predicted.

Further, as certain of our customers experience downturns or uncertainty in their own business operations or revenue resulting from the spread of COVID-19, they may decrease or delay their spending, request pricing concessions or seek renegotiations of their contracts and decrease their use of our products, any of which could have a material adverse effect on us. The COVID-

19 pandemic has resulted in a dramatic increase in unemployment that could lead to users having less discretionary income to spend on games, which could have a negative impact on the mobile app industry. In addition, we may experience customer losses, including due to bankruptcy or our customers ceasing operations, which may result in an inability to collect receivables from these parties. A decline in revenue or the collectability of our receivables could harm our business.

In addition, as the Israeli and other governments around the world imposed shelter-in-place and other restrictive measures, we transitioned many of our employees to remote working arrangements and temporarily closed our offices in Israel, the United States, China and other jurisdictions as required by applicable local authorities from time to time. We have gradually reopened certain of our offices in accordance with the lifting of certain shelter-in-place measures and in accordance with measures that provide additional safeguards that we believe are in the best interests of our employees and customers. While our employees have been gradually allowed to return to our offices in accordance with the applicable local laws, we also have provided some flexibility to our employees to continue to work remotely as the COVID-19 pandemic wears on. We implemented further safeguards in the interest of the health and safety of our employees and customers, and we may take further actions as may be required by government authorities or that we determine are in the best interests of our employees, customers and partners. Although our employees have continued to perform well despite working remotely, there is no guarantee that we will continue to be as effective while working remotely because our team is dispersed, employees may have less capacity to work due to increased personal obligations (such as childcare, eldercare or caring for family members who become sick), may become sick themselves and be unable to work or may be otherwise negatively affected, mentally or physically, by the COVID-19 pandemic and prolonged social distancing. Decreased effectiveness and availability of our team could adversely affect our results due to slowdowns in our sales cycles and recruiting efforts, delays in our entry into customer contracts, delays in addressing performance issues, delays in product development, delays and inefficiencies among various operational aspects of our business, including our financial organization, or other decreases in productivity that could seriously harm our business.

Furthermore, we may decide to postpone or cancel planned investments in our business in response to changes in our business as a result of the spread of COVID-19, which may impact our ability to attract and retain customers and our rate of innovation, either of which could harm our business. In addition, our facilities’ needs could evolve based on continuing changes and impact on work environments as a result of the COVID-19 pandemic, and we may not be able to alter our contractual commitments to accommodate such changes, which could cause us to incur additional costs or otherwise harm our business. More generally, the COVID-19 pandemic has materially and adversely affected economies and financial markets globally, which could decrease technology spending and materially and adversely affect demand for our platform.

The duration and global impact of the COVID-19 pandemic continues to rapidly evolve and depends on future developments that cannot be predicted at this time, such as vaccine and booster rollout, vaccine hesitancy, severity of transmission rates of the virus and its current and future variants. While we will continue to monitor the situation and the effects on our business and operations closely, we do not yet know the full extent of potential impacts on our business, operations or the global economy as a whole, particularly if the COVID-19 pandemic and related public health measures persist for an extended period of time. Given the uncertainty, we cannot reasonably estimate the impact on our future results of operations, cash flows or financial condition. While the spread of COVID-19 may eventually be contained or mitigated, there is no guarantee that a future outbreak of this or any other widespread epidemics will not occur, or that the global economy will recover, either of which could harm our business.

If our customers do not obtain necessary and requisite consents from users for us to process their personal data, we could be subject to fines and liability.

Because we do not have direct relationships with users of some of our products, we rely on our customers to obtain the consent of the user on our behalf to process their data, and to implement any notice or choice mechanisms required under applicable laws, but if our customers do not follow this process (and in any event, as the legal requirements in this area continue to evolve and develop), we could be subject to fines and liability. We may not have adequate insurance or contractual indemnity arrangements to protect us against any such claims and losses.

The estimates of our market opportunity and forecasts of market growth included in this Annual Report may prove to be inaccurate, and even if the markets in which we compete achieve the forecasted growth, our business could fail to grow at a similar rate, if at all.

The estimates of our market opportunity and forecasts of market growth included in this Annual Report may prove to be inaccurate. Market opportunity estimates and growth forecasts included in this Annual Report, including those we have generated ourselves, are subject to significant uncertainty and are based on assumptions and estimates that may not prove to be accurate. The variables that affect the calculation of our market opportunity are also subject to change over time.

Our expectations regarding potential future market opportunities are subject to even greater uncertainty. For example, our expectations regarding future market opportunities depend, among other things, on the extent to which we are able to develop new products and features that expand the applicability of our individual products and/or our solution suites. In addition, our expectations regarding future market opportunities are subject to uncertainties. Our ability to address those opportunities will depend on our developing solutions that are responsive to those particular industries’ and customers’ needs.

In addition, any expansion in our markets depends on a number of factors, including the cost, performance and perceived value associated with our products and those of our competitors. Even if the markets in which we compete meet the size estimates and growth forecasted in this Annual Report, our business could fail to achieve a substantial share of these markets or grow at a similar rate, if at all. Our growth is subject to many risks and uncertainties. Accordingly, the estimates of market opportunity or forecasts of market growth included in this Annual Report should not be taken as indicative of our future growth.

The Spin-Off of the assets of our Desktop business from ironSource Ltd. may give rise to potential liabilities for us in the event of a breach of our or our shareholders’ obligations under the agreements related to the Spin-Off or tax liabilities caused by the Spin-Off.

On December 31, 2020, we completed the spin-off of the assets of our Desktop business to TypeA Holdings Ltd., a newly formed company incorporated under the laws of Israel, (the “Spin-Off”) which is owned by our shareholders on a pro rata basis as of the date of the Spin-Off. The Spin-Off was effected through an asset transfer agreement in which each party undertook certain obligations with respect to tax caused by the Spin-Off and other liabilities of the other party. In connection with the Spin-Off, we obtained a ruling from the Israeli Tax Authority in accordance with Section 104B(f) of the Israeli Income Tax Ordinance (New Version), 5721 – 1961 (the “Ordinance”), in which the Israeli Tax Authority agreed that the transfer of the assets of our Desktop business to TypeA is not taxable to us as of the date of transfer (collectively, the “Spin-Off Ruling”). The Spin-Off Ruling is subject to our and our shareholders’ compliance with Section 104B(f) of the Ordinance, which includes a requirement that shareholders of ironSource Ltd. as of the date of the Spin-Off continue to hold at least 25% of the share capital of each of ironSource Ltd. and TypeA until December 31, 2022 (the “25% Requirement”). The 25% Requirement may be breached if, either as a result of transfers of shares by our shareholders of record as of the Spin-Off, or as a result of issuances of new shares by ironSource Ltd. or TypeA, our shareholders of record as of the spin-off hold less than 25% of our or TypeA’s share capital. Certain of our shareholders holding together approximately 81.7% of our ordinary shares pre-Business Combination (based on our outstanding share capital immediately prior to the Business Combination) (as defined below) entered into a lock-up agreement restricting each such shareholder from transferring more than 50% of its shares in ironSource Ltd. or TypeA immediately after the Spin-Off until December 31, 2022 (the “Spin-Off Lockup”).

Under the terms of the Spin-Off Lockup, our shareholders that entered into the Spin-Off Lockup are permitted to transfer shares that exceed the 50% restriction contained in the Spin-Off Lockup in ironSource Ltd. or TypeA if they receive written consent from Tomer Bar-Zeev, in his capacity as a shareholder, and App Investments S.á.r.l. (the “CVC Vehicle”). Since we are not a party to the Spin-Off Lockup, we would not be able to prevent our shareholders from violating the terms of the 25% Requirement if they received consent to transfer their shares in excess of the 50% restriction. Should any shareholder obtain consent to transfer shares that exceed the 50% restriction, this could violate the terms of the 25% Requirement and subject us and our shareholders of record as of the date of the Spin-Off to a significant tax liability.

We cannot be certain that the applicable shareholders will comply with the Spin-Off Lockup or that the 25% Requirement will be otherwise complied with. In the event that either we or our shareholders of record as of the Spin-Off fail to comply with the Spin-Off Ruling, including the 25% Requirement, we may be subject to a significant tax liability arising from the Spin-Off, which would adversely affect our results of operations. Similarly, despite the Spin-Off, we may still be liable for events and circumstances occurring prior to the Spin-Off, which may have an adverse impact on our business, financial condition and results of operations.

Indemnity provisions in various agreements to which we are a party potentially expose us to substantial liability for infringement, misappropriation or other violation of intellectual property rights, data protection and other losses.

Our agreements with our customers and other third parties may include indemnification provisions under which we agree to indemnify or otherwise be liable to them for losses suffered or incurred as a result of claims of infringement, misappropriation or other violation of intellectual property rights, data protection or other data rights, damages caused by us to property or persons, or other liabilities relating to or arising from our software, technology, platform, our acts or omissions under such agreements or other contractual obligations. Some of our agreements, and renewals of such agreements, provide for uncapped liability or incorporate carve outs for certain obligations and some indemnity provisions survive termination or expiration of the applicable agreement. Large indemnity payments would harm our business, financial condition and results of operations. Although we attempt to contractually limit our liability with respect to such indemnity obligations, in some cases, the liability is not limited given other strategic facets of the relationship and we may still incur substantial liability related to such agreements, and we may be required to cease providing certain functions or features on our platform as a result of any such claims. Even if we succeed in contractually limiting our liability, such limitations may not always be enforceable. Any dispute with a customer or other third-party with respect to such obligations could have adverse effects on our relationship with such customer or other third-party and other existing or prospective customers, reduce demand for our platform and materially and adversely affect our business, financial condition and results of operations. In addition, although we carry general liability insurance, our insurance may not be adequate to indemnify us for all liability that may be imposed on us or otherwise protect us from liabilities or damages with respect to claims, including claims on such matters as alleged compromises of customer data, which may be substantial. Any such coverage may not continue to be available to us on acceptable terms or at all.

Acquisitions, strategic investments, partnerships and alliances could be difficult to identify, pose integration challenges, divert the attention of management, disrupt our business, dilute shareholder value and adversely affect our business, financial condition and results of operations.

We operate in a highly competitive environment for mergers and acquisitions. We have in the past, and may in the future, seek to acquire or invest in businesses, joint ventures or technologies that we believe could complement or expand our platform, enhance our technical capabilities or otherwise offer growth opportunities. Although the significant majority of our revenue growth has been organic, we have completed several acquisitions since the year ended December 31, 2020, including the acquisition of Soomla Inc. (“Soomla”) in January 2021, the acquisition of Luna Labs Limited (“Luna”) in February 2021, the acquisition of Chompi CCnetworkings Ltd. (dba Bidalgo) (“Bidalgo”) in December 2021 and the acquisition of Tapjoy, Inc. (“Tapjoy”) in January 2022, among others, to further our goal of expanding our platform and abilities. Any such acquisition or investment may divert the attention of management and cause us to incur various expenses in identifying, investigating and pursuing suitable opportunities, whether or not the transactions are completed, and may result in unforeseen operating difficulties and expenditures. In particular, we may encounter difficulties assimilating or integrating the businesses, technologies, data, solutions, personnel or operations of any acquired companies, particularly if the key personnel of an acquired company choose not to work for us or face cultural challenges integrating with our company, or if their software or technology is not easily adapted to work with our platform, or we have difficulty retaining the customers of any acquired business due to changes in ownership, management or otherwise. Any such transactions that we are able to complete may not result in any synergies or other benefits we had expected to achieve, which could result in impairment charges that could be substantial. In addition, we may not be able to find and identify desirable acquisition targets or business opportunities or be successful in entering into an agreement with any particular strategic partner.

We could also face risks related to liability for activities of the acquired company as conducted before the acquisition, including intellectual property infringement claims, violations of laws, commercial disputes, tax liabilities and other known and unknown liabilities and litigation or other claims in connection with the acquired company, including claims from terminated employees, customers, users, former shareholders or other third parties, and our efforts to limit such liabilities could be unsuccessful. For example, as of March 2021, Tapjoy is subject to a consent order with the US Federal Trade Commission. If we fail to meet the requirements of the consent order, this may lead to further enforcement actions by the US Federal Trade Commission, which could materially adversely affect our business, financial condition and results of operations. While the terms of the acquisitions may include contractual arrangements that would indemnify us for such liabilities, we may face legal and business difficulties in enforcing such indemnification provisions and even if we do enforce them, they may be insufficient to cover all of our losses. These transactions may also disrupt our business, divert our resources and require significant management attention that would otherwise be available for development of our existing business. These transactions could also result in dilutive issuances of equity securities or the incurrence of debt, contingent liabilities, amortization expenses, incremental operating expenses or the impairment of goodwill, any of which could materially and adversely affect our results of operations. Any such dilutive issuances of equity securities may also draw us closer to violating the 25% Requirement for us or our shareholders as of the Spin-Off under the Spin-Off Ruling (see “—The Spin-Off of the assets of our Desktop business from ironSource Ltd. may give rise to potential liabilities for us in the event of a breach of our or our shareholders’ obligations under the agreements related to the Spin-Off or tax liabilities caused by the Spin-Off.”). In addition, if the resulting business from such a transaction fails to meet our expectations, our business, financial condition and results of operations may be materially and adversely affected or we may be exposed to unknown risks or liabilities.

Our revenue may be impacted, to a significant extent, by macroeconomic conditions.

Our business is sensitive to macroeconomic conditions. Economic factors, such as interest rates, heightened inflation, currency exchange rates, changes in monetary and related policies, market volatility, consumer confidence, supply chain issues and unemployment rates, are among the most significant factors that impact consumer spending behavior. Weak economic conditions or a significant deterioration in either global or certain regional economic conditions, including those resulting from health epidemics, such as the ongoing COVID-19 pandemic, or man-made events, such as the rapidly-escalating conflict in Ukraine, may limit supply chains or increase their cost, reduce the amount of disposable income consumers have, which, in turn, reduces consumer spending, and would have an adverse effect on our business, financial condition, and results of operations.

Our operations are global in scope, creating a variety of operational and regulatory challenges.

Our operations are global in scope, with operations in Israel, the United States, the United Kingdom, China, South Korea, Japan, and India, in addition to a sales presence, we have employees, customers and service providers in multiple other countries. For example, we have suppliers and third-party contractors in Ukraine and in Belarus, mostly in research and development functions, and the political instability and on-going and rapidly evolving military conflict between Russia and Ukraine and any further escalation thereof, as well as actions taken by other countries, including sanctions, may disrupt our operations and could negatively impact our business, financial condition and results of operations. Given the global nature of our operations and customer base, impacts of any economic or geopolitical instability to which we may be exposed and which may disrupt our operations and negatively impact our business, may be outside of our control. We are continuing to adapt to and develop strategies to address global markets, but we cannot assure you that such efforts will be successful. We expect that our global activities will continue to grow for the foreseeable future as we continue to pursue opportunities in existing and new global industries, which will require the dedication of management attention and financial resources.

Our current and future global business and operations involve a variety of risks, including:

●	slower than anticipated availability and adoption of our solutions by content creators, developers and telecom operators outside our core markets;
●	changes or instability in a specific country’s or region’s political, geopolitical, social or economic conditions, including as a result of the conflict between Russia and Ukraine;
●	the need to adapt and localize our platform for specific countries;
●	maintaining our company culture across all of our offices globally;
●	greater difficulty collecting accounts receivable and potential for longer payment cycles;
●	burdens of complying with a variety of foreign laws, including costs associated with legal structures, accounting, statutory filings, tax liabilities and sanctions;
●	differing and potentially more stringent regulations relating to privacy and data security and the unauthorized use of, or access to, commercial and personal information;
●	differing and potentially more onerous labor regulations and practices, especially in Europe and Israel, where labor laws are generally more advantageous to employees as compared to the United States including deemed hourly wage and overtime regulations in these locations or the existence of workers’ councils and labor unions;
●	challenges inherent in efficiently managing, and the increased costs associated with, an increased number of employees over large geographic distances, including the need to implement appropriate systems, policies, benefits, statutory equity requirements and compliance programs that are specific to each jurisdiction;
●	unanticipated changes in trade relations, regulations, laws or enforcement;

●	difficulties in managing a business in new markets with diverse cultures, languages, customs, legal systems, alternative dispute systems and regulatory systems;
●	increased travel, real estate, infrastructure and legal compliance costs associated with multiple global locations and subsidiaries;
●	currency exchange rate fluctuations and the resulting effect on our revenue and expenses, and the cost and risk of entering into hedging transactions;
●	heightened inflationary pressures and rising interest rates in key markets in which we operate, resulting, among others, from the rapidly-evolving military conflict in Ukraine;
●	higher supply chain costs and supply chain interruptions, including those resulting from the ongoing military conflict in Ukraine or ongoing COVID-19 pandemic. For example, potential interruptions in the supply of mobile phones or their components, and any corresponding decrease in the number of phones in the markets in which we operate, could negatively impact our ability to offer our Aura solution which relies on telecom operators’ ability to enrich the end-user device experience across the life cycle of the device;
●	higher levels of credit risk and payment fraud;
●	restrictions on the transfer of funds, such as limitations on our ability to reinvest earnings from operations in one country to fund the capital needs of our operations in other countries;
●	enhanced difficulties of integrating any foreign acquisitions;
●	laws and business practices favoring local competitors or general market preferences for local vendors;
●	reduced or uncertain intellectual property protection or difficulties obtaining, maintaining, protecting or enforcing our intellectual property rights, including our trademarks and patents;
●	foreign government interference with our intellectual property that resides outside of Israel or the United States, such as the risk of changes in foreign laws that could restrict our ability to use our intellectual property outside of the foreign jurisdiction in which we developed it;
●	political instability, hostilities, war or terrorist activities;
●	exposure to liabilities under anti-corruption and anti-money laundering laws in the jurisdictions in which we operate; and
●	adverse tax burdens and foreign exchange controls that could make it difficult to repatriate earnings and cash.

If we invest substantial time and resources to further expand our operations and are unable to do so successfully and in a timely manner, our business and results of operations will suffer.

We rely on our current understanding of regional regulatory requirements pertaining to the marketing, advertising and promotion of our solution suites, and any material change in such regulations, or a finding that we did not properly understand such regulations, may materially and adversely impact our business, financial condition and results of operations.

Some portions of our business rely extensively on marketing, advertising and promoting our individual products and solution suites requiring us to have an understanding of the local laws and regulations governing our business. In the event that we have relied on inaccurate information or advice, and engage in marketing, advertising or promotional activities that are not permitted, we may be subject to penalties, restricted from engaging in further activities or altogether prohibited from offering our solutions in a particular territory, all or any of which will adversely impact our business, financial condition and results of operations.

We may require additional capital to support the growth of our business, and this capital might not be available on acceptable terms, if at all.

While we have been profitable in the past, we cannot be certain that our operations will continue to generate sufficient cash to fully fund our ongoing operations or the growth of our business. We intend to continue to make investments to support our business and may require additional funds to respond to business challenges, including the need to develop new solutions or enhance our existing solutions, enhance our operating infrastructure, expand globally and acquire complementary businesses and technologies. Additional financing may not be available on terms favorable to us, if at all. In particular, the current COVID-19 pandemic has caused disruption in the global financial markets, which may reduce our ability to access capital and negatively affect our liquidity in the future. If adequate funds are not available on acceptable terms, we may be unable to invest in future growth opportunities, which could harm our business, financial condition and results of operations. In June 2021, we entered into the Credit Agreement (as defined below) with Silicon Valley Bank as the issuing lender together with other lenders, and these lenders’ rights will be senior to the rights of our shareholders. If we incur any additional debt, the debt holders would have rights senior to holders of shares to make claims on our assets, and the terms of any debt could restrict our operations, including our ability to pay dividends on our shares. Furthermore, if we issue additional equity securities, our shareholders will experience dilution, and the new equity securities could have rights senior to those of our Class A ordinary shares. Because our decision to issue securities in the future will depend on numerous considerations, including factors beyond our control, we cannot predict or estimate the amount, timing or nature of any future issuances of debt or equity securities. As a result, our shareholders bear the risk that future issuances of debt or equity securities may reduce the value of our Class A ordinary shares and dilute their interests. Our inability to obtain adequate financing on terms satisfactory to us when we require it could significantly limit our ability to continue to support our business growth, respond to business challenges, expand our operations or otherwise capitalize on our business opportunities due to lack of sufficient capital. Even if we are able to raise such capital, we cannot assure you that it will enable us to achieve better operating results or grow our business.

Fluctuations in currency exchange rates could harm our operating results and financial condition.

We offer our solution suites to customers globally and have operations in Israel, the United States, the United Kingdom, Ukraine, Belarus, China, South Korea, Japan and India. Although the majority of our cash generated from revenue is denominated in U.S. dollars, most of our operating expenses are incurred in Israel and denominated in Israeli New Shekels (“NIS”). As a result, our consolidated U.S. dollar financial statements are subject to fluctuations due to changes in exchange rates as our operating expenses are translated from NIS into U.S. dollars. In particular, for the last two fiscal years, there has been a significant decrease in the value of the U.S. dollar relative to the NIS, with the representative exchange rate having dropped from NIS 3.456 per U.S. dollar on December 31, 2019 to NIS 3.215 per U.S. dollar on December 31, 2020 to NIS 3.11 per U.S. dollar on December 31, 2021. If this trend continues, it could increase the U.S. dollar amount of our operating expenses significantly. Our financial results are also subject to changes in exchange rates that impact the settlement of transactions in non-local currencies. Because we conduct business in currencies other than U.S. dollars but report our results of operations in U.S. dollars, we also face remeasurement exposure to fluctuations in currency exchange rates, which could hinder our ability to predict our future results and earnings and could materially and adversely impact our financial condition and results of operations. We evaluate periodically the various currencies to which we are exposed and take selective hedging measures to reduce the potential adverse impact from the appreciation or the devaluation of our non-U.S. dollar-denominated expenses, as appropriate and as reasonably available to us. We cannot provide any assurances that our hedging activities will be successful in protecting us from adverse impacts from currency exchange rate fluctuations.

Seasonality may cause fluctuations in our sales and results of operations.

Our quarterly results of operations may vary as a result of seasonal fluctuations during periods such as holidays, during which users spend increased time on entertainment, including games and mobile applications, which increases our customers’ usage of our advertising network and other solutions and may impact our revenue. We may also experience fluctuations due to factors that may be outside of our control that drive usage up or down. While we believe that this seasonality has affected and will continue to affect our quarterly results, our rapid growth has largely masked seasonal trends to date.

Our insurance may not provide adequate levels of coverage against claims, or we may be unable to find insurance with sufficient coverage at a reasonable cost.

We believe that we maintain insurance customary for businesses of our size and type. However, there are types of losses we may incur that cannot be insured against or that we believe are not economically reasonable to insure. Moreover, if we do not make policy payments on a timely basis, we could lose our insurance coverage, or if a loss is incurred that exceeds policy limits, our insurance provider could refuse to cover our claims, which could result in increased costs. If we are unable to make claims on our insurance, then we may be liable for any such claims, which could cause us to incur significant liabilities.

Further, insurance has become more expensive and difficult to find due to changes in the insurance market as well as the COVID-19 pandemic. Although we believe that we have adequate coverage, if we lose our insurance coverage and are unable to find similar coverage elsewhere or if rates continue to increase, it may have an adverse impact on our business, financial condition and results of operations.

Any legal proceedings, investigations or claims against us could be costly and time-consuming to defend and could harm our reputation regardless of the outcome.

We are and may in the future become subject to legal proceedings, investigations and claims, including claims that arise in the ordinary course of business, such as claims brought by our customers or partners in connection with commercial disputes, claims by users, claims or investigations brought by regulators or employment claims made by our current or former employees.

We are not currently a party to any pending or, to our knowledge, threatened litigation that will have a significant effect on our financial position or profitability. Any litigation, investigation or claim, whether meritorious or not, could harm our reputation, will increase our costs and may divert management’s attention, time and resources, which may in turn harm our business, financial condition and results of operations. Insurance might not cover such claims, might not provide sufficient payments to cover all the costs to resolve one or more such claims, and might not continue to be available on terms acceptable to us. A claim brought against us that is uninsured or underinsured could result in unanticipated costs, potentially harming our business, financial position and results of operations.

To remain competitive and stimulate demand, we continually introduce new products and technology and enter new markets. There is no guarantee that these products or our entry into new markets will be successful.

Due to the competitive nature of the industry in which we operate and to keep pace with technology changes, we constantly introduce new products, enter new markets and use new technology, which may be costly to adopt or introduce. The success of new products or our entry into new markets depends on a number of factors, including the ability to recognize and anticipate demand and market opportunities, the risk that new products will not operate properly and will not meet expectations, and the need to comply with new and unsettled regulation. There is no assurance that we will succeed in introducing new products or entering new markets and that it will be cost-effective and generate sufficient revenues to recoup the investment. The development of this new solution involves risk, including the application of an unsettled regulatory regime and the integration with or into existing products, and we cannot guarantee the success of this product or any other product.

Our business could be disrupted by catastrophic events.

Occurrence of any catastrophic event, including a global pandemic like the ongoing COVID-19 pandemic, earthquake, fire, flood, tsunami or other weather event, power loss, telecommunications failure, software or hardware malfunction, cyber-attack, war or terrorist attack, explosion or pandemic could impact our business. Our insurance coverage may not compensate us for losses that may occur in the event of an earthquake or other significant natural disaster. If any disaster were to occur, our ability to operate our business at our facilities could be impaired and we could incur significant losses, require substantial recovery time and experience significant expenditures in order to resume operations. If we are unable to develop adequate plans to ensure that our business functions continue to operate during and after a disaster and to execute successfully on those plans in the event of a disaster or emergency, our business would be harmed.

Our global operations may subject us to potential adverse tax consequences.

Our corporate structure and associated transfer pricing policies contemplate future growth in global markets, and consider the functions, risks and assets of the various entities involved in intercompany transactions. The amount of taxes we pay in different jurisdictions may depend on the application of the tax laws of the various jurisdictions, including Israel and the United States, to our global business activities, changes in tax rates, new or revised interpretations of existing tax laws and policies and our ability to operate our business in a manner consistent with our corporate structure and intercompany arrangements. New or revised tax laws may also impact the amount of taxes we pay in different jurisdictions; for example, possible new standards could be introduced by authorities in the countries in which we operate that place greater emphasis on customer or end-user locations or markets, may potentially result in increased tax liabilities. The United States government may enact significant changes to the taxation of business entities including, among others, an increase in the corporate income tax rate. While different versions of United States tax legislation have been discussed and considered by Congress, the likelihood of these changes being enacted or implemented is unclear. We are currently unable to predict whether such changes will occur and, if so, the ultimate impact on our business or results of our operation. On October 10, 2021, 136 member jurisdictions of G20/OECD Inclusive Framework on BEPS joined the “Statement on a Two-Pillar Solution to Address the Tax Challenges Arising from the Digitalisation of the Economy” which sets forth the key terms of such two-pillar solution, including a reallocation of taxing rights among market jurisdictions under Pillar One and a global minimum tax rate of 15% under Pillar Two. Specifically, it is unclear how the adaptation of the global minimum tax rate may impact the applicability of the reduced Israeli corporate income tax rate of the Company due to its Preferred Enterprise status. These changes, if adopted, could increase tax uncertainty and may adversely affect our provision for income taxes and increase our tax liabilities. Furthermore, the tax authorities of jurisdictions in which we operate may challenge our methodologies for pricing intercompany transactions or disagree with our determinations as to the income or expenses attributable to specific jurisdictions. If such a challenge or disagreement were to occur, and our position was not sustained, we could be required to pay additional taxes, interest and penalties, which could result in one-time tax charges, higher effective tax rates, reduced cash flows and lower overall profitability of our operations. Our financial statements may fail to reflect adequate reserves to cover such a contingency.

We could be required to collect additional sales, value added, digital service or similar taxes or be subject to other indirect tax liabilities.

We regularly examine the potential applicability of the digital services tax legislation on our activities in the various jurisdictions, as well as other indirect taxes applicable to online advertising services (e.g., VAT, sales tax in the U.S., equalization levy in India, etc.). An increasing number of foreign jurisdictions have considered or adopted laws that impose value added, digital service, or similar taxes, on companies that do not have a physical presence in such foreign jurisdiction. We are currently under the threshold that triggers the digital service taxes in many jurisdictions. However, it is likely that applicable thresholds may be met in the near future, in which case certain digital service taxes may become payable. The taxes and the applicable thresholds relating to the digital service taxes in many countries may be repealed in a transition process of OECD Pillar 1 implementation which is expected to be completed in 2023.

A successful assertion by one or more foreign jurisdictions requiring us to collect taxes where we presently do not do so, or to collect additional taxes, could result in substantial tax liabilities, including taxes on past sales, as well as penalties and interest. Such requirements could also create additional administrative burdens for us, put us at a competitive disadvantage if similar obligations are not imposed on our competitors, decrease our profitability if we do not manage to pass the extra cost on our clients, increase the costs our customers would pay for our solutions, and decrease our future sales, which could have a material adverse effect on our business and results of operations. We continually monitor the ever-evolving tax landscape in the jurisdictions in which we operate and those jurisdictions where our customers reside.

Our Credit Agreement contains financial covenants and other restrictions on our actions that may limit our operational flexibility or otherwise adversely affect our results of operations.

The terms of our Credit Agreement include a number of covenants that limit our ability to, among other things, incur additional indebtedness, grant liens, merge or consolidate with other companies or sell substantially all of our assets, pay dividends and make certain distributions, each subject to important and significant exceptions and limitations. On June 29, 2021, the Company, as borrower, and certain of its subsidiaries, as guarantors, entered into a Credit Agreement (the “Credit Agreement”) with certain lenders from time to time party thereto (the “Lenders”) and Silicon Valley Bank, as administrative agent (the “Agent”) and L/C issuer, pursuant to which the Lenders extended to the Company a five-year senior secured revolving credit facility in an initial aggregate principal amount of up to $350.0 million, with the right, subject to certain conditions, to incur additional revolving commitments and/or incremental term loans in an amount not to exceed the sum of (i) $150.0 million plus (ii) additional amounts so long as the consolidated secured leverage ratio, on a pro forma basis after giving effect to such increase or incurrence, is no greater than or equal to 2.25:1.00.

The Credit Agreement is secured by substantially all of the assets of the Company and its material subsidiaries, and the equity interests therein. The terms of the Credit Agreement may restrict our current and future operations and could adversely affect our ability to finance our future operations or capital needs. In addition, complying with these covenants may make it more difficult for us to successfully execute our business strategy and compete against companies which are not subject to such restrictions.

A failure by us to comply with the covenants specified in the Credit Agreement, could result in an event of default under the agreement, which would give the lenders the right to terminate their commitments to provide additional loans under our revolving credit facility and to declare all borrowings outstanding, together with accrued and unpaid interest and fees, to be immediately due and payable. If the debt under the Credit Agreement were to be accelerated, we may not have sufficient cash or be able to borrow sufficient funds to refinance the debt or sell sufficient assets to repay the debt, which could immediately materially and adversely affect our business, cash flows, results of operations and financial condition.

RISKS RELATED TO REGULATION

We are subject to rapidly changing and increasingly stringent laws, contractual obligations and industry standards relating to privacy, data protection, data security and the protection of children. The restrictions and costs imposed by these requirements, or our actual or perceived failure to comply with them, could harm our business.

Our platform relies on our ability to collect, use and share information of customers, users and others. These activities are regulated by a variety of federal, state, local and international privacy, data protection and data security laws and regulations, which have become increasingly stringent in recent years.

Most jurisdictions in which we or our customers operate have adopted, or are in the process of adopting, privacy, data protection and data security laws. In this regard, it is important to highlight the General Data Protection Regulation 2016/679 (“GDPR”), which went into effect in May 2018. The GDPR regulates the collection, control, processing, sharing, disclosure and other use of data relating to personal data. Further to the UK’s exit from the EU on January 31, 2020, the GDPR ceased to apply in the UK at the end of the transition period on December 31, 2020. However, as of January 1, 2021, the UK’s European Union (Withdrawal) Act 2018 incorporated the GDPR (as it existed on December 31, 2020, but subject to certain UK specific amendments) into UK law (referred to as the “UK GDPR”). The UK GDPR and the UK Data Protection Act 2018 set out the UK’s data protection regime, which is independent from but aligned to the GDPR. The GDPR, UK GDPR and national implementing legislation in European Economic Area (“EEA”) member states and the UK, impose a strict data protection compliance regime including:

●	providing detailed disclosure about how personal data is collected and processed and how data subjects can exercise their rights (in a concise, intelligible and easily accessible form);
●	demonstrating that an appropriate legal basis is in place or otherwise exists to justify data processing activities;
●	granting new rights for data subjects in regard to their personal data (including the right to be “forgotten” and the right to data portability), as well as enhancing current rights such as data subject access requests;
●	introducing the obligation to notify data protection regulators or supervisory authorities (and in certain cases, affected individuals) of personal data breaches that are likely to result in a risk to the rights and freedoms of individuals;
●	defining for the first time pseudonymized (key-coded) data;
●	imposing limitations on retention of personal data;
●	maintaining a record of data processing;
●	requiring appropriate technical and organizational measures to be implemented to ensure a level of security appropriate to the level of risk;
●	restricting transfers of personal data outside the EEA and UK unless an adequate transfer mechanism has been implemented to legitimize such transfers; and
●	complying with the principle of accountability and the obligation to demonstrate compliance through policies, procedures, training and audit.

We are subject to the supervision of local data protection authorities in those EEA and UK jurisdictions where we are established or otherwise subject to the GDPR and the UK GDPR. Fines for certain breaches of the GDPR are significant, including fines up to the greater of €20 million or 4% of global turnover. In addition to the foregoing, a breach of the GDPR and the UK GDPR could result in regulatory investigations, reputational damage, orders to cease or change our processing of data, enforcement notices or assessment notices for a compulsory audit. We may also face civil claims including representative actions and other class action type litigation (where individuals have suffered harm), potentially amounting to significant compensation or damages liabilities, as well as associated costs, diversion of internal resources, and reputational harm.

The UK GDPR mirrors the fines under the GDPR including fines up to the greater of €20 million (£17.5 million) or 4% of global turnover. These changes will lead to additional costs and increase our overall risk exposure. In addition, Brazil, and other countries have enacted similar data protection regulations imposing data privacy-related requirements on products and services offered to users in their respective jurisdictions.

As described in “—We are subject to laws and regulations worldwide, many of which are unsettled and still developing and which could increase our costs or materially and adversely affect our business,” recent decisions by the Court of Justice of the European Union, recent guidance from European data protection authorities and a new proposed ePrivacy Regulation, may further restrict our use of online tracking technologies which our solutions rely on. We have, at times, been subject to enquiries about our compliance with the GDPR, and we may also be subject to such enquiries and complaints in the future. As of December 31, 2021 we did not have any ongoing enquiries or complaints.

U.S. privacy and data security laws are also complex and changing rapidly. Many states have enacted laws regulating the online collection, use and disclosure of personal information and requiring companies to implement reasonable data security measures. Laws in all states and U.S. territories also require businesses to notify affected individuals, governmental entities and/or credit reporting agencies of the occurrence of certain security breaches affecting personal information. These laws are not consistent, and compliance with them in the event of a widespread data breach is complex and costly.

States have also begun to introduce more comprehensive privacy legislation. For example, California enacted the CCPA, which took effect on January 1, 2020, and became enforceable by the California Attorney General on July 1, 2020. The CCPA creates new individual privacy rights for California consumers (as defined in the law) and places increased privacy and security obligations on entities handling personal data of consumers or households. The CCPA gives California residents expanded rights to access and delete their personal information, opt out of sale of their personal information, and receive detailed information about how their personal information is used. The CCPA provides for civil penalties for violations, as well as a private right of action for certain data breaches that result in the loss of personal information. This private right of action may increase the likelihood of, and risks associated with data breach litigation. In addition to increasing our compliance costs and potential liability, the CCPA created restrictions on “sales” of personal information that may restrict the disclosure of personal information for advertising purposes. Our advertising business relies, in part, on such disclosure and could be materially and adversely affected by the CCPA’s restrictions.

We will also be subject to the forthcoming CPRA, which was passed into law on November 3, 2020 but will not take substantial effect until January 1, 2023. The CPRA imposes additional obligations on companies covered by the legislation and will significantly modify the CCPA, including by expanding consumers’ rights with respect to certain sensitive personal information, such as increasing regulation on online advertising and particularly cross-context behavioral advertising. The CPRA also creates a new state agency that will be vested with authority to implement and enforce the CCPA and the CPRA. The CPRA potentially results in further uncertainty and requires us to incur additional costs and expenses in an effort to comply.

Certain other state laws impose similar privacy obligations. We also expect that more states may enact legislation similar to the CCPA, which provides consumers with new privacy rights and increases the privacy and security obligations of entities handling certain personal information of such consumers. The CCPA has prompted a number of proposals for a new federal and state-level privacy legislation. Such proposed legislation, if enacted, may add additional complexity, variation in requirements, restrictions and potential legal risk, require additional investment of resources in compliance programs, impact strategies and the availability of previously useful data and could result in increased compliance costs and/or changes in business practices and policies.

Additionally, in August 2021, the National People’s Congress of the People’s Republic of China adopted the Personal Information Protection Law (“PIPL”), which took effect on November 1, 2021. The PIPL introduces protections and obligations with respect to the handling of personal information that are similar to those imposed by the GDPR and marks the introduction of a comprehensive system for the protection of personal information in China. We cannot yet determine the impact that the PIPL may have on our business; however, we may incur expenses in complying with any new obligations, we could be subject to significant fines if we are found to not comply with the PIPL and we may be required to make certain changes in our business operations and product and services development as they relate to China.

Data privacy legislation restricts the cross-border transfer of personal data and some countries introduced data localization into their laws. Specifically, the GDPR, the UK GDPR and other European and UK data protection laws generally prohibit the transfer of personal data from the EEA, the UK and Switzerland, to the United States and most other countries unless the transfer is to an entity established in a country deemed to be provide adequate protection (such as Israel) or the parties to the transfer have implemented specific safeguards to protect the transferred personal data. Where we transfer personal data outside the EEA or the UK to a country that is not deemed to be “adequate,” we ensure we comply with applicable laws including where we can rely on derogations (e.g. where the transfer is necessary for the performance of a contract) or we may put in place standard contractual clauses. We have previously also relied on relevant third parties’ Privacy Shield certifications.

Recent legal developments in the EU have created complexity and uncertainty regarding transfers of personal data from the EEA to the United States. Most recently, on July 16, 2020, in a case known as Schrems II, the Court of Justice of the European Union (“CJEU”) invalidated the EU-US Privacy Shield Framework (“Privacy Shield”) under which personal data could be transferred from the EEA to U.S. entities who had self-certified under the Privacy Shield scheme. While the CJEU upheld the adequacy of the standard contractual clauses (a standard form of contract approved by the European Commission as an adequate personal data transfer mechanism, and potential alternative to the Privacy Shield), it made clear that reliance on them alone may not necessarily be sufficient in all circumstances. Use of the standard contractual clauses must now be assessed on a case-by-case basis taking into account the legal regime applicable in the destination country, in particular applicable surveillance laws and rights of individuals and additional measures and/or contractual provisions may need to be put in place, however, the nature of these additional measures is currently uncertain. The CJEU went on to state that if a competent supervisory authority believes that the standard contractual clauses cannot be complied with in the destination country and the required level of protection cannot be secured by other means, such supervisory authority is under an obligation to suspend or prohibit that transfer. Partly as a result of the CJEU decision, the European Commission has published revised standard contractual clauses for data transfers from the EEA: the revised clauses must be used for relevant new data transfers from September 27, 2021; existing standard contractual clauses arrangements must be migrated to the revised clauses by December 27, 2022. There is some uncertainty around whether the revised clauses can be used for all types of data transfers, particularly whether they can be relied on for data transfers to non-EEA entities subject to the GDPR. The revised standard contractual clauses apply only to the transfer of personal data outside of the EEA and not the UK; the UK’s Information Commissioner’s Office launched a public consultation on its draft revised data transfers mechanisms in August 2021. A revised draft has been laid before the UK’s Parliament on February 2, 2022. The validity of data transfer mechanisms remains subject to legal, regulatory, and political developments in both Europe and the U.S., such as recent recommendations from the European Data Protection Board, decisions from supervisory authorities, recent proposals for reform of the data transfer mechanisms for transfers of personal data outside the United Kingdom, and potential invalidation of other data transfer mechanisms, which, together with increased enforcement action from supervisory authorities in relation to cross-border transfers of personal data, could have a significant adverse effect on our ability to process and transfer personal data outside of the European Economic Area and/or the United Kingdom.

There are few viable alternatives to the Standard Contractual Clauses, and the law in this area remains dynamic. These recent developments will require us to review and may require us to amend the legal mechanisms by which we make and/or receive personal data transfers to/in the United States. As supervisory authorities issue further guidance on personal data export mechanisms, including circumstances where the standard contractual clauses cannot be used where the revised standard contractual clauses must be implemented, and/or start taking enforcement action, we could suffer additional costs, complaints and/or regulatory investigations or fines, and/or if we are otherwise unable to transfer personal data between and among countries and regions in which we operate, it could affect the manner in which we provide our solutions, the geographical location or segregation of our relevant systems and operations, may reduce demand for our solutions from companies subject to EU or UK data protection laws and could materially and adversely affect our financial results.

Additionally, other countries outside of the EU have enacted or are considering enacting similar cross-border data transfer restrictions and laws requiring local data residency, which could increase the cost and complexity of delivering our solutions and operating our business.

In addition, we are also subject to the Israeli Privacy Protection Law 5741-1981 (the “PPL”), and its regulations, including the Israeli Privacy Protection Regulations (Data Security) 2017 (the “Data Security Regulations”), which came into effect in Israel in May 2018 and impose obligations with respect to the manner personal data is processed, maintained, transferred, disclosed, accessed and secured, as well as the guidelines of the Israeli Privacy Protection Authority. In this respect, the Data Security Regulations may require us to adjust our data protection and data security practices, information security measures, certain organizational procedures, applicable positions (such as an information security manager) and other technical and organizational security measures. Failure to comply with the PPL, its regulations and guidelines issued by the Israeli Privacy Protection Authority, may expose us to administrative fines, civil claims (including class actions) and in certain cases criminal liability. Current pending legislation may result in a change of the current enforcement measures and sanctions. The Israeli Privacy Protection Authority may initiate administrative inspection proceedings from time to time without any suspicion of any particular breach of the PPL, as the Israeli Privacy Protection Authority has done in the past with respect to dozens of Israeli companies in various business sectors. In addition, to the extent that any administrative supervision procedure is initiated by the Israeli Privacy Protection Authority that reveals certain irregularities with respect to our compliance with the PPL, we may need to take certain remedial actions to rectify such irregularities, which may increase our costs, but may also be exposed to administrative fines, civil claims (including class actions) and in certain cases, criminal liability.

Children’s privacy has been a focus of recent enforcement activity under long-standing privacy laws as well as privacy and data protection laws enacted in recent years. EU and UK regulators focus, among other things, on the processing of personal data relating to children, with increased enforcement pending as well as additional guidance. The Federal Trade Commission and state attorneys general have, in recent years, increased enforcement of the Children’s Online Privacy Protection Act (“COPPA”), which requires companies to obtain parental consent before collecting personal information from children under the age of 13 for purposes not permitted by COPPA. COPPA also sets forth, among other things, a number of restrictions related to what information may be collected with respect to children under the age of 13. In addition, the GDPR and UK GDPR address the processing of children’s personal data, and specifically require that if processing of personal data of individuals is based on such individuals’ consent, and such individuals are children under the age of 13 to 16 (depending on the specific legislation of the UK or each EU member state), parental consent must be obtained. In addition, the U.K.’s Information Commissioner’s Office enacted the Age Appropriate Design Code (“Children’s Code”), which became enforceable on September 2, 2021, and imposes various obligations relating to the processing of children’s data. In addition, the CCPA requires companies to obtain the consent of children in California under 16 (or parental consent for children under 13) before selling their personal information. We have been subject to claims related to the privacy of minors predicated on COPPA and other privacy laws, and we may in the future face claims under COPPA, the GDPR, the UK GDPR, the Children’s Code, the CCPA or other laws relating to children’s privacy.

Apart from the requirements of privacy, data protection and data security laws, we have obligations relating to privacy, data protection and data security under our published policies and documentation, contracts and applicable industry standards. Although we endeavor to comply with these obligations, we may have failed to do so in the past and may be subject to allegations that we have failed to do so or have otherwise processed data improperly. We could be subject to enforcement action or litigation alleging that our methods of data collection or our other data processing practices violate our published policies, federal or state laws prohibiting unfair or deceptive business practices or other privacy laws.

In response to the increasing restrictions of global privacy and data security laws, our customers have sought and may continue to seek increasingly stringent contractual assurances regarding our handling of personal information, and may adopt internal policies that limit their use of our platform. In addition, privacy advocates and industry groups have regularly proposed, and may propose in the future, self-regulatory standards upon which we may be legally or contractually bound. If we fail to comply with these contractual obligations or standards, we may face substantial contractual liability or fines.

Various jurisdictions around the world continue to propose new laws that regulate the privacy and/or security of certain types of personal data. Complying with these laws, if enacted, would require significant resources and leave us vulnerable to possible fines and penalties if we are unable to comply. Our obligations under privacy and data security laws, our contracts and applicable industry standards (including requirements by operating system platforms or app stores) are increasing, becoming more complex and changing rapidly, which has increased and may continue to increase the cost and effort required to comply with them. The privacy and data security compliance challenges we and our customers face in the EU, the UK, the United States and other jurisdictions may also limit our ability to operate, or offer certain product features, in those jurisdictions, which could reduce demand for our solutions from customers subject to their laws. We may also be required to adapt our solutions in order to comply with changing regulations. Despite our efforts, we may not be successful in achieving compliance with these rapidly-evolving requirements. We could be perceived to be in non-compliance with applicable privacy laws, especially when acquiring new companies, and before we have completed our gap analysis and remediation. Any actual or perceived non-compliance could result in litigation and proceedings against us by governmental entities, customers, individuals or others; fines and civil, criminal or administrative penalties for us or company officials; obligations to cease offering or to substantially modify our solutions in ways that make them less effective in certain jurisdictions; negative publicity; harm to our brand and reputation and reduced overall demand for our solutions or reduced revenue. Such occurrences could materially and adversely affect our business, financial condition and results of operations.

We are subject to laws and regulations worldwide, many of which are unsettled and still developing and which could increase our costs or materially and adversely affect our business.

We are subject to a variety of laws internationally that affect our business, including laws regarding consumer protection, advertising, electronic marketing, protection of minors, data protection and privacy, data localization requirements, online services, anti-competition, labor, real estate, taxation, intellectual property ownership and infringement, tax, export and national security, tariffs, anti-corruption and telecommunications, all of which are continuously evolving and developing. The scope and interpretation of the laws that are or may be applicable to us are often uncertain and may be conflicting and compliance with laws, regulations and similar requirements may be burdensome and expensive. Laws and regulations may be inconsistent from jurisdiction to jurisdiction, which may increase the cost of compliance and doing business. Any such costs, which may rise in the future as a result of changes in these laws and regulations or in their interpretation, could make any of our solutions less attractive to our customers or cause us to change or limit our ability to sell our solutions. We have policies and procedures designed to ensure compliance with applicable laws and regulations, but we cannot assure you that our employees, contractors or agents will not violate such laws and regulations or our policies and procedures.

In particular, as a result of the global and advertising technology focused nature of our business, we are potentially subject to a number of laws and regulations that affect the offering of certain types of content, such as that which depicts violence, many of which are ambiguous, still evolving and could be interpreted in ways that could harm our business or expose us to liability. In addition, there are ongoing academic, political and regulatory discussions in the United States, the EU, the UK, Australia and other jurisdictions regarding whether certain game mechanisms, such as “loot boxes,” and game genres should be subject to a higher level or different type of regulation than other game genres or mechanics to protect consumers, in particular minors and persons susceptible to addiction, and, if so, what such regulation should include. For example, in December 2017, Apple updated its terms of service to require publishers of applications that include loot boxes to disclose the odds of receiving each type of item within each loot box to customers prior to purchase. Google similarly updated its terms of service in May 2019. In the event that Apple, Google, or any other Provider changes its developer terms of service to include more onerous requirements or if any Provider were to prohibit the use of loot boxes, or similar monetization products, in games distributed in apps, our customers would be required to redesign the economies of their affected games, which would harm our customers and could negatively impact our revenue.

Further, new regulation by the U.S. federal government and its agencies, such as the Federal Trade Commission, U.S. states and state agencies or foreign jurisdictions, interpretations of such regulations and enforcement actions by federal and state agencies which may vary significantly across jurisdictions, could require that certain content, including advertising, be modified or removed from devices or applications. Such changes could limit our ability to provide our solutions, increase the costs of operating our solutions or our customers’ products, impact user engagement and, thus, affect the functionality and effectiveness of our solutions or otherwise harm our business performance.

It is difficult to predict how existing or new laws may be applied. If we become liable, directly or indirectly, under these laws or regulations, we could be harmed, and we may be forced to implement new measures to reduce our exposure to this liability. This may require us to expend substantial resources or to modify our solutions, which would harm our business, financial condition and results of operations. In addition, the increased attention focused upon liability issues as a result of lawsuits and legislative proposals could harm our reputation or otherwise impact the growth of our business. Any costs incurred as a result of this potential liability could harm our business, financial condition or results of operations.

In addition, in the EU, Directive 2002/58/EC (as amended by Directive 2009/136/EC), commonly referred to as the ePrivacy Directive, directs EU member states to ensure that accessing information stored on an Internet user’s computer or device, such as device identifiers and other similar technologies, is allowed only if the user has been informed about such access and, depending on the nature of the technology, given his or her consent. The ePrivacy Directive has generally been given effect to by national laws in the EU (“EU ePrivacy Laws”). A recent ruling by the CJEU clarified that such consent must be reflected by an affirmative act of the user, and EU and UK regulators are increasingly focusing on compliance with requirements in the online digital advertising ecosystem, as evidenced by recent announcements of significant fines relating to the use of cookies. The GDPR also imposes further conditions on obtaining valid consent, which applies to the processing of personal data. Further, in the EU, several supervisory authorities have issued new guidance concerning the ePrivacy Directive’s requirements regarding the use of cookies and similar technologies, including specific requirements for enabling users to accept or reject cookies, and have in some cases brought (and may seek to bring in the future) enforcement action in relation to those requirements. A replacement for the ePrivacy Directive is currently under discussion by EU member states to complement and bring electronic communication services in line with the GDPR and force a harmonized approach across EU member states. Like the GDPR, the proposed ePrivacy Regulation has extra-territorial application as it applies to businesses established outside the EU who provide publicly available electronic communications services to, or gather data from the devices of, users in the EU. Though still subject to debate, the proposed ePrivacy Regulation may further raise the bar for the collection of device identifiers, and the fines and penalties for breach may be significant. We may be required to, or otherwise may determine that it is advisable to, make significant changes in our business operations and platform to obtain user opt-in for the collection of device identifiers or develop or obtain additional tools and technologies to compensate for a lack of device identifiers, in compliance with the ePrivacy Directive. In addition, further to the UK’s exit from the EU on December 31, 2021, access to a user’s technical information (as described above in this paragraph) will be subject to local UK laws (i.e. The Privacy and Electronic Communications Regulations 2003 (“PECR”)). Also, the UK has implemented laws around the collection of user technical information under the UK GDPR which are closely aligned with EU privacy laws.

As the collection and use of data for digital advertising has received media attention over the past several years, some government regulators, such as the U.S. Federal Trade Commission, and privacy advocates have suggested creating a “Do Not Track” standard that would allow Internet users to express a preference, independent of cookie settings in their browser, not to have their online browsing activities tracked. “Do Not Track” has seen renewed emphasis since passage of the CCPA as its regulations contemplate browser-based or similar “Do Not Sell” signals. If a “Do Not Track,” “Do Not Sell” or similar control is adopted by many Internet users or if a “Do Not Track” standard is imposed by state, federal or foreign legislation, or is agreed upon by standard setting groups, we may have to change our business practices, our clients may reduce their use of our platform, and our business, financial condition and results of operations could be materially and adversely affected. Additionally, once the CPRA is in effect, if consumers increase their usage of “Do Not Sell” signals, this would reduce our ability to use their data for certain advertising purposes, and as a result our clients may reduce their use of our platform, and our business, financial condition and results of operations could be materially and adversely affected.

Increased transparency into the collection and use of data for digital advertising introduced both through features in devices and regulatory requirements, such as the GDPR, UK GDPR, the CCPA and EU ePrivacy laws and the UK’s PECR, as well as compliance with such requirements, may create operational burdens to implement and may lead more users to block the collection and use of data about them.

It is also possible that a number of laws and regulations may be adopted or construed to apply to us or our customers in the United States and elsewhere that could restrict the online and mobile industries, including user privacy, advertising, taxation, content suitability, copyright, distribution and antitrust, and our solutions or components thereof may be deemed or perceived illegal or unfair practices. Furthermore, the growth and development of in-app advertisement and mobile monetization strategies may prompt calls for more stringent consumer protection laws that may impose additional burdens on companies such as us and our customers conducting business through the Internet and mobile devices. We anticipate that scrutiny and regulation of our industry will increase and we will be required to devote legal and other resources to addressing such regulation. For example, existing laws or new laws regarding the marketing of in-app purchases, labeling of free-to-play games or regulation of currency, banking institutions, unclaimed property or money transmission may be interpreted to cover games made with, or utilizing, our solutions and the revenue that we receive from our solutions. If that were to occur, we may be required to seek licenses, authorizations or approvals from relevant regulators, the granting of which may be dependent on us meeting certain capital and other requirements, and we may be subject to additional regulation and oversight, all of which could significantly increase our operating costs.

In addition, any failure or perceived failure by us to comply with any laws, regulatory requirements, legal obligations, or policies relating to privacy, data protection, data security, or consumer protection may result in governmental investigations or enforcement actions, litigation, claims, or public statements against us by consumer advocacy groups, or others, and could result in significant liability and otherwise materially and adversely affect our reputation and business. The cost of compliance with, and other burdens imposed by, the laws, regulations, other obligations, and policies that are applicable to the businesses of our users may limit the adoption and use of, and reduce the demand for, our solutions. Additionally, if third parties we work with violate applicable laws, regulations or contractual obligations, such violations may put our users’ data at risk, could result in governmental investigations or enforcement actions, fines, litigation, claims, or public statements against us by consumer advocacy groups or others, and could result in significant liability and otherwise materially and adversely affect our reputation and business. Further, public scrutiny of, or complaints about, technology companies or their data handling or data protection practices, even if unrelated to our business, industry or operations, may lead to increased scrutiny of technology companies, including us, and may cause government agencies to enact additional regulatory requirements, or to modify their enforcement or investigation activities, which may increase our costs and risks. Any of the foregoing could materially and adversely affect our business, financial condition and results of operations.

Further, governmental agencies in any of the countries in which we, our customers or users are located, such as China, could choose to block access to or require a license for our platform, any of our solutions, our website, our customers’ mobile applications, third-party operating system platforms and app stores that we depend upon to operate our solutions or the Internet generally for a number of reasons, including security, confidentiality or regulatory concerns. Users generally need to access the Internet and also platforms, such as the Apple App Store and the Google Play Store, to play games published or operated using our solutions. In addition, companies may adopt policies that prohibit their employees from accessing our solutions that users need in order to play games created or operated using our platform. If companies or governmental entities block, limit or otherwise restrict customers from accessing our solutions or users from playing games published or advertised on our platform, our business could be negatively impacted, our customers’ users could decline or grow more slowly, and our financial condition and results of operations could be materially and adversely affected.

Adapting to these and similar changes has in the past and may in the future require significant time, resources and expense, which may lessen the growth of mobile apps and gaming, as well as increase our costs of operation or limit our ability to operate or expand our business. Failure to comply with the applicable regulatory requirements could also result in regulatory investigations, reputational damage, orders to cease or change our processing of data, enforcement notices or assessment notices for a compulsory audit. We may also face civil claims including representative actions and other class action type litigation (where individuals have suffered harm), potentially amounting to significant compensation or damages liabilities, as well as associated costs, diversion of internal resources and reputational harm, any of which could materially and adversely affect our business, financial condition and results of operations.

We are subject to anti-corruption, anti-bribery, anti-money laundering, economic and trade sanctions and similar laws, and non-compliance with such laws can subject us to criminal or civil liability and harm our business, financial condition and results of operations.

We may be subject to certain economic and trade sanctions laws and regulations, export control and import laws and regulations, including those that are administered by the U.S. Department of Treasury’s Office of Foreign Assets Control (“OFAC”), the U.S. Department of State, the U.S. Department of Commerce, the United Nations Security Council and other relevant governmental authorities.

We are also subject to the U.S. Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”), the United Kingdom Bribery Act 2010, Chapter 9 (sub-chapter 5) of the Israeli Penal Law, 57373-1977, the Israeli Prohibition on Money Laundering Law, 5760-2000 and other anti-bribery laws in countries in which we conduct our activities. These laws generally prohibit companies, their employees and third-party intermediaries from authorizing, promising, offering, providing, soliciting or accepting, directly or indirectly, improper payments or benefits to or from any person whether in the public or private sector. In addition, the FCPA’s accounting provisions require us to maintain accurate books and records and a system of internal accounting controls. We have policies, procedures, systems, and controls designed to promote compliance with applicable anti-corruption laws.

As we increase our global sales and business, we may engage with business partners and third-party intermediaries to market our solutions and obtain necessary permits, licenses and other regulatory approvals. In addition, we or our third-party intermediaries may have direct or indirect interactions with officials and employees of government agencies or state-owned or affiliated entities. We can be held liable for the corrupt or other illegal activities of these third-party intermediaries, our employees, representatives, contractors, partners and agents, even if we do not authorize such activities.

Our customers may have users in countries that are subject to U.S. economic sanctions laws and regulations administered by OFAC, the Israeli Trade with the Enemy Ordinance, 1939 and sanction laws of the EU and other applicable jurisdictions, which may prohibit the sale of products or provision of services to embargoed jurisdictions (“Sanctioned Countries”) or sanctioned parties. We have taken steps to avoid having customers in Sanctioned Countries and have implemented various control mechanisms designed to prevent unauthorized dealings with Sanctioned Countries or sanctioned parties going forward. Although we have taken precautions to prevent our solutions from being provided, deployed or used in violation of sanctions laws, due to the remote nature of our solutions and the potential for manipulation using VPNs, we cannot assure you that our policies and procedures relating to sanctions compliance will prevent any violations in the future. If we are found to be in violation of any applicable sanctions regulations, it can result in significant fines or penalties and possible incarceration for responsible employees and managers, as well as reputational harm and loss of business.

Despite our compliance efforts and activities, there can be no assurance that our employees or representatives will comply with the relevant laws and we may be held responsible. Non-compliance with anti-corruption, anti-money laundering, export control, economic and trade sanctions and other trade laws could subject us to whistleblower complaints, investigations, sanctions, settlements, prosecution, other enforcement actions, disgorgement of profits, significant fines, damages, other civil and criminal penalties or injunctions, suspension and/or debarment from contracting with certain persons, the loss of export privileges, reputational harm, adverse media coverage and other collateral consequences. If any subpoenas or investigations are initiated, or governmental or other sanctions are imposed, or if we do not prevail in any possible civil or criminal litigation, our business, financial condition and results of operations could be materially harmed. Responding to any action will likely result in a materially significant diversion of management’s attention and resources and significant defense and compliance costs and other professional fees. In addition, regulatory authorities may seek to hold us liable for successor liability for violations committed by companies in which we invest or that we acquire. As a general matter, enforcement actions and sanctions could harm our business, financial condition and results of operations.

Our amended and restated articles of association provide that unless we consent to an alternate forum, the federal district courts of the United States shall be the exclusive forum for the resolution of any claims arising under the Securities Act, which may limit the ability of our shareholders to initiate litigation against us or increase the cost thereof.

Our amended and restated articles of association provide that, unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States shall be the exclusive forum for the resolution of any claims arising under the Securities Act. Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all such Securities Act actions, and accordingly, both state and federal courts have jurisdiction to entertain such claims. While the federal forum provision in our amended and restated articles does not restrict the ability of our shareholders to bring claims under the Securities Act, we recognize that it may limit shareholders’ ability to bring a claim in the judicial forum that they find favorable and may increase certain litigation costs, which may discourage the filing of claims under the Securities Act against the Company, its directors and officers. However, the enforceability of similar forum provisions (including exclusive federal forum provisions for actions, suits or proceedings asserting a cause of action arising under the Securities Act) in other companies’ organizational documents has been challenged in legal proceedings, and there is uncertainty as to whether courts would enforce the exclusive forum provisions in our amended and restated articles of association. If a court were to find the choice of forum provision contained in our amended and restated articles of association to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could materially adversely affect our business, financial condition and results of operations.

Risks Related to Intellectual Property Matters

If we fail to adequately maintain, protect or enforce our intellectual property rights, our competitive position could be impaired and we may lose valuable assets, generate reduced revenue, and incur costly litigation to protect our rights.

Our success is dependent, in part, upon protecting our intellectual property rights, including those in our proprietary ”know-how” and technology. We rely on a combination of copyrights, trade secret and other intellectual property laws as well as contractual restrictions to establish and protect our intellectual property rights. While it is our policy to protect and defend our rights to our intellectual property, we cannot predict whether steps taken by us will be adequate to prevent infringement, misappropriation or other violation of our intellectual property rights.

While software and other of our proprietary works may be protected under copyright law, we have not registered any copyrights in these works, and instead, primarily rely on protecting our software as a trade secret. In order to bring a copyright infringement lawsuit in the United States, the copyright must be registered. Accordingly, the remedies and damages available to us for unauthorized use of our software may be limited.

Policing unauthorized use of our ”know-how,” technology and intellectual property is difficult, costly, time-consuming and may not be effective. Third parties may knowingly or unknowingly infringe our proprietary rights. In addition, third parties may challenge proprietary rights held by us, and our pending and future trademark and patent applications may not be approved. These claims may result in restrictions on our use of our intellectual property or the conduct of our business. In any of these cases, we may be required to expend significant time and expense to prevent infringement or to enforce our rights.

Although we attempt to protect our intellectual property, technology and confidential information by entering into confidentiality and invention assignment agreements with our employees and consultants and entering into confidentiality agreements with the parties with whom we share our confidential information, these agreements may not effectively grant all necessary rights to any inventions that may have been developed by the employees or consultants party thereto, and may not be effective in controlling access to and distribution of our solutions or technology, and our confidential information or provide an adequate remedy in the event of unauthorized use of our solutions or technology or unauthorized access, use or disclosure of our confidential information. Some of the provisions of our agreements that protect us against unauthorized use, copying, transfer, and disclosure of our solutions, may be unenforceable under the laws of certain jurisdictions and foreign countries. Further, these agreements do not prevent our competitors from independently developing technologies that are substantially equivalent or superior to ours. We cannot guarantee that others will not independently develop technology with the same or similar functions to any proprietary technology we rely on to conduct our business and differentiate ourselves from our competitors. Unauthorized parties may also attempt to copy or obtain and use our technology to develop applications with the same functionality as our solutions. Any unauthorized disclosure or use of our trade secrets or other confidential proprietary information could make it more expensive to do business, thereby harming our operating results.

Circumstances outside our control could also pose a threat to our intellectual property rights. For example, effective intellectual property protection may not be available in the United States or other countries from which our product offerings or platforms are accessible. Changes in the law or adverse court rulings may also negatively affect our ability to prevent others from using our technology. In addition, changes in the law or adverse court rulings in countries where we have outsourced research and development centers may affect our intellectual property rights, including with respect to ownership, distribution and use of such intellectual property.

Any significant impairment of our intellectual property rights could harm our business or our ability to compete. Furthermore, if we are unable to protect our proprietary rights or prevent unauthorized use, infringement or misappropriation by third parties, the value of our brand and other intangible assets may be diminished, and competitors may be able to more effectively mimic our offerings and service. We may be required to incur significant expenses in registering, monitoring and protecting our intellectual property rights. Any litigation could result in significant expense to us, including the diversion of management’s time, and may not ultimately be resolved in our favor. Any of these events could seriously harm our business.

We may become subject to intellectual property disputes, which are costly and may subject us to significant liability and increased costs of doing business.

There is considerable intellectual property development and enforcement activity in our industry. We expect that app developers in our industry will increasingly be subject to infringement claims as the number of competitors grows and the functionality of platforms, products and services in different industries overlap. Our future success depends in part on not infringing upon or misappropriating the intellectual property rights of others. There is a risk that our operations, platform or individual solutions, whether created in-house or purchased from time to time through mergers or acquisitions, may infringe or otherwise violate, or be alleged to infringe or otherwise violate, the intellectual property rights of third parties. If we were subject to a claim of infringement, regardless of the merit of the claim or our defenses, the claim could:

●	require costly litigation to resolve and the payment of substantial royalty or license fees, lost profits or other damages;
●	require and divert significant management time;
●	cause us to enter into unfavorable royalty or license agreements;
●	require us to discontinue some or all of the features, integrations, capabilities or games available on our platform;
●	require us to indemnify our merchants or third-party service providers; and/or
●	require us to expend additional development resources to redesign our platform or individual solutions.

Any of the foregoing could materially and adversely affect our business, prospects, financial condition and results of operations.

Our platform contains third-party open source software components, which may pose particular risks to our proprietary software, technologies and solutions in a manner that could negatively affect our business.

Our platform contains software modules by third-party authors that are publicly available under “open source” licenses, and we expect to use open source software in the future. We have engaged a third-party software solution to assist with managing our use of open source software, including tracking the use of open source in our platform, monitoring license compliance and compliance with our open source policy. However, we could still be subjected to claims of infringement and other possible action. Use and distribution of open source software may entail greater risks than use of third-party commercial software, as open source licensors generally do not provide support, warranties, indemnification or other contractual protections regarding infringement claims or the quality of the code. To the extent that our platform depends upon the successful operation of open source software, any undetected errors or defects in this open source software could prevent the deployment or impair the functionality of our platform, delay introductions of new solutions, result in a failure of any of our solutions and injure our reputation. For example, undetected errors or defects in open source software could render it vulnerable to breaches or security attacks, and, in conjunction, make our systems more vulnerable to data breaches. In addition, the public availability of such software may make it easier for others to compromise our platform.

Some open source licenses contain requirements that we make available source code for modifications or derivative works we create based upon the type of open source software we use, or grant other licenses to our intellectual property. If we combine our proprietary software with open source software in a certain manner, we could, under certain open source licenses, be required to release the source code of our proprietary software to the public. While our open source policy and third-party software solution are meant to prevent such misuse, there can be no assurance that such incidents would not occur. This would allow our competitors to create similar offerings with lower development effort and time and ultimately could result in a loss of our competitive advantages. Alternatively, to avoid the public release of the affected portions of our source code, we could be required to expend substantial time and resources to re-engineer some or all of our software.

Although we monitor our use of open source software to avoid subjecting our platform to conditions we do not intend, there is a risk that these licenses could be construed in a way that could impose unanticipated conditions or restrictions on our ability to provide or distribute our solutions. From time to time, there have been claims challenging the ownership of open source software against companies that incorporate open source software into their products or platforms. As a result, we could be subject to lawsuits by parties claiming ownership of what we believe to be open source software. Moreover, we cannot assure you that our processes for controlling our use of open source software in our platform will be effective. If we are held to have breached or failed to fully comply with all the terms and conditions of an open source software license, we could face infringement or other liability, or be required to seek costly licenses from third parties to continue providing our solutions on terms that are not economically feasible, to re-engineer our solutions, to discontinue or delay the provision of our solutions if re-engineering could not be accomplished on a timely basis or to make generally available, in source code form, our proprietary code, any of which could materially and adversely affect our business, financial condition and results of operations.

Risks Related To Our Class A Ordinary Shares and an Investment in Our Class A Ordinary Shares

Sales of a substantial number of our securities in the public market by our securityholders could cause the price of our ordinary shares to fall.

Following our PIPE Financing (as defined below), in connection with the closing of the Business Combination (as defined below) in June 2021, we registered the resale of the securities for the purchasers thereof in a registration statement on Form F-1, which we filed with the U.S. Securities and Exchange Commission (the “SEC”) on July 28, 2021, and which was declared effective by the SEC on August 10, 2021. The selling securityholders can potentially sell, under that registration statement, a significant number of our issued and outstanding ordinary shares. Sales of a substantial number of Class A ordinary shares in the public market by those selling securityholders and/or by our other existing securityholders, or the perception that those sales might occur, could depress the market price of our Class A ordinary shares and could impair our ability to raise capital through the sale of additional equity securities at a time and a price that we deem appropriate. We are unable to predict the effect that such sales may have on the prevailing market price of our Class A ordinary shares.

The price of our Class A ordinary shares may be volatile, and the value of our Class A ordinary shares may decline.

We cannot predict the prices at which our Class A ordinary shares will trade. The market price of our Class A ordinary shares may fluctuate substantially and may be lower than the current market price. In addition, the trading price of our Class A ordinary shares is likely to be volatile and could be subject to fluctuations in response to various factors, some of which are beyond our control. These fluctuations could cause you to lose all or part of your investment in our Class A ordinary shares, as you might be unable to sell your shares at or above the price you paid. Factors that could cause fluctuations in the trading price of our Class A ordinary shares include the following:

●	actual or anticipated fluctuations in our financial condition or results of operations;
●	variance in our financial performance from expectations of securities analysts;
●	changes in the pricing of our solutions;
●	changes in our projected operating and financial results;
●	changes in laws or regulations applicable to our platform;
●	announcements by us or our competitors of significant business developments, acquisitions or new offerings;
●	sales of our Class A ordinary shares by us or our shareholders, including any sales of Class B ordinary shares, which will automatically convert into Class A ordinary shares upon transfer;
●	significant data breaches, disruptions to or other incidents involving our platform;
●	our involvement in litigation;
●	conditions or developments affecting the gaming industry;
●	future sales of our Class A ordinary shares by us or our shareholders;
●	changes in senior management or key personnel;
●	the trading volume of our Class A ordinary shares;
●	changes in the anticipated future size and growth rate of our markets;
●	publication of research reports or news stories about us, our competitors or our industry, or positive or negative recommendations or withdrawal of research coverage by securities analysts;
●	general economic and market conditions; and
●	other events or factors, including those resulting from war, incidents of terrorism, global pandemics or responses to these events.

Broad market and industry fluctuations, as well as general economic, political, regulatory and market conditions, may also negatively impact the market price of our Class A ordinary shares. In addition, technology stocks have historically experienced high levels of volatility. In the past, companies who have experienced volatility in the market price of their securities have been subject to securities class action litigation. We may be the target of this type of litigation in the future, which could result in substantial expenses and divert our management’s attention.

An active public trading market may not develop or be sustained for our Class A ordinary shares.

An active public trading market for our Class A ordinary shares may not develop or, if developed, it may not be sustained. The lack of an active market may impair our shareholders’ ability to sell their Class A ordinary shares at the time they wish to sell them or at a price that you consider reasonable. The lack of an active market may also reduce the fair value of their Class A ordinary shares. An inactive market may also impair our ability to raise capital to continue to fund operations by selling Class A ordinary shares and may impair our ability to acquire other companies or technologies by using our shares as consideration.

The dual class structure of our ordinary shares may adversely affect the trading market for our Class A ordinary shares.

Our dual class structure may result in a lower or more volatile market price of our Class A ordinary shares or in adverse publicity or other adverse consequences. For example, certain index providers have announced restrictions on including companies with dual class or multi-class share structures in certain of their indexes. In July 2017, S&P Dow Jones and FTSE Russell announced changes to their eligibility criteria for the inclusion of shares of public companies on certain indices, including the Russell 2000, the S&P 500, the S&P MidCap 400 and the S&P SmallCap 600, to exclude companies with multiple classes of shares from being added to these indices. Beginning in 2017, MSCI, a leading stock index provider, opened public consultations on their treatment of no-vote and multi-class structures and temporarily barred new multi-class listings from certain of its indices; however, in October 2018, MSCI announced its decision to include equity securities “with unequal voting structures” in its indices and to launch a new index that specifically includes voting rights in its eligibility criteria. As a result, our dual class capital structure would make us ineligible for inclusion in any of these indices, and mutual funds, exchange-traded funds and other investment vehicles that attempt to passively track these indices will not be investing in our Class A ordinary shares. These policies are still fairly new and it is as of yet unclear what effect, if any, they will have on the valuations of publicly traded companies excluded from the indices, but it is possible that they may depress these valuations compared to those of other similar companies that are included. Furthermore, we cannot assure you that other stock indices will not take a similar approach to S&P Dow Jones or FTSE Russell in the future. Exclusion from indices could make our Class A ordinary shares less attractive to investors and, as a result, the market price of our Class A ordinary shares could be adversely affected.

The dual class structure of our ordinary shares has the effect of concentrating voting power with our management and other pre-listing shareholders, which will limit your ability to influence the outcome of important transactions, including a change in control.

Our Class B ordinary shares have five votes per share, and our Class A ordinary shares have one vote per share. Members of our management collectively hold approximately 30% of the voting power of our outstanding ordinary shares, as of March 1, 2022, and our other shareholders that pre-existed the public listing (“pre-listing shareholders”) collectively hold approximately 60% of the voting power of our outstanding ordinary shares, as of March 1, 2022. Accordingly, although there are no voting agreements among members of our management or between them and other shareholders, our management and other pre-listing shareholders together hold all of our issued and outstanding Class B ordinary shares and therefore, individually or together, are able to significantly influence matters submitted to our shareholders for approval, including the election of directors, amendments of our organizational documents and any merger or other major corporate transactions that require shareholder approval. Our management and other pre-listing shareholders, individually or together, may vote in a way with which you disagree and which may be adverse to your interests. This concentrated voting power may have the effect of delaying, preventing or deterring a change in control of our Company, could deprive our shareholders of an opportunity to receive a premium for their shares as part of a sale of our company and might ultimately adversely affect the market price of our Class A ordinary shares. Future transfers by the holders of Class B ordinary shares will result in those shares converting into Class A ordinary shares, subject to limited exceptions.

If we do not meet the expectations of equity research analysts, if they do not publish research or reports about our business or if they issue unfavorable commentary or downgrade our Class A ordinary shares, the price of our Class A ordinary shares could decline.

The trading market for our Class A ordinary shares will rely in part on the research and reports that equity research analysts publish about us and our business. The analysts’ estimates are based upon their own opinions and are often different from our estimates or expectations. If our results of operations are below the estimates or expectations of public market analysts and investors, the price of our Class A ordinary shares could decline. Moreover, the price of our Class A ordinary shares could decline if one or more securities analysts downgrade our Class A ordinary shares or if those analysts issue other unfavorable commentary or cease publishing reports about us or our business.

Our issuance of additional share capital in connection with financings, acquisitions, investments, our equity incentive plans or otherwise will dilute all other shareholders.

We expect to issue additional share capital in the future that will result in dilution to all other shareholders. We expect to grant equity awards to employees and directors under our equity incentive plans. We may also raise capital through equity financings in the future. As part of our business strategy, we may acquire or make investments in companies, solutions or technologies and issue equity securities to pay for any such acquisition or investment. Any such issuances of additional share capital may cause shareholders to experience significant dilution of their ownership interests and the per share value of our Class A ordinary shares to decline.

We do not intend to pay dividends for the foreseeable future and, as a result, your ability to achieve a return on your investment will depend on appreciation in the price of our Class A ordinary shares.

We do not anticipate paying any cash dividends in the foreseeable future, and any determination to pay dividends in the future will be at the discretion of our board of directors. Accordingly, you may need to rely on sales of our Class A ordinary shares after price appreciation, which may never occur, as the only way to realize any future gains on your investment.

We are an “emerging growth company,” and we cannot be certain if the reduced reporting and disclosure requirements applicable to emerging growth companies will make our Class A ordinary shares less attractive to investors.

We are an “emerging growth company,” as defined in the JOBS Act, and we take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies,” including, among others, the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act. Pursuant to Section 107 of the JOBS Act, as an emerging growth company, we have elected to use the extended transition period to enable us to comply with certain new or revised accounting standards.

We cannot predict if investors will find our Class A ordinary shares less attractive if we choose to rely on these exemptions. If some investors find our Class A ordinary shares less attractive as a result, there may be a less active trading market for our Class A ordinary shares, and our share price may be more volatile.

We will remain an emerging growth company until the earliest of: (1) December 31, 2026; (2) the last day of the first fiscal year in which our annual gross revenue is $1.07 billion or more; (3) the date on which we have, during the previous rolling three-year period, issued more than $1 billion in non-convertible debt securities; and (4) the date we qualify as a “large accelerated filer,” likely December 31, 2022, depending on our market value held by non-affiliates as of the end of the second quarter.

We are a “foreign private issuer” and, as a result, we are not subject to U.S. proxy rules and are subject to Exchange Act reporting obligations that, to some extent, are more lenient and less frequent than those of a U.S. domestic public company.

We report under the Exchange Act as a non-U.S. company with foreign private issuer status. Because we qualify as a foreign private issuer under the Exchange Act, we are exempt from certain provisions of the Exchange Act that are applicable to U.S. domestic public companies, including (1) the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act, (2) the sections of the Exchange Act requiring insiders to file public reports of their share ownership and trading activities and liability for insiders who profit from trades made in a short period of time and (3) the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q containing unaudited financial and other specified information, although we are subject to Israeli laws and regulations with regard to certain of these matters and intend to furnish certain quarterly information on Form 6-K. In addition, foreign private issuers are not required to file their annual report on Form 20-F until 120 days after the end of each fiscal year, while U.S. domestic issuers that are accelerated filers are required to file their annual report on Form 10-K within 75 days after the end of each fiscal year and U.S. domestic issuers that are large accelerated filers are required to file their annual report on Form 10-K within 60 days after the end of each fiscal year. Foreign private issuers are also exempt from Regulation FD, which is intended to prevent issuers from making selective disclosures of material information. As a result of all of the above, our investors may not have the same protections afforded to shareholders of a company that is not a foreign private issuer.

We may lose our “foreign private issuer” status in the future, which could result in significant additional compliance costs and expenses.

As discussed above, we are a foreign private issuer, and therefore, we are not required to comply with all of the periodic disclosure and current reporting requirements of the Exchange Act. The determination of foreign private issuer status is made annually on the last business day of an issuer’s most recently completed second fiscal quarter, and, accordingly, the next determination will be made with respect to us on June 30, 2022. In the future, we would lose our foreign private issuer status if (1) more than 50% of our outstanding voting securities are owned by U.S. residents and (2) a majority of our directors or executive officers are U.S. citizens or residents, or we fail to meet additional requirements necessary to avoid loss of foreign private issuer status. If we lose our foreign private issuer status, we will be required to file with the SEC periodic reports and registration statements on U.S. domestic issuer forms, which are more detailed and extensive than the forms available to a foreign private issuer. We will also have to mandatorily comply with U.S. federal proxy requirements, and our officers, directors and principal shareholders will become subject to the short-swing profit disclosure and recovery provisions of Section 16 of the Exchange Act. In addition, we will lose our ability to rely upon exemptions from certain corporate governance requirements under the listing rules of the New York Stock Exchange (“NYSE”). As a U.S. listed public company that is not a foreign private issuer, we will incur significant additional legal, accounting and other expenses that we will not incur as a foreign private issuer.

As we are a “foreign private issuer” and intend to follow certain home country corporate governance practices, our shareholders may not have the same protections afforded to shareholders of companies that are subject to all NYSE corporate governance requirements.

As a foreign private issuer, we have the option to follow certain home country corporate governance practices rather than those of NYSE, provided that we disclose the requirements we are not following and describe the home country practices we are following. We intend to rely on this “foreign private issuer exemption” with respect to the NYSE rules for shareholder meeting quorums and shareholder approval requirements. We may in the future elect to follow home country practices with regard to other matters. As a result, our shareholders may not have the same protections afforded to shareholders of companies that are subject to all NYSE corporate governance requirements.

We will continue to incur increased costs as a result of operating as a public company, and our management will be required to devote substantial time to compliance with our public company responsibilities and corporate governance practices.

As a public company, we incur significant legal, accounting and other expenses that we did not incur as a private company, which we expect to further increase after we are no longer an “emerging growth company.” The Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the listing requirements of the NYSE, and other applicable securities rules and regulations impose various requirements on public companies. Our management and other personnel are not experienced in managing a public company and will be required to devote a substantial amount of time to compliance with these requirements. Moreover, these rules and regulations will increase our legal and financial compliance costs and will make some activities more time-

consuming and costly. We cannot predict or estimate the amount of additional costs we will incur as a public company or the specific timing of such costs.

As a result of being a public company, we are obligated to develop and maintain proper and effective internal controls over financial reporting, and any failure to maintain the adequacy of these internal controls may adversely affect investor confidence in our company and, as a result, the value of our Class A ordinary shares.

We will be required, pursuant to Section 404(a) of the Sarbanes-Oxley Act, to furnish a report by management on, among other things, the effectiveness of our internal control over financial reporting as of the end of the fiscal year that coincides with the filing of our second annual report on Form 20-F, meaning the annual report relating to the fiscal year ending December 31, 2022. This assessment will need to include disclosure of any material weaknesses identified by our management in our internal control over financial reporting. In addition, following the date we are no longer an “emerging growth company,” our independent registered public accounting firm will be required, pursuant to section 404(b) of the Sarbanes-Oxley Act, to attest to the effectiveness of our internal control over financial reporting in our first annual report required to be filed with the SEC.

Our current controls and any new controls that we develop may become inadequate because of changes in conditions in our business. In addition, changes in accounting principles or interpretations could also challenge our internal controls and require that we establish new business processes, systems and controls to accommodate such changes. Additionally, if these new systems, controls or standards and the associated process changes do not give rise to the benefits that we expect or do not operate as intended, it could materially and adversely affect our financial reporting systems and processes, our ability to produce timely and accurate financial reports or the effectiveness of internal control over financial reporting. Moreover, our business may be harmed if we experience problems with any new systems and controls that result in delays in their implementation or increased costs to correct any post-implementation issues that may arise.

During the evaluation and testing process of our internal controls, if we identify one or more material weaknesses in our internal control over financial reporting, we will be unable to certify that our internal control over financial reporting is effective. We cannot assure you that there will not be material weaknesses or significant deficiencies in our internal control over financial reporting in the future. Any failure to maintain internal control over financial reporting could severely inhibit our ability to accurately report our financial condition or results of operations. If we are unable to conclude that our internal control over financial reporting is effective, or if our independent registered public accounting firm determines we have a material weakness or significant deficiency in our internal control over financial reporting, we could lose investor confidence in the accuracy and completeness of our financial reports, the market price of our Class A ordinary shares could decline, and we could be subject to sanctions or investigations by the SEC or other regulatory authorities. Failure to remedy any material weakness in our internal control over financial reporting, or to implement or maintain other effective control systems required of public companies, could also restrict our future access to the capital markets.

The growth and expansion of our business places a continuous, significant strain on our operational and financial resources. Further growth of our operations to support our customer base, our platform, solutions and our internal controls and procedures may not be adequate to support our operations. As we continue to grow, we may not be able to successfully implement requisite improvements to these systems, controls and processes, such as system access and change. The growth and expansion of our business places a continuous, significant strain on our operational and financial resources. Further growth of our operations to support our customer base, our information technology systems and our internal controls and procedures may not be adequate to support our operations. As we continue to grow, we may not be able to successfully implement requisite improvements to these systems, controls and processes, such as system access and change management controls, in a timely or efficient manner. Our failure to improve our systems and processes, or their failure to operate in the intended manner, whether as a result of the growth of our business or otherwise, may result in our inability to accurately forecast our revenue and expenses, or to prevent certain losses. Moreover, the failure of our systems and processes could undermine our ability to provide accurate, timely and reliable reports on our financial and operating results and could impact the effectiveness of our internal control over financial reporting. In addition, our systems and processes may not prevent or detect all errors, omissions or fraud.

If a United States person is treated as owning at least 10% by vote or value of our stock, such holder may be subject to adverse U.S. federal income tax consequences.

Because our group consists of one or more U.S. subsidiaries, certain of our non-U.S. subsidiaries will be treated as “controlled foreign corporations,” (“CFCs”) as such term is defined in Section 957 of the Code, regardless of whether or not we are treated as a CFC. If a United States person (as defined in Section 7701(a)(30) of the Code) is treated as owning (directly, indirectly, or constructively) at least 10% of the total combined voting power of all classes of our stock entitled to vote or at least 10% of the total value of stock of all classes of our stock, such person may be treated as a “United States shareholder” with respect to each CFC in our group (if any), which may subject such person to adverse U.S. federal income tax consequences. Specifically, a United States shareholder of a CFC may be required to annually report and include in its U.S. taxable income its pro rata share of such CFC’s “Subpart F income,” “global intangible low-taxed income” and investments in U.S. property, whether or not we make any distributions of profits or income of such CFC to such United States shareholder. If you are treated as a United States shareholder of a CFC, failure to comply with applicable reporting obligations may subject you to significant monetary penalties and may extend the statute of limitations with respect to such shareholder’s U.S. federal income tax return for the year for which reporting was due. Additionally, a United States shareholder of a CFC that is an individual would generally be denied certain tax deductions or foreign tax credits in respect of its income that may otherwise be allowable to a United States shareholder that is a U.S. corporation. We cannot provide any assurances that we will assist holders of our Class A ordinary shares in determining whether we or any of our non-U.S. subsidiaries are treated as CFCs or whether any holder of the Class A ordinary shares is treated as a United States shareholder with respect to any such CFC, nor do we expect to furnish to any United States shareholders information that may be necessary to comply with the aforementioned reporting and tax paying obligations. The U.S. Internal Revenue Service has provided limited guidance regarding the circumstances in which investors may rely on publicly available information to comply with their reporting and taxpaying obligations with respect to CFCs. A United States investor should consult its advisors regarding the potential application of these rules to an investment in our Class A ordinary shares.

If we or any of our subsidiaries are characterized as a PFIC for U.S. federal income tax purposes, U.S. Holders may suffer adverse U.S. federal income tax consequences.

A non-U.S. corporation generally will be treated as a PFIC for U.S. federal income tax purposes, in any taxable year if either (1) at least 75% of its gross income for such year is passive income or (2) at least 50% of the value of its assets (generally based on an average of the quarterly values of the assets) during such year is attributable to assets that produce or are held for the production of passive income. For purposes of this test, we will be treated as earning our proportionate share of any income and owning our proportionate share of any assets of any corporation in which we directly or indirectly hold 25% or more (by value) of the stock. Based on our market capitalization, the current and anticipated composition of the income, assets and operations of us and our subsidiaries, we do not expect to be a PFIC for the taxable year ending December 31, 2022. However, whether we or any of our subsidiaries are a PFIC is a factual determination that must be made annually after the close of each taxable year. The determination of whether we or any of our subsidiaries are a PFIC depends on, among other things, the composition of our income and assets.

Moreover, the aggregate value of our assets for purposes of the PFIC determination generally will be determined by reference to the trading price of our Class A ordinary shares, which could fluctuate significantly. We have a substantial balance of cash and other liquid investments, which are passive assets for purposes of the PFIC determination. Accordingly, if our market capitalization declines significantly, it may make our classification as a PFIC more likely for the current or future taxable years. Changes in our composition, the composition of our income or the composition of any of our subsidiaries assets may cause us to be or become a PFIC for the current or subsequent taxable years. Therefore, there can be no assurances that we will not be treated as a PFIC in any taxable year. Moreover, the application of the PFIC rules is subject to uncertainty in several respects, and we cannot assure you that the IRS will not take a contrary position or that a court will not sustain such a challenge by the IRS.

If we are a PFIC for any taxable year, a U.S. Holder of our Class A ordinary shares may be subject to adverse tax consequences and may incur certain information reporting obligations. For a further discussion, see “Item 10. Additional Information— E. Taxation— Certain Material U.S. Federal Income Tax Considerations—U.S. Holders—Passive Foreign Investment Company Rules.” U.S. Holders of our Class A ordinary shares are strongly encouraged to consult their own advisors regarding the potential application of these rules to us and the ownership of our Class A ordinary Shares.

Risks Related To Our Incorporation and Location In Israel

Conditions in Israel could materially and adversely affect our business.

Many of our employees, including our founders and certain members of our management team, operate from our headquarters that is located in Tel Aviv, Israel. In addition, a number of our officers and directors are residents of Israel. Accordingly, political, economic and military conditions in Israel and the surrounding region may directly affect our business and operations. Recently, there has been an unprecedented degree of political instability in Israel, with four sets of elections for the Israeli parliament, or Knesset, in a two-year period. While a new government was formed in June 2021, there is no guarantee that it will last for a significant portion of its full four-year term and provide political stability. On the military front, in recent years, Israel has been engaged in sporadic armed conflicts with Hamas, an Islamist terrorist group that controls the Gaza Strip, with Hezbollah, an Islamist terrorist group that controls large portions of southern Lebanon, and with Iranian-backed military forces in Syria. In addition, Iran has threatened to attack Israel and may be developing nuclear weapons. Some of these hostilities were accompanied by missiles being fired from the Gaza Strip, Lebanon and Syria against civilian targets in various parts of Israel, including areas in which our employees are located, which negatively affected business conditions in Israel. Any hostilities involving Israel, regional political instability or the interruption or curtailment of trade between Israel and its trading partners could materially and adversely affect our operations and results of operations.

Our commercial insurance does not cover losses that may occur as a result of events associated with war and terrorism. Although the Israeli government currently covers the reinstatement value of property damage and certain direct and indirect damages that are caused by terrorist attacks or acts of war, such coverage would likely be limited, may not be applicable to our business (either due to the geographic location of our offices or the type of business that we operate) and may not reinstate our loss of revenue or economic losses more generally. Furthermore, we cannot assure you that this government coverage will be maintained or that it will sufficiently cover our potential damages. Any losses or damages incurred by us could have a material adverse effect on our business, financial condition and results of operations.

Further, in the past, the State of Israel and Israeli companies have been subjected to economic boycotts. Several countries still restrict business with the State of Israel and with Israeli companies. These restrictive laws and policies may have an adverse impact on the expansion of our business, financial condition and/or our results of operations. In addition, a campaign of boycotts, divestment and sanctions has been undertaken against Israel, which could also materially and adversely impact our business.

In addition, many Israeli citizens are obligated to perform several days, and in some cases more, of annual military reserve duty each year until they reach the age of 40 (or older, for reservists who are military officers or who have certain occupations) and, in the event of a military conflict, may be called to active duty. In response to increases in terrorist activity, there have been periods of significant call-ups of military reservists. It is possible that there will be military reserve duty call-ups in the future. Our operations could be disrupted by such call-ups, particularly if such call-ups include the call-up of members of our management. Such disruption could materially and adversely affect our business, financial condition and results of operations.

The tax benefits that are available to us require us to continue to meet various conditions and may be terminated or reduced in the future, which could increase our costs and taxes.

We believe that we are eligible for certain tax benefits provided to a “Preferred Technological Enterprise” under the Israeli Law for the Encouragement of Capital Investments, 5719-1959 (the “Investment Law”). In order to remain eligible for the tax benefits provided to a “Preferred Technological Enterprise” we must continue to meet certain conditions stipulated in the Investment Law and its regulations, as amended. If these tax benefits are reduced, canceled or discontinued, our Israeli taxable income from the Preferred Technological Enterprise would be subject to regular Israeli corporate tax rates. The standard corporate tax rate for Israeli companies has been 23% since 2018. Additionally, if we increase our activities outside of Israel through acquisitions, for example, our expanded activities might not be eligible for inclusion in future Israeli tax benefit programs. See Item 10. “Additional Information—E. Taxation—Israeli Tax Considerations.”

Our amended and restated articles of association contain a forum selection clause for substantially all disputes between us and our shareholders under the Companies Law and the Israeli Securities Law, which could limit our shareholders’ ability to bring claims and proceedings against us, our directors, officers and other employees. Enforcement of a U.S. judgment against us or our officers and directors in Israel or the United States, or assertion of a U.S. securities laws claim in Israel or serving process on our officers and directors, may also be difficult.

Under our amended and restated articles of association, the competent courts of Tel Aviv, Israel are the exclusive forum for (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of fiduciary duty owed by any director, officer or other employee of the Company to the Company or the Company’s shareholders, or (iii) any action asserting a claim arising pursuant to any provision of the Israeli Companies Law, 5759-1999 (the “Companies Law”), or the Israeli Securities Law, 1968 (the “Israeli Securities Law”). This exclusive forum provision is intended to apply to claims arising under Israeli law and would not apply to claims brought pursuant to the Securities Act or the Exchange Act or any other claim for which federal courts would have exclusive jurisdiction. Such exclusive forum provision in our amended and restated articles of association will not relieve us of our duties to comply with federal securities laws and the rules and regulations thereunder, and our shareholders will not be deemed to have waived our compliance with these laws, rules and regulations. This exclusive forum provision may limit a shareholder’s ability to bring a claim in a judicial forum of its choosing for disputes with us or our directors, officers or other employees, which may discourage lawsuits against us, our directors, officers and employees.

Another obstacle towards assertion of claims against us or our directors or officers is the fact that most of them are not residents of the United States and most of their and our assets are located outside the United States. Service of process upon us or our non-U.S. resident directors and officers and enforcement of judgments obtained in the United States against us or our non-U.S. directors and executive officers may therefore be difficult to effect within the United States. We have been informed by our legal counsel in Israel that it may be difficult to assert claims under U.S. securities laws in original actions instituted in Israel or obtain a judgment based on the civil liability provisions of U.S. federal securities laws. Israeli courts may refuse to hear a claim based on a violation of U.S. securities laws against us or our non-U.S. officers and directors because Israel may not be the most appropriate forum to bring such a claim. In addition, even if an Israeli court agrees to hear a claim, it may determine that Israeli law and not U.S. law is applicable to the claim. If U.S. law is found to be applicable, the content of applicable U.S. law must be proven as a fact, which can be a time-consuming and costly process. Certain matters of procedure will also be governed by Israeli law. There is little binding case law in Israel addressing these matters.

Additionally, Israeli courts might not enforce judgments obtained in the United States against us or our non-U.S. directors and executive officers, which may make it difficult to collect on judgments rendered against us or our non-U.S. officers and directors. An Israeli court will not enforce a non-Israeli judgment if it was given in a state whose laws do not provide for the enforcement of judgments of Israeli courts (subject to exceptional cases), if its enforcement is likely to prejudice the sovereignty or security of the State of Israel, if it was obtained by fraud or in the absence of due process, if it is at variance with another valid judgment that was given in the same matter between the same parties, or if a suit in the same matter between the same parties was pending before a court or tribunal in Israel at the time the foreign action was brought.

Your rights and responsibilities as our shareholder will be governed by Israeli law, which may differ in some respects from the rights and responsibilities of shareholders of U.S. corporations.

We are incorporated under Israeli law. The rights and responsibilities of holders of our Class A and Class B ordinary shares are governed by our amended and restated articles of association and the Companies Law. These rights and responsibilities differ in some respects from the rights and responsibilities of shareholders in typical U.S. corporations. In particular, pursuant to the Companies Law each shareholder of an Israeli company has to act in good faith and in a customary manner in exercising his, her or its rights and fulfilling his, her or its obligations toward the Company and other shareholders and to refrain from abusing his, her or its power in the Company, including, among other things, in voting at the general meeting of shareholders on amendments to a company’s articles of association, increases in a company’s authorized share capital, mergers and certain transactions requiring shareholders’ approval under the Companies Law. In addition, a controlling shareholder of an Israeli company or a shareholder who knows that it possesses the power to determine the outcome of a shareholder vote or who has the power to appoint or prevent the appointment of a director or officer in the Company or has other powers toward the Company has a duty of fairness toward the Company. However, Israeli law does not define the substance of this duty of fairness. There is little case law available to assist in understanding the implications of these provisions that govern shareholder behavior.

Provisions of Israeli law and our amended and restated articles of association may delay, prevent or make undesirable an acquisition of all or a significant portion of our shares or assets.

Provisions of Israeli law and our amended and restated articles of association could have the effect of delaying or preventing a change in control and may make it more difficult for a third-party to acquire us or our shareholders to elect different individuals to our board of directors, even if doing so would be considered to be beneficial by some of our shareholders, and may limit the price that investors may be willing to pay in the future for our Class A ordinary shares. Among other things:

●	the Companies Law regulates the methods and processes by which mergers and acquisitions may be consummated and requires tender offers for acquisitions of shares (or separate classes of shares) or voting rights above a specified threshold percentage of shares in a company (subject to certain conditions);
●	the Companies Law requires special approvals for certain transactions involving directors, officers or significant shareholders and regulates other matters that may be relevant to these types of transactions;

●	the Companies Law does not provide for shareholder action by written consent for public companies, thereby requiring all shareholder actions to be taken at a general meeting of shareholders;
●	our amended and restated articles of association divide our directors into three classes, each of which is elected once every three years;
●	our amended and restated articles of association generally require a vote of the holders of a majority of our outstanding ordinary shares entitled to vote present and voting on the subject matter at a general meeting of shareholders (referred to as simple majority) to amend provisions of the articles, and a vote of the holders of at least 65% of the total voting power of our shareholders for the amendment of a limited number of provisions, such as the provision dividing our directors into three classes;
●	our dual class ordinary share structure, provides our management and our existing shareholders, individually or together, with the ability to significantly influence the outcome of matters requiring shareholder approval, even if they own significantly less than a majority of our outstanding Class A ordinary shares and Class B ordinary shares;
●	our amended and restated articles of association do not permit a director to be removed except by a vote of the holders of at least 65% of the total voting power of our shareholders and any amendment to such provision shall require the approval of at least 65% of the total voting power of our shareholders; and
●	our amended and restated articles of association provide that director vacancies may be filled by our board of directors.

Further, Israeli tax considerations may make potential transactions undesirable to us or to some of our shareholders whose country of residence does not have a tax treaty with Israel granting tax relief to such shareholders from Israeli tax. For example, Israeli tax law does not recognize tax-free share exchanges to the same extent as U.S. tax law. With respect to mergers, Israeli tax law allows for tax deferral in certain circumstances but makes the deferral contingent on the fulfillment of numerous conditions, including a restrictive period of two years from the date of the transaction during which certain sales and dispositions of shares of the participating companies are restricted. Moreover, with respect to certain share swap transactions, the tax deferral is limited in time, and when such time expires, the tax becomes payable even if the shares have not been disposed.

Item 4. Information on the Company

A.	History and Development of the Company

ironSource Timeline

2011
- Sep. 2010 ironSource Founded
- Global office: Israel

2012
- Merger of Volonet
- Global office: United States

2013
- Launched ironSource Sonic for App Developers Including User Growth and Monetization
- Acquisition of AfterDownload
- Global office: United Kingdom

2014
- Growth funding round
- Global offices: China, Ukraine

2015
- Global offices: Japan, South Korea
- Acquisition of Supersonic

2016
- Launched ironSource Aura for Telecom Operators
- Reached 0.5B MAU[1]
- Global office: India

2017
- Launched Sonic Creative Management

2018
- Reached 1B MAU
- Expanded Sonic Analytics
- Launched Aura Insurance Manager

2019
- Reached 1.5B MAU
- Launched Aura Device Update Manager
- CVC Investment

2020
- Launched Sonic Publishing
- Reached 2B MAU

2021
- Acquisition of Soomla
- Acquisition of Luna Labs

2022
- Acquisition of Bidalgo
- Acquisition of Tapjoy

[1] MAU means monthly active users

Corporate Milestones — Launch — Growth Milestones — Global Offices

We founded our business in 2010 and were incorporated as IronSource Israel (2011) Ltd. in Israel in 2011 under the Israeli Companies Law, 5759-1999 (the “Companies Law”). In 2014, we changed our name to IronSource Technologies Ltd., and then to our current name, ironSource Ltd. in the same year. On December 31, 2020, we completed the spin-off of the assets of our Desktop business (the “Spin-Off”) to TypeA Holdings Ltd. (“TypeA”), a newly formed company incorporated under the laws of Israel, which was owned by our shareholders on a pro rata basis as of the date of the Spin-Off.

Our principal executive offices are located at 121 Menachem Begin Street, Tel Aviv 6701203, Israel. Our agent for service of process in the United States is Cogency Global Inc., 122 East 42nd Street, 18th Floor New York, New York 10168. Our website address is www.is.com, and our telephone number is +972 74 799 0001. Information contained on, or that can be accessed through, our website does not constitute a part of this Annual Report and is not incorporated by reference herein. We have included our website address in this Annual Report solely for informational purposes. Under the rules of the SEC, we are currently eligible for treatment as a “foreign private issuer.” As a “foreign private issuer,” we will not be required to file periodic reports and financial statements with the SEC as frequently or as promptly as domestic registrants whose securities are registered under the Securities Exchange Act of 1934, as amended, or the Exchange Act. The filings that we make electronically with the SEC can be accessed on the SEC’s website at www.sec.gov.

The Business Combination

On June 28, 2021 (the “Closing Date”), we consummated our business combination (the “Business Combination”) pursuant to the Agreement and Plan of Merger, dated March 20, 2021, by and among the Company, Thoma Bravo Advantage, a Cayman Islands exempted company (“TBA”), Showtime Cayman, a wholly-owned subsidiary of the Company (“Merger Sub”), and Showtime Cayman II, a Cayman Islands exempted company and wholly-owned subsidiary of the Company (“Merger Sub II”). As a result of the Business Combination and the other transactions contemplated by the Merger Agreement, Merger Sub II became a wholly owned subsidiary of the Company, with the shareholders of TBA becoming shareholders of the Company. On the Closing Date, as a result of the recapitalization transaction pursuant to the Merger Agreement and TBA becoming a wholly-owned subsidiary of the Company, ironSource became a publicly traded corporation. Our Class A ordinary shares began trading on the NYSE on June 29, 2021 under the symbol “IS.” See Item 7.B. “Related Party Transactions.”

Strategic M&A Transactions

Since our founding, we have acquired several companies to complement and augment our business platform. See “—Our Growth Strategies—Growth through strategic M&A” for more information.

Principal Capital Expenditures

For a description of our principal capital expenditures and divestitures for the three years ended December 31, 2021 and for those currently in progress, see Item 5. “Operating and Financial Review and Prospects—Liquidity and Capital Resources.”

B.	Business Overview

Overview

ironSource is a leading business platform for the App Economy. Before founding ironSource, our founders built consumer web apps. While the apps they built resonated with users, they struggled to efficiently scale their user bases and grow revenue. In building tools to help solve those challenges, our founders identified a much larger opportunity and founded ironSource in 2010 with a clear mission: to help developers turn their apps into scalable, successful businesses.

In the years since our founding, mobile app creation has become easier, but app commercialization has become increasingly difficult. The ironSource platform is designed to enable any app or game developer to turn their app into a scalable, successful business by helping them to monetize and analyze their app, and grow and engage their users through multiple channels, including unique on-device distribution through partnerships with leading telecom operators and OEMs such as Boost, Orange, Vodafone and Samsung. Our solutions allow our customers to focus on what they do best—creating great apps and user experiences—while we provide the infrastructure for their business expansion in one of the largest and fastest growing markets today: the App Economy.

Mobile devices are now ubiquitous, with over 6.7 billion globally in 2020, and have become the de facto standard for communication and media consumption. In addition, apps have now become the primary means for user engagement in the mobile ecosystem. In 2020, 4.3 hours a day were spent consuming media on mobile devices by the average U.S. adult, with 88% of mobile internet time spent in apps, according to eMarketer. The number of available apps has also increased, making it progressively harder for apps to stand out from the crowd and succeed.

The abundance of apps and games in the mobile ecosystem, and the ease with which they can be created has led to a significant opportunity for app developers and app-based businesses, but has also led to significant challenges. Business success is increasingly dependent on developers’ ability to differentiate their apps, reach the most relevant users, expand their audience cost-efficiently, and rapidly commercialize their businesses. These dynamics have created a need for a business platform capable of enabling app discovery, user growth, user engagement, and content monetization for game and app developers. We identified this need nearly a decade ago and built a global platform to serve app developers, and eventually telecom operators, who collectively act as the backbone of the App Economy.

Our platform consists of two solution suites: Sonic and Aura. Our Sonic solution suite supports developers and app-based businesses as they launch, monetize and scale their apps and games, by providing solutions for app discovery, user growth, content monetization, analytics and publishing. Our Aura solution suite allows telecom operators to enrich the device experience by creating new engagement touchpoints that deliver relevant content for their users across the entire lifecycle of the device, from first setup to in-life engagement. This in turn creates a unique on-device distribution channel for developers to promote their apps as a native part of the device experience. We believe the comprehensive nature of each solution suite, coupled with their combination into one platform, drives a unique competitive advantage in the market. As of December 31, 2021, we had over 5,500 customers around the world using our comprehensive set of solutions.

We are a market leader for each of our solution suites, highlighting the business-critical role we play for mobile game and app developers. The ironSource platform is used by 75% of the top 20 most downloaded games in the United States on the Apple App Store and 88% of the top 100 most downloaded games as of December 31, 2021. In addition, our Sonic publishing solution, which we launched in February 2020, has already been used to publish 45 games which have been downloaded 1.7 billion times as of December 31, 2021. In addition, 31 out of the 45 published games using our Supersonic solution were ranked in the top 10 most downloaded on either the Apple App Store or Google Play Store during 2020 or 2021. One of Supersonic’s games—Join Clash—was among the top 10 most-downloaded games for the year ended 2020 according to Apptopia, and was the most downloaded game in the world in the first quarter of 2021 according to Sensor Tower and App Annie, while another game, Bridge Race, was the most downloaded “hyper casual” game of 2021 according to App Annie. Finally, our Aura solution suite is used by some of the world’s leading telecom operators and OEMs, including Boost, Orange, Samsung and Vodafone, and was integrated on over 1.1 billion devices globally since inception.

Several of our services provide core business infrastructure to our customers that is critical to their commercial operations. For example, an important product within our Sonic monetization solution is mediation, which offers a single point of access to advertiser demand from major advertising networks. Developers typically use only one mediation platform per app, and onboarding them through our mediation product creates a sticky relationship that then drives the use of incremental solutions. Based on data from AppAnnie, 30% of the top 20 mobile games by downloads globally on the Apple App Store and Google Play Store used our mediation product as of December 31, 2021. Similarly, a telecom operator can only integrate one device experience management solution at the system level onto any given device—this depth of integration creates a natural moat and barrier to replacement and effectively means Aura becomes the single solution for on-device user engagement and content and app recommendation.

Our customers range from large global enterprises to small and mid-sized businesses across the App Economy, including mobile game and app developers, app-based businesses, advertising networks, telecom operators and OEMs. We define a customer as an entity that generated revenue for us during a certain period of time. A single organization with multiple divisions, segments or subsidiaries is counted as a single customer, even though we may enter into commercial agreements with multiple parties within that organization.

The nature of our business model closely aligns our success with that of our customers. As a result, we build strong, long-standing partnerships with our customers and strive to expand their use of our solutions over time. As of December 31, 2021, we had a dollar-based net expansion rate of 154% across all customers over the trailing 12-month period and had a gross retention rate of 98% for our customers who generated over $100,000 revenue over the trailing 12-month period. As of December 31, 2021, we had 358 customers who generated over $100,000 revenue over the trailing 12-month period, collectively accounting for 95% of our revenue.

Our solutions are designed to be used individually or in combination. We have seen that as customers benefit from using our platform, they increase their use of existing and additional solutions, which in turn, further accelerates their growth. By reinvesting revenue generated through our monetization solutions into user growth, many of our customers benefit from a growth cycle that enables accelerated user and revenue growth. For the year ended December 31, 2021, 71% of our Sonic customers who contributed over $100,000 of annual revenue used both our marketing and monetization solutions. Further, 17% of Sonic customers generating over $100,000 distributed their apps through on-device placements, benefiting from the inventory generated by our Aura solutions, and accounted for 23% of total 2021 revenue. The more solutions customers use, the more value they derive from our platform, and the more additional solutions they use in turn.

Our leadership position in the App Economy is enhanced by our scaled, broad and deep dataset from multiple sources, built with advanced privacy controls. The data we obtain through Sonic’s SDK and the Aura solution suite, are utilized to deliver highly relevant experiences to users, while respecting privacy restrictions and data separation across our solutions. In addition, we are able to leverage first-party data from our Supersonic publishing solution, which has published 45 games as of December 31, 2021, which have collectively been installed over 1.7 billion times. We use this data, together with our proprietary, advanced machine learning technology to enable developers to effectively acquire users who generate greater revenue and return on marketing spend.

Our Platform

The ironSource platform offers a comprehensive set of solutions for key constituents of the global mobile App Economy, primarily app developers and telecom operators. Our platform, which consists of our Sonic solution suite for game and app developers, and our Aura solution suite for telecom operators, is designed primarily to help game and app developers maximize the acquisition, engagement and monetization of users. Sonic enables developers to grow their apps into scaled businesses by improving their monetization and enabling cost-efficient user growth across channels. Aura enables app developers to connect with users through a unique channel that offers on-device app discovery, while allowing telecom operators to better engage and monetize their users throughout the device lifecycle. The combination of the two solution suites represents a unique value proposition to app developers seeking app commercialization today.

We serve customers of all sizes and maturity levels, from large enterprises such as leading mobile game companies with dozens of titles, to major mobile carriers with millions of users, to small customers such as indie game developers with a single app. As of December 31, 2021, we had over 5,500 customers, of which 358 customers generated over $100,000 in revenue over the trailing 12-month period and accounted for 95% of our revenue.

Sonic—The app growth cycle

Our Sonic solution suite enables developers to grow their apps into scaled businesses by providing solutions across the entire app growth cycle, from ideation to scaled, profitable growth. By connecting marketing and monetization through robust data and analytics, Sonic is able to create a virtuous cycle of growth which generates revenue that can be reinvested in scaling user growth to ultimately drive profitability. Our Sonic solution suite is used by a number of recognizable game developers including Aristocrat, Activision, Gameloft, Playrix, Zynga, King, Jam City and Sybo.

Customers can begin using a Sonic solution at any point during the lifecycle of their app, and often expand to using other solutions over time. Many customers start by using our Sonic monetization solution, and as their revenue increases, they may spend a portion of those earnings to scale their app’s revenue-generating potential through our Sonic marketing solutions, leveraging our creative management solution to gain an edge in their user growth campaigns and deploying those campaigns across all available channels. Further, as their user base scales, they may leverage our Sonic analytics solution to further optimize user acquisition and monetization. Some developers, especially small studios and independent developers who require expertise in publishing their apps, may start using Sonic earlier in their journey. These developers may leverage Supersonic, our publishing solution, to launch their apps, maximize their commercial success, and reduce costs. In this respect, our interconnected Sonic solution suite is designed to power a profitable and scalable cycle of app growth for developers.

Aura—The device lifecycle

Our Aura solution suite allows telecom operators to enrich the device experience by creating new engagement touchpoints, which deliver relevant content for their users across the entire lifecycle of the device, from first setup to in-life engagement. These touchpoints create a unique on-device distribution channel for our app developers and app-based business customers to promote their apps as a native part of the device experience. Telecom operators can also use Aura to promote their own content and services to their users on device, as opposed to in the store. By incorporating relevant app and service recommendations into the device experience, Aura allows telecom operators to provide more value to their users, thereby increasing brand loyalty, reducing churn, and driving incremental revenue. Aura’s analytics solution further allows telecom operators to better understand how users are interacting with content on their devices, which they can then leverage to drive further engagement and optimize revenue.

As a full stack solution for managing user experience through the entire device lifecycle, Aura facilitates the expansion or customization of promotions within existing engagement touchpoints, such as promoting telecom operator-branded device insurance, a personalized data package, or other telecom operator-owned and operated services. Once Aura is integrated as a system-level application on the device, telecom operators are able to quickly and easily deploy new touchpoints or promotions to engage their users with more relevant content and services.

Our goal, once we onboard a new customer, is for them to adopt an increasing range of our products. Further, as our customers experience success and engage with a broader range of our solutions, we become increasingly integrated in their businesses, creating even greater stickiness in our customer relationships. This drives our strong growth and customer retention. As developers and telecom operators grow their revenue using our solutions, additional developers and telecom operators are attracted to our platform, contributing to our continued growth. Our scale provides us with significant data to help us create better solutions and a more effective platform for our customers’ benefit. This leads to greater success for our customers, driving yet more customer growth for our platform.

Core Solutions of Our Platform

Our customers use our platform for a number of business-critical functions, including marketing, monetization, analytics, creative management and publishing.

Marketing

Our marketing solution enables game and app developers, and app-based businesses to create, monitor, and optimize user acquisition campaigns through multiple channels, including unique on-device placements through our integrations with Aura’s telecom operator customers, and social media and search channels like Facebook and Apple Search Ads. This solution includes a number of products, including campaign management products to enable custom campaign creation across SDK network channels and search channels; a ROAS optimizer, which enables the automation of smart bidding to maximize positive return on marketing spend; and a cross-promotion tool to allow developers to maximize value by efficiently promoting existing apps to users of other apps in their portfolio. These capabilities enable developers to continue growing and scaling their businesses over time.

In addition, our Aura solution suite provides an incremental distribution channel for app developers to connect with potential users. A significant portion of app installs on a device occur when the device is newly opened. By partnering with some of the world’s leading telecom operators to power their device experiences, from device setup to in-life engagement, we are able to create unique touchpoints to promote apps during high-engagement moments throughout a user’s device lifecycle. App developers are able to leverage these on-device placements to connect with potential users at times when their likelihood of installing specific apps is at its highest.

Monetization

Our Sonic monetization solution enables app developers to monetize in-app content through technologies designed to maximize revenue generation while preserving a rich and enjoyable user experience. For example, our mediation product allows developers to maximize yield by offering a single point of access to premium advertiser demand from major advertising networks, including, among others, the ironSource network, and those from Facebook, Google, Snap, TikTok and Unity. Our in-app bidding technology enables a real-time auction between these different demand sources, ensuring that developers are able to maximize revenue from each ad impression. In addition, we seek to enable developers to monetize their apps and games through a wide variety of in-app placements, including user-initiated ads where a user can choose to engage with a variety of ad experiences in exchange for in-app rewards. These in-app ad placements not only drive revenue for developers but, if implemented correctly, have the ability to increase user retention and app usage.

We leverage big data technologies and machine learning algorithms to continuously optimize our platform to ensure users are always seeing the most relevant content, which in turn drives greater monetization for our customers. The quality of our Sonic monetization solution has helped us acquire our large market share in several of its products. Developers typically use only one mediation platform per app, and onboarding them through our mediation product creates a sticky relationship that then drives the use of incremental solutions. According to AppAnnie, as of December 31, 2021, 30% of the top 20 mobile games by downloads globally on the Apple App Store and Google Play Store used our mediation product.

Our Aura solution suite offers unique on-device engagement touchpoints for telecom operators to drive additional incremental revenue from their users throughout the lifecycle of the device, from first setup to in-life engagement. Aura has been integrated on over 1.1 billion devices globally since inception, and is used by some of the world’s leading telecom operators and OEMs such as Boost, Orange, Samsung and Vodafone. These touchpoints allow telecom operators to offer app and service recommendations that enrich the user’s device experience with relevant and valuable content, and enhance their brand loyalty to the telecom operator. The sponsored content shown to users promotes both telecom operator-branded apps and services, and third-party apps and services, enabling our telecom operator customers to engage their users through a wide variety of relevant apps, to expand adoption of and cross-sell their own products, and to drive additional revenue from promoting third-party content. App and content recommendations are driven by user-provided data, contextual data sets and user preferences, and optimized through our extensive A/B testing capabilities.

Analytics

We provide analytics solutions for our customers, enabling them to better understand their users and business health, access actionable insights, and drive better decisions to help grow their businesses. These products are used by multiple constituents across the mobile ecosystem, from developers creating apps and games to telecom operators providing networks for content delivery. Insights are made available through easily digestible user interfaces that simplify data review and enable effective business decision making.

For developers, our solution offers visibility on critical app performance, user growth, engagement and retention metrics, as well as user cohort analysis and multivariate reports. In addition, our extensive market reach gives us a holistic view of the ecosystem, which allows us to help developers identify patterns and trends to help enhance their games. Moreover, our creative analytics product allows developers to access granular performance and user engagement data for each interactive advertising experience, which further drives increased optimization. Finally, our ad quality product gives developers increased visibility into ads running on their inventory from multiple ad networks, giving them more control over their ad monetization and user experience.

For telecom operators, our solution provides increased visibility into user engagement with content, apps and services on their mobile devices, broken down by geography, device, age and gender. This data can be incorporated directly into a telecom operator’s existing data infrastructure, enriching their data with valuable device and user insights to drive growth and mitigate churn. By collecting data through multiple touchpoints in a user’s app and device lifecycle, we enable the creation of rich datasets that power higher-quality user experiences. This helps our customers to better acquire and retain users.

Creative Management

Our creative management solution democratizes ad creative production, making it accessible to any developer and giving them a significant edge when it comes to running high-performance and cost-efficient app marketing campaigns. As marketing technology becomes increasingly automated, and competition for user attention grows, interactive advertising experiences have become a critical lever available to developers to differentiate campaigns and maximize both user engagement and performance. However, manually producing these types of interactive ads at scale is incredibly resource-intensive. We offer automated creative production tools which allow developers to quickly and easily create video and interactive playable ads based on their existing game assets. These creatives can then be deployed across multiple advertising networks, and their performance can be tracked on a granular level, allowing for deep optimization to drive increased user engagement.

Publishing

In February 2020, we launched our mobile game publishing solution, Supersonic, to provide game developers with the infrastructure and ”know-how” to launch and scale their mobile games. As part of our publishing solution, we offer marketability testing tools that are designed to enable developers to identify the effectiveness of their content and its market value prior to publishing. In addition, developers working with Supersonic receive support in game design best practices and in optimizing the implementation of their commercial model, primarily through in-app advertising. Our creative automation and user acquisition management tools enable automated creation and deployment of effective user acquisition campaigns.

Due to our ability to identify high-potential games at the prototype stage, and our ability to automate the successful commercialization of an app, we have had consistent success in publishing top charting games. The 45 games published using our Supersonic solution had been installed 1.7 billion times as of December 31, 2021. In addition, 31 out of the 45 published games using our Supersonic solution were ranked in the top 10 most downloaded games on either the Apple App Store or Google Play Store during 2020 and 2021. The insights gleaned from our publishing solutions optimize the overall Sonic solution suite by providing us with direct, unmediated experience of the challenges faced by our customers.

Our Competitive Strengths

Our core market opportunity is large and global with strong secular trends that support long-term sustainable growth. Our competitive strengths underpin our market leadership and position us for continued growth. They include:

Comprehensive platform serving the full growth cycle of an app through multiple channels

Our Sonic solution suite is comprehensive and supports the full growth cycle of an app, from marketability testing and publishing, to initial user acquisition, monetization set-up, data-driven and optimized marketing across channels, creative management and analytics-driven and optimized monetization. By enabling a data feedback loop between our app marketing and monetization solutions, app developers can grow their businesses with greater profitability. In addition, by expanding our existing growth analytics offering with the launch of our App Analytics product in February 2022, we centralized more critical app business functions in one platform, meaning developers can both run their businesses by driving revenue and user growth, while also accessing complete app analytics all in one place.

Additionally, the combination of our Sonic and Aura solution suites offers developers and app-based businesses access to a uniquely scaled and premium distribution opportunity across millions of devices globally. Not only do we provide solutions to enable developers to scale their mobile apps into businesses, but we also create an additional source of discovery for those apps at the device level through our telecom operator relationships, and facilitate engagement and content delivery between telecom operators and their user bases.

Our scale across the mobile ecosystem drives a significant data advantage

Our scaled base of over 5,500 customers globally provides us with an extensive contextual dataset and a holistic view of the mobile ecosystem, which drives a significant advantage. More data drives better targeting and we are able to see data from multiple sources, from on-device data through Aura, to app-based data through Sonic, and first-party data through Supersonic’s published apps. In our Sonic solution suite, we utilize SDK data leveraging advanced privacy controls while delivering highly-relevant experiences to our customers. In addition, we leverage data from our publishing solution, which has published apps that have collectively been downloaded 1.7 billion times. We use this data, together with our proprietary, advanced machine learning technology to enable our customers to effectively acquire users who generate greater revenue and return on marketing spend. In addition, as of the end of 2021, Aura was installed on over 1.1 billion devices globally since inception. This allows us to collect user-provided data together with contextual datasets and user preferences to continuously improve our Aura solution suite, enabling two key advantages. First, more data creates a more relevant and personalized content experience for users, and therefore better conversion for telecom operators to drive incremental revenue. Second, understanding user preferences enables us to allow telecom operators to better understand and serve their users. The scale and depth of our data footprint is difficult to replicate and has been built over a decade by investing deeply in our technology and customer relationships.

Enterprise-grade integrations drive long-term customer relationships and stickiness

Developers typically use one mediation product to manage an app’s monetization across multiple advertising networks, and a telecom operator can only integrate one device experience management solution at the system-level onto any given device. Switching solution providers not only causes customers to incur switching costs, but also to forego the data insights they would receive while using the platform. Further, with the ironSource platform, customers who onboard a solution from either the Sonic or Aura solution suites tend to onboard additional, complementary solutions over time, and the more solutions they use, the stronger the overall platform offering and value they derive from it. For example, of our Sonic customers who contributed over $100,000 in annual revenue in 2021, 71% used both our marketing and monetization solutions. Further, 17% distributed their apps through on-device placements, benefiting from the inventory generated by our Aura solutions, and these customers generated 23% of our revenue for 2021.

Performance-based business model highly aligned with customer success

Our performance-based business model is highly aligned with our customers’ growth, making it intuitive for customers to start working with us and driving long-term customer relationships. Customers rely on our solution suites to power and grow their businesses, as evidenced by our gross retention rate of 98% for our customers who generated over $100,000 revenue over the trailing 12-month period as of December 31, 2021. The products and solutions we provide correlate directly to our customers’ revenue and user engagement, hence the deeply integrated and sticky nature of our customer relationships.

Operational excellence and proven track record of organic and profitable growth

We have a strong track record of successfully identifying multiple opportunities in the App Economy and leveraging our core capabilities around user growth, content monetization and data to execute on them to build successful, profitable solutions. While our end-markets and customers have evolved, our primary focus has always been to provide user growth, engagement and monetization solutions to our customers. Our expertise across these areas constitute a set of core capabilities which we are able to bring to multiple different business cases within the mobile App Economy, in order to execute and capitalize on new opportunities rapidly and successfully. This is illustrated by the scale of our revenue, which was $553.5 million in 2021, with year-over-year revenue growth of 67% in 2021, our income from continuing operations, net of income taxes grew from $58.8 million in 2020 to $59.8 million in 2021 and our Adjusted EBITDA year-over-year growth of 87% to $193.7 million in 2021 as well as our 35% Adjusted EBITDA Margin and 11% income from continuing operations, net of income tax margin in the year ended December 31, 2021. Our ability to quickly identify key industry trends and efficiently develop solutions and products in response has driven our ability to meet our customers’ rapidly-evolving needs and to expand to new customer bases. Further, we have a proven track record of allocating capital to support this innovation and our continued growth. We have invested $142.1 million in research and development in the past two fiscal years, and as of December 31, 2021, 49% of our employees worked in research and development and related activities globally.

Powerful combination of platform and publisher insights across in-game ecosystem

We launched Supersonic in February 2020 as a way to supplement our broader platform with proprietary publishing capabilities which would provide smaller, independent developers who lack the resources and know-how to use our platform themselves, the managed, hands-on support to do so. This not only offers a wider array of developers the option to work with us, but also generates extensive first-party data. As of December 31, 2021, we published 45 games through Supersonic, which have collectively been downloaded 1.7 billion times. We believe that the combination of Supersonic with our broader Sonic solution suite provides us with a competitive advantage, allowing us to use our published apps to quickly and effectively deploy new features and user experiences, benefiting our wider Sonic solutions, as well as developers using Supersonic to publish their games. This allows us to continuously and directly learn, and thereby improve our solutions and products for our wider customer base. For example, we leveraged our published apps to test new capabilities in our cross-promotion and marketability products, which we believe have significantly improved their efficacy, enabling us to hone our product roadmap and better prioritize development decisions that impact customers who use our wider Sonic solutions.

Proven ability to successfully execute and integrate strategic M&A in a rapidly evolving landscape

As we have continued to scale, we have augmented our growth with strategic M&A focused on acquiring both technology and innovators to further grow our comprehensive solution suites, and enable us to serve more customer needs and a greater number of functions within an app-based business. In 2021, we announced four acquisitions - Soomla, Luna, Bidalgo and Tapjoy - which have served to deepen our platform, expand the number of solutions we offer our customers and extend our market share. Our acquisitions have added to the capabilities and scope of our platform, as well as to our TAM, and we have successfully integrated and transformed the growth and profitability profiles of our acquired companies. For example, in 2015 we acquired SupersonicAds, which formed the basis of our mediation product, and as of December 31, 2021, this was embedded in 30% of the top 20 downloaded games globally on the Apple App and Google Play Stores, according to AppAnnie. Our acquisitions have added to the capability and scope of our platform. We intend to continue to adapt our strategy in response to our ever-evolving industry, including emphasizing or deemphasizing product lines where applicable, as well as investing or divesting as business conditions warrant.

Founder-led management team with a unique culture of growth through profitable innovation

We have developed a unique, founder-led culture of leadership. We started with four founders, and through our strategic acquisitions, we have added an additional four founders, creating a strong and lasting base of executive leadership. The discrete capabilities of each of those leaders is reflected in their day-to-day roles. Half of our founders come from a technical background and half from a business management background, driving a balanced perspective among our executive leadership team, and enabling us to deliver excellence both in product innovation and business execution. The strong entrepreneurial background inherent in our executive leadership team enables us to be agile, identify new opportunities, build successful business models, and grow them into scaled businesses. ironSource’s strong founder-led corporate culture empowers and rewards initiative-taking, and encourages the surfacing of new ideas and their actualization into actionable growth drivers.

Our Growth Strategies

Our growth strategies include growing and diversifying our customer base, leveraging customer relationships to cross-sell our solutions, extending the use of our business platform to industries beyond gaming, growing Aura beyond app discovery, expanding in game publishing, investing in technology and innovation to create new solutions for our customers, and extending our business platform to devices beyond mobile. We intend to pursue these growth strategies organically as well as leverage our proven ability to execute and integrate strategic M&A as described previously, which will help us continue to gain market share in the markets we serve.

Continue to grow our customer base

As of December 31, 2021 we had over 5,500 customers, and generated 95% of our revenue from 358 customers who contributed over $100,000 in revenue over the trailing 12-month period. We see a significant opportunity to grow our customer base by introducing new developers to our Sonic solution suite, with a focus on attracting emerging, independent developers who we believe have room to grow and become large revenue contributors over time. We intend to attract these developers with our best-in-class platform capabilities and customer support, and by leveraging our industry expertise and reputation for helping businesses scale their apps and games. Our platform supports these smaller, independent businesses as a growth engine throughout their life cycle, enabling them to become much larger partners over time.

We also focus on continuing to attract major global telecom operators to Aura. Telecom operators globally are facing increasing competition in their network markets and are looking for meaningful ways to better differentiate their product offerings to subscribers. Our Aura solution suite supports telecom operators of all sizes across a wide variety of engagement and monetization use-cases, providing us with a significant, continued growth opportunity. We seek to attract these telecom operators by leveraging our long track record of successful user engagement and monetization as compelling proof points of our ability to enable our customers’ growth.

Leverage customer relationships to cross-sell our solutions

We look to build strong, long-standing relationships with our customers and deliver increasing value to them over time. A major contributor to our efforts in expanding revenue generated by our customers is our focus on cross-selling our solutions. We have seen that customers typically expand their usage of our platform and adopt more of our solutions over time, which is exemplified by our Dollar-Based Net Expansion Rate, which is calculated based on the trailing 12 months for each quarter, averaging 158% across all customers in the past ten quarters for the year ended December  31, 2021. We have seen measurable success in cross-selling our broader Sonic solution suite to customers, who, for example, will on-board our Sonic monetization solution through our mediation product to enable monetization of their apps, and then, over time, adopt our marketing solution through our campaign management product to engage in user acquisition. We also see a sizable opportunity to cross-sell our Sonic customers app marketing opportunities on Aura-powered inventory, where they can access an additional distribution channel for their apps and games.

Extend our business platform to apps beyond gaming

We intend to broaden our customer base by continuing to expand the use of our Sonic solution suite beyond mobile games to the wider App Economy. Much of what makes us successful in games is transferable to other consumer applications, specifically, those that require efficient user acquisition, analytics, and a deep understanding of how to monetize content. Apps outside of the gaming category today typically do not maximize their use of ad monetization or paid user acquisition with the same frequency as games, and we see a growing opportunity to expand the adoption of our solutions to drive improved placement revenues, high-quality user acquisition capabilities and overall business growth for developers of apps in other categories. In addition, our acquisition of Bidalgo has further strengthened our offering for apps outside of games, with software designed to enable them to optimize their spend on the social and search marketing channels which they typically focus on. As of December 31, 2021, 18% of our customers with over $100,000 in revenue over the trailing 12-month period came from industries beyond gaming.

Increase telecom operators’ use of Aura to promote their own services

We also focus on growth opportunities within Aura. Once Aura is integrated as a system-level application on a device, telecom operators can easily expand to additional touchpoints or promotions as they look to deepen and enrich their user offering. Telecom operators have traditionally outsourced device experience management to multiple external partners, but with Aura, the system-level integration creates a relationship that is not only sticky for telecom operators but also a natural gateway to cross selling and growth. As customers use more of our solutions, our platform becomes more integrated with their businesses, contributing to platform stickiness.

Our Aura telecom operator customers often initially leverage our device experience management solution to drive user engagement and monetization during device setup, before expanding to additional engagement touchpoints, or incorporating promotion of their own apps and services. Examples of additional touchpoints include smart notifications and device update. Examples of additional promotions include sale of device insurance, personalized data packages, and other telecom-branded content and services. Moving forward, we will continue offering additional incremental services to our customers that create additional monetization opportunities over time.

Further expand in game publishing

We launched Supersonic, our game publishing solution, in February 2020 and have experienced consistent success in growing our publishing scale since the launch. Our solution has been used to publish 45 games that had been installed 1.7 billion times as of December 31, 2021. We intend to continue to invest in scaling Supersonic, our Sonic publishing solution, to serve more developers and increase the usage of our platform. As part of this effort, we aim to continue to productize the publishing process, differentiating our offering by enabling developers to leverage an automated path to greater scale and profitability for their apps and driving scale for our solution. We intend to develop new publishing products for our customers and we see publishing as a sizable potential contributor to our revenue over time.

Invest in technology and innovation to create new solutions for our customers

The mobile and connected device end-markets our customers serve are highly competitive and continuously evolving. Our customers need solutions that help them deliver superior user acquisition, engagement and monetization to succeed. Our revenue grows in line with our customers’ success, and the evolving needs of our customers create new opportunities for us to deliver value to them as we serve more of their needs. We have a history of being first-to-market with automation and optimization solutions that are later adopted or replicated by industry participants. For example, in 2018 we were the first to market with an ad revenue measurement tool allowing developers to connect ad revenue generated by acquired users with the channels they were acquired on, enabling complete optimization of marketing spend. We intend to continue to leverage our research and development capabilities to create new solutions for our customers, which we believe can help contribute to their greater business success, and therefore to our continued growth.

Extend our business platform to devices beyond mobile

We have experienced significant success in providing solutions for the mobile ecosystem. However, we see a significant opportunity to leverage our user growth, engagement and monetization expertise in building and offering solutions to customers for connected devices beyond mobile. For example, we are extending our Aura device experience management solution to smart TVs, allowing us to grow our user engagement touchpoints beyond mobile. We intend to leverage our Aura brand and technology leadership with telecom operators and OEMs to facilitate expansion into these additional connected devices by designing relevant solutions and leveraging existing enterprise relationships to gain market share.

Growth through strategic M&A

Since our founding, we have acquired several companies to complement and augment our business platform. Many of the founders of these businesses have stayed on with us after the acquisition of their companies and form a substantial part of our leadership. The managerial experience and entrepreneurial drive of these founders who have stayed with our business helps drive our pace of innovation and reinforces our playbook of discovering and scaling new lines of business.

Beyond our research and development efforts, we have built a track record of talent acquisition and strategic M&A, which has helped us grow our technological capabilities and industry expertise. We have pursued a targeted M&A strategy over the past 24 months designed to broaden our platform offering, expand our customer base, increase our market share, and ultimately grow our TAM. Our acquisition of Soomla has enabled us to provide app and game developers with more tools to effectively manage the advertising inside of their apps, and we believe the combination of our Luna and Bidalgo acquisitions creates a uniquely comprehensive cross-channel marketing solution that is intended to better support apps beyond games, and increase our share of wallet and stickiness with both app and game customers by enabling them to increase the performance and efficiency of their app marketing campaigns. Finally, our Tapjoy acquisition has enabled us to grow our SDK footprint, enhance our monetization capabilities, and further expand our customer base in both games and apps beyond games. We intend to continue to add products, where appropriate, aiming to deliver a business platform offering a comprehensive set of growth, monetization and analytics solutions to our customers.

Our Customers

Our customers range from large global enterprises to mid-sized, small and independent businesses and individuals. We define a customer as an individual or entity that generated revenue during a certain period of time. A single organization with multiple divisions, segments or subsidiaries is treated as a single customer, even though we may enter into commercial agreements with multiple parties within that organization.

We have a history of strong growth in our customer base. We focus on the number of customers that generated more than $100,000 of revenue over the trailing 12-month period as this segment of our customer base represents the majority of our revenue and revenue growth and we expect that trend to continue. As of December 31, 2020 and 2021, we had 291 and 358 of such customers, respectively, who together represented 94% and 95% of our 2020 and 2021 revenue, respectively, demonstrating our strong and growing penetration of large enterprises, including leading mobile gaming studios, telecom operators and large enterprises outside of gaming. As of December 31, 2021, we had over 5,500 customers, which includes smaller customers that leverage our business platform to better engage and monetize their users and grow their apps into scalable businesses.

The number of customers that generated more than $100,000 of revenue over the trailing 12-month period has increased sequentially year-over-year, primarily driven by our customers’ continued success using our solutions and the growing adoption of our business platform by existing customers for additional use-cases, as evidenced by our dollar-based net expansion rate of 154%, as well as growth in the number of new customers that contributed more than $100,000 of revenue over the trailing 12-month period as of December 31, 2021.

In the years ended December 31, 2020 and 2021, 32% and 36% of our revenue, respectively, was generated by customers in the United States, 27% and 24% was generated by customers in EMEA, and 20% and 18% was generated by customers in the APAC region, respectively. No single customer accounted for more than 10% of our revenue in the years ended December 31, 2020 and December 31, 2021.

Sales and Marketing

Our performance-based business model is aligned with our customers’ growth, making it intuitive for customers to start working with us and use our business platform to grow their apps and engage their users. We go-to-market through our direct sales team, which consists of field sales and inside sales professionals. In addition, we onboard a subset of customers through our website, through self-service channels. Our direct sales team is primarily focused on new customer acquisition and increasing the adoption of our solutions within these customer categories. We also support customers on an ongoing basis through a growth team to ensure customer satisfaction and to help increase the value our solutions create for our customers, driving our expansion within organizations. Our relationships within customer organizations often grow beyond the initial use-cases of our solutions to include senior technology and business decision-makers.

Our marketing team combines the creation of inbound demand with direct marketing efforts targeted at business and technology leaders. We focus our multi-touch marketing efforts on the strength of our innovation and pace of product development, the value we provide, and our domain expertise. We leverage this expertise to power a strong position of thought leadership in our industry and deploy this thought leadership across a range of marketing channels. Our reputation in scaling the apps of large enterprises and our deep domain expertise in the App Economy drives word-of-mouth demand for our platform. By positioning our products as best-in-class, powerful and easy to adopt, we offer strong motivators for new customers to engage with our sales team.

We use diverse methods to connect with prospective customers, such as content marketing, email marketing, events, digital advertising, social media, public relations and community initiatives. We place a strong emphasis on partner marketing, collaborating extensively with our customers, thought leaders and other companies in the industry to create valuable content that feeds our independent content brand—LevelUp—which comprises a podcast, a developer resource hub, and a Medium publication staffed by contributing thought leaders from the gaming industry. We also invest heavily in owned and operated events on a regional, national and global level, including our annual, invite-only Gamefest Summit for game industry decision-makers, as a means to engage both customers and prospective customers, deliver product training, share best practices and foster community. The sales teams work with marketing to actively pursue leads generated from marketing programs and help take prospective customers through the evaluation and purchase process.

As of December 31, 2021, we had 349 members on our sales and marketing team, including sales development, field sales, business development, sales operations, sales strategy, growth team and marketing personnel, which accounted for 31% of our total headcount. We intend to continue to invest in our sales and marketing capabilities to capitalize on our market opportunity.

Research and Development

Our research and development organization consists of teams specializing in software engineering, user experience, product management, data science, and technical program management. Our team is responsible for the design, development, testing and delivery of new technologies, features, integrations, and improvements of our business platform. It is also responsible for operating and scaling our business platform, including the underlying infrastructure. Research and development employees are located primarily in our offices in Tel Aviv-Yafo.

Our most significant investments are in research and development to drive core technology innovation and bring new solutions to market. Over the last two fiscal years ended December 31, 2020 and December 31, 2021, we have invested $142.1 million in research and development to build our business platform. As of December 31, 2021, we had 551 members on our research and development team, which accounted for 49% of our total headcount. We intend to continue to invest in our research and development capabilities to maintain a rapid sustained pace of innovation in our business.

Competition

We primarily compete with other technology platforms and digital content monetization services. While the markets we serve are highly competitive, most of our competitors offer point solutions that represent a subset of the solutions that are available on our business platform. Our competition includes the following:

●	Well-established technology platforms that vary in size and compete with us primarily with their mobile monetization solutions. These solutions include Google, AdMob, Facebook Audience Network, Unity Software and AppLovin, as well as various private companies. Several of these platforms, including Google, Facebook, Unity Software and Applovin are also our partners and customers.
●	Companies with emerging device lifecycle monetization services and products that compete in a number of our markets, such as Digital Turbine.

The markets we serve are evolving rapidly, with the continued introduction of new technologies and innovations. We also expect new players to enter our market and existing companies to allocate more resources to develop and distribute solutions that compete with us. We believe that our ability to compete effectively for content creators depends upon many factors, including, but not limited to: providing a comprehensive set of solutions; increasing the volume of and ability to leverage data and analytics obtained from Sonic’s SDK, Supersonic’s first party data, and Aura solutions suite, increasing the pace and quality of innovation; providing high-quality solution capabilities, including performance, scalability, security and reliability; effective advertising solutions; ability to drive business value for customers; providing a consistent user experience across apps and devices; strong brand reputation and recognition; ease of deployment, implementation and use of solutions; pricing transparency and optimized price-performance benefits; and the quality of service and customer satisfaction. We believe that we compete favorably with respect to these factors. See Item 3.D. “Key Information —Risk Factors—Risks Related to Our Business and Industry—The markets in which we operate are competitive, and if we do not compete effectively, our business, financial condition and results of operations could be harmed,” for a more comprehensive description of risks related to competition.

Security, Privacy and Data Protection Regulation

We are subject to various federal, state, and international laws and regulations that affect companies conducting business on mobile platforms, including those relating to privacy, data protection, the Internet, behavioral advertising, mobile applications, content, advertising and marketing activities and consumer protection. New and evolving laws and regulations, and changes in their enforcement and interpretation, may require changes to our technology, solutions, or business practices, which may significantly limit the ways in which we collect and process data of individuals, communicate with users, serve advertisements and generally operate our business. This may increase our compliance costs and otherwise adversely affect our business and results of operations. As our business expands to include additional solutions and industries, and our operations continue to expand internationally, our compliance requirements and costs may increase and we may be subject to increased regulatory scrutiny.

The data we collect and otherwise process is integral to our business, technology, solutions and services, providing us with insights to improve our developer tools and solutions for developers and telecom operators, to optimize our business platform, app discovery and monetization and to drive user acquisition investment returns. Our collection, use, receipt, storage and other processing of data in our business subjects us to numerous U.S. state and federal laws and regulations, and foreign laws and regulations, addressing privacy, data protection and the collection, storing, sharing, use, transfer, disclosure, protection and processing of certain types of data. Such regulations include, for example, the European Union General Data Protection Regulation 2016/679 (the “GDPR”) as implemented by European Union member states, the Privacy and Electronic Communications Directive 2002/58/EC, the UK Data Protection Act 2018 (which retains the GDPR under UK law), the Israeli Privacy Protection Regulations (Data Security) 2017, China’s Personal Information Protection Law, the Children’s Online Privacy Protection Act, Section 5(a) of the Federal Trade Commission Act, the California Consumer Privacy Act and the forthcoming California Privacy Rights Act, which will not take substantial effect until January 1, 2023, and other applicable laws globally. Non-compliance with these laws could result in fines, regulatory investigations, reputational damage, orders to cease or change our processing of data, enforcement notices or assessment notices for a compulsory audit, civil claims for damages, as well as associated costs, diversion of internal resources and reputational harm. Although we take extensive efforts to comply with all applicable laws and regulations, we can provide no assurance that we will not be subject to regulatory and/or private action, including fines for non-compliance with data protection and privacy laws, including in the event of a security incident. In addition, operating system platform providers or app stores, such as Apple or Google, may change their technical requirements, guidelines or policies in a manner that adversely impacts the way in which we or our customers collect, use and share data from end-user devices. Restrictions in our ability to collect, use and share data from end-user devices as desired could negatively impact our platform and have a material adverse effect on our and our customers’ businesses.

We work to comply with, and to support customers, demand partners and ecosystem partners in their efforts to comply with applicable laws and regulations relating to privacy, data protection and information security. We maintain a dedicated privacy team that is responsible for overseeing compliance with the different data protection and privacy laws within our business. We maintain privacy information notices for individuals whose personal data is processed, enter into data processing agreements, conduct data protection impact assessments, product and feature reviews, maintain a reasonably exhaustive list of data collected and processed, and respond to privacy-related queries and requests. This helps underpin our strategy of building trust and providing a strong experience to ecosystem partners, demand partners and customers. We take a variety of technical and organizational security measures and other procedures and protocols to protect data, including data pertaining to users and employees. Despite measures we put in place, we may be unable to anticipate or prevent unauthorized access to or disclosure of such data.

To read more about our approach to laws and regulations relating to privacy, data protection, and information security, please see the section 3.D. titled “—Risk Factors—Risks Related Regulation—We are subject to rapidly changing and increasingly stringent laws, contractual obligations and industry standards relating to privacy, data protection, data security and the protection of children. The restrictions and costs imposed by these requirements, or our actual or perceived failure to comply with them, could harm our business.”

Intellectual Property Regulation

We consider our trademarks, trade dress, copyrights, trade secrets, patent and other intellectual property rights, including those in our ”know-how” and the software code of our proprietary technology, to be, in the aggregate, material to our business. We protect our intellectual property rights by relying on federal and state statutory and common law rights, foreign laws where applicable, as well as contractual restrictions. We believe that our unique position in the mobile app ecosystem as the business operating system for app developers and telecom operators, our expertise and determination of our employees, and the functionality and flexibility of our technology and solutions in an ever-evolving industry, are key contributors to our success.

As of December 31, 2021, we have two U.S. patent applications related to different components of our Aura engagement platform. In addition, we own and use trademarks and service marks on or in connection with our proprietary technology and related services, including both unregistered common law marks and issued trademark registrations. As of December 31, 2021, we own three registered trademarks in the United States, four pending trademark applications in the United States, as well as 33 registered trademarks in non-U.S. jurisdictions related to our business and product names. Finally, we have registered domain names for websites that we use in our business, such as www.is.com.

We design, test and update our products, services and websites regularly, and we have developed our proprietary solutions in-house. Our ”know-how” is an important element of our intellectual property. The development and management of our platform requires sophisticated coordination among many specialized employees. We take steps to protect our ”know-how,” trade secrets and other confidential information, in part, by entering into confidentiality agreements with our employees, consultants, developers and vendors who have access to our confidential information, and generally limiting access to and distribution of our confidential information. To protect our technology against unauthorized access, we also implement multiple layers of security. Access to our platform, other than to obtain basic information, requires system usernames and passwords.

While most of the intellectual property we use is developed and owned by us, we have obtained rights to use intellectual property of third parties through licenses and services agreements. Although we believe these licenses are sufficient for the operation of our business, these licenses typically limit our use of the third parties’ intellectual property to specific uses and for specific time periods.

We intend to pursue additional intellectual property protection to the extent we believe it would advance our business objectives and maintain our competitive position. Notwithstanding these efforts, there can be no assurance that we will adequately protect our intellectual property or that it will provide any competitive advantage. From time to time, we expect to face in the future allegations by third parties, including our competitors, that we have infringed their trademarks, copyrights, patents and other intellectual property rights or challenging the validity or enforceability of our intellectual property rights. We are not presently a party to any such legal proceedings that, in the opinion of our management, would individually or taken together have a material adverse effect on our business, financial condition, results of operations or cash flows.

Seasonality

Our quarterly results of operations may vary as a result of seasonal fluctuations during periods such as holidays, during which users spend increased time on entertainment, including games and mobile applications, which increases our customers’ usage of our advertising network and other solutions and may impact our revenue. We may also experience fluctuations due to factors that may be outside of our control that drive usage up or down. While we believe that this seasonality has affected and will continue to affect our quarterly results, our rapid growth has largely masked seasonal trends to date.

Company Values

We are business-enablers. As such, we believe that our success is closely aligned with the business success of our customers, so the more we are able to drive and support our customers’ growth, the more we grow in turn, and the more we are able to continue innovating to increase the value we provide our customers. This drives a basic customer-first approach that informs everything we do.

At the same time, we believe that our corporate culture and our relationship with our employees contribute meaningfully to our success. We have a long history of investing heavily in the welfare, growth and professional development of our employees, and have been ranked multiple times among the top companies to work for in Israel. In the past two years of 2020 and 2021 we were recognized by Dun & Bradstreet Israel as among the top three best tech companies to work for in Israel, alongside Google and Microsoft. We strive to be a company where employees can reach and exceed their full potential, and work at a scale that reaches millions.

At the core of ironSource’s DNA is the concept of free-to-play. Externally, from our founding until today, our products have been designed to make the freemium/free-to-play economy work better for content creators. We seek to empower them to turn their digital content and products into viable businesses without having to charge for them.

Internally, free-to-play encapsulates a company culture that is based on trust and giving our employees the freedom to explore, lead and impact the company in both expected and unexpected ways. This foundational concept underpins a set of values which apply both to how we operate within our company, and our industry.

Free to create: Many of ironSource’s most successful products were created by people who took the initiative and had the courage to create them internally. Giving people the space to do so is how we have grown to where we are, and it will be what takes us ahead. We want employees to identify opportunities, execute on them, and ultimately to be the people that lead growth at ironSource.

Free to change: Many employees in ironSource have benefited from our internal mobility program, which allows employees to grow their skill-sets and evolve their careers within ironSource. This agility is key to staying competitive in an industry growing at speed. It is never boring, and our employees end up growing as fast as we do.

Free to connect: We are a company of people who love people. We respect and value the unique differences in each employee’s approach, and that diversity drives not only our success, but also how much we genuinely enjoy growing ironSource together. This respect is the glue that connects hundreds of us across the globe.

Free to learn: Employees rarely run out of opportunities to learn at ironSource. We never assume we know it all, and there is always room for improvement. We’re not afraid of criticism—as long as it’s constructive. If we’re not experts in our field, we seek to acquire the knowledge and the skills necessary to be one.

Free to fail: We aren’t afraid of failure. We believe it’s better to fully commit to a task believing in its success, than be too afraid to try. In our history, we’ve had our share of failures, but we believe that the impact of our successes has far outweighed them.

C.	Organizational Structure

ironSource Ltd. was incorporated in 2011 under the Israel Companies Law of the State of Israel and commenced operations on that date.

We have 28 wholly owned subsidiaries: Superior Media Ltd. (Israel); ironSource India Private Limited (India); ironSource Neon Ltd. (Israel); ironSource Beijing Co., Ltd. (China); ironSource Mobile Ltd. (Israel) which, in turn, wholly owns ironSource USA, Inc. (Delaware, USA), Supersonic Studios Ltd. (Israel), ironSource UK Limited (UK) and Maverick Studios Ltd. (Israel); Showtime Cayman II (Cayman); ironSource Japan GK (Japan); Upopa Entertainment, Ltd. (Israel); and ironSource Luna Ltd. (Israel), which, in turn, wholly owns Bidalgo Inc. (Delaware, USA), Bidalgo UK Limited (UK) and Bidalgo Korea Ltd. (Korea).

Our wholly owned subsidiary, ironSource USA, Inc., wholly owns Soomla, Inc. (Delaware, USA), which, in turn, wholly owns Soomla Technologies, Ltd. (Israel).

Our wholly owned subsidiary, ironSource UK Limited, wholly owns Luna Labs Limited (UK) and ironSource Sonic, Inc. (Delaware, USA) which, in turn, wholly owns Tapjoy Inc. (Delaware, USA).

Our wholly owned subsidiary, Tapjoy Inc. (Delaware, USA), wholly owns: Tapjoy Information Technology Co., Ltd. (China), Tapjoy Wireless Applications Technology (Beijing) Ltd. (China), Tapjoy Korea Co., Ltd. (Korea), 5Rocks Inc. (Korea), Tapjoy Limited. (UK), Tapjoy Japan K.K. (Japan) and Tapdaq Limited. (UK).

D.	Property, Plants and Equipment

Our principal facilities are located in Tel Aviv, Israel and consist of approximately 10,170 square meters (approximately 109,500 square feet) of leased office space. These facilities currently accommodate our principal executive offices, research and development, account management, marketing, design, business development, finance, information technology, user support and other administrative activities. Of our total 1,121 employees and consultants as of December 31, 2021, 793 are located in Tel Aviv. The lease for these facilities expires on June 30, 2022, and we have the option to extend our lease for an additional five years beyond the current term and an additional five years after the first option period.

As of December 31, 2021, we also lease offices in New York City, San Francisco, Beijing, London, Bangalore, Seoul and Tokyo. We believe that our facilities are adequate to meet our needs for the immediate future, and that, should it be needed, suitable additional space will be available to accommodate any such expansion of our operations.

Item 4A.  Unresolved Staff Comments

None.

Item 5. Operating and Financial Review and Prospects

You should read the following discussion together with the consolidated financial statements and related notes included elsewhere in this Annual Report. The statements in this discussion regarding industry outlook, our expectations regarding our future performance, planned investments in our expansion into additional geographies, research and development, sales and marketing and general and administrative functions as well as other non-historical statements in this discussion are forward-looking statements.

These forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, the risks and uncertainties described in Item 3.D entitled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” included elsewhere in this Annual Report. Our actual results may differ materially from those contained in or implied by any forward-looking statements.

Certain information called for by this Item 5, including a discussion of the year ended December 31, 2019 compared to the year ended December 31, 2020 has been reported previously in our final prospectus filed pursuant to Rule 424(b)(3) on August 10, 2021 under the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Overview

ironSource is a leading business platform that enables mobile content creators to prosper within the App Economy. Before founding ironSource, our founders built consumer web apps. While the apps they built resonated with users, they struggled to efficiently scale their user bases and grow revenue. In building tools to help solve those challenges, our founders identified a much larger opportunity and founded ironSource in 2010 with a clear mission: to help developers turn their apps into scalable, successful businesses.

In the years since our founding, mobile app creation has become easier, but app commercialization has become increasingly difficult. The ironSource platform is designed to enable any app or game developer to turn their app into a scalable, successful business by helping them to monetize and analyze their app and grow and engage their users through multiple channels, including unique on-device distribution through partnerships with leading telecom operators and OEMs such as Boost, Orange, Vodafone and Samsung. Our solutions are designed to allow our customers to focus on what they do best—creating great apps and user experiences—while we strive to provide the infrastructure for their business expansion in one of the largest and fastest growing markets today: the App Economy.

Our platform consists of two solution suites: Sonic and Aura. Our Sonic solution suite supports developers as they launch, monetize and scale their apps and games, by providing solutions for app discovery, user growth, content monetization, analytics and publishing. Our Aura solution suite allows telecom operators to enrich the device experience by creating new engagement touchpoints that deliver relevant content for their users across the entire lifecycle of the device, or from first setup to in-life engagement. We believe this creates a unique on-device distribution channel for developers to promote their apps as a native part of the device experience.

Our Business Model

A substantial majority of our revenue is currently generated under a revenue-share model with our customers, whereby we take a percentage of revenue earned by them for serving in-app advertising placements in their apps and games, or through on-device placements. The remainder consists of usage-based fees, in-app advertising revenue, and to a small extent, in-app purchase revenue. As such, our ability to increase our revenue is highly aligned with our customers’ success. As our customers see greater benefit from our solutions, they increase their usage and adopt additional solutions that accelerate their growth. In many cases, our customers adopt our solutions at an early stage of their business development and scale their usage in conjunction with their growth. For example, a customer may start using our monetization solution before going on to use our marketing solution to scale their user base.

Sonic

Our Sonic solution suite is designed to enable developers to grow their apps into scaled businesses by powering their ability to publish apps, monetize content, cost-effectively acquire users, and analyze app, revenue and growth performance for increased optimization. Our Sonic business model is outlined below:

●	Developers use our marketing solutions to acquire new users mainly on a pay-for-performance basis and, to a lesser extent, on a pay-for-impression basis.
●	Developers use our monetization solutions to generate revenue by selling advertising inventory from their mobile applications to advertisers, of which we retain a share.

●	We also generate revenue through usage-based fees charged for use of our products, such as in-app bidding, cross-promotion, cross-channel marketing software and creative management.
●	Our analytics solution is typically included within commercial arrangements for our Sonic solution suite.
●	Our Supersonic publishing solutions generate revenue primarily through in-app advertising and a small portion through in-app purchases in our published games.

Aura

Our Aura solution suite is designed to allow telecom operators to enrich the device experience by creating new engagement touchpoints that deliver relevant content for their users. These touchpoints occur across the entire device lifecycle, from the time a user first sets up a new device, until they trade in for a new device. This engagement creates a unique on-device distribution channel for our app developers to promote their apps as a native part of the device experience, and for telecom operators to cross-sell and expand adoption of their own apps and services.

Aura revenue is primarily generated under a revenue-share model with our customers, whereby we take a percentage of revenue earned through on-device app and service recommendations. The contractual arrangements with customers may vary depending on whether the promoted app or service is owned by the customer or a third-party. These contracts are billed on a monthly basis. Recommendations in the Aura environment are based on user-provided data, contextual datasets and user preferences. This ensures that the promotions are relevant to users and improves conversions and overall revenue generated for the telecom operator customers.

For both Sonic and Aura customers, we generally invoice advertisers at the end of each month. Accounts receivable are recorded at the gross amount collectible from customers before revenue share, and accounts payable are recorded at the net amount payable to customers. Revenue generated by a specific customer’s use of our Sonic solutions may vary within a period and from period to period depending on, among other things, the launch timing and popularity of a customer’s apps and their usage of our various solutions.

Key Metrics and Non-GAAP Financial Metrics

We monitor the key business metrics set forth below to help us evaluate our business and growth trends, establish budgets, measure the effectiveness of our sales and marketing efforts, and assess operational efficiencies. The calculation of the key metrics discussed below may differ from other similarly titled metrics used by other companies, securities analysts or investors.

Key Metrics

Customers Contributing More Than $100,000 of Revenue

Our larger customer relationships drive scale, improved unit economics and operating leverage in our business model, which improves our solutions and thereby increases our value proposition to all of our customers. To measure our ability to scale with our customers and attract large enterprises to our platform, we count the number of customers that contributed more than $100,000 in revenue in the trailing 12 months. As of December 31, 2020 and 2021, we had 291 and 358 of these customers, respectively, and we focus on them as they represent the majority of our revenue, the largest component of our dataset, and our strongest retention cohort. These customers have grown from representing 94% of our revenue in the trailing 12 months as of December 31, 2020 to 95% in the trailing 12 months as of December 31, 2021 due to their increasing usage of our solutions, our ability to cross-sell a greater proportion of our solutions to them, as well as general growth in the number of new customers that contributed more than $100,000 of revenue. Our sizable base of customers in this group helps diversify our revenue base and offers greater revenue visibility given the sticky nature of our relationships with these customers, as evidenced by their 97% and 98% gross retention rate as of December 31, 2020 and 2021, respectively. Our gross customer retention rate is calculated by comparing two twelve month periods to see how many customers in the previous period remain active customers in the current period. Our customer count is subject to adjustments for acquisitions, consolidations, spin-offs and other market activity.

Dollar-Based Net Expansion Rate

We believe the growth in the use of our platform by our existing customers is an important measure of the health of our business and our future growth prospects. We monitor our performance in this area using an indicator we refer to as Dollar-Based Net Expansion Rate.

We calculate our Dollar-Based Net Expansion Rate for a period by dividing current period revenue from a set of customers by prior period revenue of the same set of customers. Prior period revenue is the trailing 12-month revenue measured as of such prior period end. Current period revenue is the trailing 12-month revenue from the same customers as of the current period end. Our calculation of our Dollar-Based Net Expansion Rate includes the effect of any customer renewals, expansion, contraction and churn, but excludes revenue from new customers.

Our Dollar-Based Net Expansion Rate for the 12 months ended December 31, 2020 and 2021, was 149% and 154%, respectively, and was primarily driven by the increased usage of our solutions by our existing customers, as well as our increasing focus on cross-selling to large customers.

Our Dollar-Based Net Expansion Rate may fluctuate for several reasons, including launch of new solutions on our platform, new app marketing campaigns or new monetized apps from customers; performance of our customers’ applications; and general industry trends, such as the COVID-19 pandemic’s impact on the gaming industry.

Non-GAAP Financial Metrics

In addition to our results determined in accordance with U.S. generally accepted accounting principles, or GAAP, we believe the following non-GAAP financial measures are useful in evaluating our operating performance.

Adjusted EBITDA and Adjusted EBITDA Margin

We define Adjusted EBITDA as income from continuing operations, net of income taxes as adjusted for income taxes, financial expenses, net and depreciation and amortization, further adjusted, as applicable, for assets impairment, share-based compensation expense, fair value adjustment related to contingent consideration, acquisition-related costs and offering costs. We define Adjusted EBITDA Margin as Adjusted EBITDA calculated as a percentage of revenue. Adjusted EBITDA and Adjusted EBITDA Margin are included in this Annual Report because they are key metrics used by management and our board of directors to assess our financial performance. Adjusted EBITDA and Adjusted EBITDA Margin are frequently used by analysts, investors and other interested parties to evaluate companies in our industry. Management believes that Adjusted EBITDA and Adjusted EBITDA Margin are appropriate measures of operating performance because they eliminate the impact of expenses that do not relate directly to the performance of the underlying business.

Adjusted EBITDA and Adjusted EBITDA Margin are not GAAP measures of our financial performance or liquidity and should not be considered as alternatives to net income as a measure of financial performance, as alternatives to cash flows from operations as a measure of liquidity, or as alternatives to any other performance measure derived in accordance with GAAP. Neither Adjusted EBITDA nor Adjusted EBITDA Margin should be construed as an inference that our future results will be unaffected by unusual or other items. Additionally, Adjusted EBITDA and Adjusted EBITDA Margin are not intended to be measures of free cash flow for management’s discretionary use, as they do not reflect our tax payments and certain other cash costs that may recur in the future, including, among other things, cash requirements for costs to replace assets being depreciated and amortized. Management compensates for these limitations by relying on our GAAP results in addition to using Adjusted EBITDA and Adjusted EBITDA

Margin as supplemental measures. Our measures of Adjusted EBITDA and Adjusted EBITDA Margin are not necessarily comparable to similarly titled captions of other companies due to different methods of calculation.

	Year ended
	December 31,
	2021	2020

	(in thousands, except
	percentages)
Income from continuing operations, net of income taxes	$59,821	$58,809
Adjusted EBITDA	$193,701	$103,540
Income from continuing operations, net of income taxes margin(1)	11%	18%
Adjusted EBITDA Margin	35%	31%

(1)	Calculated as income from continuing operations, net of income taxes divided by revenue.

Our Adjusted EBITDA increased from 2020 to 2021 primarily as a result of revenue growth across all of our solutions. Our Adjusted EBITDA Margin increased from 31% in the year ended December 31, 2020 to 35% in the year ended December 31, 2021 as a result of revenue growth while benefiting from operating leverage.

The following table reconciles Adjusted EBITDA and Adjusted EBITDA Margin to the most directly comparable GAAP financial performance measures, which are income from continuing operations, net of income taxes and Income from continuing operations, net of income taxes margin, respectively:

	Year Ended
	December 31,
	2021	2020

	(in thousands, except
	percentages)
Income from continuing operations, net of income taxes	$59,821	$58,809
Financial expense, net	2,004	4,381
Income taxes	20,542	10,896
Depreciation and amortization(a)	24,118	16,858
Share-based compensation expense(b)	78,515	12,596
Acquisition-related costs(c)	4,487	—
Offering costs	4,214	—
Adjusted EBITDA	$193,701	$103,540
Revenue	$553,466	$331,519
Income from continuing operations, net of income taxes margin(d)	11%	18%
Adjusted EBITDA Margin	35%	31%

(a)	Represents $6,595 and $2,387 in intangible assets amortization, $10,699 and $8,961 in capitalized software amortization and $1,491 and $1,446 in fixed assets depreciation for the years ended December 31, 2021 and 2020, respectively. In addition, we adjusted for $5,333 and $4,064 for the years ended December 31, 2021 and 2020, respectively, of amortization of certain incentive payments to customers, which we amortize contra revenue over the term we expect to provide services to these customers.
(b)	Represents non-cash share-based compensation expenses.
(c)	Represents costs in connection with several acquisitions. These costs include compensation subject to continuing employment and other acquisition-related costs.
(d)	Represents income from continuing operations, net of income taxes divided by revenue.

Key Factors Affecting Our Performance

Retention and expansion of existing customers

Our revenue growth depends on our ability to retain our existing customers and to expand their use of our solutions.

We continuously seek to develop and reinforce strong, long-standing relationships with our customers by delivering increasing value to them and driving greater use of our solutions. Our dollar-based net expansion rate of 149% and 154% as of December 31, 2020 and 2021, respectively, are a testament to our ability to drive expansion of existing customers by increasing their use of our platform and cross-selling additional solutions. Our solutions can be used individually or in combination, but many of our customers adopt more than one solution over a period of time. We have seen significant success in cross-selling incremental capabilities to existing customers during our operating history. For the year ended December 31, 2021, 71% of our Sonic customers who contributed over $100,000 of annual revenue used both our marketing and monetization solutions.

As customers increase the usage and adoption of our solutions, we become more deeply integrated with their business, thereby increasing our customer retention. We achieved a high gross retention rate of 97% and 98% as of December 31, 2020 and 2021, respectively, for customers who generated over $100,000 revenue over the trailing 12 months. We rely on our growth team to deliver customer satisfaction and help increase the value our solutions create for our customers, helping them further scale their businesses. Our increasingly large base of customers represents a significant opportunity for further growth and adoption of our platform. While we have seen a rapid increase in the number of customers that have contributed more than $100,000 revenue in the trailing 12 months, we believe that there is a substantial opportunity to continue growing this category of customers further. We plan to continue investing in growing our deep partnerships with our customers and providing new solutions to increase our share of wallet. We also intend to expand our global growth team, with a focus on increasing the penetration and usage of all our solutions in customer accounts.

In any given period, our customers’ use of our platform may fluctuate, which could cause fluctuations in our revenue and results of operations. Our ability to increase the use of our platform by and to sell additional solutions to our existing customers, particularly our large enterprise customers, will depend on a number of factors, including our customers’ satisfaction with our platform, the offerings of our competition, the strength of our network, pricing, overall changes in our customers’ spending levels, the effectiveness of our efforts to help our customers realize the benefits of our platform and the extent to which the App Economy continues to grow.

Attracting new customers across gaming and app developers

The majority of our growth comes from existing customers who are using more of our products, but our ability to attract new customers to adopt our Sonic solutions is also critical to our future growth. Our solutions provide app developers with easy access to the technology that underlies core business operations, enabling us to attract a wide range of new customers with varying business needs, in both gaming and app categories beyond gaming.

For Sonic, we see an opportunity to increase our engagement with smaller, independent game developers who are large in number but small in revenue contribution, and who we believe could become large revenue contributors over time. Developers benefit significantly by using Sonic solutions earlier in the app development life-cycle to quickly monetize their content and cost-effectively accelerate the growth cycle of reinvestment to reach more users and expand their footprint across the mobile ecosystem. We seek to attract these developers with best-in-class products and by leveraging our industry expertise and reputation in scaling the apps of larger enterprises. For example, through our publishing solution, Supersonic, we offer marketability tools that enable early-stage developers to identify the product-market fit of their content and market value prior to publishing. We launched Supersonic in February 2020 and the 45 games published using our Supersonic solution have been downloaded 1.7 billion times as of December 31, 2021. We plan to develop additional publishing features and capabilities to increase the integration and retention of early-stage developers on our platform, enabling them to grow their business within our ecosystem, and to eventually benefit from all our solutions.

In addition, we see a significant opportunity to grow our penetration among customers in industries beyond gaming, especially through the use of our cross-channel marketing software These customers represented 18% of our 358 customers with more than $100,000 in trailing 12-month revenue as of December 31, 2021, and we expect this to be a significant growth driver over time.

We plan to further grow our customer base by continuing to make significant investments in sales and marketing and brand awareness. Our ability to attract new customers will depend on a number of factors, including our success in recruiting and scaling our sales and marketing organization as well as the competitive dynamics and continued success of our gaming and non-gaming target markets.

Adoption of our solutions by telecom operators and OEMs

Our ability to grow our revenue is in part dependent on our ability to continue to attract major global telecom operators and OEMs to adopt our Aura solution suite. Telecom operators globally are facing an increasing commoditization of data and telephony services, and are looking for ways to better differentiate themselves with subscribers. Creating a more engaging device experience will also allow telecom operators and OEMs to drive incremental revenue with their users past the point of device sale and subscription plans.

We believe that our Aura solutions are attractive for telecom operators and OEMs globally, as the solution suite can be customized to natively support a wide variety of engagement and monetization use-cases. We plan to leverage our track-record of customer success with Aura as a compelling proof point to attract other major telecom operators and OEMs worldwide who do not currently use our Aura solutions. We also intend to introduce new touchpoints, solutions and products to our Aura customers to enable richer and more engaging user experiences by investing in our Aura technology, which will enable our customers to engage with more users and better monetize the devices in their network.

We have experienced significant success in providing solutions for the mobile ecosystem. However, we see a significant opportunity to leverage our user growth, engagement and monetization expertise in building and offering solutions to customers for other connected devices, such as extending our device experience management solution to smart TVs, allowing us to increase integrated engagement touchpoints with various device users. We intend to leverage our Aura brand and technology leadership with telecom operators and OEMs to facilitate expansion into these additional connected devices by designing relevant solutions and leveraging existing enterprise relationships to gain market share. We are investing in product development and other capabilities to achieve this expansion, which may reduce our profitability as we seek further scale.

Continued innovation of our solutions and technology

Our ability to increase the size and engagement of our customer base and increase our revenue depends, in part, on our ability to maintain and enhance our platform’s innovation, features and functionality, and to successfully develop or acquire new capabilities. We constantly improve our solutions to deliver better results to our customers, as well as develop new features and use cases for our solutions. We plan to continue to make significant investments in research and development to ensure that we offer best-in-class solutions and that we are first to market with new solutions that cement our industry leadership. This also includes exploring different areas or domains, such as expanding our Sonic platform to customers in apps beyond gaming, and Aura to non-mobile devices such as smart TVs. These investments in our future growth may reduce our profitability in the near-term.

In addition to our ongoing investment in research and development, we regularly evaluate acquisitions of companies, products, teams and technologies that complement and expand our current solutions, support our industry leadership by gaining access to new customers or markets, or add to our technology expertise. As our historical track record of acquisitions demonstrates, we have managed to execute business integrations to drive and enhance our technological capabilities, business performance and unique culture. We believe both organic development and acquisitions are core competencies for us, and we intend to use both to drive increased value for our customers and improvements to our results of operations.

Ability to attract and retain talent

Our employees drive our innovation, and are therefore the foundational asset for our company. Our business depends on our ability to attract and retain talent to drive innovation and enhance our product development, marketing efforts and management. As of December 31, 2021, we had 995 full-time employees, an increase of 43% compared to December 31, 2020 and 126 contractors. Our brand, scale, track record of success and culture of innovation have established us as an employer of choice. In 2020 and 2021, we were recognized by Dun & Bradstreet Israel as among the top three best tech companies to work for in Israel, alongside Google and Microsoft. We expect to continue to hire talented employees and to provide competitive compensation to our employees, and to grow our headcount in the foreseeable future to drive our growth and market leadership. We will also continue to evaluate strategic acquisitions to enhance our talent-base, particularly in new growth areas for our business.

Impact of COVID-19

To date, the global crisis resulting from the spread of COVID-19 has not had a negative impact on our business and results of operations. However, the full extent to which the COVID-19 pandemic will directly or indirectly impact our business, results of operations and financial condition will depend on future developments that are highly uncertain and cannot be accurately predicted, at this time, such as vaccine and booster rollout, vaccine hesitancy, severity of transmission rates of the virus and its current and future variants, and we continue to closely monitor how the COVID-19 pandemic is impacting our business. As the Israeli and other governments around the world imposed shelter-in-place and other restrictive measures, we transitioned many of our employees to remote working arrangements and temporarily closed our offices in Israel, the United States, China and other jurisdictions as required by applicable local authorities from time to time. We have gradually reopened certain of our offices in accordance with the lifting of certain shelter-in-place measures and in accordance with measures that provide additional safeguards that we believe are in the best interests of our employees and customers. While our financial condition and results of operations were not negatively impacted by the COVID-19 pandemic, the impact of the pandemic on our future growth and our results of operations is unknown, and we are unable to accurately predict the future impact. Further, as certain of our customers or partners experience downturns or uncertainty in their own business operations or revenue resulting from the spread of COVID-19, they may decrease or delay their spending on existing solutions, defer adoption of our new solutions, or seek renegotiations of their contracts, any of which may result in decreased revenue for us. See Item 3.D. “Key Information—Risk Factors,” for further discussion of the impacts of the COVID-19 pandemic on our business.

Components of Results of Operations

Revenue Our primary sources of revenue are derived from our Sonic and Aura solution suites. Our Sonic solution suite enables mobile game and app developers (which we collectively refer to here as “developers”) to grow their apps into scaled businesses by providing solutions to monetize content, acquire users and publish apps. A developer uses our monetization solution to generate revenue by selling his or her in-app placements inventory to advertisers within the developer’s games and apps. Developers may also use our publishing solution, focused on smaller, third-party game developers, to publish their mobile games. We generate revenue through in-app advertising, and through in-app purchases generated from third-party developed games we publish. Third-party developers that contract with us enjoy a revenue-share model where they receive a share of the monetization that we create.

Our Aura solution suite enables our telecom operator and OEM customers to engage with their users beyond the purchase of devices and service plans, by providing them device experiences such as personalized device setup, service promotions and app promotions. We generate revenue when a user (device owner) accepts a service or installs a promoted app. We retain a share of the revenue that is generated based on our revenue-share arrangement with the customer.

Cost of revenue. Cost of revenue consists primarily of expenses associated with the delivery of our platform, including server expenses, personnel-related expenses, including salaries, benefits and share-based compensation for employees on our operations teams and allocated overhead costs. Cost of revenue also includes amounts paid to developers who use our publishing solutions as well as amortization of acquired technology and capitalized software costs.

Research and development. Research and development expenses primarily comprise costs associated with the maintenance and ongoing development of our platform and technology including personnel, allocated costs, allocated overhead and other development-related expenses. Research and development costs are expensed as incurred. We expect these costs to increase as we continue to hire new employees in order to support our anticipated growth. We believe continued investments in research and development are important to attain our strategic objectives and expect research and development costs to increase in absolute dollars.

Sales and marketing. Sales and marketing expenses primarily comprise costs of our marketing personnel including allocated overhead costs, branding costs, amortization of customer relationships, user acquisition costs and other advertising costs. Sales and marketing expenses are expensed as incurred. We intend to continue to invest in our sales and marketing capabilities in the future to continue to increase our brand awareness and expect these costs to increase on an absolute dollar basis as we grow our business. Sales and marketing expenses in absolute dollars and as a percentage of total revenue may fluctuate from period-to-period based on total revenue levels and the timing of our investments in our sales and marketing functions as these investments may vary in scope and scale over future periods.

General and administrative. General and administrative expenses primarily comprise costs of personnel-related costs for our executive, finance, legal and other administrative personnel, professional fees for external legal, accounting and other professional services, offering costs and allocated overhead costs. General and administrative expenses are expensed as incurred. We expect that our general and administrative expenses will increase in absolute dollars for the foreseeable future as we grow our business, as well as to cover the additional cost and expenses associated with maintaining a publicly listed company.

Financial expenses, net. Financial expenses, net includes interest earned on cash equivalents and deposits, gains and losses arising from foreign exchange fluctuations and other financial expenses in connection with bank charges, our long-term loan and our Credit Agreement.

Income taxes. We account for Income taxes in accordance with ASC 740, “Income Taxes.” We are eligible for certain tax benefits in Israel under the Law for the Encouragement of Capital Investments, 1959, or the Investment Law at a reduced tax rate of 12%. Accordingly, as we generate taxable income in Israel, our effective tax rate is lower than the standard corporate tax rate for Israeli companies, which is 23%. Our taxable income generated outside of Israel or derived from other sources in Israel which is not eligible for tax benefits will be subject to the regular corporate tax rate. For more information about the tax benefits available to us as a Beneficiary Enterprise, see Item 10.E. “Taxation—Israeli Tax Considerations.”

Income from discontinued operations, net of income taxes. Income from discontinued operations, net of income taxes consisted of revenue generated from the Desktop business, the assets of which were spun off from our business on December 31, 2020. Please see Item 7.B. “Related Party Transactions—Spin-Off of Desktop Business” for more information.

A.	Operating Results

The following tables summarize key components of our results of operations data and such data as a percentage of total revenue for the periods presented. The period-to-period comparisons of our historical results are not necessarily indicative of the results that may be expected in the future.

Year Ended December 31, 2021 Compared to Year Ended December 31, 2020

	Year Ended December 31,
	2021		2020
	(in	(as % of	(in	(as % of
	thousands)	revenue)	thousands)	revenue)
Revenue	$553,466	100%	$331,519	100%
Cost of revenue	89,223	16.1	57,825	17.4
Gross profit	464,243	83.9	273,694	82.6
Operating expenses:
Research and development	90,531	16.4	51,600	15.6
Sales and marketing	208,707	37.7	119,262	36.0
General and administrative	82,638	14.9	28,746	8.7
Total operating expenses	381,876	69.0	199,608	60.2
Income from operations	82,367	14.9	74,086	22.3
Financial expenses, net	2,004	0.4	4,381	1.3
Income from continuing operations before income taxes	80,363	14.5	69,705	21.0
Income taxes	20,542	3.7	10,896	3.3
Income from continuing operations, net of income taxes	59,821	10.8	58,809	17.7
Income from discontinued operations, net of income taxes	—	—	36,480	11.0
Net income	$59,821	10.8%	$95,289	28.7%

Revenue

Revenue increased by $222 million, or 67%, to $553.5 million for the year ended December 31, 2021 from $331.5 million for the year ended December 31, 2020. Revenue from our Sonic solution increased by $194.6 million, or 67%, from $290.1 million for the year ended December 31, 2020 to $484.7 million for the year ended December 31, 2021 and revenue from our Aura solution increased by $27.4 million, or 66%, from $41.4 million for the year ended December 31, 2020 to $68.8 million for the year ended December 31, 2021. The increase was mainly due to increased revenue from existing customers, which accounted for $172.6 million, or 78%, of the total increase in revenue, and revenue from new customers, which accounted for $49.4 million, or 22%, of the total increase in revenue. The growth of our total revenue was driven by enhancements made to our platform and the increased use of our solutions by our new and existing customers.

Cost of revenue

Cost of revenue increased by $31.4 million, or 54%, to $89.2 million for the year ended December 31, 2021 from $57.8 million for the year ended December 31, 2020. The increase was mainly due to increases of $12.9 million in payouts to developers, $8.9 million in hosting and services fees, $3.6 million in employee-related costs, mostly driven by an increase in headcount and a $0.9 million increase in share-based compensation and a $5.2 million increase in depreciation and amortization related to technology.

Research and development

Research and development costs increased by $38.9 million, or 75%, to $90.5 million for the year ended December 31, 2021 from $51.6 million for the year ended December 31, 2020. The increase was mainly due to an increase of $36 million in employee-related costs, mostly driven by an increase in share-based compensation expense of $20.5 million and an increase in headcount.

Sales and marketing

Sales and marketing costs increased by $89.4 million, or 75%, to $208.7 million for the year ended December 31, 2021 from $119.3 million for the year ended December 31, 2020. The increase was mainly due to an increase in user acquisition costs of our Sonic publishing solution and an increase of $24.9 million in employee-related costs, mostly driven by an increase of $12.1 million in share-based compensation and an increase in headcount.

General and administrative

General and administrative costs increased by $53.9 million, or 187%, to $82.6 million for the year ended December 31, 2021 from $28.7 million for the year ended December 31, 2020. The increase was primarily as a result of an increase of $38.6 million in employee-related costs, mostly driven by an increase in share-based compensation expense of $32.4 million, $5.6 million in professional services and insurance expenses due to increased costs as part of being public company, $2.9 million in acquisition-related costs and transaction costs of $4.2 million, related to our public offering.

Financial expenses, net

Financial expenses, net decreased by $2.4 million, or 54%, to $2 million for the year ended December 31, 2021 from $4.4 million for the year ended December 31, 2020. The decrease was mainly due to a decrease in losses of $2.0 million on foreign exchange fluctuations.

Income taxes

Income taxes increased by $9.6 million, or 89%, to $20.5 million for the year ended December 31, 2021 from $10.9 million for the year ended December 31, 2020. The increase was mainly due to the increase in taxable income on our operations globally.

Income from discontinued operations, net of income taxes

Income from discontinued operations, net of income taxes was $36.5 million for the year ended December 31, 2020. We had no income from discontinued operations in 2021.

Year Ended December 31, 2020 Compared to Year Ended December 31, 2019

Certain information called for by this Item 5, including a discussion of the year ended December 31, 2019 compared to the year ended December 31, 2020 has been reported previously in our final prospectus filed pursuant to Rule 424(b)(3) on August 10, 2021 under the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

B.	Liquidity and Capital Resources

Overview

Since our inception, we have financed our operations primarily through cash generated from operations. We received $664 million in proceeds, net of underwriting fees and offering costs, from the recapitalization transaction we have completed on June 28, 2021. We have also funded our recent acquisitions with cash on hand. Our cash, cash equivalents and restricted cash were $781.8 million as of December 31, 2021 compared to $203.1 million as of December 31, 2020.

Our primary requirements for liquidity and capital resources are to finance working capital, capital expenditures and general corporate purposes. We believe that our cash and cash-equivalents on hand and cash we expect to generate from future operations will be sufficient to meet our business needs for at least the next 12 months. Our future cash and capital requirements will depend on many factors, including our growth rate; the timing and extent of our spending to support our research and development efforts; capital expenditures to purchase hardware and software; the expansion of sales and marketing activities; and our continued need to invest in our IT infrastructure to support our growth. In addition, we may enter into additional strategic partnerships as well as agreements to acquire or invest in complementary products, teams and technologies, including intellectual property rights, which could increase our cash requirements.

As a result of these and other factors, we may choose or be required to seek additional equity or debt financing sooner than we currently anticipate. If additional financing is required from outside sources, we may not be able to raise it on terms acceptable to us, or at all. If we are unable to raise additional capital when required, or if we cannot expand our operations or otherwise capitalize on our business opportunities because we lack sufficient capital, our business, results of operations, and financial condition would be adversely affected.

Our capital expenditures consist primarily of internal-use software costs, computers and peripheral equipment and leasehold improvements. In the year ended December 31, 2021, we completed a number of business acquisitions, including Soomla, Luna and Bidalgo, which reduced our cash balance as of December 31, 2021 by $127.5 million, as well as purchase of an equity investment of $20 million.

We assess our liquidity, in part, through an analysis of our working capital, together with other sources of liquidity. We had working capital of $743.9 million as of December 31, 2021, compared to $178.9 million as of December 31, 2020. The increase from December 2020 to December 2021 was mainly due to proceeds from the recapitalization transaction, net of underwriting fees and offering costs, of $664 million and cash provided by our operating activities that was partially offset by repayment of a long-term loan and cash used for business acquisitions.

Our material cash requirements as of December 31, 2021, include our $30.2 million non-cancelable contractual commitments, primarily related to servers and hosting services which are due within 2 years, of which $16.2 million is due within the next 12 months, and our $39.5 million of operating lease obligations, of which $7.6 million is due within the next 12 months. The weighted-average remaining lease term was 2.62 years as of December 31, 2021.

The following table presents the summary consolidated cash flow information for the periods presented:

	Year ended December 31,
	2021	2020

	(in thousands)
Net cash provided by continuing operating activities	$143,890	$91,656
Net cash used in continuing investing activities	(144,118)	(22,563)
Net cash provided by (used in) continuing financing activities	581,438	(6,309)

Net Cash Provided by Continuing Operating Activities

During the year ended December 31, 2021, net cash provided by continuing operating activities was $143.9 million, consisting of net income from continuing operations of $59.8 million, adjusted by non-cash charges of $101.9 million and net cash outflows from the change in net operating assets and liabilities of $17.8 million. The non-cash charges were primarily comprised of depreciation and amortization of $24.1 million and share-based compensation expenses of $78.5 million. The net cash outflows from the change in net operating assets and liabilities were primarily comprised of an increase in accounts receivable of $82.6 million, increase in other current assets of $27.7 million and an increase in other non-current assets of $21.4 million which was offset by an increase in accounts payables of $97.7 million and an increase in other current liabilities of $14.6 million.

During the year ended December 31, 2020, net cash provided by continuing operating activities was $91.7 million, consisting of net income from continuing operations of $58.8 million, adjusted by non-cash charges of $30.5 million and net cash inflows from the change in net operating assets and liabilities of $2.4 million. The non-cash charges were primarily comprised of depreciation and amortization of $16.9 million and share-based compensation expenses of $12.6 million. The net cash inflows from the change in net operating assets and liabilities were primarily comprised of an increase in accounts receivable of $39.8 million, increase in other current assets of $5.8 million and an increase in other non-current assets of $3.9 million which was offset by an increase in accounts payables of $40.7 million and an increase in other current liabilities of $11.1 million.

Net Cash Used in Continuing Investing Activities

During the year ended December 31, 2021, net cash used in continuing investing activities was $144.1 million, primarily consisting of cash used in acquisitions of $127.5 million, purchase of an equity investment of $20 million, purchase of property, plant and equipment and capitalized software development costs of $12.2 million, partially offset by maturities of short-term deposits of $17.6 million.

During the year ended December 31, 2020, net cash used in continuing investing activities was $22.6 million, primarily consisting of investments in short-term deposits of $60.2 million and purchase of property, plant and equipment and capitalized software development costs of $13.1 million, partially offset by maturities of short-term deposits of $50.7 million.

Net Cash Provided by (Used in) Continuing Financing Activities

During the year ended December 31, 2021, net cash provided by continuing financing activities was $581.4 million, primarily consisting of proceeds from the recapitalization transaction, net of underwriting fees and offering costs of $664 million, partially offset by repayment of long-term loan of $85 million.

During the year ended December 31, 2020, net cash used in continuing financing activities was $6.3 million, primarily consisting of repayment of long-term loan of $7.5 million.

SVB Credit Agreement

On March 29, 2018, we entered into a credit agreement (the “SVB Credit Agreement”) with a syndicate of banks, Silicon Valley Bank and certain other lenders. The SVB Credit Agreement provided for a $100 million term loan (the “Term Loan”) maturing on March 28, 2023. In addition, the SVB Credit Agreement provides a revolving credit line of $50 million (the “Revolver”). On June 28, 2021, we exercised our option to repay (without penalties) in full the outstanding balance of $82.5 million of the Term Loan. As part of the repayment, the Revolver was canceled. There were no outstanding borrowings under the Revolver as of December 31, 2020 and December 31, 2021.

SVB Revolving Credit Facility

On June 29, 2021, we, as borrower, and certain of our subsidiaries, as guarantors, entered into a Credit Agreement (the “Credit Agreement”) with certain lenders from time party thereto (the “Lenders”) and Silicon Valley Bank, as administrative agent (the “Agent”) and L/C issuer, pursuant to which the Lenders extended to us a five-year senior secured revolving credit facility in an initial aggregate principal amount of up to $350.0 million, with the right, subject to certain conditions, to incur additional revolving commitments and/or incremental term loans in an amount not to exceed the sum of (i) $150.0 million plus (ii) additional amounts so long as the consolidated secured leverage ratio, on a pro forma basis after giving effect to such increase or incurrence, is no greater than or equal to 2.25:1.00.

Revolving loans under the Credit Agreement bear interest through maturity at a variable rate based upon, at our option, either the Eurodollar rate or the base rate (which is the highest of (x) the federal funds rate plus 0.50%, (y) the prime rate published in The Wall Street Journal or any successor publication thereto, and (z) 1.00% in excess of the one-month Eurodollar rate), plus, in each case, an applicable margin. The applicable margin for Eurodollar rate revolving loans ranges, based on the applicable consolidated net leverage ratio, from 1.25% to 1.75% per annum and the applicable margin for base rate loans ranges, based on the applicable consolidated net leverage ratio, from 0.25% to 0.75% per annum. Revolving loans may be prepaid, and revolving loan commitments may be permanently reduced by us, in each case, at any time, in whole or in part, without penalty or premium.

In addition to paying interest on outstanding principal under the Credit Agreement, we are required to pay an unused line fee on a quarterly basis with respect to the unutilized commitments under the Credit Agreement from 0.20% to 0.30% per annum, depending on the consolidated net leverage ratio. The Company is also required to pay customary letter of credit fees, as necessary, and agent and lender fees customary for credit facilities of this size and type.

Our obligations under the Credit Agreement are guaranteed by the majority of our subsidiaries, subject to certain exceptions (the “Guarantors”). The obligations under the Credit Agreement and the guarantees are secured by a lien on substantially all of the Company’s (including all of the Guarantors’) tangible and intangible personal property, and by a pledge of substantially all of the shares of stock, partnership interests and limited liability company interests of the Company’s subsidiaries, subject to limited exceptions.

The Credit Agreement contains a number of covenants and restrictions that, among other things, require us to maintain (i) a maximum ratio of consolidated funded indebtedness (as defined in the Credit Agreement and net of unrestricted cash and cash equivalents, in an amount not to exceed 50% of consolidated EBITDA (as defined in the Credit Agreement)) to consolidated EBITDA of 4.00:1.00, subject to a step down to 3.75:1.00 after four full fiscal quarters, which ratio will, in either case, be increased by 0.50:1.00 following a Qualified Acquisition (as defined in the Credit Agreement) and (ii) a ratio of consolidated EBITDA to consolidated interest charges (as defined in the credit agreement) of less than 3.00:1.00. The Credit Agreement also contains customary representations, warranties, and covenants, including covenants that restrict the Company’s and its subsidiaries’ ability to incur additional debt, pay dividends and make distributions, make certain investments and acquisitions, repurchase the Company’s stock and prepay certain indebtedness, create liens, enter into agreements with affiliates, modify the nature of the Company’s business, enter into sale-leaseback transactions, transfer and sell material assets and merge or consolidate. Non-compliance with one or more of the covenants and restrictions could result in the full or partial principal balance of the revolving loans becoming immediately due and payable.

The Credit Agreement includes customary events of default that include, among other things, non-payment of principal, interest or fees, inaccuracy of representations and warranties, violation of certain covenants, cross default to certain other indebtedness, bankruptcy and insolvency events, material judgments, change of control and certain material ERISA events. The occurrence of an event of default could result in the acceleration of the obligations under the Credit Agreement. As of December 31, 2021, we were in compliance with all of the covenants. There were no outstanding borrowings under the revolving credit facility as of December 31, 2021.

C.	Research and Development, Patents and Licenses, Etc.

For a discussion of our research and development policies, see “Research and Development” in Item 4.B above and the “Key Information—Risk Factors—Risks Related To Our Incorporation and Location In Israel” in Item 3.D above.

D.	Trend Information

Other than as described in Item 3.D. “Key Information—Risk Factors” and in Item 5.A. “Operating and Financial Review and Prospects —Key Factors Affecting Our Performance” of this Annual Report, we are not aware of any trends, uncertainties, demands, commitments or events that are reasonably likely to have a material effect on our total revenues, income, profitability, liquidity or capital resources, or that caused the disclosed financial information to be not necessarily indicative of future operating results or financial condition.

E.	Critical Accounting Estimates

We have provided a summary of our significant accounting policies, estimates and judgments in Note 3 to our consolidated financial statements, which are included elsewhere in this Annual Report. The following critical accounting discussion pertains to accounting policies management believes are most critical to the portrayal of our historical financial condition and results of operations and that require significant, difficult, subjective or complex judgments. Other companies in similar businesses may use different estimation policies and methodologies, which may impact the comparability of our financial condition, results of operations and cash flows to those of other companies.

Application of Critical Accounting Policies and Estimates

Our significant accounting policies and their effect on our financial condition and results of operations are more fully described in our audited consolidated financial statements included elsewhere in this Annual Report. We have prepared our financial statements in conformity with GAAP, which requires management to make estimates and assumptions that affect the amounts reported in our consolidated financial statements and accompanying notes. These estimates are prepared using our best judgment, after considering past and current events and economic conditions. While management believes the factors evaluated provide a meaningful basis for establishing and applying sound accounting policies, management cannot guarantee that the estimates will always be consistent with actual results. In addition, certain information relied upon by us in preparing such estimates includes internally generated financial and operating information, external market information, when available, and when necessary, information obtained from consultations with third-parties. Actual results may differ from these estimates. See in Item 3.D. “Key Information—Risk Factors” for a discussion of the possible risks that may affect these estimates.

We believe that the accounting policies discussed below are critical to our financial results and to the understanding of our past and future performance, as these policies relate to the more significant areas involving management’s estimates and assumptions. We consider an accounting estimate to be critical if: (1) it requires us to make assumptions because information was not available at the time or it included matters that were highly uncertain at the time we were making our estimate and (2) changes in the estimate could have a material impact on our financial condition or results of operations.

Revenue recognition

We recognize revenue in accordance with Accounting Standards Update (ASU) No. 2014-09, “Revenue from Contracts with Customers” (Topic 606) when, or as, control of the promised goods or services is transferred to the customer, and in an amount that reflects the consideration we are expected to receive in exchange for those services or goods. We follow five steps to record revenue under Topic 606: (i) identify the contract with a customer; (ii) identify the performance obligations in the contract; (iii) determine the transaction price; (iv) allocate the transaction price to the performance obligations in the contract; and (v) recognize revenue when (or as) we satisfy its performance obligations.

Our platform consists of revenue from two solution suites: Sonic and Aura. Sonic for game and app developers, and Aura for telecom operators and OEMs.

For both Sonic and Aura, we evaluate whether we act as the principal (i.e., report revenue on a gross basis) or the agent (i.e., report revenue on a net basis). The evaluation to present revenue on a gross versus net basis requires significant judgment. We have concluded that for Sonic monetization solutions and for Aura solutions, we are the agent in facilitating the fulfillment of our customers’ access to the different advertisers.

This conclusion is primarily based on the fact that we do not have control over the bid price from the advertisement nor the promotion. Additionally, we do not control the in-app placements inventory nor the on-device placements inventory prior to the placement of an advertisement or the promotion, therefore bearing no inventory risk. Further, we do not promise our customers any results. Based on these factors, we determined that we are acting as an agent, and, therefore, report revenue based on the net amount retained from the transaction, which is our revenue share.

As to our Sonic publishing solutions, we have concluded that we are the principal for these sales and report revenue on a gross basis due to the fact that we are the publisher and have control of the in-app placement inventory (and as a result bear the risk of inventory), and we have the latitude in determining the price.

Valuation of share-based compensation

We measure all share-based awards, including share options and RSUs, based on their estimated fair value on the grant date for awards to our employees and directors.

We use the Black-Scholes pricing model to determine the fair values of share options. The option pricing model requires the input of highly subjective assumptions, including estimated fair value of ordinary share price prior to being a publicly traded company, the expected share price volatility and expected term. Any changes in these highly subjective assumptions would significantly impact the share-based compensation expense. We measure the fair value of RSUs based on the grant-date share price of the underlying ordinary share.

Ordinary Share Valuations

Given the absence of a public trading market for our ordinary shares prior to our listing, and in accordance with the American Institute of Certified Public Accountants Accounting and Valuation Guide: Valuation of Privately-Held Company Equity Securities Issued as Compensation, we were required to estimate the fair value of our ordinary shares at the time of each grant of an equity-based award. In doing so we exercised reasonable judgment and considered numerous objective and subjective factors to determine the best estimate of fair value of our ordinary shares, including:

●	the prices at which we or other holders sold our ordinary shares to outside investors in arms-length transactions;
●	third-party valuations of our ordinary shares performed near the date of grant;
●	the fact that the option and RSU grants have involved rights in illiquid securities in a private company;
●	the likelihood of achieving a liquidity event, such as a sale of our company given prevailing market conditions; and
●	the history and nature of our business, industry trends and competitive environment.

Goodwill

Goodwill reflects the excess of the fair value of the consideration paid or transferred at the acquisition date over the fair values of the identifiable net assets acquired. Goodwill is not amortized but rather is tested for impairment annually at the reporting unit level at the end of each year, or more frequently if impairment indicators are present. Additionally, we are permitted to first assess qualitative factors to determine whether a quantitative goodwill impairment test is necessary. Further testing is only required if we determine, based on the qualitative assessment, that it is more likely than not that a reporting unit’s fair value is less than its carrying amount.

We did not record any impairment of goodwill for any of the periods presented. Our forecasts and estimates are based on assumptions that are consistent with the plans and estimates used to manage the business. Changes in these estimates could change the conclusion regarding an impairment of goodwill.

Taxes on Income

We account for taxes on income in accordance with ASC 740, “Income Taxes.” ASC 740 prescribes the use of the asset and liability method whereby deferred tax asset and liability account balances are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

We account for our uncertain tax positions in accordance with ASC 740, which contains a two-step approach to recognizing and measuring uncertain tax positions. The first step is to evaluate the tax position taken or expected to be taken in a tax return by determining if the weight of available evidence indicates that it is more likely than not that, on an evaluation of the technical merits, the tax position will be sustained on audit, including resolution of any related appeals or litigation processes. The second step is to measure the tax benefit as the largest amount that is more than 50% likely to be realized upon ultimate settlement.

We classify interest and penalties recognized related to its uncertain tax positions within income taxes on the consolidated statements of operations.

Recent Accounting Pronouncements

See Note 3(ee), “New Accounting Pronouncements,” of the Notes to audited consolidated financial statements included elsewhere in this Annual Report.

JOBS Act

We are an “emerging growth company” pursuant to the provisions of the JOBS Act. We rely on certain reduced reporting and other requirements that are otherwise generally applicable to public companies. As an emerging growth company, we are not required to, among other things, (i) provide an auditor’s attestation report on our system of internal controls over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act, which would otherwise be required beginning with our second annual report on Form 20-F, and (ii) comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (auditor discussion and analysis). Section 107 of the JOBS Act provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. We have elected to use this extended transition period, which allows us to delay adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are made applicable to private companies, until the earlier of the date we (i) are no longer an emerging growth company or (ii) affirmatively and irrevocably opt out of the extended transition period provided in the JOBS Act. As a result, our consolidated financial statements may not be comparable to companies that comply with new or revised accounting pronouncements as of public company effective dates.

Item 6. Directors, Senior Management and Employees

A.	Directors and Senior Management

The following table sets forth the name and position of each of our executive officers and directors as of December 31, 2021:

Name	Age	Position
Executive Officers
Tomer Bar-Zeev	46	Co-Founder, Chairman and Chief Executive Officer
Assaf Ben Ami	46	Chief Financial Officer
Tamir Carmi	43	Co-Founder, Chief Operating Officer
Arnon Harish	45	Co-Founder, President, Director
Omer Kaplan	41	Co-Founder, Chief Revenue Officer
Dalia Litay	49	General Counsel
Eyal Milrad	45	Co-Founder, Chief Strategy Officer, Director

Directors
Orlando Bravo	51	Director
Shlomo Dovrat	62	Director
David Kostman	57	Director
Yehoshua Nir (Shuki)	52	Director
Tal Payne	50	Director
Daniel Pindur	43	Director
Marni Walden	55	Director

Executive Officers

Tomer Bar-Zeev. Mr. Bar-Zeev is one of our co-founders and has served as our Chief Executive Officer since our founding in 2010. Mr. Bar-Zeev has also served as a member of our board of directors since July 2011 and as our Chairman of the Board since June 2021. Mr. Bar-Zeev previously served on the board of directors of Partner Communications, a public company listed on Nasdaq and Tel Aviv Stock Exchange from 2017 to 2019. Prior to founding ironSource, Mr. Bar-Zeev served as a Vice President at Payoneer. Mr. Bar-Zeev currently serves on the boards of the Israel Advanced Technology Industries, which is an organization that connects Israel’s tech and life sciences industries, and HaGal Sheli, a non-profit organization that serves at-risk youth. Mr. Bar-

Zeev has been named one of the 100 Most Intriguing Entrepreneurs by Goldman Sachs. Mr. Bar-Zeev holds a BSc in Computer Science from IDC Herzliya.

Assaf Ben Ami. Mr. Ben Ami has served as our Chief Financial Officer since 2012. Mr. Ben Ami currently serves on the board of directors of Noga Capital Partners SA. Mr. Ben Ami previously served as Chief Financial Officer of Volonet from 2011, which merged into ironSource in 2012. Previously, he served as the Director of Finance at Viola Ventures, an affiliate of the Viola Group, from 2007 to 2011, and as an Audit Manager at Deloitte Israel from 2002 to 2007. Mr. Ben Ami holds a B.A. in Economics and Accounting from the Hebrew University of Jerusalem and an M.B.A. in Financial Management from Tel Aviv University. Mr. Ben Ami is also a Certified Public Accountant.

Tamir Carmi. Mr. Carmi is one of our co-founders and has served as our Chief Operating Officer since 2012. Mr. Carmi served as a member of our board of directors from 2012 to 2021. Mr. Carmi currently serves as a member of the board of directors for several private companies. Mr. Carmi previously co-founded and served as the Chief Executive Officer at Volonet, which merged into ironSource in 2012. Mr. Carmi co-founded the interactive media company, Web3.0. Mr. Carmi holds a B.A. from Haifa University and an E.M.B.A. from Tel Aviv University.

Arnon Harish. Mr. Harish is one of our co-founders and has served as our President since 2012. Mr. Harish has served as a member of our board of directors since 2012. Mr. Harish currently serves on the board of directors for several private companies. Mr. Harish previously co-founded and served as Chief Marketing Officer of Volonet, which merged into ironSource in 2012. From 2006 to 2007, Mr. Harish was the Vice President of Business Development at Interlogic, an internet gaming company. Mr. Harish studied Computer Science and completed the Zell entrepreneurship program at IDC Herzliya and is a member of the China-Israel Innovation Fellowship (linked to the Aspen Institute).

Omer Kaplan. Mr. Kaplan is one of our co-founders and has served as our Chief Revenue Officer since 2018. Previously, he served as our Chief Marketing Officer from 2015 to 2018 and as our Deputy Chief Executive Officer from 2013 to 2015. Mr. Kaplan founded and previously served from 2010 to 2013 as the Chief Executive Officer of AfterDownload, a provider of display advertising technology, which we acquired in 2013. Mr. Kaplan has also served as a director for The Rett Syndrome Research and Treatment Association since 2009. Mr. Kaplan currently serves on the board of directors for a privately held company. Mr. Kaplan holds a degree in Law from the Tel Aviv University School of Law.

Dalia Litay. Ms. Litay has served as our General Counsel since 2015. Ms. Litay previously worked as an attorney at Meitar Liquornik Geva Leshem Tal from 2013 to 2015, and from 2004 to 2007, she worked as an attorney at Herzog Fox and Neeman. From 2001 to 2004, Ms. Litay worked at Time Inc. and at Paul, Weiss Rifkind Wharton and Garrison from 1997 to 2001. Ms. Litay holds an LL.M. in Corporate Law from NYU School of Law and an LL.B. from University of Warwick School of Law. Ms. Litay is a member of both the New York Bar and the Israeli Bar.

Eyal Milrad. Mr. Milrad is one of our co-founders and has served as our Chief Strategy Officer since 2019. Previously, he served as the CTO of ironSource Mobile Ltd. from 2016 to 2019. Prior to that, he held a number of technical and business leadership roles throughout the Company’s early stages of growth. Mr. Milrad has served as a member of our board of directors since 2011. Mr. Milrad began his career as an engineer during the establishment of the Orange cellular service in Israel (Partner Communications Company) and as an IT Architect for a number of recognizable enterprise tech companies, particularly within the telecom industry. Mr. Milrad holds a B.S. degree in Computer Science with honors from The Open University of Israel.

Directors

Orlando Bravo. Mr. Bravo was the Chairman of the board of directors of Thoma Bravo Advantage and has served as a member of our board since the completion of the Business Combination. Mr. Bravo is also a Founder and Managing Partner of Thoma Bravo, L.P. He led Thoma Bravo’s early entry into software buyouts and built Thoma Bravo into one of the top private equity firms in the world. Mr. Bravo has overseen over 350 software acquisitions conducted by Thoma Bravo, representing more than $155 billion in transaction value. Forbes named him “Wall Street’s best dealmaker” in 2019, and he was part of Thomson Reuters “Eight Buyout Pros to Watch” in 2009. Mr. Bravo was born in Mayaguez, Puerto Rico. He graduated Phi Beta Kappa with a bachelor’s degree in economics and political science from Brown University in 1992 and earned a JD degree from Stanford Law School and an MBA degree from the Stanford Graduate School of Business in 1998.

Shlomo Dovrat. Mr. Dovrat has served as a member of our board of directors since 2011. Mr. Dovrat is a co-founder of the Viola Group, a technology investment group, and co-founder and General Partner of Viola Ventures, a venture capital firm, both of which were founded in 2000. Mr. Dovrat currently serves as a member of the board of directors of Outbrain, ProteanTecs, Worthy, Cellwise and other early stage tech companies. Mr. Dovrat served as Chairman of ECI Telecom from 2001-2007. Prior to founding Viola, Mr. Dovrat founded and served as CEO of Oshap Technologies and Teconmatix, Israeli technology companies that were traded on Nasdaq and subsequently sold in 1999 and 2005 respectively. Mr. Dovrat has been and continues to be active in various NGOs and serves as the Chairman of the Aaron Institute for Economic Policy and as chairman of “Pnima,” an Israeli social movement. Mr. Dovrat served as the Chairman of the Israel Democracy Institute from 2009 to 2012 and as the Chairman of the National Taskforce for the Advancement of Education in Israel from 2003 to 2005.

David Kostman. Mr. Kostman has served on our board since October 2014. Mr. Kostman currently serves as Chairman of the Board of Nasdaq listed Nice Ltd. Mr. Kostman currently serves as the Co-Chief Executive Officer and a member of the board of directors of Outbrain, Inc. Mr. Kostman currently serves as a member of the board of directors of Tivit S.A. and is Chairman of the Board of the non-profit organization AFNatal. Previously, he served as a member of the board of directors of publicly traded Retalix Ltd., which was acquired by NCR. From 2006 until 2008, Mr. Kostman was a Managing Director of Lehman Brothers, heading the Global Internet Group. From April 2003 until July 2006, Mr. Kostman was Chief Operating Officer and then Chief Executive Officer of Delta Galil USA, a subsidiary of the publicly traded Delta Galil Industries Ltd. From 2000 to 2002, Mr. Kostman was President of the International Division and Chief Operating Officer of publicly traded VerticalNet Inc. Prior to that, Mr. Kostman worked in the Investment Banking Divisions of Lehman Brothers from 1994 to 2000, focusing on the technology and Internet sectors, and NM Rothschild & Sons from 1992 to 1993. Mr. Kostman holds a B.A. in Law from Tel Aviv University and an M.B.A. in Business Administration from INSEAD.

Yehoshua Nir (Shuki). Mr. Nir has served as a member of our board of directors since the completion of the business combination of ironSource and Thoma Bravo Advantage. Since July 2018, Mr. Nir has served as a director of Kornit Digital Ltd., which develops, manufactures and markets industrial digital printing technologies for the garment, apparel and textile industries. Since July 2021 Mr. Nir has served as a director of Cardo Systems Ltd., which develops, manufactures and markets communication systems for motorcycles. From December 2012 to May 2016, Mr. Nir served as Senior Vice President, Corporate Marketing, and General Manager, Retail of SanDisk Corp., or SanDisk. From March 2008 to November 2012, Mr. Nir served as Senior Vice President and General Manager, Retail of SanDisk. From November 2006 through March 2008, he served in various other sales and marketing roles as a Vice President of SanDisk. Mr. Nir also served in various sales and marketing roles as a Vice President at msystems Ltd. from February 2003 until November 2006, when it was acquired by SanDisk. Prior to that, Mr. Nir held sales and marketing positions at Destinator Ltd. and also co-founded and served as Chief Executive Officer of MindEcho, Inc. Mr. Nir has a B.A. in Law and Accounting and an M.B.A. from Tel Aviv University.

Tal Payne. Ms. Payne has served as a member of our board of directors since 2021. Ms. Payne has served as Chief Financial Officer at Check Point Software Technologies Ltd. since 2008 and as Chief Financial and Operations Officer since 2015. Ms. Payne oversees Check Point’s global operations and finance, including investor relations, legal, treasury, purchasing and facilities. Prior to joining Check Point, Ms. Payne served as Chief Financial Officer at Gilat Satellite Networks, Ltd., where she held the role of Vice President of Finance for over five years. Ms. Payne began her career as a certified public accountant at PricewaterhouseCoopers. Ms. Payne holds a B.A. in Economics and Accounting and an Executive M.B.A. from Tel Aviv University. Ms. Payne is a Certified Public Accountant. Ms. Payne is a board member of SolarEdge Technologies, Inc.

Daniel Pindur. Dr. Pindur has served as a member of our board of directors since 2019. Dr. Pindur is a Managing Partner at CVC Capital Partners and currently serves also as a member of the board of directors of Breitling, DKV Mobility, Douglas, Messer Industries, and Tipico. Previously, he worked as an Analyst in the Investment Banking Division at Goldman, Sachs & Co. from 2002 to 2004. Dr. Pindur holds a degree in business administration from the WHU Graduate School of Management, a master in finance from the Stockholm School of Economics and a doctoral degree from the University of Ulm, Germany.

Marni Walden. Ms. Walden has served as a member of our board of directors since the completion of the Business Combination. Ms. Walden retired from Verizon Communications Inc. (“Verizon”), which provides wireless phone services, Internet access, global enterprise solutions and digital television services, in February 2018, where she most recently served as a Strategic Advisor from January 2018 to February 2018, and prior to that, served as President and Executive Vice President of Global Media and Telematics from March 2016 to January 2018, in which she built new revenue streams for Verizon and guided strategy for Verizon Media and the Connected Vehicle business, and as President and Executive Vice President of Product Innovation from May 2014 to March 2016, in which she led global strategy, venture and technology teams across all lines of business for Verizon. During her tenure at Verizon, as the company’s top-ranking female executive, Ms. Walden led multiple acquisitions and integrations including Yahoo, AOL, Fleetmatics, Telogis, Altel and RCC. Ms. Walden served as a director at Draft Kings from October 2018 to the present. She is a member of the compliance and governance committee as well as the chair of the transaction committee. Ms. Walden’s prior experiences include working for other wireless service providers including AT&T Inc., McCaw Communications, LLC and General Cellular Corporation. In addition, she served as Chief Operating Officer, from January 2011 to May 2014, and separately as Chief Marketing Officer, from October 2010 to January 2011, of Verizon Wireless, Inc. (f/k/a Cellco Partnership), a wireless telecommunications carrier. Ms. Walden currently serves as a member of the board of directors of Globetouch Inc. d/b/a Airlinq Inc. (since February 2017), which develops & deploys large scale connected applications around smart mobility and ecosystem monetization; Persado Inc. (since June 2018), which uses artificial intelligence to generate language for digital marketing; 4C Insights, Inc. (since April 2018), which provides a self-service intelligence platform for marketers; and Loon LLC (since January 2019), which partners with mobile network operators globally to expand the reach of their LTE service. She also serves as an advisor to Goldman Sachs and New Mountain Capital, as well as various private companies, including Transformco, Opensignal Limited. Inc, and Life Impact Solutions, Inc. d/b/a Mobilize Solutions. Ms. Walden attended California State University, Chico, where she majored in English and minored in Communications.

B.	Compensation

Required Approvals for Compensation

Directors

Under the Companies Law, the compensation of our directors requires the approval of our compensation committee, the subsequent approval of the board of directors and, unless exempted under regulations promulgated under the Companies Law, the approval of the shareholders at a general meeting. If the compensation of our directors is inconsistent with our stated compensation policy, then those provisions that must be included in the compensation policy according to the Companies Law must have been considered by the compensation committee and board of directors, and shareholder approval will also be required, as follows:

●	at least a majority of the votes cast by all shareholders who are not controlling shareholders and do not have a personal interest in such matter, present and voting at such meeting, are voted in favor of the compensation package, excluding abstentions; or
●	the total number of votes cast by non-controlling shareholders who do not have a personal interest in such matter voting against the compensation package does not exceed two percent (2%) of the aggregate voting rights in the Company.

Executive Officers other than the Chief Executive Officer

The Companies Law requires the approval of the compensation of a public company’s executive officers who are considered “office holders” under the Companies Law by the following corporate bodies in the following order: (i) the compensation committee, (ii) the company’s board of directors, and (iii) if such compensation arrangement is inconsistent with the company’s stated compensation policy, the company’s shareholders (by a special majority vote as discussed above with respect to the approval of director compensation). However, if the shareholders of the company decline to approve a compensation arrangement with an executive officer (who is not a director) that is inconsistent with the company’s stated compensation policy, the compensation committee and board of directors may override the shareholders’ decision if each of the compensation committee and the board of directors provide detailed reasons for their decision.

An amendment to an existing arrangement with an executive officer (who is considered an “office holder” under the Companies Law) requires only the approval of the compensation committee, if the compensation committee determines that the amendment is not material in comparison to the original arrangement. However, according to regulations promulgated under the Companies Law, an amendment to an existing arrangement with such an executive officer (who is not a director) shall not require the approval of the compensation committee, if (i) the amendment is approved by the chief executive officer, (ii) the company’s compensation policy provides that a non-material amendment to the terms of service of such an executive officer may be approved by the chief executive officer and (iii) the compensation terms are consistent with the company’s compensation policy.

Chief Executive Officer

Under the Companies Law, the compensation of a public company’s chief executive officer is required to be approved by: (i) the compensation committee; (ii) the board of directors, and (iii) the shareholders (by a special majority vote as discussed above with respect to the approval of director compensation). However, if the shareholders of the company decline to approve the compensation arrangement with the chief executive officer, the compensation committee and board of directors may override the shareholders’ decision if each of the compensation committee and the board of directors set forth a detailed report for their decision. The approval of each of the compensation committee and the board of directors should be in accordance with the company’s stated compensation policy; however, in special circumstances, they may approve compensation terms of a chief executive officer that are inconsistent with such policy provided that they have considered those provisions that must be included in the compensation policy according to the Companies Law and that shareholder approval was obtained (by a special majority vote as discussed above with respect to the approval of director compensation).

The compensation committee may waive the shareholder approval requirement with regards to the approval of the compensation terms of a candidate for the chief executive officer position if it determines that the compensation arrangement is consistent with the company’s stated compensation policy, that the chief executive officer candidate did not have a prior business relationship with the company or a controlling shareholder of the company and that subjecting the approval of the compensation to a shareholder vote would impede the company’s ability to employ the chief executive officer candidate. In the event that the chief executive officer candidate also serves as a member of the board of directors, such candidate’s compensation terms as chief executive officer must be approved in accordance with the rules applicable to approval of compensation of directors.

Compensation of Executive Officers and Directors

The aggregate compensation paid by us to our directors and executive officers as a group, including share-based compensation recorded in our financial statements covering the 2021 year, was approximately $46,404,000 for the year ended December 31, 2021. This amount does not include amounts accrued for expenses related to business travel, professional and business association dues and other business expenses reimbursed to officers. This amount includes approximately $1,137,000 set aside or accrued to provide pension, severance, retirement or similar benefits or expenses.

From time to time, we grant options, RSUs and other awards under our equity incentive plans (described below) to our directors and executive officers. See Item 6.B. “Compensation— Required Approvals for Compensation— Directors,” Item 6.B. “Compensation— Required Approvals for Compensation— Executive Officers other than the Chief Executive Officer,” and Item 6.B. “Compensation— Required Approvals for Compensation— Chief Executive Officer“ for a detailed description of the approval procedures we follow in compensating our directors and executive officers.

During 2021, we granted to certain of our directors and executive officers options to purchase an aggregate of 12,454,185 Class A ordinary shares and 12,454,185 Class B ordinary shares, and 127,900 RSUs (88,950 of which may be settled for Class A ordinary shares and 38,950 for Class B ordinary shares) under our equity incentive plans. The exercise price of the options is $3.13, and the options have an expiration date of 10 years from the date of grant or three months after the termination of the engagement with the company, whichever is earlier. During 2021, director equity grants were subject to a vesting schedule over a three-year period for certain serving non-executive directors. In 2021, a special one-time equity grant was provided to certain executives (including to executives who are also directors) that is subject to a vesting schedule over a three-year period; other equity grants were subject to a vesting schedule over a four-year period.

As of February 28, 2022, 16,394,943 Class A ordinary shares and 16,241,097 Class B ordinary shares are subject to outstanding options, and 375,461 Class A ordinary shares and 26,101 Class B ordinary shares are subject to outstanding RSU awards, granted to our directors and executive officers under our share incentive plans, of which 7,720,336 Class A ordinary shares and 7,720,336 Class B ordinary shares underlie currently exercisable share options.

Following is a summary of the salary expenses and social benefit costs of our six most highly compensated executive officers in 2021, or the Covered Executives. All amounts reported reflect the cost to our company as recognized in our financial statements for the year ended December 31, 2021.

Mr. Tomer Bar-Zeev, Co-Founder, Chairman and Chief Executive Officer. Compensation expenses recorded in 2021 of $905,000 in salary expenses and $216,000 in social benefit costs.

Mr. Assaf Ben Ami, Chief Financial Officer. Compensation expenses recorded in 2021 of $725,000 in salary expenses and $176,000 in social benefit costs.

Mr. Tamir Carmi, Co-Founder, Chief Operating Officer. Compensation expenses recorded in 2021 of $725,000 in salary expenses and $174,000 in social benefit costs.

Mr. Arnon Harish, Co-Founder, President, Director. Compensation expenses recorded in 2021 of $725,000 in salary expenses and $176,000 in social benefit costs.

Mr. Omer Kaplan, Co-Founder, Chief Revenue Officer. Compensation expenses recorded in 2021 of $725,000 in salary expenses and $175,000 in social benefit costs.

Mr. Eyal Milrad, Co-Founder, Chief Strategy Officer. Compensation expenses recorded in 2021 of $725,000 in salary expenses and $174,000 in social benefit costs.

The salary expenses summarized above include the gross salary paid to the Covered Executives, and the social benefit costs include the social benefits paid by us on behalf of the Covered Executives, including convalescence pay, contributions made by the company to an insurance policy or a pension fund, work disability insurance, severance, educational fund and payments for social security. The salary expense and social benefit cost amounts were denominated in NIS and are presented herein in U.S. dollars based on the average representative exchange rate reported by the Bank of Israel for the year ended December 31, 2021.

We also recorded an expense for cash bonuses to our Covered Executives in accordance with the terms set forth in their employment agreements and 2021 performance parameters set by the compensation committee and the board of directors. The 2021 cash bonus expenses for Tomer Bar-Zeev, Assaf Ben Ami, Tamir Carmi, Arnon Harish, Omer Kaplan and Eyal Milrad were $965,000, $772,000, $772,000, $772,000, $772,000 and $772,000, respectively, as provided for in our 2021 financial statements (but due during 2022). The cash bonus amounts were denominated in NIS and are presented herein in U.S. dollars based on the exchange rate on December 31, 2021.

We recorded equity-based compensation expenses in our financial statements for the year ended December 31, 2021 for equity grants granted prior to ironSource becoming a publicly traded company to Messrs. Bar-Zeev, Ben Ami, Carmi, Harish, Kaplan and Milrad, of $9,588,000, $5,061,000, $4,794,000, $4,794,000, $4,794,000 and $4,794,000, respectively. These amounts reflect the expenses set forth in the financial statements for the year ended December 31, 2021 under GAAP using the accelerated method. The remaining expenses with respect to the equity grants to these executives will be recorded in the financial statements for the years 2022-2024. Assumptions and key variables used in the calculation of amounts underlying equity grants are described in Note 3(bb) to our audited consolidated financial statements included in Item 18 of this annual report. All equity-based compensation grants to our Covered Executives in 2021 were approved by the company's board of directors, and, in the case of the equity-based compensation granted to the Chief Executive Officer and other executives who also serve as directors, also by the company's shareholders, in accordance with the Companies Law.

Compensation for Non-Executive Directors

In June 2021, our shareholders approved ongoing compensation for our non-executive directors who are not affiliated with 3% or greater shareholders, whom we refer to as non-affiliated, non-executive directors. Pursuant to that approval, those non-affiliated, non-executive directors are paid an annual cash retainer and receive a fixed, automatic equity grant.

Cash retainer. The annual retainer for board membership by non-affiliated, non-executive directors is $50,000.

The annual retainer for committee membership for non-affiliated, non-executive directors is $12,500 for audit committee membership, $10,000 for membership on the compensation committee, and $5,000 for membership on the nominating and governance committee or any other board committee on which such a director may serve. The annual retainer for a non-affiliated, non-executive director serving as chair of the audit committee, the compensation committee and the nominating and corporate governance committee (which is in lieu of, and not in addition to, the retainer for committee membership) is $25,000, $20,000 and $10,000, respectively.

Equity awards. We grant RSUs to our non-affiliated, non-executive directors under our share incentive plans. Those plans are described below under “Equity Incentive Plans and Employee Share Purchase Plan.”

Upon initial election to the board of directors (or within 90 days thereof), each non-affiliated, non-executive director is granted an initial grant of RSUs having a fair market value of $250,000. On each subsequent annual meeting date (or within seven days thereof) during which the non-affiliated, non-executive director serves (assuming it is at least six months after the date of the initial grant to that director), he or she receives an additional/annual award, comprised of RSUs having a fair market value of $200,000. The fair value of the RSUs shall be determined based on the price of our Class A ordinary shares as of the time at which the RSUs vest (as described in the next paragraph).

The non-affiliated, non-executive director RSU grants vest in equal quarterly installments over a three-year period, commencing upon the relevant grant date, and subject to continued service as a director through the applicable vesting dates. The grants are subject to full acceleration of vesting upon a merger or sale event, as defined in the relevant share incentive plan under which the RSUs are granted.

Other benefits; other directors. We also reimburse all reasonable out-of-pocket expenses incurred by non-affiliated, non-employee directors for their attendance at meetings of the board or any committee thereof.

Directors who are employees of our company or who are affiliated with a 3% or greater shareholder will receive no compensation for their service as a director; provided, however, that any such director who ceases to be a company executive or ceases to be affiliated with a 3% shareholder and is designated by the board as a non-affiliated, non-executive director, shall be entitled to the same compensation as all other non-affiliated, non-executive directors (other than the initial equity grant), commencing on the date such director is designated by the board as such.

Employment and consulting agreements with executive officers and directors

Employment Agreements We have entered into written employment agreements with our executive officers. These agreements provide for prior notice periods with respect to termination of the agreement by us or by the relevant executive officer, during which time the executive officer will continue to receive salary and benefits; provided that we may provide continued payment of base salary in lieu of all or a portion of the notice period.

These employment agreements also contain customary provisions regarding non-competition, non-solicitation, confidentiality of information and assignment of inventions. However, the enforceability of the non-competition provisions may be limited under applicable law.

Equity Awards. We have granted options to purchase our ordinary shares and RSUs to our executive officers and certain of our directors. We describe our option plans under “Equity Incentive Plans and Employee Share Purchase Plan.”

Exculpation, Indemnification and Insurance. Our amended and restated articles of association permit us to exculpate, indemnify and insure our office holders to the fullest extent permitted by the Companies Law. We have entered into agreements with certain office holders, exculpating them from a breach of their duty of care to the fullest extent permitted by law and undertaking to indemnify them to the fullest extent permitted by law, subject to certain exceptions, including with respect to liabilities resulting from an offering to the extent that these liabilities are not covered by insurance. See “Exculpation, Insurance and Indemnification of Office Holders.”

Equity Incentive Plans And Employee Share Purchase Plan

2013 Share Incentive Plan

The 2013 Share Incentive Plan (the “2013 Plan”) was adopted by our board of directors on August 11, 2013 and most recently amended and restated on April 15, 2019. The 2013 Plan provides for the grant of equity-based incentive awards to our employees, directors, officers, service providers and consultants in order to incentivize them to increase their efforts on behalf of our company and to promote the success of our business.

Authorized Shares. We no longer grant any awards under the 2013 Plan and currently grant awards under our 2021 Plan (described below), although previously granted awards under the 2013 Plan remain outstanding. As of December 31, 2021, 63,516,280 ordinary shares, consisting of 31,758,140 Class A ordinary shares and 31,758,140 Class B ordinary shares, were issuable upon exercise or settlement of outstanding awards under the 2013 Plan. Shares underlying an award granted under the 2013 Plan that have expired, or were canceled, terminated or forfeited for any reason, without having been exercised, are available for issuance in the form of ordinary shares under the 2021 Plan in accordance with the terms of the 2021 Plan.

Administration. Our board of directors, or a duly authorized committee of our board of directors, referred to as the administrator, administers the 2013 Plan. Under the 2013 Plan, the administrator has the authority, subject to applicable law, to interpret the terms of the 2013 Plan and any award agreements or awards granted thereunder and take all actions and make all other determinations necessary for the administration of the 2013 Plan.

Eligibility. The 2013 Plan provides for granting awards under various tax regimes, including, without limitation, in compliance with Section 102 of the Israeli Income Tax Ordinance (New Version), 5721-1961 (the “Ordinance” and “102 Awards,” respectively), and Section 3(i) of the Ordinance and for awards granted to our and our affiliates’ United States employees or service providers, including those who are deemed to be residents of the United States for tax purposes, in compliance with Section 422 of the United States Internal Revenue Code of 1986 (the “Code”) and Section 409A of the Code.

Section 102 of the Ordinance allows employees, directors and officers who are not controlling shareholders and are considered Israeli residents to receive favorable tax treatment for compensation in the form of shares, options or certain other types of equity awards. Our non-employee service providers and controlling shareholders may only be granted options under section 3(i) of the Ordinance, which does not provide for similar tax benefits.

Awards. The 2013 Plan provided for the grant of share options (including options that qualify as incentive stock options under Section 422 of the Code (“Incentive Stock Options”) and nonqualified stock options), restricted shares, restricted share units and other share-based awards. Options granted under the 2013 Plan to our employees who are U.S. residents may qualify as Incentive Stock Options within the meaning of Section 422 of the Code or may be non-qualified stock options.

Grant and Exercise. The exercise period of an award under the 2013 Plan is seven years from the date of the grant thereof, unless otherwise determined by the administrator, but in no event shall exceed ten years from the date of grant. In the case of an Incentive Stock Option granted to a ten percent shareholder, within the meaning of Section 422(b)(6) of the Code, the exercise period shall not exceed five years from the effective date of grant of such Incentive Stock Option.

Termination of Employment. Unless otherwise determined by the administrator and subject to the conditions of the 2013 Plan, an award may only vest for as long as the grantee is an employee with, or provides services to, us. In the event of termination of a grantee’s employment or service with us or any of our affiliates (including by reason of death, disability or retirement), different rules apply as to the length of time during which vested and exercisable awards held by such grantee as of the date of termination may be exercised, depending on the circumstances of the termination.

Any awards which are unvested as of the date of such termination, or which are vested but not then exercised within the applicable period following such date, will terminate, and the shares covered by such options shall become available for issuance under the 2021 Plan.

Notwithstanding any of the foregoing, if a grantee’s employment or services with the company or any of its affiliates is terminated for “cause” (as defined in the 2013 Plan), all outstanding awards held by such grantee (whether vested or unvested) will terminate on the date of such termination and the shares covered by such awards shall become available for issuance under the 2021 Plan, unless otherwise determined by the administrator.

Adjustments due to Transactions. The 2013 Plan provides for appropriate adjustments to be made to the plan and to outstanding awards under the plan in the event of a subdivision of our outstanding share capital, share split, reverse share split, share dividend, distribution, recapitalization, reclassification of our shares, consolidation, reorganization, spin-off or other corporate divestiture or other similar occurrence.

In the event of a sale of all, or substantially all, of the company’s shares or assets; an acquisition by a shareholder (or an affiliate of a shareholder) of all the shares of the company held by other shareholders or by other shareholders who are affiliated with such acquiring party; a merger, consolidation, amalgamation or like transaction; a scheme of arrangement for the purpose of effecting such sale, merger or amalgamation; or such other transaction or set of circumstances that is determined by the administrator to be a transaction having a similar or comparable effect, then without the consent of any grantee, the administrator may make any determination as to the treatment of outstanding awards.

Amendment and Termination. The board of directors may suspend, terminate, modify or amend the 2013 Plan at any time; provided that no termination or amendment of the 2013 Plan may adversely affect any outstanding award without the written consent of grantees holding a majority in interest of the awards so affected. Shareholder approval of any amendment to the 2013 Plan will be obtained to the extent necessary to comply with applicable law.

2021 Share Incentive Plan

We adopted a new share incentive plan, the 2021 Share Incentive Plan (the “2021 Plan”), on December 14, 2020, under which we have granted and may grant equity-based incentive awards to attract, motivate and retain the talent for which we compete. Following the adoption of the 2021 Plan, we have not granted and will no longer grant any awards under the 2013 Plan, though previously granted awards under the 2013 Plan remain outstanding and are governed by the 2013 Plan.

Authorized Shares. As of December 31, 2021, there are 73,686,434 ordinary shares reserved and available for issuance under the 2021 Plan, out of which 39,816,382 ordinary shares (consisting of 20,139,582 Class A ordinary shares and 19,676,800 Class B ordinary shares) underlie outstanding options and 2,049,592 ordinary shares (consisting of 2,010,642 Class A ordinary shares and 38,950 Class B ordinary shares) underlie outstanding RSUs. The number of ordinary shares reserved and available for issuance under the 2021 Plan is subject to an annual increase on the first day of each year beginning in 2022, equal to the lesser of (a) 5% of the outstanding shares on the last day of the immediately preceding calendar year on a fully diluted basis and (b) such amount as determined by our board of directors if so determined prior to January 1 of a calendar year. Our board of directors may also increase or reduce the number of ordinary shares reserved and available for issuance under the 2021 Plan in its discretion; provided, however, that the number of ordinary shares that may be issued upon the exercise of incentive stock options is capped. Awards that were already issued and outstanding under the 2021 Plan prior to the Business Combination are exercisable into an equal number of Class A ordinary shares and Class B ordinary shares, while awards granted following the Business Combination are exercisable, or settle, solely for Class A ordinary shares.

Shares underlying an award granted under the 2021 Plan or an award granted under the 2013 Plan, that has expired, or was canceled, terminated, forfeited, repurchased or settled in cash in lieu of issuance of shares, for any reason, without having been exercised, and if permitted by us, shares tendered to pay the exercise price or withholding tax obligations, will become or again be available for issuance under the 2021 Plan.

Administration. Our board of directors, or a duly authorized committee of our board of directors, or an administrator will administer the 2021 Plan. Under the 2021 Plan, the administrator has the authority, subject to applicable law, to interpret the terms of the 2021 Plan and any award agreements or awards granted thereunder, designate recipients of awards, determine and amend the terms of awards and take all actions and make all other determinations necessary for the administration of the 2021 Plan.

Eligibility. The 2021 Plan provides for granting awards under various tax regimes, including, without limitation, in compliance with Section 102 of the Ordinance, and Section 3(i) of the Ordinance and for awards granted to our United States employees or service providers, including those who are deemed to be residents of the United States for tax purposes, Section 422 of the Code and Section 409A of the Code.

Awards. The 2021 Plan provides for the grant of share options (including Incentive Stock Options and nonqualified stock options), ordinary shares, restricted shares, restricted share units and other share-based awards to employees, directors, officers, consultants, advisors and any other persons or entities who provides services to the company or any parent, subsidiary or affiliate thereof, subject to the terms and conditions of the 2021 Plan. Options granted under the 2021 Plan to our employees who are U.S. residents may qualify as Incentive Stock Options within the meaning of Section 422 of the Code, or may be non-qualified stock options.

Grant and Exercise. All awards granted pursuant to the 2021 Plan will be evidenced by an award agreement in a form approved, from time to time, by the administrator in its sole discretion. Unless otherwise determined by the administrator and stated in the award agreement, and subject to the conditions of the 2021 Plan, awards vest and become exercisable under the following schedule: 25% of the shares covered by the award, on the first anniversary of the vesting commencement date determined by the administrator (and in the absence of such determination, the date on which such award was granted), and 6.25% of the shares covered by the award at the end of each subsequent three-month period thereafter over the course of the following three years; provided that the grantee remains continuously as an employee or provides services to the company throughout such vesting dates. The exercise period of an award will be ten years from the date of grant of the award, unless otherwise determined by the administrator and stated in the award agreement.

Termination of Employment. In the event of termination of a grantee’s employment or service with the company or any of its affiliates (including by reason of death, disability or retirement), different rules apply as to the length of time during which all vested and exercisable awards held by such grantee as of the date of termination may be exercised after such date of termination.

Any awards which are unvested as of the date of such termination or which are vested but not then exercised within the applicable period following such date, will terminate and the shares covered by such awards shall again be available for issuance under the 2021 Plan.

Notwithstanding any of the foregoing, if a grantee’s employment or services with us or any of our affiliates is terminated for “cause” (as defined in the 2021 Plan), all outstanding awards held by such grantee (whether vested or unvested) will terminate on the date of such termination and the shares covered by such awards shall again be available for issuance under the 2021 Plan. Any shares issued upon exercise or (if applicable) vesting of awards, shall be deemed to be irrevocably offered for sale to us.

Adjustments due to Transactions. The 2021 Plan provides for appropriate adjustments to be made to the plan and to outstanding awards under the plan in the event of a share split, reverse share split, share dividend, distribution, recapitalization, combination, reclassification of our shares, consolidation, reorganization, extraordinary cash dividend or other similar occurrences.

In the event of a sale of all, or substantially all, of our ordinary shares or assets, a merger, consolidation amalgamation or similar transaction, or certain changes in the composition of the board of directors, or liquidation or dissolution, or such other transaction or circumstances that the board of directors determines to be a relevant transaction, then without the consent of the grantee, the administrator may make any determination as to the treatment of outstanding awards.

Amendment and Termination. The board of directors may suspend, terminate, modify or amend the 2021 Plan at any time; provided that no termination or amendment of the 2021 Plan shall affect any then outstanding award unless expressly provided by the board. Shareholder approval of any amendment to the 2021 Plan will be obtained to the extent necessary to comply with applicable law. The administrator at any time and from time to time may modify or amend any award theretofore granted under the 2021 Plan, including any award agreement, whether retroactively or prospectively.

Employee Share Purchase Plan

We recently adopted a new 2021 Employee Share Purchase Plan (the “ESPP”). We believe that allowing our employees to participate in our ESPP will provide them with a further incentive towards promoting our success and accomplishing our corporate goals.

Authorized Shares. A total of 13,502,036 of our Class A ordinary shares are available for sale under our ESPP. The number of our ordinary shares that are available for sale under our ESPP also includes an annual increase on the first day of each fiscal year beginning with our 2022 fiscal year, equal to the least of:

●	1% of the outstanding shares as of the last day of the immediately preceding fiscal year, determined on a fully diluted basis; or
●	such lesser amount as our board of directors may determine.

ESPP Administration. The compensation committee of our board of directors administers our ESPP and has full and exclusive discretionary authority to construe, interpret and apply the terms of the ESPP, delegate ministerial duties to any of our employees, designate separate offerings under the ESPP, designate our subsidiaries and affiliates as participating in the ESPP, determine eligibility, adjudicate all disputed claims filed under the ESPP and establish procedures that it deems necessary for the administration of the ESPP.

Eligibility. Generally, all of our employees are eligible to participate if they are customarily employed by us, or any participating subsidiary or affiliate, for at least 20 hours per week and more than five months in any calendar year. The administrator, in its discretion, may, prior to an enrollment date for an offering period, for all options to be granted on such enrollment date, restrict participation in that offering period for an employee who:

(i)	has not completed at least two years of service (or a lesser period of time determined by the administrator) since his or her last hire date;
(ii)	customarily works not more than 20 hours per week (or a lesser period of time determined by the administrator);
(iii)	customarily works not more than five months per calendar year (or a lesser period of time determined by the administrator);
(iv)	is a highly compensated employee within the meaning of Section 423(b)(4)(D) of the Code; or
(v)	is a citizen or resident of a non-U.S. jurisdiction and the grant of a right to purchase shares under the ESPP to such employee would be prohibited under the laws of such non-U.S. jurisdiction, or the grant of a right to purchase shares under the ESPP to such employee in compliance with the laws of such non-U.S. jurisdiction would cause the ESPP to violate the requirements of Section 423 of the Code;

provided that any exclusion under the above clauses (i), (ii), (iii), (iv) or (v) must be applied in an identical manner in a given offering period to all employees.

An employee may not be granted rights to purchase our ordinary shares under our ESPP if such employee:

●	immediately after the grant would own capital shares and/or hold outstanding options to purchase such shares possessing 5% or more of the total combined voting power or value of all classes of capital shares of ours or of any parent or subsidiary of ours (an employee who participates in the component of the ESPP that is not intended to satisfy the requirements for an “employee stock purchase plan” under Section 423 of the Code is not limited in this way, unless otherwise required by applicable law); or
●	holds rights to purchase ordinary shares under all employee share purchase plans of ours or any parent or subsidiary of ours that accrue at a rate that exceeds $25,000 worth of our ordinary shares for each calendar year in which such rights are outstanding at any time.

Offering Periods. Our ESPP provides for offering periods, not to exceed 27 months each, during which we will grant options to purchase our ordinary shares to our employees. The timing of the offering periods will be selected by the administrator. Our ESPP includes a component that allows us to make offerings intended to qualify under Section 423 of the Code, and a component that allows us to make offerings that are not intended to qualify under Section 423 of the Code.

Contributions. Our ESPP permits participants to purchase our ordinary shares through contributions (in the form of payroll deductions, or otherwise, to the extent permitted by the administrator). The percentage of compensation designated by an eligible employee as payroll deductions for participation in an offering may not be less than 1% and may not be more than the maximum percentage specified by the administrator in the applicable offering document (which maximum percentage shall be 20% in the absence of any such specification). A participant may increase or decrease the percentage of compensation designated in his or her subscription agreement, or may suspend his or her payroll deductions, at any time during an offering period; provided, however, that the administrator may limit the number of changes a participant may make in the applicable offering document. In the absence of any specific designation by the administrator, a participant may decrease (but not increase) his or her payroll deduction elections one time during each offering period.

Exercise of Purchase Right. Amounts contributed and accumulated by the participant are used to purchase our ordinary shares at the end of each offering. A participant may purchase a maximum of our ordinary shares during an offering period. The purchase price of the shares is 85% of the lower of the fair market value of our ordinary shares on (i) the first trading day of the offering period or (ii) the last trading day of the offering period. Participants may end their participation at any time during an offering period and will be paid their accrued contributions that have not yet been used to purchase our ordinary shares. Participation ends automatically upon termination of employment with us.

Non-Transferability. A participant may not transfer contributions credited to his or her account nor any rights granted under our ESPP other than by will, the laws of descent and distribution or as otherwise provided under our ESPP.

Merger or Change in Control. Our ESPP provides that in the event of a merger or change in control, the administrator may take one of a number of actions, including, among other things, providing that a successor corporation (or a parent or subsidiary of the successor corporation) will assume or substitute each outstanding purchase right, or adjusting the number and type of shares (or other securities or property) subject to outstanding rights under the ESPP and/or in the terms and conditions of outstanding rights and rights that may be granted in the future. The administrator may, alternatively, shorten the then-current offering period, and set a new purchase date that will be before the date of the proposed merger or change in control.

Amendment; Termination. The administrator has the authority to amend, suspend or terminate our ESPP. Our ESPP is not subject to a specific termination date.

C.	Board Practices

Corporate Governance Practices

As an Israeli company, we are subject to various corporate governance requirements under the Companies Law. However, pursuant to regulations promulgated under the Companies Law, companies with shares traded on certain U.S. stock exchanges, including the NYSE, may, subject to certain conditions, “opt out” from the Companies Law requirements to appoint external directors and related Companies Law rules concerning the composition of the audit committee and compensation committee of the board of directors (other than the gender diversification rule under the Companies Law, which requires the appointment of a director from the other gender if at the time a director is appointed all members of the board of directors are of the same gender). In accordance with these regulations, we have elected to “opt out” from those requirements of the Companies Law. Under these regulations, the exemptions from such Companies Law requirements will continue to be available to us so long as: (i) we do not have a “controlling shareholder” (as such term is defined under the Companies Law), (ii) our shares are traded on certain U.S. stock exchanges, including the NYSE, and (iii) we comply with the director independence requirements and the audit committee and compensation committee composition requirements under U.S. laws (including applicable rules of the NYSE) applicable to U.S. domestic issuers.

We are a “foreign private issuer” (as such term is defined in Rule 3b-4 under the Exchange Act). As a foreign private issuer, we are permitted to comply with Israeli corporate governance practices instead of the corporate governance rules of the NYSE, provided that we disclose which requirements we are not following and the equivalent Israeli requirement. As a “foreign private issuer,” we are exempt under the Exchange Act from, among other things, the rules prescribing the furnishing and content of proxy statements, and our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we are not required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.

For more information regarding our corporate governance practices and foreign private issuer status, see Item 16G. “Corporate Governance.”

Board of Directors

Under the Companies Law and our amended and restated articles of association, our business and affairs are managed under the direction of our board of directors. Our board of directors may exercise all powers and may take all actions that are not specifically granted to our shareholders or to executive management. Our Chief Executive Officer (referred to as a “general manager” under the Companies Law) is responsible for our day-to-day management. Our Chief Executive Officer is appointed by, and serves at the discretion of, our board of directors, subject to the employment agreement that we have entered into with him. All other executive officers are appointed by the Chief Executive Officer, subject to applicable corporate approvals, and are subject to the terms of any applicable employment or consulting agreements that we may enter into with them.

Under our amended and restated articles of association, the number of directors on our board of directors can be no less than three and no more than eleven directors, divided into three classes with staggered three-year terms. Each class of directors consists, as nearly as possible, of one-third of the total number of directors constituting the entire board of directors. At each annual general meeting of our shareholders, the election or re-election of directors following the expiration of the term of office of the directors of that class of directors will be for a term of office that expires on the third annual general meeting following such election or re-election. Therefore, beginning with the annual general meeting of 2022, each year the term of office of only one class of directors will expire.

Our directors are divided among the three classes as follows:

●	the Class I directors are Marni Walden, Shuki Nir and Arnon Harish, and their term will expire at our annual general meeting of shareholders to be held in 2022;
●	the Class II directors, are Tal Payne, David Kostman, Eyal Milrad and Daniel Pindur, and their term will expire at our annual meeting of shareholders to be held in 2023; and
●	the Class III directors are Tomer Bar-Zeev, Orlando Bravo and Shlomo Dovrat, and their term will expire at our annual meeting of shareholders to be held in 2024.

Our directors will generally be appointed by a simple majority vote of holders of ordinary shares, participating and voting (in person or by proxy) at an annual general meeting of our shareholders. Holders of our Class A ordinary shares and Class B ordinary shares will vote together as a single class on the election of directors, with each Class A ordinary share entitled to one vote per share, and each Class B ordinary share entitled to five votes per share. However, in the event of a contested election, the following rules will apply instead:

●	the method of calculation of the votes and the manner in which the resolutions will be presented to our shareholders at the general meeting shall be determined by our board of directors in its discretion; and
●	in the event that our board of directors does not, or is unable to, make a determination on such matter, then the directors will be elected by a plurality of the voting power represented at the general meeting in person or by proxy and voting on the election of directors (which shall mean that the nominees receiving the most “for” votes up to the number of board seats being filled in such election will be elected to the board of directors).

Each director will hold office until the annual general meeting of our shareholders for the year in which such director’s term expires, unless the tenure of such director expires earlier pursuant to the Companies Law or unless such director is removed from office as described below.

Under our amended and restated articles of association, the approval of the holders of at least 65% of the total voting power of our shareholders is generally required to remove any of our directors from office or amend the provision requiring the approval of at least 65% of the total voting power of our shareholders to remove any of our directors from office. In addition, vacancies on our board of directors may be filled by a vote of a simple majority of the directors then in office. A director so appointed will hold office until the next annual general meeting of our shareholders for the election of the class of directors in respect of which the vacancy was created.

Chairperson of the Board

Our amended and restated articles of association provide that the Chairperson of the board of directors is appointed by the members of the board of directors from among them. Under the Companies Law, the chief executive officer of a public company, or a relative of the chief executive officer, may not serve as the chairperson of the board of directors, and the chairperson of the board of directors, or a relative of the chairperson, may not be vested with authorities of the chief executive officer unless approved by a special majority of the company’s shareholders. The shareholders’ approval can be effective for a period of five years following an initial public offering, and subsequently, for additional periods of up to three years.

In addition, a person who is subordinated, directly or indirectly, to the chief executive officer may not serve as the chairperson of the board of directors, the chairperson of the board of directors may not be vested with authorities that are granted to persons who are subordinated to the chief executive officer, and the chairperson of the board of directors may not serve in any other position in the company or in a controlled subsidiary, but may serve as a director or chairperson of a controlled subsidiary.

External Directors

Under the Companies Law, companies incorporated under the laws of the State of Israel that are “public companies,” including companies with shares listed on the NYSE, are required to appoint at least two external directors. Pursuant to regulations promulgated under the Companies Law, companies with shares traded on certain U.S. stock exchanges, including the NYSE, which do not have a “controlling shareholder,” may, subject to certain conditions, “opt out” from the Companies Law requirements to appoint external directors and related Companies Law rules concerning the composition of the audit committee and compensation committee of the board of directors. In accordance with these regulations, we have elected to “opt out” from the Companies Law requirement to appoint external directors and related Companies Law rules concerning the composition of the audit committee and compensation committee of our board of directors. Our exemption from compliance with the external director requirement can be reversed at any time at the election of our board of directors or in the event that any of the conditions under “—Corporate Governance Practices” above cease to be satisfied.

Board Committees

Our board has established an audit committee, a compensation committee and a nominating and corporate governance committee.

Audit Committee

Companies Law Requirements

Under the Companies Law, the board of directors of a public company must appoint an audit committee. The audit committee must be comprised of at least three directors.

Listing Requirements

Under the corporate governance rules of the NYSE, we are required to maintain an audit committee consisting of at least three independent directors, each of whom is financially literate and one of whom has accounting or related financial management expertise.

Our audit committee currently consists of David Kostman, Tal Payne, Shuki Nir and Shlomo Dovrat. Mr. Kostman serves as the chairperson of the audit committee. All members of our audit committee meet the requirements for financial literacy under the applicable rules and regulations of the SEC and the corporate governance rules of the NYSE. Our board of directors has determined that Mr. Kostman is an audit committee financial expert as defined by the SEC rules and has the requisite financial experience as defined by the corporate governance rules of the NYSE.

Our board of directors has determined that each member of our audit committee is “independent” as such term is defined in Rule 10A-3(b)(1) under the Exchange Act, which is different from the general test for independence of board and committee members.

Audit Committee Role

Our board of directors has adopted an audit committee charter setting forth the responsibilities of the audit committee, which are consistent with the Companies Law, the SEC rules and the corporate governance rules of the NYSE and include:

●	recommending the appointment and termination of our independent auditors, subject to approval of the shareholders;
●	pre-approving audit and non-audit services to be provided by the independent auditors and related fees and terms;

●	overseeing the accounting and financial reporting processes of our company and audits of our financial statements, the effectiveness of our internal control over financial reporting and making such reports as may be required of an audit committee under applicable law;
●	reviewing with management and our independent auditor our annual and quarterly financial statements prior to publication or filing (or submission, as the case may be) to the SEC;
●	recommending to the board of directors the retention and termination of the internal auditor, and the internal auditor’s engagement fees and terms, in accordance with the Companies Law as well as approving the yearly or periodic work plan proposed by the internal auditor;
●	reviewing with our general counsel and/or external counsel, as deemed necessary, legal and regulatory matters that could have a material impact on the financial statements;
●	identifying irregularities in our business administration, inter alia, by consulting with the internal auditor or with the independent auditor, and suggesting corrective measures to the board of directors;
●	reviewing policies and procedures with respect to transactions (other than transactions related to the compensation or terms of services) between the Company and officers and directors, or affiliates of officers or directors, or transactions that are not in the ordinary course of the Company’s business and deciding whether to approve such acts and transactions if so required under the Companies Law; and
●	establishing procedures for the handling of employees’ complaints as to the management of our business and the protection to be provided to such employees.

Compensation Committee

Companies Law Requirements

Under the Companies Law, the board of directors of a public company must appoint a compensation committee, which must be comprised of at least three directors.

Listing Requirements

Under the corporate governance rules of the NYSE, we are required to maintain a compensation committee consisting of at least two independent directors. Under SEC and NYSE rules, there are heightened independence standards for members of the compensation committee, including a prohibition against the receipt of any compensation from us other than standard board member fees. All compensation committee members meet this heightened standard.

Our compensation committee currently consists of Shlomo Dovrat, Daniel Pindur and Shuki Nir. Mr. Dovrat serves as chairperson of the committee. Our board of directors has determined that each member of our compensation committee is independent under the corporate governance rules of the NYSE, including the heightened independence requirements applicable to the members of a compensation committee.

Compensation Committee Role

In accordance with the Companies Law, the roles of the compensation committee are, among others, as follows:

●	making recommendations to the board of directors with respect to the approval of the compensation policy for office holders (as defined below under “Approval of Related Party Transactions under Israeli Law—Fiduciary Duties of Directors and Executive Officers”) and, once every three years, regarding any extensions to a compensation policy that was adopted for a period of more than three years;

●	reviewing the implementation of the compensation policy and periodically making recommendations to the board of directors with respect to any amendments or updates of the compensation policy;
●	resolving whether or not to approve arrangements with respect to the terms of office and employment of office holders; and
●	exempting, under certain circumstances, a transaction with our Chief Executive Officer from the approval of our shareholders.

Our board of directors has adopted a compensation committee charter setting forth the responsibilities of the committee, which are consistent with the corporate governance rules of the NYSE and include among others:

●	recommending to our board of directors for its approval a compensation policy in accordance with the requirements of the Companies Law as well as other compensation policies, incentive-based compensation plans and equity-based compensation plans, and overseeing the development and implementation of such policies and recommending to our board of directors any amendments or modifications the committee deems appropriate, including as required under the Companies Law;
●	reviewing and approving the granting of options and other incentive awards to our Chief Executive Officer and other executive officers, including reviewing and approving corporate goals and objectives relevant to the compensation of our Chief Executive Officer and other executive officers, including evaluating their performance in light of such goals and objectives;
●	approving and exempting certain transactions regarding office holders’ compensation pursuant to the Companies Law; and
●	administering our equity-based compensation plans, including without limitation, making awards to eligible persons under the plans and determining the terms of such awards, and recommending for approval by the board: (i) the adoption of such plans, and (ii) the amendment and interpretation of such plans and the awards and agreements issued pursuant thereto.

Compensation Policy under the Companies Law

In general, under the Companies Law, a public company must have a compensation policy approved by the board of directors after receiving and considering the recommendations of the compensation committee. In addition, a compensation policy must generally be approved at least once every three years, first, by the board of directors, upon recommendation of our compensation committee, and second, by a simple majority of the votes of ordinary shares present, in person or by proxy, and voting (excluding abstentions) at a general meeting of shareholders, provided that either:

●	such majority includes at least a majority of the votes cast by shareholders who are not controlling shareholders and shareholders who do not have a personal interest in such compensation policy; or
●	the total number of votes cast by non-controlling shareholders and shareholders who do not have a personal interest in the compensation policy and who vote against the policy does not exceed two percent (2%) of the aggregate voting rights in the Company.

Under special circumstances, the board of directors may approve the compensation policy despite the objection of the shareholders on the condition that the compensation committee and then the board of directors decide, on the basis of detailed grounds and after discussing again the compensation policy, that approval of the compensation policy, despite the objection of shareholders, is for the benefit of the company.

If a company that initially offers its securities to the public, like us, adopts a compensation policy in advance of becoming a U.S. public company, and describes it in its prospectus for such offering, then such compensation policy shall be deemed a validly adopted policy in accordance with the Companies Law requirements described above. Furthermore, if the compensation policy is established in accordance with the aforementioned relief, then it will remain in effect (without required re-approval) for a term of five years from the date such company becomes a public company.

The compensation policy must be based on certain considerations, include certain provisions and reference certain matters as set forth in the Companies Law. The compensation policy must serve as the basis for decisions concerning the financial terms of employment or engagement of office holders, including exculpation, insurance, indemnification or any monetary payment or obligation of payment in respect of employment or engagement. The compensation policy must be determined and later reevaluated according to certain factors, including: the advancement of the company’s objectives, business plan and long-term strategy; the creation of appropriate incentives for office holders, while considering, among other things, the company’s risk management policy; the size and the nature of the company’s operations; and with respect to variable compensation, the contribution of the office holder towards the achievement of the company’s long-term goals and the maximization of its profits, all with a long-term objective and according to the position of the office holder. The compensation policy must furthermore consider the following additional factors:

●	the education, skills, experience, expertise and accomplishments of the relevant office holder;
●	the office holder’s position and responsibilities;
●	prior compensation agreements with the office holder;
●	the ratio between the cost of the terms of employment of an office holder and the cost of the employment of other employees of the company, including employees employed through contractors who provide services to the company, in particular the ratio between such cost to the average and median salary of such employees of the company, as well as the impact of disparities between them on the work relationships in the company;
●	if the terms of employment include variable components—the possibility of reducing variable components at the discretion of the board of directors and the possibility of setting a limit on the value of non-cash variable equity-based components; and
●	if the terms of employment include severance compensation—the term of employment or office of the office holder, the terms of the office holder’s compensation during such period, the company’s performance during such period, the office holder’s individual contribution to the achievement of the company’s goals and the maximization of its profits and the circumstances under which he or she is leaving the company.

The compensation policy must also include, among other things:

●	with regards to variable components:
o	with the exception of office holders who report to the chief executive officer, a means of determining the variable components on the basis of long-term performance and measurable criteria; provided that the company may determine that an immaterial part of the variable components of the compensation package of an office holder shall be awarded based on non-measurable criteria, or if such amount is not higher than three months’ salary per annum, taking into account such office holder’s contribution to the company;
o	the ratio between variable and fixed components, as well as the limit of the values of variable components at the time of their payment, or in the case of equity-based compensation, at the time of grant.
●	a condition under which the office holder will return to the company, according to conditions to be set forth in the compensation policy, any amounts paid as part of the office holder’s terms of employment, if such amounts were paid based on information later to be discovered to be wrong, and such information was restated in the company’s financial statements;
●	the minimum holding or vesting period of variable equity-based components to be set in the terms of office or employment, as applicable, while taking into consideration long-term incentives; and
●	a limit to retirement grants.

Our compensation policy is designed to promote retention and motivation of directors and executive officers, incentivize superior individual excellence, align the interests of our directors and executive officers with our long-term performance and provide a risk management tool. To that end, a portion of our executive officer compensation package is targeted to reflect our short and long-

term goals, as well as the executive officer’s individual performance. On the other hand, our compensation policy includes measures designed to reduce the executive officer’s incentives to take excessive risks that may harm us in the long-term, such as limits on the value of cash bonuses and equity-based compensation, limitations on the ratio between the variable and the total compensation of an executive officer and minimum vesting periods for equity-based compensation.

Our compensation policy also addresses our executive officers’ individual characteristics (such as their respective position, education, scope of responsibilities and contribution to the attainment of our goals) as the basis for compensation variation among our executive officers and considers the internal ratios between compensation of our executive officers and directors and other employees. Pursuant to our compensation policy, the compensation that may be granted to an executive officer may include: base salary, annual bonuses and other cash bonuses (such as a signing bonus and special bonuses with respect to any special achievements, such as outstanding personal achievement, outstanding personal effort or outstanding company performance), equity-based compensation, benefits and retirement and termination of service arrangements. All cash bonuses are limited to a maximum amount linked to the executive officer’s base salary.

An annual cash bonus may be awarded to executive officers upon the attainment of pre-set periodic objectives and individual targets. The annual cash bonus that may be granted to our executive officers other than our Chief Executive Officer will be based on performance objectives and a discretionary evaluation of the executive officer’s overall performance by our Chief Executive Officer and subject to minimum thresholds. The annual cash bonus that may be granted to executive officers other than our Chief Executive Officer may alternatively be based entirely on a discretionary evaluation, although we do not intend to rely on this allowance and instead expect to evaluate based on the foregoing performance objectives. Furthermore, our Chief Executive Officer will be entitled to approve performance objectives for executive officers who report to him.

The measurable performance objectives of our Chief Executive Officer will be determined annually by our compensation committee and board of directors. A non-material portion of the Chief Executive Officer’s annual cash bonus, as provided in our compensation policy, may be based on a discretionary evaluation of the Chief Executive Officer’s overall performance by the compensation committee and the board of directors.

The equity-based compensation under our compensation policy for our executive officers (including members of our board of directors) is designed in a manner consistent with the underlying objectives in determining the base salary and the annual cash bonus, with its main objectives being to enhance the alignment between the executive officers’ interests with our long-term interests and those of our shareholders and to strengthen the retention and the motivation of executive officers in the long term. Our compensation policy provides for executive officer compensation in the form of share options or other equity-based awards, such as restricted shares and restricted share units, in accordance with our equity incentive plan then in place. All equity-based incentives granted to executive officers shall be subject to vesting periods in order to promote long-term retention of the awarded executive officers. The equity-based compensation shall be granted from time to time and be individually determined and awarded according to the performance, educational background, prior business experience, qualifications, role and the personal responsibilities of the executive officer.

In addition, our compensation policy contains compensation recovery provisions which allow us under certain conditions to recover bonuses paid in excess, enable our Chief Executive Officer to approve an immaterial change to the terms of employment of an executive officer who reports directly to him or her (provided that the changes of the terms of employment are in accordance with our compensation policy) and allow us to exculpate, indemnify and insure our executive officers and directors to the maximum extent permitted by Israeli law, subject to certain limitations set forth therein.

Our compensation policy also provides for compensation to the members of our board of directors either (i) in accordance with the amounts provided in the Companies Regulations (Rules Regarding the Compensation and Expenses of an External Director) of 2000, as amended by the Companies Regulations (Relief for Public Companies Traded in Stock Exchange Outside of Israel) of 2000, as such regulations may be amended from time to time, or (ii) in accordance with the amounts determined in our compensation policy.

Our compensation policy is filed as an exhibit to this Annual Report.

Nominating and Governance Committee

Our nominating and governance committee consists of Marni Walden, Shlomo Dovrat and David Kostman. Ms. Walden serves as chairperson of the committee. Our board of directors has adopted a nominating and governance committee charter setting forth the responsibilities of the committee, which include:

●	overseeing and assisting our board of directors in reviewing and recommending nominees for election as directors;
●	assessing the performance of the members of our board of directors;
●	establishing and maintaining effective corporate governance policies and practices, including, but not limited to, developing and recommending to our board of directors a set of corporate governance guidelines applicable to our business; and
●	overseeing our environmental, social and governance risks, strategies, policies, programs and practices to further our business purpose, strategy, culture, values and reputation.

Internal Auditor

Under the Companies Law, the board of directors of a public company must appoint an internal auditor based on the recommendation of the audit committee. The role of the internal auditor is, among other things, to examine whether a company’s actions comply with applicable law and orderly business procedure. Under the Companies Law, the internal auditor cannot be an interested party or an office holder or a relative of an interested party or an office holder, nor may the internal auditor be the company’s independent auditor or its representative. An “interested party” is defined in the Companies Law as (i) a holder of 5% or more of the issued share capital or voting power in a company, (ii) any person or entity who has the right to designate one or more directors or to designate the chief executive officer of the company or (iii) any person who serves as a director or as chief executive officer of the company. As of December 31, 2021, Sharon Cohen, CPA from Deloitte Israel and Co, serves as our internal auditor.

Approval of Related Party Transactions under Israeli Law

Fiduciary Duties of Directors and Executive Officers

The Companies Law codifies the fiduciary duties that office holders owe to a company. An office holder is defined in the Companies Law as a general manager, chief business manager, deputy general manager, vice general manager, any other person assuming the responsibilities of any of these positions regardless of such person’s title, a director and any other manager directly subordinate to the general manager.

An office holder’s fiduciary duties consist of a duty of care and a duty of loyalty. The duty of care requires an office holder to act with the level of care with which a reasonable office holder in the same position would have acted under the same circumstances. The duty of care includes, among other things, a duty to use reasonable means, in light of the circumstances, to obtain:

●	information on the business advisability of a given action brought for his, her or its approval or performed by virtue of his, her or its position; and
●	all other important information pertaining to such action.

The duty of loyalty requires that an office holder act in good faith and in the best interests of the company, and includes, among other things, the duty to:

●	refrain from any act involving a conflict of interest between the performance of his, her or its duties in the company and his, her or its other duties or personal affairs;
●	refrain from any activity that is competitive with the business of the company;

●	refrain from exploiting any business opportunity of the company for the purpose of gaining a personal advantage for himself, herself or itself or others; and
●	disclose to the company any information or documents relating to the company’s affairs which the office holder received as a result of his, her or its position as an office holder.

Under the Companies Law, a company may approve an act specified above which would otherwise constitute a breach of the office holder’s duty of loyalty, provided that the office holder acted in good faith, neither the act nor its approval harms the company and the office holder discloses his, her or its personal interest a sufficient time before the approval of such act. Any such approval is subject to the terms of the Companies Law setting forth, among other things, the appropriate bodies of the company required to provide such approval and the methods of obtaining such approval.

Disclosure of Personal Interests of an Office Holder and Approval of Certain Transactions

The Companies Law requires that an office holder promptly disclose to the board of directors any personal interest that such office holder may have and all related material information known to such office holder concerning any existing or proposed transaction with the company. A personal interest includes an interest of any person in an act or transaction of a company, including a personal interest of one’s relative or of a corporate body in which such person or a relative of such person is a 5% or greater shareholder, director or general manager or in which such person has the right to appoint at least one director or the general manager, but excluding a personal interest stemming solely from one’s ownership of shares in the company. A personal interest includes the personal interest of a person for whom the office holder holds a voting proxy or the personal interest of the office holder with respect to the officer holder’s vote on behalf of a person for whom he or she holds a proxy even if such shareholder has no personal interest in the matter.

If it is determined that an office holder has a personal interest in a non-extraordinary transaction, meaning any transaction that is in the ordinary course of business, on market terms and that is not likely to have a material impact on the company’s profitability, assets or liabilities, approval by the board of directors is required for the transaction, unless the company’s articles of association provide for a different method of approval. Any such transaction that is adverse to the company’s interests may not be approved by the board of directors.

Approval first by the company’s audit committee and subsequently by the board of directors is required for an extraordinary transaction (meaning any transaction that is not in the ordinary course of business, not on market terms or that is likely to have a material impact on the company’s profitability, assets or liabilities) in which an office holder has a personal interest.

A director and any other office holder who has a personal interest in a transaction which is considered at a meeting of the board of directors or the audit committee may generally (unless it is with respect to a transaction which is not an extraordinary transaction) not be present at such a meeting or vote on that matter, unless a majority of the directors or members of the audit committee, as applicable, have a personal interest in the matter. If a majority of the members of the audit committee or the board of directors have a personal interest in the matter, then all of the directors may participate in the deliberations of the audit committee or board of directors, as applicable, with respect to such transaction and vote on the approval thereof and, in such case, shareholder approval is also required.

Certain disclosure and approval requirements apply under Israeli law to certain transactions with controlling shareholders, certain transactions in which a controlling shareholder has a personal interest and certain arrangements regarding the terms of service or employment of a controlling shareholder. For these purposes, a controlling shareholder is any shareholder that has the ability to direct the company’s actions, including any shareholder holding 25% or more of the voting rights if no other shareholder owns more than 50% of the voting rights in the company. Two or more shareholders with a personal interest in the approval of the same transaction are deemed to be one shareholder for the purpose of computing such threshold.

For a description of the approvals required under Israeli law for compensation arrangements of officers and directors, see “Compensation of Executive Officers and Directors.”

Shareholder Duties

Pursuant to the Companies Law, a shareholder has a duty to act in good faith and in a customary manner toward the company and other shareholders and to refrain from abusing his or her power with respect to the company, including, among other things, in voting at a general meeting and at shareholder class meetings with respect to the following matters:

●	an amendment to the company’s articles of association;
●	an increase of the company’s authorized share capital;
●	a merger; or
●	interested party transactions that require shareholder approval.

In addition, a shareholder has a general duty to refrain from discriminating against other shareholders.

Certain shareholders also have a duty of fairness toward the company. These shareholders include any controlling shareholder, any shareholder who knows that it has the power to determine the outcome of a shareholder vote and any shareholder who has the power to appoint or to prevent the appointment of an office holder of the company or exercise any other rights available to it under the company’s articles of association with respect to the company. The Companies Law does not define the substance of this duty of fairness, except to state that the remedies generally available upon a breach of contract will also apply in the event of a breach of the duty of fairness.

Exculpation, Insurance and Indemnification of Office Holders

Under the Companies Law, a company may not exculpate an office holder from liability for a breach of the duty of loyalty. An Israeli company may exculpate an office holder in advance from liability, in whole or in part, for damages caused as a result of a breach of duty of care, but only if a provision authorizing such exculpation is included in its articles of association. Our amended and restated articles of association include such a provision. An Israeli company may not exculpate a director from liability arising out of a prohibited dividend or distribution to shareholders.

An Israeli company may indemnify an office holder in respect of the following liabilities and expenses incurred for acts performed as an office holder, either in advance of an event or following an event, provided a provision authorizing such indemnification is contained in its articles of association:

●	a financial liability imposed on him or her in favor of another person pursuant to a judgment, including a settlement or arbitrator’s award approved by a court. However, if an undertaking to indemnify an office holder with respect to such liability is provided in advance, then such an undertaking must be limited to events which, in the opinion of the board of directors, can be foreseen based on the company’s activities when the undertaking to indemnify is given, and to an amount or according to criteria determined by the board of directors as reasonable under the circumstances, and such undertaking shall detail the above mentioned events and amount or criteria;
●	reasonable litigation expenses, including legal fees, incurred by the office holder (1) as a result of an investigation or proceeding instituted against him or her by an authority authorized to conduct such investigation or proceeding, provided that (i) no indictment was filed against such office holder as a result of such investigation or proceeding; and (ii) no financial liability, such as a criminal penalty, was imposed upon him or her as a substitute for the criminal proceeding as a result of such investigation or proceeding or, if such financial liability was imposed, it was imposed with respect to an offense that does not require proof of criminal intent; and (2) in connection with a monetary sanction;
●	reasonable litigation expenses, including legal fees, incurred by the office holder or imposed by a court in proceedings instituted against him or her by the company, on its behalf or by a third-party or in connection with criminal proceedings in which the office holder was acquitted or as a result of a conviction for an offense that does not require proof of criminal intent; and

●	expenses, including reasonable litigation expenses and legal fees, incurred by an office holder in relation to an administrative proceeding instituted against such office holder, or certain compensation payments made to an injured party imposed on an office holder by an administrative proceeding, pursuant to certain provisions of the Israeli Securities Law.

An Israeli company may insure an office holder against the following liabilities incurred for acts performed as an office holder if and to the extent provided in the company’s articles of association:

●	a breach of the duty of loyalty to the company, to the extent that the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the company;
●	a breach of the duty of care to the company or to a third-party, including a breach arising out of the negligent conduct of the office holder;
●	a financial liability imposed on the office holder in favor of a third-party;
●	a financial liability imposed on the office holder in favor of a third-party harmed by a breach in an administrative proceeding; and
●	expenses, including reasonable litigation expenses and legal fees, incurred by the office holder as a result of an administrative proceeding instituted against him or her, pursuant to certain provisions of the Israeli Securities Law.

An Israeli company may not exculpate, indemnify or insure an office holder against any of the following:

●	a breach of the duty of loyalty, except to the extent that the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the company;
●	a breach of the duty of care committed intentionally or recklessly, excluding a breach arising out of the negligent conduct of the office holder;
●	an act or omission committed with intent to derive illegal personal benefit; or
●	a fine, monetary sanction or forfeit levied against the office holder.

Under the Companies Law, exculpation, indemnification and insurance of office holders must be approved by the compensation committee and the board of directors (and, with respect to directors and the chief executive officer, by the shareholders). However, under regulations promulgated under the Companies Law, the insurance of office holders does not require shareholder approval and may be approved by only the compensation committee if the engagement terms are determined in accordance with the company’s compensation policy which was approved by the shareholders by the same special majority required to approve a compensation policy, provided that the insurance policy is on market terms and the insurance policy is not likely to materially impact the company’s profitability, assets or obligations.

Our amended and restated articles of association allow us to exculpate, indemnify and insure our office holders for any liability imposed on them as a consequence of an act (including any omission) which was performed by virtue of being an office holder. Our office holders are currently covered by a directors’ and officers’ liability insurance policy.

We have entered into agreements with each of our directors and executive officers exculpating them in advance, to the fullest extent permitted by law, from liability for damages caused as a result of a breach of duty of care, and undertaking to indemnify them to the fullest extent permitted by law. This indemnification is limited to events determined as foreseeable by the board of directors based on our activities, and to an amount or according to criteria determined by the board of directors as reasonable under the circumstances.

The maximum indemnification amount set forth in such agreements is limited to an amount equal to the highest of $1.2 billion, 25% of our total shareholders’ equity as reflected in our most recent consolidated financial statements prior to the date on which the indemnity payment is made and 10% of our total market cap calculated based on the average closing price our Class A ordinary shares over the 30 trading days prior to the actual payment, multiplied by the total number of our issued and outstanding shares as of the date of the payment (other than indemnification for an offering of securities to the public, including by a shareholder in a secondary offering, in which case the maximum indemnification amount is limited to the gross proceeds raised by us and/or any selling shareholder in such public offering). The maximum amount set forth in such agreements is in addition to any amount paid (if paid) under insurance and/or by a third-party pursuant to an indemnification arrangement.

In the opinion of the SEC, indemnification of directors and office holders for liabilities arising under the Securities Act, however, is against public policy and therefore unenforceable.

D.	Employees

As of December 31, 2021, we had 995 employees and 126 contractors across 10 offices in 9 countries, of which 551 are in research and development and related activities. In response to the COVID-19 pandemic, we implemented changes that we determined were in the best interest of our employees and the communities in which we operate, and which comply with government regulations. This includes enabling our employees some flexibility to work remotely, while implementing additional safety measures for employees working on-site.

Of our total number of employees, 793 are located in Tel Aviv. We apply the law with respect to all aspects of the employment of our employees, including with respect to hiring and termination procedures, equal opportunity and anti-discrimination laws and other conditions of employment. In many cases, the terms of employment of our employees exceed the minimum required under Israeli labor laws including, but not limited to, with respect to minimum wage, vacation days and sick days. As per the requirements of the law, we make payments to the National Insurance Institute.

None of our employees work under any collective bargaining agreements. Extension orders issued by the Israeli Ministry of Economy and Industry apply to us and affect matters such as length of working hours and week, recuperation pay, travel expenses and pension rights. We have never experienced labor related work stoppages or strikes and believe that our relations with our employees are satisfactory.

E.	Share Ownership

For information regarding the share ownership of directors and officers, see “Major Shareholders” in Item 7.A below. For information as to our equity incentive plans, see “Equity Incentive Plans And Employee Share Purchase Plan” in Item 6.B above.

Item 7. Major Shareholders and Related Party Transactions

A.	Major Shareholders

The following table sets forth information regarding the beneficial ownership of ironSource Class A ordinary shares and Class B ordinary shares as of March 1, 2022 by:

●	each person known by us who is the beneficial owner of 5% or more of our outstanding Class A ordinary shares or Class B ordinary shares;
●	each of our executive officers and directors individually; and
●	all of our executive officers and directors as a group.

Beneficial ownership for the purposes of the following table is determined in accordance with the rules and regulations of the SEC. A person is a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of the security, or “investment power,” which includes the power to dispose of or to direct the disposition of the security or has the right to acquire such powers within 60 days of March 1, 2022. Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all Class A ordinary shares and/or Class B ordinary shares beneficially owned by them.

Except as otherwise noted herein, the number and percentage of our Class A ordinary shares and Class B ordinary shares beneficially owned is determined in accordance with Rule 13d-3 of the Exchange Act, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any of our Class A ordinary shares or Class B ordinary shares as to which the holder has sole or shared voting power or investment power and also any of our Class A ordinary shares or Class B ordinary shares which the holder has the right to acquire within 60 days of through the exercise of any option, warrant or any other right. Because Class B ordinary shares are entitled to five votes each, as compared to one vote each for Class A ordinary shares, the column entitled “Percentage of Voting Power” reflects the overall voting power of a given shareholder based on the composition of his, her or its share ownership.

Unless otherwise noted below, each shareholder’s address is 121 Menachem Begin Street, Tel Aviv 6701203, Israel.

	Class A Ordinary Shares		Class B Ordinary Shares
					Combined
					Voting
					Power
Name of Beneficial Owner(1)	Number	Percent(2)	Number	Percent(2)	Percentage(3)
Directors and Executive Officers
Tomer Bar-Zeev(4)	30,513,026	4.5%	30,513,026	8.7%	7.5%
Orlando Bravo	10,096,965	1.5%	*	*	*
Assaf Ben Ami	*	*	*	*	*
Tamir Carmi(5)	12,536,089	1.9%	12,536,089	3.6%	3.1%
Shlomo Dovrat(6)	36,710,809	5.5%	36,710,809	10.5%	9.1%
Arnon Harish(7)	13,106,752	2%	13,106,752	3.7%	3.2%
Omer Kaplan	*	*	*	*	*
David Kostman	*	*	*	*	*
Dalia Litay	*	*	*	*	*
Eyal Milrad(8)	30,034,761	4.5%	30,034,761	8.5%	7.4%
Yehoshua (Shuki) Nir	*	*	*	*	*
Tal Payne	*	*	*	*	*
Daniel Pindur	*	*	*	*	*
Marni Walden	*	*	*	*	*
All executive officers and directors as a group (14 persons)(9)	139,507,635	20.6%	127,981,574	35.6%	31.5%
Principal Shareholders
App Investments Sárl(10)	124,888,405	18.6%	124,888,405	35.6%	30.9%
Viola Ventures, III L.P.(11)	36,710,809	5.5%	36,710,809	10.5%	9.1%
Itay Milrad(12)	29,556,500	4.4%	29,556,500	8.4%	7.3%
Roi Milrad(13)	29,556,500	4.4%	29,556,500	8.4%	7.3%

*	Less than one percent (1%) of our outstanding Class A ordinary shares, Class B ordinary shares or combined voting power, as applicable.
(1)

Except as otherwise indicated, and subject to applicable community property laws, we believe based on the information provided to us that the persons named in the table have sole voting and investment power with respect to all Class A ordinary shares and Class B ordinary shares beneficially owned by them.

(2)

Percentages of outstanding shares are based on 669,646,794 Class A ordinary shares (which excludes 6,745,955 Class A ordinary shares held by TBA and deemed treasury shares) and 350,801,299 Class B ordinary shares, issued and outstanding as of March 1, 2022.

(3)

Class B ordinary shares possess five votes per share, whereas Class A ordinary shares possess one vote per share. Both classes of shares vote together on all matters presented to our shareholders. As Such, we have provided the percentage of combined voting power for each shareholder listed in the table.

(4)

Based on a Schedule 13G filed by the shareholder with the SEC on February 14, 2022 and based on information known to us, includes 1,445,709 Class A ordinary shares and 1,445,709 Class B ordinary shares underlying options that are vested on, or will vest within 60 days of, March 1, 2022.

(5)

The beneficial ownership of this executive officer includes 1,729,401 Class A ordinary shares and 1,729,401 Class B ordinary shares that in each case underlie options that are vested on, or will vest within 60 days of, March 1, 2022.

(6)

The 36,710,809 Class A ordinary shares and 36,710,809 Class B ordinary shares reported in this row are held by Viola Ventures, III L.P. Mr. Dovrat may be deemed to share voting and dispositive power with respect to these shares by virtue of his serving as a director of the sole general partner of Viola Ventures, III L.P. Mr. Dovrat disclaims beneficial ownership over these shares except to the extent of his pecuniary interest therein.

(7)

The beneficial ownership of this executive officer includes 1,735,596 Class A ordinary shares and 1,735,596 Class B ordinary shares that in each case underlie options that are vested on, or will vest within 60 days of, March 1, 2022.

(8)

Based on a Schedule 13G filed by the shareholder with the SEC on February 14, 2022 and based on information known to us, includes 722,852 Class A ordinary shares and 722,852 Class B ordinary shares underlying options that are vested on, or will vest within 60 days of, March 1, 2022.

(9)

Comprised of (i) 130,707,768 Class A ordinary shares and 119,185,873, Class B ordinary shares, in the aggregate, held by executive officers and directors, and (ii) an additional 8,799,867 Class A ordinary shares and 8,795,701 Class B ordinary shares, in the aggregate, underlying options, held by executive officers and directors that have vested or that will vest within 60 days of March 1, 2022. Please see footnotes (4) through (6) above for details concerning the beneficial ownership of those individual executive officers and directors who beneficially own more than one percent (1%) of our ordinary shares.

(10)

The beneficial ownership presented for this shareholder is based on information available to us. The shares reported in this row are held by App Investments S.a´.r.l. (“App Investments”). The majority owner of App Investments is App Holdings S.a´.r.l., which is wholly owned by Appsource Holdings Jersey Limited, which is wholly owned by CVC Capital Partners VII Associates L.P., CVC Capital Partners Investment Europe VII L.P., CVC Capital Partners VII (A), L.P. (together, “CVC Fund VII”), CVC Growth Partners Associates L.P. and CVC Growth Partners L.P. (together, “CVC Growth Fund I”). CVC Capital Partners VII Limited is the sole general partner of each of the limited partnerships comprising CVC Fund VII, and CVC Growth Partners GP Limited is the general partner of each of the limited partnerships comprising CVC Growth Fund I. As a result, each of the foregoing entities may be deemed to share beneficial ownership of the securities held by App Investments. The board of directors of App Investments, composed of Stefan Moosmann, Carmen Andre´ and Thomas Morana, exercises voting and investment authority with respect to the subject ordinary shares. CVC Capital Partners VII Limited is managed by a six member board of directors. CVC Growth Partners GP Limited is managed by a four member board of directors. Each of the foregoing individuals disclaims beneficial ownership of the securities beneficially owned by CVC Capital Partners VII Limited and CVC Growth Partners GP Limited. CVC Capital Partners VII Limited and CVC Growth Partners GP Limited each have their registered address at 27 Esplanade, St Helier, Jersey JE1 1SG.

(11)

Beneficial ownership information for this shareholder is based on a Schedule 13G filed by the shareholder with the SEC on February 14, 2022. The shares reported in this line are held by Viola Ventures III, L.P. (“Viola Ventures III”). Viola Ventures GP 3 Ltd. serves as the sole general partner of Viola Ventures III. Shlomo Dovrat, Harel Beit-On and Avi Zeevi are the directors of Viola Ventures GP 3 Ltd. and in such capacity share the voting power and dispositive power on behalf of Viola Ventures III with respect to these shares. The address for these Viola entities is 12 Abba Eban Avenue Ackerstein Towers Bldg. D Herzliya 4672530 Israel.

(12)	Beneficial ownership information for this shareholder is based on a Schedule 13G filed by the shareholder with the SEC on February 14, 2022.
(13)	Beneficial ownership information for this shareholder is based on a Schedule 13G filed by the shareholder with the SEC on February 14, 2022.

Significant Changes in Ownership

To our knowledge, other than as disclosed in the table above, our other filings with the SEC and this Annual Report, there has been no significant change in the percentage ownership held by any major shareholder during the past three years.

Voting Rights

Other than the voting undertakings under the Shareholders’ Rights Agreement and the Sponsor Support Agreement, described below under “Related Party Transactions—Rights of Appointment,” which have been fully performed already and have therefore expired, no major shareholders listed above had or have voting rights with respect to their Class A ordinary shares or Class B ordinary shares that are different from the voting rights of other holders of our Class A ordinary shares and Class B ordinary shares, respectively.

Change in Control Arrangements

We are not aware of any arrangement that may, at a subsequent date, result in a change of control of the Company.

Registered Holders

Based on a review of the information provided to us by our transfer agent, as of March 1, 2022, there were 151 registered holders of our Class A ordinary shares, 53 of which are United States registered holders (including Cede & Co., the nominee of the Depository Trust Company), holding approximately 51% of our outstanding Class A ordinary shares; and there were 100 registered holders of our Class B ordinary shares, 27 of which are United States registered holders, holding 2.5% of our outstanding Class B ordinary shares. The number of record holders in the United States is not representative of the number of beneficial holders nor is it representative of where such beneficial holders are resident since many of these ordinary shares were held by brokers or other nominees.

B.Related Party Transactions

The following is a description of related-party transactions we have entered into since January 1, 2021 with any of the members of the board of directors, executive officers or holders of more than 5% of any class of our voting securities at the time of such transaction.

Merger Agreement

On June 28, 2021, the Closing Date, we consummated the Business Combination pursuant to the Agreement and Plan of Merger, dated March 20, 2021, by and among the Company, TBA, Merger Sub and Merger Sub II (the “Merger Agreement”).

On the Closing Date, the following transactions occurred pursuant to the terms of the Merger Agreement:

●we adopted our Amended and Restated Articles of Association;
●we renamed each issued and outstanding ordinary share, including the 2019 ordinary shares issued in connection with the investment of the CVC Vehicle, an ironSource Class A Ordinary Share, no par value (“ironSource Class A ordinary share”), followed immediately by the distribution of one Class B ordinary share of ironSource, no par value per share (“ironSource Class B ordinary share”) to the holders of each such issued and outstanding ironSource Class A ordinary share.
●we effected a stock split of each ironSource Class A ordinary share and each ironSource Class B ordinary share into such number of ironSource Class A ordinary shares and ironSource Class B ordinary shares, respectively, in each case, calculated in accordance with the terms of the Merger Agreement, such that each ironSource Class A ordinary share and each ironSource Class B ordinary share had a value of $10.00 per share after giving effect to such stock split.
●Merger Sub merged with and into TBA (the “First Merger”), with TBA surviving the First Merger as a wholly-owned subsidiary of ironSource (such company, as the surviving entity of the First Merger, the “Surviving Entity”), and (b) immediately following the First Merger and as part of the same overall transaction as the First Merger, the Surviving Entity merged with and into Merger Sub II (the “Second Merger”), with Merger Sub II surviving the Second Merger as a wholly-owned subsidiary of ironSource.
●as a result of the Business Combination and the other transactions contemplated by the Merger Agreement, Merger Sub II became a wholly owned subsidiary of the Company, with the shareholders of TBA becoming shareholders of the Company.
●at the effective time of the Business Combination (the “Effective Time”), (a) each Class B ordinary share of TBA, par value $0.0001 per share (“TBA Class B Share”), outstanding immediately prior to the Effective Time automatically converted into one Class A ordinary share of TBA, par value $0.0001 per share (“TBA Class A Share”); and
●each TBA Class A Share issued and outstanding immediately prior to the Effective Time, including shares issued upon the automatic conversion of TBA Class B Shares described above, converted into one ironSource Class A ordinary share.

Our Class A ordinary shares began trading on the NYSE on June 29, 2021 under the symbol “IS.”

PIPE Financing

On March 20, 2021, we entered into Investment Agreements (each, an “Investment Agreement”) with certain investors (each, a “PIPE Investor” and collectively, the “PIPE Investors”) pursuant to which, among other things, the PIPE Investors agreed to purchase on the Closing Date an aggregate of 130 million ironSource Class A ordinary shares at a price equal to $10.00 per share on the terms and subject to the conditions set forth therein, for gross proceeds of $1.3 billion (the “PIPE Financing”). In accordance with the Support Agreement, dated March 20, 2021 between ironSource and Thoma Bravo Advantage Sponsor, LLC, an affiliate of TBA (the “Sponsor”), as a result of redemptions by stockholders of TBA, the Sponsor entered into a similar Investment Agreement with respect to an amount of approximately $32.5 million. The PIPE Financing closed concurrently with the Business Combination. On the Closing Date the existing shareholders of ironSource effected a secondary sale of 1.4 million ironSource Class A ordinary shares and/or ironSource Class B ordinary shares to the PIPE Investors (including the Sponsor), for a total purchase price of $1.4 billion, and including a secondary sale in an amount of approximately $67.5 million to TBA, which was funded from TBA’s trust account. Under the Company’s Amended and Restated Articles of Association, each share sold on a secondary basis was a Class A ordinary share upon purchase by a PIPE Investor.

Spin-Off of Desktop Business

On December 31, 2020, we completed the Spin-Off by entering into an asset transfer agreement between ironSource Ltd. and TypeA Holdings Ltd., a company owned by the shareholders of ironSource Ltd. (“TypeA”), whereby we transferred all of the assets related to the Desktop business to TypeA. We also entered into a transition services agreement dated December 31, 2020 (the “Transition Services Agreement”), whereby we agreed to assist with the formal transition of the operations of the Desktop business to TypeA. Pursuant to the Transition Services Agreement, ironSource received approximately $0.6 million in payments for services from TypeA over the four-month term of the Transition Services Agreement. The Transition Services Agreement terminated on April 30, 2021. We also entered into a Sub-Lease Agreement with TypeA (the “Sub-Lease Agreement”), whereby we agreed to sub-lease one floor and provide related facility services to TypeA for a term of twelve months with an option for additional twelve months. Pursuant to the Sub-Lease Agreement, ironSource received approximately $1.5 million in payments for the lease and related services from TypeA over the 12-month period ended December 31, 2021. The Sub-Lease Agreement was terminated on February 20, 2022.

Spin-Off Lock-up Agreement

In connection with the Spin-Off, we obtained a favorable tax ruling from the Israel Tax Authority (the “ITA”), pursuant to which the shareholders of ironSource Ltd. as of the date of the Spin-Off are required to maintain at least 25% of the share capital of each of ironSource Ltd. and TypeA for a period of two years after the Spin-Off. Should that 25% share capital requirement be breached with respect to either ironSource Ltd. or TypeA, we would be subject to additional taxes.

In connection with the foregoing tax ruling, certain of our shareholders, including the CVC Vehicle, Viola, Tomer Bar-Zeev, Eyal Milrad, Itay Milrad, Roi Milrad, Tamir Carmi, Arnon Harish, Omer Kaplan, Assaf Ben Ami and another shareholder entered into a lock-up agreement (the “Spin-Off Lock-up”), whereby each such shareholder has agreed until December 31, 2022, not to lend, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any ordinary shares that constitute more than 50% of his, her or its respective shareholding in ironSource Ltd. or TypeA. The CVC Vehicle, Viola, Tomer Bar-Zeev, Itay Milrad, Eyal Milrad and Roi Milrad each currently hold more than 5% of our outstanding ordinary shares and more than 5% of the ordinary shares of TypeA. There are certain exceptions to the Spin-Off Lock-up, including the transfer of ordinary shares in connection with a merger or similar transaction, a transfer by way of “involuntary sale,” as such term is defined in the Ordinance, a transfer to another shareholder who is bound by the terms of the Spin-Off Lock-up and any transfers that are approved in writing by the CVC Vehicle and Tomer Bar-Zeev, in his capacity as a shareholder. ironSource Ltd. is not a party to the Spin-Off Lock-up but should any shareholder party to the Spin-Off Lock-up obtain consent to transfer shares that exceed the 50% restriction, this could subject us and our shareholders of record as of the date of the Spin-Off to a significant tax liability. For more information, please see Item 3.D. “Risk Factors—Risks Related to our Business and Industry—The Spin-Off of the assets of our Desktop business from ironSource Ltd. may give rise to potential liabilities for us in the event of a breach of our or our shareholders’ obligations under the agreements related to the Spin-Off or tax liabilities caused by the Spin-Off.”

Rights of Appointment

Our current board of directors consists of ten directors. Pursuant to our amended and restated articles of association that were in effect prior to the Business Combination, certain of our shareholders had rights to appoint members of our board of directors. Generally, all rights to appoint directors terminated upon the closing of the Business Combination. Currently serving directors will continue to serve pursuant to their appointment until the annual meeting of shareholders at which the term of their class of directors expires.

Pursuant to the Sponsor Support Agreement entered into in connection with the Business Combination, the Sponsor had the right to designate one individual (the identity of such designee was subject to the prior consent of ironSource, and ironSource consented in advance to the designation of Mr. Bravo, who was the Chairman of the board of directors of Thoma Bravo Advantage) to be appointed to ironSource’s board of directors.

Other than the foregoing voting undertaking, we are not a party to, and are not aware of, any voting agreements among our shareholders.

Agreements with Directors and Officers

Employment Agreements

We have entered into written employment agreements with each of our executive officers who work for us as an employee. These agreements each contain provisions regarding non-competition, non-solicitation, confidentiality of information and assignment of inventions. The enforceability of the non-competition covenants is subject to limitations.

With respect to certain executive officers, either we or the executive officer may terminate such executive officer’s employment by giving advance written notice to the other party. We may also terminate an executive officer’s employment agreement for cause (as defined in the applicable employment agreement).

Awards

We have granted options to purchase our ordinary shares and RSUs to our executive officers and certain of our directors. We describe our option plans under “Equity Incentive Plans and Employee Share Purchase Plan” in Item 6.B above.

Exculpation, Indemnification and Insurance

Our amended and restated articles of association permit us to exculpate, indemnify and insure our office holders to the fullest extent permitted by the Companies Law. We have entered into agreements with certain office holders, exculpating them from a breach of their duty of care to the fullest extent permitted by law and undertaking to indemnify them to the fullest extent permitted by law, subject to certain exceptions, including with respect to liabilities resulting from an offering to the extent that these liabilities are not covered by insurance. See “Exculpation, Insurance and Indemnification of Office Holders” in Item 6.B above.

Second Amended and Restated Shareholders’ Rights Agreement

We are party to a second amended and restated shareholders’ rights agreement (the “Shareholders Rights Agreement”), dated as of March 20, 2021, which provides, among other things, that certain holders of our ordinary shares, including Viola and the CVC Vehicle and other named investors (the “Investors”) and our founders (the ordinary shares of those holders referred to in the Shareholders Rights Agreement are collectively referred to hereinafter as the “Registrable Securities”), have the right to demand that we file a registration statement, or to request that their shares be covered by a registration statement that we are otherwise filing. Members of our board of directors and certain entities with which they are associated are affiliated with Viola, CVC and our founders, respectively.

Form F-1 Demand Rights. Until the seventh anniversary from the closing of the Business Combination, the Investors holding a majority of the Registrable Securities then held by the Investors or other holders of a majority of the Registrable Securities, can provide us with written request to file a registration statement in respect of the Registrable Securities. Within 10 business days of the receipt of a request to effect such registration, we must give written notice of the request to the other holders of the Registrable

Securities, and use all commercially reasonable best efforts to effect the registration together with all or such portion of the registrable securities of any other holders joining in such request. We are not required to effect more than two registrations on Form F-1. We are only required to effect any such registration if the anticipated aggregate proceeds will be at least $5.0 million (net of underwriting discounts and commissions) and if such registration could not be effected on Form F-3. Furthermore, we are not required to effect such registration within a period of 180 days following the effective date of a previous registration on Form F-1 or F-3, initiated by holders of Registrable Securities, or if the holders of Registrable Securities had an opportunity to participate during such period in any offering initiated by us and if we give notice that we are engaged in preparation of a registration statement to be filed, in our good faith estimate, within 90 days from the date of such Form F-1 request, in which the holder may include its Registrable Securities.

Form F-3 Demand Rights. Any holder of Registrable Securities can provide us with written request to effect a registration on Form F-3, and we must give written notice of the proposed registration within 15 business days, and any related qualification or compliance, to all other holders of the Registrable Securities. As soon as practicable, and in any event within 60 business days after the receipt of any such Form F-3 request notice, we are required to file such Form F-3 registration statement, which is also required to cover all or such portion of the Registrable Securities of any other holders joining in such request. We are not required to file such Form F-3 if we have, within a 90-day period preceding the date of such request, already effected a registration on a Form F-1 or F-3, initiated by holders of Registrable Securities, or if the holders of Registrable Securities had an opportunity to participate during such period in any offering initiated by us.

A holder of Registrable Securities may choose to effect the offering promptly following effectiveness of such registration statement or to effect the offering on a delayed basis. If a holder chooses to effect the offering on a delayed basis, any holder of Registrable Securities that is entitled to sell securities pursuant to such Form F-3 without filing a post-effective amendment can provide us with written request to effect the offering in respect of the Registrable Securities. Upon receipt of a request to effect such offering, we must, as soon as practicable, give written notice of the request to the other holders of the Registrable Securities who are named or are entitled to be named as a selling shareholder in such Form F-3 without filing a post-effective amendment thereto. Promptly and in any event within 20 business days after the receipt of such request we must supplement such registration statement to permit the sale and distribution of all or such portion of the holders’ Registrable Securities as are specified in such request, together with all or such portion of the registrable securities of any other holders joining in such request. We are not required to file such prospectus supplement if within the 12 month period preceding the date of such request we have already effected 4 such prospectus supplements in which the requesting holder was actually entitled to sell ordinary shares or if within 90 days we have effected such an offering or a registration statement on Form F-1, initiated by holders of Registrable Securities.

Furthermore, we are not required to file such registration statement on a Form F-3 or effect an offering with a prospectus supplement if the anticipated aggregate proceeds are less than $1.0 million (net of underwriting discounts and commissions) and if we give notice that we are engaged in preparation of a registration statement to be filed, in our good faith estimate, within 90 days from the date of the such request, in which the holder may include its Registrable Securities.

Piggyback Offerings. Holders of Registrable Securities will also have the right to request to participate in any offering initiated by us, subject to specified exceptions. Holders of Registrable Securities continue to have the right to participate in subsequent piggyback offerings regardless of whether the holder has opted out of prior offerings.

Cutback. In the event that the underwriter advises us that marketing factors require a limitation on the number of shares that can be included in a demand registered offering on a Form F-1, the shares that are to be excluded from the registration statement, to the extent necessary to satisfy such limitation, shall be first shares held by shareholders other than holders of Registrable Securities (if any), then shares which we wish to register for our own account, and thereafter, shares held by the holders of Registrable Securities (on a pro rata basis).

In the case of a piggyback offering, we are required to include in the offering only that number of shares that the underwriters determine in their sole discretion will not jeopardize the success of the offering, and the shares will be apportioned among the selling holders according to the total amount of Registrable Securities entitled to be included in the offering owned by each selling holder or in such other proportions as mutually agreed to by holders of 75% in interest of such selling holders, provided, however, that the number of Registrable Securities in the offering may be reduced only if all other shareholders’ securities are first entirely excluded from the offering.

Termination. Rights granted to holders of Registrable Securities pursuant to the Shareholders Rights Agreement, terminate on the seventh anniversary of the closing of the Business Combination. With respect to any holders, such rights terminate with respect to any shares that could be sold pursuant to Rule 144(b)(1) promulgated under the Securities Act if the holder holds less than five percent (5%) of the issued and outstanding shares of the Company. We have the right to terminate or withdraw any registration or offering which is subject to piggyback rights.

Expenses. We will pay all expenses in carrying out the foregoing registrations or offerings other than any underwriting discounts and commissions.

C.	Interests of Experts and Counsel

Not applicable.

Item 8. Financial Information

A.	Consolidated Statements and Other Financial Information

Consolidated Financial Statements

See Item 18. “Financial Statements.”

Legal and Arbitration Proceedings

From time to time, we may be subject to various legal proceedings and claims that arise in the ordinary course of business, as well as governmental and other regulatory investigations and proceedings. Although the outcome of the various legal proceedings and claims cannot be predicted with certainty, we are not currently a party to any legal proceedings that, if determined adversely to us, would, in our opinion, likely have a significant effect on our financial position or profitability. For more information regarding risks related to litigation, see “Risk Factors—Risks Related to Our Business and Industry—Any legal proceedings, investigations or claims against us could be costly and time-consuming to defend and could harm our reputation regardless of the outcome.”

Dividend Policy

We do not anticipate paying any dividends in the foreseeable future. We currently intend to retain future earnings, if any, to finance operations and expand our business. Our board of directors has sole discretion whether to pay dividends. If our board of directors decides to pay dividends, the form, frequency and amount will depend upon our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that our directors may deem relevant.

For the years ended December 31, 2021 and December 31, 2020, we did not pay any dividends. For the years ended December 31, 2019 and 2018, we paid dividends of $100 million and $135 million, respectively.

The Companies Law imposes restrictions on our ability to declare and pay dividends. Our ability to pay dividends is also restricted by the terms of our credit agreement, as described further in our final prospectus filed pursuant to Rule 424(b)(3) on August 10, 2021 under the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—SVB Revolving Credit Facility,” and may be restricted by any agreements we may enter into in the future. See also Item 3.D. “Key Information—Risk Factors—Risks Related to Our Class A Ordinary Shares—We do not intend to pay dividends for the foreseeable future and, as a result, your ability to achieve a return on your investment will depend on appreciation in the price of our Class A ordinary shares.”

Payment of dividends may be subject to Israeli withholding taxes. See “Israeli Tax Considerations” for additional information.

B.	Significant Changes

None.

Item 9. The Offer and Listing

A.	Offer and Listing Details

Our Class A ordinary shares commenced trading on the NYSE on June 29, 2021 under the symbol “IS.” Prior to this, no public market existed for our ordinary shares.

B.	Plan of Distribution

Not applicable.

C.	Markets

See “ —Offer and Listing Details” above.

D.Selling Shareholders

Not applicable.

E.	Dilution

Not applicable.

F.	Expenses of the Issue

Not applicable.

Item 10. Additional Information

A.	Share Capital

Not applicable.

B.	Memorandum and Articles of Association

A copy of our amended and restated articles of association is filed as Exhibit 1.1 to this Annual Report. The information called for by this Item 10.B of Form 20-F has been provided in Exhibit 2.2 to this Annual Report. The content of Exhibit 2.2 is incorporated by reference herein.

C.	Material Contracts

Except as disclosed below or otherwise disclosed in this Annual Report in Item 4.A “History and Development of the Company,” Item 4.B “Business Overview,” Item 5.B “Operating and Financial Review and Prospects—Liquidity and Capital Resources,” Item 6.C “Board Practices,” Item 7.B “Related Party Transactions” and Item 19 “Exhibits,” we are not currently, nor have we been for the two years immediately preceding the date of this Annual Report, party to any material contract, other than contracts entered into in the ordinary course of business.

D.	Exchange Controls

There are currently no Israeli currency control restrictions on remittances of dividends on our ordinary shares, proceeds from the sale of the ordinary shares or interest or other payments to non-residents of Israel, except for shareholders who are subjects of countries that are, have been, or will be, in a state of war with Israel.

E.	Taxation

The following description is not intended to constitute a complete analysis of all tax consequences relating to the acquisition, ownership and disposition of our Class A ordinary shares. You should consult your own tax advisor concerning the tax consequences of your particular situation, as well as any tax consequences that may arise under the laws of any state, local, foreign or other taxing jurisdiction.

Israeli Tax Considerations

The following is a brief summary of certain material Israeli tax laws applicable to ironSource, and certain Israeli Government programs that benefit ironSource. This section also contains a discussion of certain material Israeli tax consequences concerning the ownership and disposition of ironSource Class A ordinary shares purchased by investors. This summary does not discuss all the aspects of Israeli tax law that may be relevant to a particular investor in light of his or her personal investment circumstances or to some types of investors subject to special treatment under Israeli law. Examples of such investors include residents of Israel or traders in securities who are subject to special tax regimes not covered in this discussion. To the extent that the discussion is based on tax legislation that has not yet been subject to judicial or administrative interpretation, ironSource cannot assure you that the appropriate tax authorities or the courts will accept the views expressed in this discussion. The discussion below is not intended, and should not be construed, as legal or professional tax advice and is not exhaustive of all possible tax considerations. The discussion is subject to change, including due to amendments under Israeli law or changes to the applicable judicial or administrative interpretations of Israeli law, which change could affect the tax consequences described below, possibly with a retroactive effect.

THEREFORE, YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISORS AS TO THE ISRAELI OR OTHER TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR ORDINARY SHARES, INCLUDING, IN PARTICULAR, THE EFFECT OF ANY FOREIGN, STATE OR LOCAL TAXES.

General Corporate Tax Structure in Israel

Israeli companies are generally subject to corporate tax at a flat rate. In December 2016, the Israeli Parliament approved the Economic Efficiency Law (Legislative Amendments for Applying the Economic Policy for the 2017 and 2018 Budget Years) which reduced the corporate income tax rate from 25% to 24% effective from January 1, 2017, and to 23% effective from January 1, 2018 and thereafter. However, the effective tax rate payable by a company that derives income from an Approved Enterprise, a Preferred Enterprise, a Beneficiary Enterprise or a Technological Enterprise (as discussed below) may be considerably less. Real capital gains (meaning capital gains minus the change in index) derived by an Israeli company are generally subject to corporate tax rate.

Law for the Encouragement of Industry (Taxes), 5729-1969

The Law for the Encouragement of Industry (Taxes), 5729-1969, generally referred to as the Industry Encouragement Law, provides several tax benefits for “Industrial Companies.” ironSource may qualify as an Industrial Company within the meaning of the Industry Encouragement Law.

The Industry Encouragement Law defines an “Industrial Company” as an Israeli resident company, of which 90% or more of its income in any tax year, other than income from certain government loans, capital gains, interest and dividends, is derived from an “Industrial Enterprise” owned by it and located in Israel or in the “Area,” in accordance with the definition under section 3A of the Israeli Income Tax Ordinance (New Version) 1961, or the Ordinance. An “Industrial Enterprise” is defined as an enterprise whose principal activity in a given tax year is industrial production.

Following are the main tax benefits available to Industrial Companies:

●	Amortization of the cost of purchased patent, rights to use a patent, and ”know-how,” which are used for the development or advancement of the Industrial Enterprise, over an eight-year period, commencing on the year in which such rights were first exercised;
●	Under limited conditions, an election to file consolidated tax returns with controlled Israeli Industrial Companies;

●	Expenses related to a public offering are deductible in equal amounts over three years commencing on the year of the offering.

Eligibility for benefits under the Industry Encouragement Law is not contingent upon approval of any governmental authority.

Tax benefits and grants for research and development

Israeli tax law allows, under certain conditions, a tax deduction for expenditures, including capital expenditures, for the year in which they are incurred. Expenditures are deemed related to scientific research and development projects, if:

●	The expenditures are approved by the relevant Israeli government ministry, determined by the field of research;
●	The research and development must be for the promotion of the company; and
●	The research and development is carried out by or on behalf of the company seeking such tax deduction.

The amount of such deductible expenses is reduced by the sum of any funds received through government grants for the finance of such scientific research and development projects. No deduction under these research and development deduction rules is allowed if such deduction is related to an expense invested in an asset depreciable under the general depreciation rules of the Israeli Income Tax Ordinance (New Version) 5721-1961, or the Ordinance. Expenditures that are unqualified under the conditions above are deductible in equal amounts over three years.

From time to time we may apply to the Israel Innovation Authority for approval to allow a tax deduction for all or most of research and development expenses during the year incurred. There can be no assurance that such application will be accepted. If we will not be able to deduct research and development expenses during the year of the payment, we may be able to deduct research and development expenses in equal amounts over a period of three years commencing in the year of the payment of such expenses.

Law for the Encouragement of Capital Investments, 5719-1959

The Law for the Encouragement of Capital Investments, 5719-1959, generally referred to as the Investment Law, provides certain incentives for capital investments in production facilities (or other eligible assets). Generally, an investment program that is implemented in accordance with the provisions of the Investment Law, referred to as an Approved Enterprise, a Beneficiary Enterprise, a Preferred Enterprise, a Preferred Technological Enterprise, or a Special Preferred Technological Enterprise, is entitled to benefits as discussed below. These benefits may include cash grants from the Israeli government and tax benefits, based upon, among other things, the geographic location in Israel of the facility in which the investment is made. In order to qualify for these incentives, the Company is required to comply with the requirements of the Investment Law.

The Investment Law was significantly amended effective as of April 1, 2005 (the “2005 Amendment”), as of January 1, 2011 (the “2011 Amendment”) and as of January 1, 2017 (the “2017 Amendment”). Pursuant to the 2005 Amendment, tax benefits granted in accordance with the provisions of the Investment Law prior to its revision by the 2005 Amendment remain in force but any benefits granted subsequently are subject to the provisions of the amended Investment Law. Similarly, the 2011 Amendment introduced new benefits to replace those granted in accordance with the provisions of the Investment Law in effect prior to the 2011 Amendment. However, companies entitled to benefits under the Investment Law as in effect prior to January 1, 2011 were entitled to choose to continue to enjoy such benefits, provided that certain conditions are met, or elect instead, irrevocably, to forego such benefits and have the benefits of the 2011 Amendment apply. The 2017 Amendment introduces new benefits for Technological Enterprises, alongside the existing tax benefits.

Tax benefits under the 2011 Amendment

The 2011 Amendment canceled the availability of the benefits granted to Industrial Companies under the Investment Law prior to 2011 and, instead, introduced new benefits for income generated by a “Preferred Company” through its “Preferred Enterprise” (as such terms are defined in the Investment Law) as of January 1, 2011. The definition of a Preferred Company includes a company incorporated in Israel that is not fully owned by a governmental entity, and that has, among other things, Preferred Enterprise status and is controlled and managed from Israel. Pursuant to the 2011 Amendment, a Preferred Company is entitled to a reduced corporate tax rate of 15% with respect to its income derived by its Preferred Enterprise in 2011 and 2012, unless the Preferred Enterprise is located in a specified development zone, in which case the rate will be 10%. Under the 2011 Amendment, such corporate tax rate was reduced from 15% and 10%, respectively, to 12.5% and 7%, respectively, in 2013, 16% and 9% respectively, in 2014, 2015 and 2016, and 16% and 7.5%, respectively, in 2017 and thereafter. Income derived by a Preferred Company from a “Special Preferred Enterprise” (as such term is defined in the Investment Law) would be entitled, subject to certain conditions and during a benefits period of 10 years, to further reduced tax rates of 8%, or 5% if the Special Preferred Enterprise is located in a certain development zone.

Dividends distributed from income which is attributed to a “Preferred Enterprise” will be subject to tax at the following rates: (i) Israeli resident corporations–0% (although, if such dividends are subsequently distributed to individuals or a non-Israeli company the below rates detailed in subsections (ii) and (iii) shall apply) (ii) Israeli resident individuals–20% (iii) non-Israeli residents (individuals and corporations)–20%, subject to a reduced tax rate under the provisions of any applicable double tax treaty. The withholding tax rate applicable to distribution of dividend from such income to non-Israeli residents is 25% (or 30% if distributed to a “substantial shareholder” at the time of the sale or at any time during the preceding twelve months period, as defined below), which may be reduced by applying in advance for a withholding certificate from the Israel Tax Authority. A “substantial shareholder” is generally a person who, alone or together with such person’s relative or another person who collaborates with such person on a permanent basis, holds, directly or indirectly, at least 10% of any of the “Means of Control” of the corporation. “Means of Control” generally include the right to vote, receive profits, nominate a director or an executive officer, receive assets upon liquidation, or order someone who holds any of the aforesaid rights how to act, regardless of the source of such right.

The 2011 Amendment also provided transitional provisions to address companies already enjoying existing tax benefits under the Investment Law. These transitional provisions provide, among other things, that unless an irrevocable request is made to apply the provisions of the Investment Law as amended in 2011 with respect to income to be derived as of January 1, 2011, a Beneficiary Enterprise can elect to continue to benefit from the benefits provided to it before the 2011 Amendment came into effect, provided that certain conditions are met.

New tax benefits under the 2017 Amendment that became effective on January 1, 2017

The 2017 Amendment was enacted as part of the Economic Efficiency Law that was published on December 29, 2016 and is effective as of January 1, 2017. The 2017 Amendment provides new tax benefits for two types of “Technological Enterprises,” as described below, and is in addition to the other existing tax beneficial programs under the Investment Law.

The 2017 Amendment provides that a Preferred Company satisfying certain conditions will qualify as having a “Preferred Technological Enterprise” and will thereby enjoy a reduced corporate tax rate of 12% on income that qualifies as “Preferred Technological Income,” as defined in the Investment Law. The corporate tax rate is further reduced to 7.5% with respect to a Preferred Technological Enterprise located in development zone “A.” In addition, a Preferred Technological Company will enjoy a reduced corporate tax rate of 12% on capital gain derived from the sale of certain “Benefitted Intangible Assets” (as defined in the Investment Law) to a related foreign company if the Benefitted Intangible Assets were acquired from a foreign company on or after January 1, 2017 for at least NIS 200 million, and the sale receives prior approval from the Israel Innovation Authority.

The 2017 Amendment further provides that a Preferred Company satisfying certain conditions (including group consolidated revenues of at least NIS 10 billion) will qualify as a “Special Preferred Technological Enterprise” and will thereby enjoy a reduced corporate tax rate of 6% on “Preferred Technological Income” regardless of the company’s geographic location within Israel. In addition, a Special Preferred Technological Enterprise will enjoy a reduced corporate tax rate of 6% on capital gain derived from the sale of certain “Benefitted Intangible Assets” to a related foreign company if the Benefitted Intangible Assets were either developed by the Special Preferred Enterprise or acquired from a foreign company on or after January 1, 2017, and the sale received prior approval from the Israel Innovation Authority.

Dividends distributed by a Preferred Technological Enterprise or a Special Preferred Technological Enterprise, paid out of Preferred Technological Income, are generally subject to tax at the rate of 20% or such lower rate as may be provided in an applicable tax treaty. The withholding tax rate applicable to distribution of dividend from such income to non-Israeli residents is 25% (or 30% if distributed to a “substantial shareholder” at the time of the distribution or at any time during the preceding twelve months period), which may be reduced by applying in advance for a withholding certificate from the Israel Tax Authority. In addition, if such dividends are distributed to a foreign company that holds solely or together with other foreign companies 90% or more in the Israeli company and other conditions are met, the withholding tax rate will be 4% (subject to the receipt in advance of a valid certificate from the Israel Tax Authority allowing for a reduced tax rate). However, if such dividends are paid to an Israeli company, no tax is required to be withheld.

A Special Preferred Technological Enterprise that acquires Benefitted Intangible Assets from a foreign company for more than NIS 500 million will be eligible for these benefits for at least ten years, subject to certain approvals as specified in the Investment Law.

Taxation of our shareholders

Capital Gains Tax on Sales of our Ordinary Shares

Israeli law generally imposes a capital gains tax on the sale of any capital assets by Israeli residents, as defined for Israeli tax purposes, and on the sale of capital assets located in Israel, including shares of Israeli companies, by both Israeli residents and non-Israeli residents, unless a specific exemption is available or unless a tax treaty between Israel and the shareholder’s country of residence provides otherwise. The Ordinance distinguishes between real gain and inflationary surplus. The inflationary surplus is a portion of the total capital gain equivalent to the increase of the relevant asset’s purchase price attributable to an increase in the Israeli consumer price index, or a foreign currency exchange rate, between the date of purchase and the date of sale. Inflationary surplus is currently not subject to tax in Israel. The real gain is the excess of the total capital gain over the inflationary surplus.

Capital gains taxes applicable to non-Israeli resident shareholders.

A non-Israeli resident who derives capital gains from the sale of shares in an Israeli resident company that were purchased after the company was listed for trading on a stock exchange outside of Israel, will be exempt from Israeli tax if, among other conditions, the shares were not held through a permanent establishment that the non-resident maintains in Israel, or in case the shares were purchased before the listing of the Israeli company, then the purchase of the shares was not from a related party, and was not subject to part E2 of the ITO. However, non-Israeli corporations will not be entitled to the foregoing exemption if Israeli residents: (i) have a controlling interest of more than 25% in such non-Israeli corporation or (ii) are the beneficiaries of, or are entitled to, 25% or more of the revenues or profits of such non-Israeli corporation, whether directly or indirectly. In addition, such exemption is not applicable to a person whose gains from selling or otherwise disposing of the shares are deemed to be business income.

Additionally, a sale of securities by a non-Israeli resident may be exempt from Israeli capital gains tax under the provisions of an applicable tax treaty. For example, under the Convention Between the Government of the United States of America and the Government of the State of Israel with respect to Taxes on Income, as amended (the “United States Israel Tax Treaty”), the sale, exchange or other disposition of shares by a shareholder who is a United States resident (for purposes of the treaty) holding the shares as a capital asset and is entitled to claim the benefits afforded to such a resident by the U.S. Israel Tax Treaty (a “U.S. Resident”) is generally exempt from Israeli capital gains tax unless: (i) the capital gain arising from such sale, exchange or disposition is attributed to real estate located in Israel; (ii) the capital gain arising from such sale, exchange or disposition is attributed to royalties; (iii) the capital gain arising from the such sale, exchange or disposition is attributed to a permanent establishment in Israel, under certain terms; (iv) such U.S. Resident holds, directly or indirectly, shares representing 10% or more of the voting capital during any part of the 12 month period preceding the disposition, subject to certain conditions; or (v) such U.S. Resident is an individual and was present in Israel for 183 days or more during the relevant taxable year. In any such case, the sale, exchange or disposition of such shares by the U.S. Resident would be subject to Israeli tax (unless exempt under the Israeli domestic law as described above). Under the United States Israel Tax Treaty, the gain may be treated as foreign source income for United States foreign tax credit purposes, upon an election by the U.S. Resident, and such U.S. Resident may be permitted to claim a credit for such taxes against the United States federal income tax imposed on such sale, subject to the limitations under the United States federal income tax laws applicable to foreign tax credits. The United States Israel Tax Treaty does not provide such credit against any United States state or local taxes.

Regardless of whether shareholders may be liable for Israeli tax on the sale of our ordinary shares, the payment of the consideration may be subject to the withholding of Israeli tax at source. Shareholders may be required to demonstrate that they are exempt from tax on their capital gains in order to avoid withholding at source at the time of sale (i.e., provide resident certificate and other documentation).

Capital gains taxes applicable to Israeli resident shareholders.

An Israeli resident corporation who derives capital gains from the sale of shares in an Israeli resident company that were purchased after the company was listed for trading on a stock exchange outside of Israel will generally be subject to tax on the real capital gains generated on such sale at the corporate tax rate (currently of 23%). An Israeli resident individual will generally be subject to capital gain tax at the rate of 25%. However, if the individual shareholder is claiming deduction of interest expenditures or he is a “substantial shareholder” at the time of the sale or at any time during the preceding twelve months period, such gain will be taxed at the rate of 30%. Individual holders dealing in securities in Israel for whom the income from the sale of securities is considered “business income” as defined in section 2(1) of the Ordinance are taxed at the marginal tax rates applicable to business income (up to 47% in 2021 and 2022 plus 3% Surtax). Certain Israeli institutions who are exempt from tax under section 9(2) or section 129(C)(a)(1) of the Ordinance (such as exempt trust funds and pension funds) may be exempt from capital gains tax from the sale of the shares.

Taxation of Israeli shareholders on receipt of dividends.

An Israeli resident individual is generally subject to Israeli income tax on the receipt of dividends paid on our ordinary shares at the rate of 25%. With respect to a person who is a “substantial shareholder” at the time of receiving the dividend or on any time during the preceding twelve months, the applicable tax rate is 30%. Such dividends are generally subject to Israeli withholding tax at a rate of 25% if the shares are registered with a nominee company (whether the recipient is a substantial shareholder or not). If the recipient of the dividend is an Israeli resident corporation such dividend income will be exempt from tax provided the income from which such dividend is distributed was derived or accrued within Israel and was received directly or indirectly from another corporation that is liable to Israeli corporate tax. An exempt trust fund, pension fund or other entity that is exempt from tax under section 9(2) or section 129C(a)(1) of the Ordinance is exempt from tax on dividend.

Dividend distribution by a Preferred Technology Enterprise or a Special Preferred Technology Enterprise is subject to beneficial tax rates. For a further discussion, see Item 10.E. “Taxation—Israeli Tax Considerations—New tax benefits under the 2017 Amendment that became effective on January 1, 2017.”

Taxation of non-Israeli shareholders on receipt of dividends.

Non-Israeli residents (either individuals or corporations) are generally subject to Israeli income tax on the receipt of dividends paid on our ordinary shares at the rate of 25%, which tax will be withheld at source, unless relief is provided in a treaty between Israel and the shareholder’s country of residence. With respect to a person who is a “substantial shareholder” at the time of receiving the dividend or on any time during the preceding twelve months, the applicable tax rate is 30%. Such dividends are generally subject to Israeli withholding tax at a rate of 25% if the shares are registered with a nominee company (whether the recipient is a substantial shareholder or not), unless a reduced rate is provided under an applicable tax treaty (subject to the receipt in advance of a valid certificate from the Israel Tax Authority allowing for a reduced tax rate). For example, under the United States Israel Tax Treaty, the maximum rate of tax withheld at source in Israel on dividends paid to a holder of our ordinary shares who is a U.S. Resident is 25%. However, generally, the maximum rate of withholding tax on dividends, not generated by a Preferred Enterprise, Approved Enterprise or Beneficiary Enterprise, that are paid to a United States corporation holding 10% or more of the outstanding voting capital throughout the tax year in which the dividend is distributed as well as during the previous tax year, is 12.5%, provided that not more than 25% of the gross income for such preceding year consists of certain types of dividends and interest. Notwithstanding the foregoing, dividends distributed from income attributed to an Approved Enterprise, Beneficiary Enterprise or Preferred Enterprise are not entitled to such reduction under the tax treaty but are subject to a withholding tax rate of 15% for a shareholder that is a U.S. corporation, provided that the conditions related to the outstanding voting rights and the gross income for the previous year (as set forth in the previous sentences) are met. If the dividend is attributable partly to income derived from an Approved Enterprise, Beneficiary Enterprise or Preferred Enterprise, and partly to other sources of income, the withholding rate will be a blended rate reflecting the relative portions of the two types of income. We cannot assure you that we will designate the profits that we may distribute in a way that will reduce shareholders’ tax liability. Application for the reduced tax rate requires appropriate documentation presented and specific instruction received from the Israeli Tax Authorities to the extent tax is withheld at source at the maximum rates (see above), a qualified tax treaty recipient will have to comply with some administrative procedures with the Israeli Tax Authorities in order to receive back the excess tax withheld.

A foreign resident who had income from a dividend that was accrued from Israeli source, from which the full tax was deducted, will be exempt from filing a tax return in Israel, unless he is liable to additional Surtax (see below) in accordance with section 121B of the Ordinance.

Dividend distribution by a Preferred Technology Enterprise or a Special Preferred Technology Enterprise is subject to beneficial tax rates. For a further discussion, see Item 10.E. “Taxation—Israeli Tax Considerations—New tax benefits under the 2017 Amendment that became effective on January 1, 2017.”

Surtax

Subject to the provisions of an applicable tax treaty, individuals who are subject to tax in Israel are also subject to an additional tax at a rate of 3% on annual income (including, but not limited to, dividends, interest and capital gain) exceeding NIS 647,640 for 2021 and NIS 663,240 for 2022, which amount is linked to the annual change in the Israeli consumer price index.

Estate and Gift Tax

Israeli law presently does not impose estate or gift taxes.

Material U.S. Federal Income Tax Considerations

The following discussion is a summary of material U.S. federal income tax considerations generally applicable to U.S. Holders (as defined below) of ironSource Class A ordinary shares. This discussion applies only to the ironSource Class A ordinary shares that are held as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment).

The following does not purport to be a complete analysis of all potential tax considerations arising in connection with the ownership and disposal of ironSource Class A ordinary shares. The effects and considerations of other U.S. federal tax laws, such as estate and gift tax laws, alternative minimum or Medicare contribution tax consequences and any applicable state, local or non-U.S. tax laws are not discussed. This discussion is based on the Code, Treasury regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the U.S. Internal Revenue Service (the “IRS”), in each case in effect as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect the tax consequences discussed below. ironSource has neither sought nor will seek any rulings from the IRS regarding the matters discussed below. There can be no assurance the IRS will not assert or a court will not sustain a contrary position to that discussed below regarding the tax consequences discussed below.

This discussion does not address all U.S. federal income tax consequences relevant to a holder’s particular circumstances. In addition, it does not address consequences relevant to holders subject to special rules, including, without limitation:

●	banks, insurance companies, and certain other financial institutions;
●	regulated investment companies and real estate investment trusts;
●	brokers, dealers or traders in securities;
●	traders in securities that elect to mark to market;
●	tax-exempt organizations or governmental organizations;
●	U.S. expatriates and former citizens or long-term residents of the United States;
●	persons holding ironSource Class A ordinary shares as part of a hedge, straddle, constructive sale, or other risk reduction strategy or as part of a conversion transaction or other integrated investment;
●	persons subject to special tax accounting rules as a result of any item of gross income with respect to ironSource Class A ordinary shares being taken into account in an applicable financial statement;

●	persons that actually or constructively own 5% or more (by vote or value) of the outstanding issued ironSource Class A ordinary shares;
●	“controlled foreign corporations,” “passive foreign investment companies,” and corporations that accumulate earnings to avoid U.S. federal income tax;
●	S corporations, partnerships or other entities or arrangements treated as partnerships or other flow-through entities for U.S. federal income tax purposes (and investors therein);
●	U.S. Holders having a functional currency other than the U.S. dollar;
●	persons who hold or received ironSource Class A ordinary shares, as the case may be, pursuant to the exercise of any employee stock option or otherwise as compensation; and
●	tax-qualified retirement plans.

For purposes of this discussion, a “U.S. Holder” is any beneficial owner of ironSource Class A ordinary shares that is for U.S. federal income tax purposes:

●	an individual who is a citizen or resident of the United States;
●	a corporation (or other entity taxable as a corporation) created or organized under the laws of the United States, any state thereof, or the District of Columbia;
●	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or
●	a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code), or (2) has a valid election in effect to be treated as a “United States person” (within the meaning of Section 7701(a)(30) of the Code) for U.S. federal income tax purposes.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds ironSource Class A ordinary shares, the tax treatment of an owner of such entity will depend on the status of the owners, the activities of the entity or arrangement and certain determinations made at the owner level. Accordingly, entities or arrangements treated as partnerships for U.S. federal income tax purposes and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them.

THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF OWNING IRONSOURCE CLASS A ORDINARY SHARES TO ANY PARTICULAR HOLDER WILL DEPEND ON THE HOLDER’S PARTICULAR TAX CIRCUMSTANCES. YOU ARE URGED TO CONSULT YOUR TAX ADVISOR REGARDING THE U.S. FEDERAL, STATE, AND LOCAL, AND NON-U.S. INCOME AND OTHER TAX CONSEQUENCES TO YOU, IN LIGHT OF YOUR PARTICULAR INVESTMENT OR TAX CIRCUMSTANCES, OF ACQUIRING, HOLDING, AND DISPOSING OF IRONSOURCE CLASS A ORDINARY SHARES.

Distributions on ironSource Class A ordinary shares

As discussed above under “—Dividend Policy,” we do not anticipate paying any dividends in the foreseeable future. Subject to the discussion below under “—Passive Foreign Investment Company Rules,” if ironSource makes distributions of cash or property on the ironSource Class A ordinary shares, such distributions (including the amount of any non-U.S. taxes withheld therefrom) will be treated for U.S. federal income tax purposes first as a dividend to the extent of ironSource’s current and accumulated earnings and profits (as determined for U.S. federal income tax purposes), and then as a tax-free return of capital to the extent of the U.S. Holder’s tax basis, with any excess treated as capital gain from the sale or exchange of the shares. Because ironSource does not intend to calculate its earnings and profits under U.S. federal income tax principles, a U.S. Holder should expect all cash distributions to be reported as dividends for U.S. federal income tax purposes. Non-corporate U.S. Holders (including individuals) may qualify for the lower rates of taxation with respect to dividends on ironSource’s Class A ordinary shares applicable to long term capital gains (i.e., gains from the sale of capital assets held for more than one year), provided that ironSource is not a PFIC (as discussed below under “—Passive Foreign Investment Company Rules”) with respect to such U.S. Holder in ironSource’s taxable year in which the dividend was paid or in the prior taxable year and certain other conditions are met, including certain holding period requirements and the absence of certain risk reduction transactions. Any dividend will not be eligible for the dividends received deduction allowed to corporations in respect of dividends received from U.S. corporations.

U.S. Holders should consult their tax advisors regarding the availability of the lower rate for dividends paid with respect to ironSource Class A ordinary shares.

Dividends paid to U.S. Holders with respect to ironSource’s Class A ordinary shares generally will be treated as foreign source income, which may be relevant in calculating such U.S. Holder’s foreign tax credit limitation. Subject to certain conditions and limitations, Israeli tax withheld on dividends may be credited against a U.S Holder’s U.S. federal income tax liability or, at such U.S. Holder’s election, be deducted from such U.S. Holder’s U.S. federal taxable income. Dividends that ironSource distributes generally should constitute “passive category income” for purposes of the foreign tax credit. A foreign tax credit for foreign taxes imposed on distributions may be denied if a U.S. Holder does not satisfy certain minimum holding period requirements. The rules relating to the determination of the foreign tax credit are complex, and U.S. Holders should consult their tax advisors to determine whether and to what extent they will be entitled to this credit.

Sale, Exchange, Redemption or Other Taxable Disposition of ironSource Class A Ordinary Shares.

Subject to the discussion below under “—Passive Foreign Investment Company Rules,” a U.S. Holder generally will recognize gain or loss on any sale, exchange, redemption or other taxable disposition of ironSource Class A ordinary shares in an amount equal to the difference between (i) the amount realized on the disposition and (ii) such U.S. Holder’s adjusted tax basis in such ironSource Class A ordinary shares. A U.S. Holder’s initial tax basis in ironSource Class A ordinary shares generally will equal the cost of such ironSource Class A ordinary shares. Any gain or loss recognized by a U.S. Holder on a taxable disposition of ironSource Class A ordinary shares generally will be capital gain or loss. A non-corporate U.S. Holder, including an individual, who has held the ironSource Class A ordinary shares for more than one year generally will be eligible for reduced tax rates for such long-term capital gains. The deductibility of capital losses is subject to limitations.

Any such gain or loss generally will be treated as U.S. source gain or loss.

Passive Foreign Investment Company Rules

The treatment of U.S. Holders of the ironSource Class A ordinary shares could be materially different from that described above, if ironSource is treated as a PFIC for U.S. federal income tax purposes.

A non-U.S. corporation generally will be treated as a PFIC for U.S. federal income tax purposes, in any taxable year if either (1) at least 75% of its gross income for such year is passive income or (2) at least 50% of the value of its assets (generally based on an average of the quarterly values of the assets) during such year is attributable to assets that produce or are held for the production of passive income. For purposes of this test, ironSource will be treated as earning its proportionate share of any income and owning its proportionate share of any assets of any corporation in which it directly or indirectly holds 25% or more (by value) of the stock. Based on ironSource’s market capitalization, the current and anticipated composition of the income, assets and operations of ironSource and its subsidiaries, ironSource does not expect to be a PFIC for the taxable year ending December 31, 2022. However, whether ironSource or any of its subsidiaries is a PFIC is a factual determination that must be made annually after the close of each taxable year. The determination of whether ironSource or any of its subsidiaries is a PFIC depends on, among other things, the composition of ironSource’s income and assets.

Moreover, the aggregate value of ironSource’s assets for purposes of the PFIC determination generally will be determined by reference to the trading price of ironSource’s Class A ordinary shares, which could fluctuate significantly. ironSource has a substantial balance of cash and other liquid investments, which are passive assets for purposes of the PFIC determination. Accordingly, if ironSource’s market capitalization declines significantly, it may make ironSource’s classification as a PFIC more likely for the current or future taxable years. Changes in the composition of ironSource’s income or the composition of any of its subsidiaries assets may cause ironSource to be or become a PFIC for the current or subsequent taxable years. Therefore, there can be no assurances that ironSource will not be treated as a PFIC in any taxable year. Moreover, the application of the PFIC rules is subject to uncertainty in several respects, and ironSource cannot assure U.S. Holders that the IRS will not take a contrary position or that a court will not sustain such a challenge by the IRS.purposes.

If ironSource were considered a PFIC at any time that a U.S. Holder’s owns ironSource Class A ordinary shares, the U.S. Holder will be subject to special tax rules with respect to any “excess distribution” (as defined below) received and any gain realized from a sale or disposition (including a pledge) of its ironSource Class A ordinary shares (collectively the “Excess Distribution Rules”). Distributions received by a U.S. Holder in a taxable year that are greater than 125% of the average annual distributions received during the shorter of the three preceding taxable years or the U.S. Holder’s holding period for the ironSource Class A ordinary shares will be treated as excess distributions. Under these special tax rules:

●	the excess distribution or gain will be allocated ratably over the U.S. Holder’s holding period for the ironSource Class A ordinary shares;
●	the amount allocated to the current taxable year, and any taxable years in the U.S. Holder’s holding period prior to the first taxable year in which ironSource is a PFIC, will be treated as ordinary income; and
●	the amount allocated to each other taxable year will be subject to the highest tax rate in effect for individuals or corporations, as applicable, for each such year and the interest charge generally applicable to underpayments of tax will be imposed on the resulting tax attributable to each such year.

Under the Excess Distribution Rules, the tax liability for amounts allocated to taxable years prior to the year of disposition or excess distribution cannot be offset by any net operating losses, and gains (but not losses) realized on the sale of the ironSource Class A ordinary shares cannot be treated as capital gains, even though the U.S. Holder holds the ironSource Class A ordinary shares as capital assets. Certain elections may be available that would result in alternative treatments (such as mark-to-market) of the ironSource Class A ordinary shares.

Under the PFIC rules, if ironSource were considered a PFIC at any time that a U.S. Holder owns ironSource Class A ordinary shares, ironSource would continue to be treated as a PFIC with respect to such investment unless (i) it ceased to be a PFIC and (ii) the U.S. Holder made a “deemed sale” election under the PFIC rules. If such election is made, a U.S. Holder will be deemed to have sold its ironSource Class A ordinary shares at their fair market value on the last day of the last taxable year in which ironSource is classified as a PFIC, and any gain from such deemed sale would be subject to the consequences described below. After the deemed sale election, the ironSource Class A ordinary shares with respect to which the deemed sale election was made will not be treated as shares in a PFIC unless ironSource subsequently becomes a PFIC.

If ironSource is treated as a PFIC with respect to a U.S. Holder for any taxable year, such U.S. Holder will be deemed to own shares in any entities in which ironSource owns equity and that are also PFICs (“lower tier PFICs”), and such U.S. Holder may be subject to the tax consequences described herein with respect to the shares of such lower tier PFIC such U.S. Holder would be deemed to own.

If ironSource were considered a PFIC, a U.S. Holder may be required to file an IRS Form 8621 on an annual basis. U.S. Holders should consult their own tax advisors regarding any reporting requirements that may apply to them if ironSource is a PFIC.

U.S. Holders are strongly encouraged to consult their tax advisors regarding the application of the PFIC rules to their particular circumstances.

Information Reporting and Backup Withholding

Dividend payments on any proceeds paid from the sale or other taxable disposition of the ordinary shares may be subject to information reporting to the IRS. In addition, a U.S. Holder may be subject to backup withholding on cash payments received in connection with dividend payments and proceeds from the sale or other taxable disposition of ordinary shares made within the United States or through certain U.S. related financial intermediaries.

Backup withholding will not apply, however, to a U.S. Holder who furnishes a correct taxpayer identification number, provides other required certification and otherwise complies with the applicable requirements of the backup withholding rules or who is otherwise exempt from backup withholding (and, when required, demonstrates such exemption). Backup withholding is not an additional tax. Rather, any amount withheld under the backup withholding rules will be creditable or refundable against the U.S. Holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Additionally, certain U.S. Holders that hold an interest in “specified foreign financial assets” (which may include the ironSource Class A ordinary shares) are required to report information relating to such assets on IRS Form 8938, subject to certain exceptions. Penalties can apply if U.S. Holders fail to satisfy such reporting requirements. U.S. Holders should consult their tax advisors regarding the applicability of these requirements to their acquisition and ownership of ironSource Class A ordinary shares.

F.	Dividends and Paying Agents

Not applicable.

G.	Statement by Experts

Not applicable.

H.	Documents on Display

We are subject to the informational requirements of the Exchange Act. Accordingly, we are required to file reports and other information with the SEC, including annual reports on Form 20-F and reports on Form 6-K. Our filings with the SEC are also available to the public through the SEC’s website at www.sec.gov. This site contains reports and other information about issuers, like us, that file electronically with the SEC.

We maintain a corporate website at www.is.com. Information contained on, or that can be accessed through our website does not constitute a part of this Annual Report on Form 20-F. We also make available on our website’s investor relations page at www.is.com/investors/, free of charge, our Annual Report and the text of our reports on Form 6-K, including any amendments to these reports, as well as certain other SEC filings, as soon as reasonably practicable after they are electronically filed with or furnished to the SEC. The information contained on our website is not incorporated by reference in this Annual Report.

As a foreign private issuer, we are exempt under the Exchange Act from, among other things, the rules prescribing the furnishing and content of proxy statements, and our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we will not be required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. However, we will file with the SEC, within 120 days after the end of each subsequent fiscal year, or such applicable time as required by the SEC, an annual report on Form 20-F containing financial statements audited by an independent registered public accounting firm. We also intend to furnish certain other material information to the SEC under cover of Form 6-K.

I.	Subsidiary Information

Not applicable.

Item 11. Quantitative and Qualitative Disclosures about Market Risk

We are exposed to market risk in the ordinary course of our business. Market risk represents the risk of loss that may impact our financial position due to adverse changes in financial market prices and rates. Our market risk exposure is primarily a result of foreign currency exchange rates and interest rates, which are discussed in detail below.

Foreign Currency Risk

The U.S. dollar is our functional currency. Substantially all of our revenue was denominated in U.S. dollars for the years ended December 31, 2020 and 2021, however certain expenses comprising our cost of revenue and operating expenses were denominated in NIS, mainly payroll. We also have expenses in other currencies, in particular the Euro and GBP, although to a much lesser extent.

A decrease of 5% in the U.S. dollar/NIS exchange rate would have increased our cost of revenue and operating expenses by approximately 1.4% and 1% during the years ended December 31, 2020 and 2021, respectively. If the NIS fluctuates significantly against the U.S. dollar, it may have a negative impact on our results of operations. To mitigate our foreign exchange risk, mainly the exposure to changes in the exchange rate of the NIS against the U.S. dollar that are associated with future cash flows denominated in NIS, we periodically enter into foreign exchange hedging contracts.

Item 12. Description of Securities Other than Equity Securities

Not applicable.

PART II

Item 13. Defaults, Dividend Arrearages and Delinquencies

None.

Item 14. Material Modifications to the Rights of Security Holders and Use of Proceeds

On June 28, 2021, in connection with the closing of the Business Combination, we amended and restated our articles of association. A copy of our amended and restated articles of association is being filed as Exhibit 1.1 to this Annual Report. See Item 10.B. “Additional Information—Memorandum and Articles of Association.”

Item 15. Controls and Procedures

Evaluation of Disclosure Controls and Procedures

We maintain disclosure controls and procedures (as that term is defined in Rules 13a-15(e) and 15d-15(e) under the Securities Exchange Act of 1934, as amended (“Exchange Act”)) that are designed to ensure that information required to be disclosed in the Company’s reports under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and that such information is accumulated and communicated to our management, including our Chief Executive Officer and Chief Financial Officer, as appropriate, to allow timely decisions regarding required disclosures. Any controls and procedures, no matter how well-designed and operated, can provide only reasonable assurance of achieving the desired control objectives. Our management, with the participation of our Chief Executive Officer and Chief Financial Officer, has evaluated the effectiveness of the design and operation of our disclosure controls and procedures as of December 31, 2021. Based upon that evaluation, our Chief Executive Officer and Chief Financial Officer concluded that, as of December 31, 2021, our disclosure controls and procedures were effective to accomplish their objectives at the reasonable assurance level.

Management’s Annual Report on Internal Control over Financial Reporting and Attestation Report of the Registered Public Accounting Firm

This Annual Report does not include a report of management’s assessment regarding internal control over financial reporting (as such term is defined in Rules 13a-15(f) and 15d-15(f) under the Securities Exchange Act) or an attestation report of our registered public accounting firm due to a transition period established by SEC guidance for newly public companies. Additionally, our independent registered public accounting firm will not be required to opine on the effectiveness of our internal control over financial reporting until we are no longer an emerging growth company.

Changes in Internal Control over Financial Reporting

There were no changes in our internal controls over financial reporting (as such term is defined in Rules 13a-15(f) and 15d-15(f) under the Securities Exchange Act) that occurred during the period covered by this Annual Report that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

Item 16. [Reserved]

Item 16A. Audit Committee Financial Expert

Our board of directors has determined that Mr. Kostman is an audit committee financial expert as defined by the SEC rules and has the requisite financial experience as defined by the NYSE corporate governance rules.

Our board of directors has determined that each member of our audit committee is “independent” as such term is defined in Rule 10A-3(b)(1) under the Exchange Act, which is different from the general test for independence of board and committee members.

Item 16B. Code of Ethics

We have adopted a Code of Business Conduct and Ethics that applies to all our employees, officers and directors. Our Code of Business Conduct and Ethics addresses, among other things, competition and fair dealing, gifts and entertainment, conflicts of interest, international business laws, financial matters and external reporting, company assets, confidentiality and corporate opportunity requirements and the process for reporting violations of the Code of Business Conduct and Ethics. Our Code of Business Conduct and Ethics is intended to meet the definition of “code of ethics” under Item 16B. of Form 20-F under the Exchange Act.

We will disclose on our website any amendment to, or waiver from, a provision of our Code of Business Conduct and Ethics that applies to our directors or executive officers to the extent required under the rules of the SEC or the NYSE. Our Code of Business Conduct and Ethics is available on our website at https://investors.is.com/governance/governance-documents/default.aspx. The information contained on or through our website, or any other website referred to herein, is not incorporated by reference in this Annual Report. We granted no waivers under our Code of Business Conduct and Ethics.

Item 16C. Principal Accounting Fees and Services

The table below sets out the total amount of services rendered to us by Kesselman & Kesselman, a member of PricewaterhouseCoopers International Limited, for services performed in the years ended December 31, 2020 and 2021, and breaks down these amounts by category of service:

	2020	2021

	(in thousands)
Audit Fees	$330	$600
Audit Related Fees	9	1,472
Tax Fees	56	50
All Other Fees	—	—
Total	395	2,122

Audit Fees

Audit fees for the years ended December 31, 2020 and 2021 include fees for the audit of our annual financial statements. This category also includes services that the independent accountant generally provides, such as consents and assistance with and review of documents filed with the SEC.

Audit Related Fees

Audit-related fees for the year ended December 31, 2020 and 2021, correspond to fees for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements for fiscal years 2021 and 2020 and not reported under the previous category. These services would include, among others: due diligence related to mergers and acquisitions, accounting consultations and audits in connection with acquisitions, internal control reviews, attest services that are not required by statute or regulation and consultation concerning financial accounting and reporting standards.

Tax Fees

Tax fees for the years ended December 31, 2020 and 2021 were related to ongoing tax advisory, tax compliance and tax planning services.

All Other Fees

All other fees in the years ended December 31, 2020 and 2021 related to services in connection with non-audit compliance and review work.

Pre-Approval Policies and Procedures

The advance approval of the Audit Committee or members thereof, to whom approval authority has been delegated, is required for all audit and non-audit services provided by our auditors.

All services provided by our auditors are approved in advance by either the Audit Committee or members thereof, to whom authority has been delegated, in accordance with the Audit Committee’s pre-approval policy.

Item 16D. Exemptions from the Listing Standards for Audit Committees

Not applicable.

Item 16E. Purchases of Equity Securities by the Issuer and Affiliated Purchasers

None.

Item 16F. Change in Registrant’s Certifying Accountant

None.

Item 16G. Corporate Governance

As an Israeli company, we are subject to various corporate governance requirements under the Companies Law. However, pursuant to regulations promulgated under the Companies Law, companies with shares traded on certain U.S. stock exchanges, including the NYSE, may, subject to certain conditions, “opt out” from the Companies Law requirements to appoint external directors and related Companies Law rules concerning the composition of the audit committee and compensation committee of the board of directors (other than the gender diversification rule under the Companies Law, which requires the appointment of a director from the other gender if at the time a director is appointed all members of the board of directors are of the same gender). In accordance with these regulations, we elected to “opt out” from those requirements of the Companies Law. Under these regulations, the exemptions from such Companies Law requirements will continue to be available to us so long as: (i) we do not have a “controlling shareholder” (as such term is defined under the Companies Law), (ii) our shares are traded on certain U.S. stock exchanges, including the NYSE, and (iii) we comply with the director independence requirements and the audit committee and compensation committee composition requirements under U.S. laws (including applicable rules of the NYSE) applicable to U.S. domestic issuers.

We are a “foreign private issuer” (as such term is defined in Rule 3b-4 under the Exchange Act). As a foreign private issuer we are permitted to comply with Israeli corporate governance practices instead of the corporate governance rules of the NYSE, provided that we disclose which requirements we are not following and the equivalent Israeli requirement.

We intend to rely on this “foreign private issuer exemption” with respect to the quorum requirement for shareholder meetings and with respect to shareholder approval requirements, as follows:

Quorum requirement. As permitted under the Companies Law, pursuant to our amended and restated articles of association, the quorum required for an ordinary meeting of shareholders will generally consist of at least two shareholders present in person, by proxy or by other voting instrument in accordance with the Companies Law who hold at least 33 1⁄3% of the voting power of our shares. However, for so long as we qualify to use the forms and rules of a “foreign private issuer” under the rules of the SEC at the time of a general meeting of shareholders, if the meeting is initiated by and convened by our board of directors, the requisite quorum will consist of two or more shareholders present in person or by proxy who hold or represent 25% of the outstanding voting power of our shares (and if the meeting is adjourned for a lack of quorum, the quorum for such adjourned meeting will be, subject to certain exceptions, any number of shareholders). This quorum standard takes the place of the hard-and-fast 33 1⁄3% of the issued share capital required under the corporate governance rules of the NYSE.

Shareholder approval. We will seek shareholder approval whenever required under the Companies Law, rather than when required for a domestic U.S. issuer under the NYSE rules.

We otherwise intend to comply with the rules generally applicable to U.S. domestic companies listed on the NYSE. We may, however, in the future decide to rely upon the “foreign private issuer exemption” for purposes of opting out of some or all of the other corporate governance rules. Following our home country governance practices may provide less protection than is accorded to investors under the corporate governance rules of the NYSE applicable to domestic issuers.

We intend to take all actions necessary for us to maintain compliance as a foreign private issuer under the applicable corporate governance requirements of the Sarbanes-Oxley Act of 2002, the rules adopted by the SEC and NYSE corporate governance rules.

Item 16H. Mine Safety Disclosure

Not applicable.

Item 16I. Disclosure Regarding Foreign Jurisdictions that Prevent Inspections

Not applicable.

PART III

Item 17. Financial Statements

We have provided financial statements pursuant to Item 18.

Item 18. Financial Statements

The audited consolidated financial statements as required under Item 18 are attached hereto starting on page F-1 of this Annual Report.

Item 19. Exhibits.

			Incorporation by Reference
						Filed /
Exhibit No.	Description	Form	File No.	Exhibit No.	Filing Date	Furnished
1.1	Amended and Restated Articles of Association of ironSource	F-1	333-258223	3.1	July 28, 2021
2.1	Specimen Class A ordinary share certificate	F-4	333-254790	4.4	March 26, 2021
2.2	Description of Securities					*
4.1††	Form of Director and Officer Indemnification Agreement.	6-K	001-40539	99.2	June 29, 2021
4.2††	ironSource Ltd. 2013 Share Incentive Plan as amended March 19, 2021.	F-4	333-254790	10.5	March 26, 2021
4.3††	ironSource Ltd. 2021 Share Incentive Plan as amended March 19, 2021.	F-4	333-254790	10.6	March 26, 2021
4.4††	ironSource Ltd. Employee Share Purchase Plan	F-4	333-254790	10.7	March 26, 2021
4.5††	ironSource Ltd. Compensation Policy	F-4	333-254790	10.8	March 26, 2021
4.6††	Compensation Policy for Officers and Directors	F-4	333-254790	10.5	March 26, 2021
4.7	Credit Agreement, dated as of June 29, 2021, by and among ironSource, certain of its subsidiaries, Silicon Valley Bank and other lenders and L/C issuers party thereto.	6-K	001-40539	99.1	June 29, 2021
4.8†	Second Amended and Restated Shareholders Rights Agreement, dated as of March 20, 2021, by and among ironSource, certain shareholders of ironSource and the founders of ironSource Ltd.	F-4	333-254790	4.2	March 26, 2021
4.9	Sponsor Support Agreement, dated as of March 20, 2021, by the Sponsor and certain directors of TBA in favor of ironSource and TBA.	F-4	333-254790	10.3	March 26, 2021
4.10	Form of Investment Agreement, by and between ironSource and the subscribers party thereto.	F-4	333-254790	10.4	May 4, 2021

4.11†	Agreement and Plan of Merger by and among ironSource Sonic, Tapjoy, Inc. and other parties thereto, dated as of October 14, 2021	*
8.1	List of subsidiaries of the Registrant
12.1	Principal Executive Officer Certification Pursuant to Section 302 of the Sarbanes-Oxley Act of 2002	*
12.2	Principal Financial Officer Certification Pursuant to Section 302 of the Sarbanes-Oxley Act of 2002	*
13.1	Principal Executive Officer and Principal Financial Officer Certifications Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002	**
15.1	Consent of Kesselman & Kesselman, Certified Public Accountants (Isr.) a member firm of PricewaterhouseCoopers International Limited, independent registered public accounting firm.	*

101.INS	Inline XBRL Instance Document.*

101.SCH	Inline XBRL Taxonomy Extension Schema Document.*

101.CAL	Inline XBRL Taxonomy Extension Calculation Linkbase Document.*

101.DEF	Inline XBRL Taxonomy Definition Linkbase Document.*

101.LAB	Inline XBRL Taxonomy Extension Label Linkbase Document.*

101.PRE	Inline XBRL Taxonomy Extension Presentation Linkbase Document*

104	Inline XBRL for the cover page of this Annual Report on Form 20-F (embedded within the Inline XBRL document)

*      Filed herewith.

**    Furnished herewith.

†      Portions of this exhibit have been redacted pursuant to Item 4 of the “Instructions As To Exhibits” of Form 20-F because the Company customarily and actually treats the redacted information as private or confidential and the omitted information is not material. The Registrant agrees to furnish supplementally a copy of any omitted schedule or exhibit to the SEC upon request.

††    Indicates management contract or compensatory plan or arrangement.

Certain agreements filed as exhibits to this Annual Report contain representations and warranties that the parties thereto made to each other. These representations and warranties have been made solely for the benefit of the other parties to such agreements and may have been qualified by certain information that has been disclosed to the other parties to such agreements and that may not be reflected in such agreements. In addition, these representations and warranties may be intended as a way of allocating risks among parties if the statements contained therein prove to be incorrect, rather than as actual statements of fact. Accordingly, there can be no reliance on any such representations and warranties as characterizations of the actual state of facts. Moreover, information concerning the subject matter of any such representations and warranties may have changed since the date of such agreements.

SIGNATURES

The registrant hereby certifies that it meets all of the requirements for filing on Form 20-F and that it has duly caused and authorized the undersigned to sign this Annual Report on its behalf.

IRONSOURCE LTD.

Date: March 30, 2022	By:	/s/ Tomer Bar-Zeev
	Name:	Tomer Bar-Zeev
	Title:	Chief Executive Officer

IRONSOURCE LTD.

CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2021

126

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of ironSource Ltd.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of ironSource Ltd. and its subsidiaries (the “Company”) as of December 31, 2021 and 2020, and the related consolidated statements of operations and comprehensive income, of changes in shareholders’ equity and of cash flows for each of the three years in the period ended December 31, 2021, including the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2021 in conformity with accounting principles generally accepted in the United States of America.

Change in Accounting Principle

As discussed in Note 3 to the consolidated financial statements, the Company changed the manner in which it accounts for leases in 2020.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits of these consolidated financial statements in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

_
/s/ Kesselman & Kesselman
Certified Public Accountants (lsr.)
A member firm of PricewaterhouseCoopers International Limited
Tel-Aviv, Israel
March 30, 2022

We have served as the Company's auditor since 2011.

IRONSOURCE LTD.

CONSOLIDATED BALANCE SHEETS

(U.S. dollars in thousands, except for number of shares and par value)

	December 31,
	2021	2020
Assets
Current assets:
Cash and cash equivalents	$778,261	$200,672
Short-term deposits	—	17,627
Accounts receivable, net of allowances of $437 and $724 as of December 31, 2021 and 2020, respectively	232,049	151,503
Other current assets	42,382	15,711
Total current assets	1,052,692	385,513
Long-term restricted cash	3,495	2,415
Deferred tax assets	2,012	161
Operating lease right-of-use asset	34,116	36,780
Property, equipment and software, net	25,131	23,077
Investment in equity securities	20,000	—
Goodwill	240,299	79,156
Intangible assets, net	54,221	8,084
Other non-current assets	18,857	650
Total assets	$1,450,823	$535,836

The accompanying notes are an integral part of these consolidated financial statements.

IRONSOURCE LTD.

CONSOLIDATED BALANCE SHEETS (continued)

(U.S. dollars in thousands, except for number of shares and par value)

	December 31,
	2021	2020
Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$247,362	$155,476
Current maturities of long-term loan	—	9,725
Operating lease liabilities	7,525	7,429
Other current liabilities	53,949	34,034
Total current liabilities	308,836	206,664
Long-term loan, net of current maturities	—	74,684
Deferred tax liabilities	6,514	2,521
Long-term operating lease liabilities	30,076	32,241
Other non-current liabilities	2,829	280
Total liabilities	348,255	316,390
Commitments and contingencies (Note 13)
Shareholders' equity:
Class A and Class B ordinary share, no par value; 11,500,000,000 (Class A 10,000,000,000 and Class B 1,500,000,000) shares authorized; 1,018,468,804 (Class A 652,938,412 and Class B 365,530,392) and 640,266,044 (Class A 320,133,022 and Class B 320,133,022) issued and outstanding at December 31, 2021 and 2020, respectively (*)	—	—
2019 ordinary shares, NIS 0.01 par value, 25,006,298 authorized, issued and outstanding at December 31, 2020	—	72
Treasury shares, at cost, 6,745,955 Class A ordinary shares held at December 31, 2021	(67,460)	—
Additional paid-in capital (*)	1,042,589	152,251
Accumulated other comprehensive income	495	—
Retained earnings	126,944	67,123
Total shareholders' equity	1,102,568	219,446
Total liabilities and shareholders' equity	$1,450,823	$535,836

(*)	Retrospectively adjusted for the Recapitalization as described in Note 2.

The accompanying notes are an integral part of these consolidated financial statements.

IRONSOURCE LTD.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

(U.S. dollars in thousands, except share and per share amounts)

	Year Ended December 31,
	2021	2020	2019
Revenue	$553,466	$331,519	$181,107
Cost of revenue	89,223	57,825	34,651
Gross profit	464,243	273,694	146,456
Operating expenses:
Research and development	90,531	51,600	37,547
Sales and marketing	208,707	119,262	37,155
General and administrative	82,638	28,746	28,452
Total operating expenses	381,876	199,608	103,154
Income from operations	82,367	74,086	43,302
Financial expenses, net	2,004	4,381	2,741
Income from continuing operations before income taxes	80,363	69,705	40,561
Income taxes	20,542	10,896	7,843
Income from continuing operations, net of income taxes	59,821	58,809	32,718
Income from discontinued operations, net of income taxes	—	36,480	51,244
Net income	$59,821	$95,289	$83,962
Net income attributable to non-controlling interest (related to discontinued operations)	—	—	67
Net income attributable to ironSource Ltd. shareholders	59,821	95,289	83,895
Basic net income per ordinary share, attributable to ironSource Ltd. shareholders (*):
Continuing operations	0.07	0.07	0.04
Discontinued operations	—	0.04	0.06
Basic net income per ordinary share, attributable to ironSource Ltd. shareholders	$0.07	$0.11	$0.10
Weighted-average ordinary shares outstanding – basic (*)	832,144,353	636,450,643	730,245,143
Diluted net income per ordinary share, attributable to ironSource Ltd. shareholders (*):
Continuing operations	0.06	0.06	0.03
Discontinued operations	—	0.04	0.06
Diluted net income per ordinary share, attributable to ironSource Ltd. shareholders	$0.06	$0.10	$0.09
Weighted-average ordinary shares outstanding – diluted (*)	911,059,088	681,900,332	764,181,962
Comprehensive income
Net income	$59,821	$95,289	$83,895
Other comprehensive income, net of tax:
Unrealized gains on derivatives designated as cash flow hedge	495	—	—
Other comprehensive income	495	—	—
Comprehensive income	$60,316	$95,289	$83,895

(*)Retrospectively adjusted for the Recapitalization as described in Note 2.

The accompanying notes are an integral part of these consolidated financial statements.

IRONSOURCE LTD.

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY (*)

(U.S. dollars in thousands, except share data)

					Class A and Class B						Accumulated
	2019 Ordinary Shares		2014 Ordinary Shares		Ordinary Share		Additional				Other
	Number of		Number of		Number of		Paid-In	Treasury	Reciprocal	Retained	Comprehensive	Non-Controlling
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Shares	Shareholding	Earnings	Income	Interest	Total
Balance at December 31, 2018	—	$—	12,758,524	$37	735,237,242	$—	$115,786	$—	$(1,747)	$44,701	$—	$670	$159,447
Changes during 2019:
Exercise of options	—	—	—	—	16,727,426	—	697	—	—	—	—	—	697
Vested restricted share units	—	—	—	—	3,725,534	—	1	—	—	—	—	—	1
2019 Secondary Transaction	25,006,298	72	(12,758,524)	(37)	(122,273,412)	—	5,708	—	473	(884)	—	—	5,332
Share-based compensation expense	—	—	—	—	—	—	15,276	—	—	—	—	—	15,276
Dividend to shareholders	—	—	—	—	—	—	—	—	—	(99,449)	—	—	(99,449)
Transactions with non- controlling interest	—	—	—	—	—	—	(1,263)	—	—	—	—	(737)	(2,000)
Net income	—	—	—	—	—	—	—	—	—	83,895	—	67	83,962
Balance at December 31, 2019	25,006,298	72	—	—	633,416,790	—	136,205	—	(1,274)	28,263	—	—	163,266
Changes during 2020:
Exercise of options	—	—	—	—	3,262,748	—	1,730	—	—	—	—	—	1,730
Vested restricted share units	—	—	—	—	3,586,506	—	1	—	—	—	—	—	1
Distribution of the Desktop business	—	—	—	—	—	—	(232)	—	1,274	(56,429)	—	—	(55,387)
Share-based compensation expense	—	—	—	—	—	—	14,547	—	—	—	—	—	14,547
Net income	—	—	—	—	—	—	—	—	—	95,289	—	—	95,289
Balance at December 31, 2020	25,006,298	72	—	—	640,266,044	—	152,251	—	—	67,123	—	—	219,446
Changes during 2021:
Recapitalization transaction (Note 2)	(25,006,298)	(72)	—	—	352,045,800	—	736,573	(67,460)	—	—	—	—	669,041
Shares and share options issued related to business combinations	—	—	—	—	11,457,222	—	71,164	—	—	—	—	—	71,164
Exercise of options	—	—	—	—	13,301,230	—	2,625	—	—	—	—	—	2,625
Vested restricted share units	—	—	—	—	1,398,508	—	—	—	—	—	—	—	—
Share-based compensation expense	—	—	—	—	—	—	79,976	—	—	—	—	—	79,976
Other comprehensive income	—	—	—	—	—	—	—	—	—	—	495	—	495
Net income	—	—	—	—	—	—	—	—	—	59,821	—	—	59,821
Balance at December 31, 2021	—	$—	—	$—	1,018,468,804	$—	$1,042,589	$(67,460)	$—	$126,944	$495	$—	$1,102,568

(*)	Retrospectively adjusted for the Recapitalization as described in Note 2.

The accompanying notes are an integral part of these consolidated financial statements.

IRONSOURCE LTD.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(U.S. dollars in thousands)

	Year Ended December 31,
	2021	2020	2019
Cash flows from operating activities
Net income from continuing operations	$59,821	$58,809	$32,718
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	24,118	16,858	17,172
Assets impairment charges	—	—	121
Fair value adjustments of a contingent consideration	—	—	(1,470)
Share-based compensation expenses	78,515	12,596	15,329
Non-cash lease expense	595	2,791	—
Effect of exchange rate changes on cash and cash equivalents and restricted cash	(2,627)	(1,395)	(1,244)
Gain on disposal of property and equipment	(16)	—	—
Interest accrued and other financial expenses	628	271	222
Deferred income taxes, net	644	(633)	(278)
Changes in operating assets and liabilities, net of effects of businesses acquired:
Accounts receivable	(82,584)	(39,816)	(37,758)
Other current assets	(27,721)	(5,771)	(2,174)
Other non-current assets	(21,442)	(3,913)	(3,503)
Accounts payable	97,701	40,706	38,447
Other current liabilities	14,553	11,118	8,438
Other non-current liabilities	1,705	35	145
Net cash provided by continuing operating activities	143,890	91,656	66,165
Net cash provided by (used in) discontinued operating activities	(5,168)	52,771	51,595
Net cash provided by operating activities	138,722	144,427	117,760
Cash flows from investing activities
Purchase of property and equipment	(1,419)	(1,049)	(1,351)
Capitalized software development costs	(10,821)	(12,024)	(9,952)
Purchase of intangible assets	(1,950)	—	—
Proceeds from sale of property and equipment	31	—	—
Acquisitions, net of cash acquired	(127,549)	—	—
Purchase of equity investment	(20,000)	—	—
Investments in short-term deposits	—	(60,180)	(45,600)
Maturities of short-term deposits	17,590	50,690	45,500
Net cash used in continuing investing activities	(144,118)	(22,563)	(11,403)
Net cash used in discontinued investing activities	—	(5,082)	(4,596)
Net cash used in investing activities	(144,118)	(27,645)	(15,999)

The accompanying notes are an integral part of these consolidated financial statements.

IRONSOURCE LTD.

CONSOLIDATED STATEMENTS OF CASH FLOWS (continued)

(U.S. dollars in thousands)

	Year Ended December 31,
	2021	2020	2019
Cash flows from financing activities
Dividend to shareholders	—	—	(100,000)
Repayment of long-term loan	(85,000)	(7,500)	(5,000)
Proceeds from Recapitalization transaction, net	663,813	—	—
Exercise of options	2,625	1,731	698
Other	—	(540)	(31)
Net cash provided by (used in) continuing financing activities	581,438	(6,309)	(104,333)
Net cash used in discontinued financing activities	—	—	(2,000)
Net cash provided by (used in) financing activities	581,438	(6,309)	(106,333)
Effect of exchange rate changes on cash and cash equivalents and restricted cash	2,627	1,395	1,244
Net change in cash and cash equivalents and restricted cash	576,042	110,473	(4,572)
Cash and cash equivalents and restricted cash at beginning of the year	203,087	91,219	94,547
Cash and cash equivalents and restricted cash at end of the year	$781,756	$203,087	$91,219
Supplemental disclosure of cash flows information:
Cash paid for taxes	$24,894	$19,506	$17,389
Cash paid for interest	$1,334	$2,082	$3,167
Supplemental disclosure of non-cash investing and financing activities:
Fair value of ordinary shares issued as consideration for business combinations	$68,760	$—	$—
Fair value of share options assumed in business combinations	$2,404	$—	$—
2019 Secondary Transaction – deemed dividend	$—	$—	$884
Fair value of contingent consideration assumed in business combinations	$844	$—	$—
Share-based compensation capitalized to software costs	$1,461	$602	$1,033
Inception of lease transaction	$228	$385	$—

The below table provides a reconciliation of cash and cash equivalents and restricted cash reported within the consolidated balance sheets to the total of the same amounts shown on the consolidated statements of cash flows:

Cash and cash equivalents	$778,261	$200,672	$86,083
Restricted cash	—	—	111
Long-term restricted cash	3,495	2,415	2,252
Cash included in discontinued operations	—	—	2,773
Total cash, cash equivalents, and restricted cash	$781,756	$203,087	$91,219

The accompanying notes are an integral part of these consolidated financial statements.

IRONSOURCE LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 1 — DESCRIPTION OF THE BUSINESS:

ironSource Ltd. (collectively referred to with its wholly-owned subsidiaries as “ironSource”, “we”, “our”, “us” or the “Company”) is a leading business platform that enables mobile content creators to prosper within the App Economy.

Since our founding in 2010, we have focused on empowering our customers to grow, engage, monetize and analyze their users to create scaled and sustainable businesses. Today, we provide core business infrastructure to mobile game and app developers and enhance telecom operators’ relationship with their users.

We are headquartered in Tel-Aviv, Israel, and have offices in various cities in North America, Europe and Asia.

On June 28, 2021, we consummated a recapitalization transaction with Thoma Bravo Advantage (“TBA”), a publicly traded special purpose acquisition company, resulting in TBA becoming a wholly-owned subsidiary of the Company.

On June 29, 2021, ironSource became a publicly traded corporation at the New York Stock Exchange under the symbol “IS”.

NOTE 2 – RECAPITALIZATION TRANSACTION WITH TBA:

On June 28, 2021 (the “Closing Date”), we consummated a recapitalization transaction (referred to as the “Recapitalization”) pursuant to a merger agreement, dated March 20, 2021 (the “Merger Agreement”), by and among the Company, TBA, a Cayman Islands exempted company, Showtime Cayman, a wholly-owned subsidiary of the Company (“Merger Sub”), and Showtime Cayman II, a Cayman Islands exempted company and wholly-owned subsidiary of the Company (“Merger Sub II”).

On the Closing Date, the following transactions occurred pursuant to the terms of the Merger Agreement: (i) we adopted our Amended and Restated Articles of Association; (ii) we renamed each issued and outstanding ordinary share (including 25,006,298 of the Company 2019 ordinary shares that were automatically converted into ordinary shares), an ironSource Class A ordinary share, no par value (“Class A ordinary share”), followed immediately by the distribution of one Class B ordinary share of ironSource, no par value per share (“Class B ordinary share”) to the holders of each such issued and outstanding Class A ordinary share (iii) we effected a stock split of each Class A ordinary share and each Class B ordinary share into such number of Class A ordinary shares and Class B ordinary shares, respectively, such that each Class A ordinary share and each Class B ordinary share have a value of $10.00 per share after giving effect to such stock split, resulting in a split ratio of 1:4.99 of each Class A ordinary share and each Class B ordinary share (the “Stock Split”); and (iv) any outstanding stock options and restricted stock units of the Company issued and outstanding were adjusted to give effect to the foregoing transactions and remain outstanding.

Holders of Class A ordinary shares and holders of Class B ordinary shares have substantially identical rights, except for different voting rights, with holders of Class A ordinary shares entitled to one vote per share while holders of Class B ordinary shares are entitled to five votes per share. Class B ordinary shares will be automatically converted into the same number of shares of Class A ordinary share upon sale or transfer (other than excluded permitted transfers to certain parties that are related to or affiliated with the shareholder).

The Recapitalization was affected in two steps: (i) Merger Sub merged with and into TBA (the “First Merger”), with TBA surviving the First Merger as a wholly-owned subsidiary of ironSource (such company, as the surviving entity of the First Merger, the “Surviving Entity”), and (ii) immediately following the First Merger and as part of the same overall transaction as the First Merger, the Surviving Entity merged with and into Merger Sub II (the “Second Merger,” and together with the First Merger, the “Mergers”), with Merger Sub II surviving the Second Merger as a wholly-owned subsidiary of ironSource (such company, as the surviving entity of the Second Merger, the “Surviving Company”). As a part of the Mergers, the Company issued 109,145,955 Class A Ordinary Shares to the shareholders of TBA.

IRONSOURCE LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 2 – RECAPITALIZATION TRANSACTION WITH TBA (continued):

The Company received aggregate net proceeds of $664 million after deducting underwriting fees and offering costs of $44 million. Offering costs consist of certain legal, accounting and other costs that are directly associated with the Recapitalization. Such costs were recorded in shareholders’ equity as a reduction of proceeds generated as a result of the Recapitalization. Transaction costs of approximately $4.2 million were recorded under general and administrative expenses. Approximately $1.5 million (mainly legal and accounting fees), related to the Company’s uncompleted original initial public offering were recorded under general and administrative expenses.

As a result of the Recapitalization and the other transactions contemplated by the Merger Agreement, Merger Sub II became a wholly owned subsidiary of the Company, with the shareholders of TBA becoming shareholders of the Company.

At the effective time of the Recapitalization (the “Effective Time”), (i) each Class B ordinary share of TBA (“TBA Class B Share”) outstanding immediately prior to the Effective Time automatically converted into one Class A ordinary share of TBA (“TBA Class A Share,” together with the TBA Class B Shares, the “TBA Ordinary Shares”); and (ii) each TBA Class A Share issued and outstanding immediately prior to the Effective Time, including shares issued upon the automatic conversion of TBA Class B Shares described above, converted into one ironSource Class A ordinary share.

In addition, on the Closing Date, the existing shareholders of ironSource effected a secondary sale of 140,000,000 ironSource Class A ordinary shares and ironSource Class B ordinary shares to the PIPE investors, for a total purchase price of $1.4 billion, and including a secondary sale in an amount of approximately $67.5 million to TBA, which was funded from TBA’s trust account. Under our Amended and Restated Articles of Association, each share sold on a secondary basis was a Class A ordinary share upon purchase by a PIPE investor. As a result, as of December 31, 2021, 6,745,955 of Class A ordinary shares are presented as treasury shares in the consolidated financial statements.

The transaction was accounted for as a “recapitalization” and TBA was treated as the “acquired” company for accounting purposes, as TBA does not meet the definition of a business. Accordingly, the Recapitalization was treated as the equivalent of ironSource issuing shares for the net assets of TBA. The net assets of TBA were recorded at historical cost, with no goodwill and no other intangible assets recorded. Reported amounts from operations included herein prior to the Recapitalization are those of ironSource.

The Company believes that the distribution of Class B ordinary shares and the Stock Split should be considered as a part of the Recapitalization of the Company and accounted for on a retroactive basis pursuant to ASC 260. As a result, all ordinary shares, restricted share units, options for ordinary shares, exercise price and income per share amounts have been adjusted, on a retroactive basis, for all periods presented in these consolidated financial statements, to reflect both the distribution of Class B ordinary shares and the Stock Split, together representing a ratio of 9.98 of each share.

NOTE 3 — SIGNIFICANT ACCOUNTING POLICIES:

a.	Basis of Presentation

The consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”).

b.	Principles of Consolidation

The accompanying consolidated financial statements include the accounts of ironSource Ltd. and its wholly-owned subsidiaries. All intercompany balances and transactions have been eliminated in consolidation.

IRONSOURCE LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 3 — SIGNIFICANT ACCOUNTING POLICIES (continued):

c.	Use of Estimates

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported and disclosed in the consolidated financial statements and accompanying notes. Estimates are primarily used for, but not limited to, revenue recognition, valuation of share-based compensation, valuation of ordinary shares and restricted share units prior to being a publicity traded company, assets acquired and liabilities assumed through business combinations, capitalization of software costs, valuation and impairment of intangible assets and goodwill, useful lives of intangible assets and property, equipment and software, determining the lease term and income taxes. Actual results could differ from those estimates, and such differences may have a material impact on our financial position or results of operations.

d.	Functional Currency

A major part of our revenues and costs are denominated in U.S. dollars. The U.S. dollar is the primary currency of the economic environment in which ironSource and each of its subsidiaries operates. Thus, the U.S. dollar is our functional and reporting currency. Gains and losses arising from foreign currency remeasurements of monetary balances denominated in non-functional currencies are included in financial expenses, net on the consolidated statements of operations.

e.	Segments

The chief operating decision maker is our Chief Executive Officer, who makes resource allocation decisions and assesses performance based on financial information presented on a consolidated basis, accompanied by disaggregated information of our revenue. Accordingly, we have one operating and reportable segment.

f.	Cash and Cash Equivalents

All highly liquid investments, which include short-term bank deposits that are not restricted as to withdrawal or use, with maturities of three months or less at the date acquired, are considered to be cash equivalents.

g.	Restricted Cash

Restricted cash consists primarily of bank deposits to secure obligations under our operating lease agreements and our credit cards. Restricted cash is presented at cost, including accrued interest, and is classified as current or non-current based on the remaining term of the restriction.

h.	Short-Term Deposits

Short-term deposits are bank deposits with maturities over three months and of up to one year. As of December 31, 2020, short-term deposits were denominated in U.S. dollars and bore interest of 0.6%. Short-term deposits are presented at their cost, including accrued interest.

IRONSOURCE LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 3 — SIGNIFICANT ACCOUNTING POLICIES (continued):

i.	Accounts Receivable

Accounts receivable are recorded at invoiced amount less an allowance for any potential uncollectible amounts. We review accounts receivable amounts due from customers which are past due to identify specific customers with known disputes or collectability issues on a monthly basis and make specific allowances when there is doubt as to the collectability of individual balances. In evaluating the collectability of individual receivable balances, we consider factors such as the age of the balance, the customer’s payment history and its current creditworthiness (i.e. for any change in creditworthiness since the initial assessment at the time of revenue recognition). We write off accounts receivable when they become uncollectible.

As of December 31, 2021 and 2020, no individual customer represented 10% or more of the Company's accounts receivable.

j.	Concentrations of Credit Risks

Financial instruments that potentially subject us to a concentration of credit risk consist principally of cash, cash equivalents, bank deposits, restricted cash, accounts receivable and foreign currency derivative instruments.

We place our cash and cash equivalents, bank deposits and restricted cash in high credit quality financial institutions. In general, our customers are not required to provide collateral or any other security to support accounts receivable. We perform ongoing credit evaluations of our customers and maintain an allowance for doubtful debts.

Bad debt expense was immaterial for the years ended December 31, 2021, 2020 and 2019.

k.	Fair Value of Financial Instruments

The FASB ASC Topic 820, Fair Value Measurements and Disclosures (“Topic 820”), establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements).

The three levels of the fair value hierarchy under Topic 820 are described below:

Level 1 - Quoted prices in active markets for identical assets or liabilities;

Level 2 - Inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices in active markets for similar assets or liabilities, quoted prices for identical or similar assets or liabilities in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities;

Level 3 - Unobservable inputs that are supported by little or no market activity and that are significant to the fair values of the assets or liabilities.

Our financial instruments consist of cash, cash equivalents, bank deposits, restricted cash, accounts receivable, accounts payable, long-term debt, contingent consideration and foreign currency forward contracts.

IRONSOURCE LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 3 – SIGNIFICANT ACCOUNTING POLICIES (continued):

k.	Fair Value of Financial Instruments (continued)

The recorded amounts of accounts receivable and accounts payable approximate their respective fair value because of the liquidity and short period of time to maturity, receipt or payment of these instruments.

Our foreign currency forward contracts are classified within Level 2 of the fair value hierarchy as the valuation inputs are based on quoted prices and market observable data of similar instruments. Refer to Note 12 for further information.

Our long-term debt and contingent consideration are classified within Level 3 of the fair value hierarchy. Refer to Note 6 and 10 for further information.

l.	Investment in Equity Securities

Our investment in equity securities consists of non-marketable equity securities, which is an investment in privately held company. Our equity investment does not have a readily determinable fair value. The investment is measured as cost method investment under the measurement alternative prescribed within ASU 2016-01 “Financial Instruments—Recognition and Measurement of Financial Assets and Financial Liabilities” to the extent such an investment is not subject to consolidation or the equity method. Under the measurement alternative, this financial instrument is carried at cost, less any impairment, adjusted for changes resulting from observable price changes in orderly transactions for an identical or similar investment of the same issuer. The investment is impaired if based on a qualitative assessment of impairment indicators, the fair value of the investment is less than its carrying amount. If considered impaired, the difference between the carrying amount and fair value should be recorded in the consolidated statement of operations.

m.	Derivatives and Hedging

Derivatives are recognized at fair value as either assets or liabilities in the consolidated balance sheets in accordance with ASC Topic 815, “Derivatives and Hedging.” The gain or loss of derivatives which are designated and qualify as hedging instruments in a cash flow hedge, is recorded under accumulated other comprehensive income and reclassified into earnings in the same period or periods during which the hedged transaction affects earnings.

n.	Business Combinations

We include the results of operations of businesses that we acquire in our consolidated financial statements beginning on their respective acquisition dates. We allocate the fair value of purchase consideration to the assets acquired and liabilities assumed. When the fair value of the purchase consideration exceeds the fair values of the identifiable assets and liabilities acquired, we record the excess as goodwill. The fair value of contingent consideration liabilities assumed from an acquisition are remeasured each reporting period and the changes in the fair value, if any, is recorded within operating expenses in our consolidated statement of operations. Such valuations require management to make significant estimates and assumptions, especially with respect to intangible assets. Management’s estimates of fair value are based upon assumptions believed to be reasonable, but which are inherently uncertain and unpredictable, and as a result, actual results may differ from estimates. Acquired intangible assets with definite lives are amortized over their estimated useful lives generally on a straight-line basis unless evidence indicates a more appropriate method. Acquisition-related expenses are expensed as incurred. During the measurement period beginning with the acquisition date, we may record certain purchase accounting adjustments related to the fair value of assets acquired and liabilities assumed against goodwill. Refer to Note 6 for further information.

IRONSOURCE LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 3 – SIGNIFICANT ACCOUNTING POLICIES (continued):

o.	Capitalized Software Costs

We capitalize costs related to our internal-use software systems that have reached the application development stage. Such capitalized costs include payroll, payroll-related expenses and external direct costs, which are directly associated with creating and enhancing internal use software related to our platform and technology infrastructure. Capitalization of such costs begins when the preliminary project stage is complete and ceases at the point in which the project is substantially complete and is ready for its intended purpose. The costs capitalized in the application development stage primarily include the costs of coding and testing of a new system or of a significant upgrade and enhancement. Costs related to preliminary project activities and post implementation activities are expensed as incurred.

Capitalized software costs are amortized on a straight-line basis over their estimated useful life, which is generally 3 years. Amortization of capitalized software costs are recorded under cost of revenue.

We evaluate the useful lives of these assets on an annual basis and test for impairment whenever events or changes in circumstances occur that could impact the recoverability of these assets. Refer to Note 3(s) for further information.

Capitalized software costs are included in property, equipment and software, net in the consolidated balance sheets.

p.	Goodwill

Goodwill reflects the excess of the fair value of the consideration paid or transferred at the acquisition date over the fair values of the identifiable net assets acquired. Goodwill is not amortized but rather is tested for impairment annually at the reporting unit level at the end of each year, or more frequently if impairment indicators are present. Additionally, we are permitted to first assess qualitative factors to determine whether a quantitative goodwill impairment test is necessary. Further testing is only required if we determine, based on the qualitative assessment, that it is more likely than not that our reporting unit’s fair value is less than its carrying amount. Otherwise, no further impairment testing is required. We have the option to bypass the qualitative assessment for any reporting unit in any period and proceed directly to the quantitative goodwill impairment test. This would not preclude us from performing the qualitative assessment in any subsequent period.

We performed the annual goodwill impairment assessment during the fourth quarter of 2021, 2020 and 2019. There was no impairment of goodwill during the years ended December 31, 2021, 2020 and 2019.

q.	Property and Equipment

Property and equipment are stated at cost, net of accumulated depreciation and impairments. Depreciation is calculated using the straight-line method over the estimated useful lives of the assets, or in a case of leasehold improvements, the shorter of the lease term (including any renewal periods, which are reasonably assured) or the estimated useful life of the asset. Repairs and maintenance expenditures, which are not considered improvements and do not extend the useful life of property and equipment, are expensed as incurred.

Depreciation is computed primarily over the following periods:

Useful Life
in Years
Computers and purchased software	3
Office furniture and equipment	5 – 14

IRONSOURCE LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 3 — SIGNIFICANT ACCOUNTING POLICIES (continued):

r.	Intangible Assets

Intangible assets consist of technology, customer relationships and domain. Definite-lived intangible assets are amortized using the straight-line basis over their estimated useful life.

Amortization is computed primarily over the following periods:

Useful Life
in Years
Technology	3 - 8
Customer relationships	6 - 8
Domain	8

Amortization of acquired technology is recorded within cost of revenue. Amortization of customer relationships and domain are recorded within sales and marketing expenses.

We evaluate the estimated remaining useful life of intangible assets whenever there are significant events or triggering events for impairment. Based on our evaluation, there were no impairment or changes to the useful life of intangible assets for the years ended December 31, 2021, 2020 and 2019.

s.	Impairment of Long-Lived Assets

Long-lived assets, including definite life intangible assets, held and used by us are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets (or asset group) may not be recoverable. In the event that the sum of the expected future cash flows (undiscounted and without interest charges) of the long-lived assets (or asset group) is less than the carrying amount of such assets, an impairment charge would be recognized, and the assets (or asset group) would be written down to their estimated fair values. Based on our review, we recorded impairment charges of $1,129 thousand for the year ended December 31, 2020, related to capitalized software costs of our discontinued operations, and impairment charge of $121 thousand for the year ended December 31, 2019 related to capitalized software costs of our continuing operations.

t.	Loss Contingencies

We are involved in various lawsuits, claims and proceedings that arise in the ordinary course of business. We record a liability for these when we believe it is probable that we have incurred a loss and can reasonably estimate the loss. We regularly evaluate current information to determine whether we should adjust a recorded liability or record a new one. Refer to Note 13 for further information.

u.	Treasury Shares

Treasury shares are presented as a reduction of equity, at their cost to the Company.

v.	Revenue Recognition

Revenue is recognized in accordance with Accounting Standards Update (ASU) No. 2014-09, “Revenue from Contracts with Customers” (Topic 606) when, or as, control of the promised goods or services is transferred to the customer, and in an amount that reflects the consideration we are expected to receive in exchange for those services or goods. We follow five steps to record revenue under Topic 606:

IRONSOURCE LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 3 — SIGNIFICANT ACCOUNTING POLICIES (continued):

v.	Revenue Recognition (continued)
(i)	identify the contract with a customer;
(ii)	identify the performance obligations in the contract;
(iii)	determine the transaction price;
(iv)	allocate the transaction price to the performance obligations in the contract; and
(v)	recognize revenue when, or as, we satisfy a performance obligation.

Our platform consists revenue of two solution suites: ironSource Sonic (“Sonic”) and ironSource Aura (“Aura”). Sonic for game and app developers and Aura for telecom operators and Original Equipment Manufacturers (“OEMs”).

Sonic

Our Sonic solution suite enables mobile game and app developers (“developers”) to grow their apps into scaled businesses by providing solutions to monetize content, acquire users and publish apps. Developers use our monetization solutions to generate revenue by selling their In-App placements inventory to advertisers within their games and apps. As the operator of Sonic, our role is to enable developers to monetize their In-App placements inventory with the advertisers based on the bid/ask price from an auction. We enter into contracts with both developers (our customer) and advertisers to participate in an auction to acquire the advertising space and we retain a share of the revenue we facilitate. Developers may also use Sonic publishing solutions, which is a game publishing and development studio focused on helping smaller, third-party game developers publish their mobile games. We generate revenue through in-app advertising and a small portion through in-app purchases by publishing third-party developer games. Third-party developers that contract with us enjoy a revenue-share model where they receive a share of the monetization that we create without bearing the risks and costs of failure. For this publishing activity, we have determined the advertising networks to be the customer. In addition, we generate revenue in usage-based contractual arrangements with customers who leverage some of our other solutions.

Revenue is recognized at a point in time when both of the following occur:  (i) a purchase of an impression that was facilitated through our platform (i.e. when a bid is won) and (ii) when a user installs an application after seeing an advertisement contracted on a cost-per-install basis or on a cost-per-impression basis. We have determined that displaying the advertisement is identified as a single performance obligation.

Aura

Our Aura solution suite enables telecom operators and OEMs (our customers) the ability to engage with their users beyond the purchase of devices and service plans, by providing them device experiences such as personalized device setup, service promotions and app promotions. We generate revenue when a user (device owner) accepts a service or installs a promoted app. We retain a share of the revenue that is generated based on our revenue-share arrangement with the customer. Revenue is recognized at the point in time that the app is installed by the user or when the user accepts a service and is considered a single performance obligation.

Principal vs agent

For both Sonic and Aura, we evaluate whether we act as the principal (i.e. report revenue on a gross basis) or the agent (i.e. report revenue on a net basis). The evaluation to present revenue on a gross versus net basis requires significant judgment. We have concluded that for Sonic monetization solutions and for Aura solutions, we are the agent in facilitating the fulfillment of our customers’ access to different advertisers.

IRONSOURCE LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 3 — SIGNIFICANT ACCOUNTING POLICIES (continued):

v.	Revenue Recognition (continued)

Our conclusion is primarily based on the fact that we do not have control over the bid price from the advertisement nor the promotion. Additionally, we do not control the In-App placements inventory nor the on-device placements inventory prior to the placement of an advertisement or the promotion, therefore, bearing no inventory risk. Further, we do not promise our customers any results. Based on these factors, we determined that we are acting as an agent, and, therefore, report revenue based on the net amount retained from the transaction, which is our revenue share.

As to our Sonic publishing solutions, we have concluded that we are the principal for these sales and report revenue on a gross basis due the fact that we are the publisher and have control of the In-App placement inventory (and as a result bear the risk of inventory) and we have the latitude in determining the price.

In all cases, we have the right to unconditional payment and as such, we generally invoice advertisers at the end of each month for the full purchase price monetized in that month.

Regardless if we record revenue on a gross or net basis, accounts receivable are recorded at the amount of gross billings for the amounts we are responsible to collect, and accounts payable are recorded at the net amount payable to customers. Accordingly, both accounts receivable and accounts payable appear larger in relation to revenue reported.

w.	Sales Commissions

Internal sales commissions are considered incremental costs of obtaining contracts with customers. We apply a practical expedient to expense incremental costs incurred if the period of benefit is one year or less. Sales commissions are expensed when incurred when the amortization period is one year or less. These costs are recorded within sales and marketing expenses. Sales commissions for the years ended December 31, 2021, 2020 and 2019 were immaterial.

x.	Advertising Costs

Costs for advertising are primarily expensed as incurred and are included in sales and marketing expense in our consolidated statement of operations. Such costs primarily consist of user acquisition costs of $137,285 thousand and $76,521 thousand for the years ended December 31, 2021 and 2020, respectively. Advertising costs for the year ended December 31, 2019 were immaterial.

y.	Research and Development

Research and development expenses include costs associated with the maintenance and ongoing development of our platform and its technology, including compensation and employee benefits and allocated costs associated with our research and development department. Research and development expenses are expensed as incurred.

z.	Income Taxes

We account for income taxes using the asset and liability method whereby deferred tax asset and liability account balances are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. Deferred income tax liabilities and assets are classified as non-current.

We record a valuation allowance to reduce our deferred tax assets to the net amount that we believe is more likely than not to be realized. We consider all available evidence, both positive and negative, including historical levels of income, expectations and risks associated with estimates of future taxable income, and ongoing tax planning strategies in assessing the need for a valuation allowance.

IRONSOURCE LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 3 — SIGNIFICANT ACCOUNTING POLICIES (continued):

z.	Income Taxes

We implement a two-step approach to recognize and measure uncertain tax positions. The first step is to evaluate the tax position taken or expected to be taken in a tax return by determining if the weight of available evidence indicates that it is more likely than not that, on an evaluation of the technical merits, the tax position will be sustained on audit, including resolution of any related appeals or litigation processes. The second step is to measure the tax benefit as the largest amount that is more than 50% likely to be realized upon ultimate settlement. We classify interest and penalties recognized related to our uncertain tax positions within income taxes on the consolidated statements of operations.

aa.	Retirement and Severance Pay

The Israeli Severance Pay Law, 1963 (“Severance Pay Law”), specifies that employees are entitled to severance payment, following the termination of their employment. Under the Severance Pay Law, the severance payment is calculated as one-month’s salary for each year of employment, or a portion thereof.

Most of our liability for severance pay is covered by the provisions of Section 14 of the Israeli Severance Pay Law (“Section 14”). Under Section 14 employees are entitled to monthly deposits, at a rate of 8.33% of their monthly salary, contributed by us on their behalf to their insurance funds. Payments in accordance with Section 14 release us from any future severance payments in respect of those employees. As a result, we do not recognize any liability for severance pay due to these employees and the deposits under Section 14 are not recorded as assets on the consolidated balance sheets.

bb.	Share-Based Compensation

We measure all share-based awards, including share options and restricted share units (“RSUs”), based on their estimated fair value on the grant date for awards to our employees and directors.

We use the Black-Scholes pricing model to determine the fair values of share options. The option pricing model requires the input of highly subjective assumptions, including estimated fair value of ordinary share price prior to being a publicity traded company, the expected share price volatility and expected term. Any changes in these highly subjective assumptions would significantly impact the share-based compensation expense. We measure the fair value of RSUs based on the grant-date share price of the underlying ordinary share.

We recognize share-based compensation expenses for options and RSUs using the accelerated attribution method, over the requisite service period (primarily a four-year period). We account for forfeitures as they occur. Refer to Note 15 for further information.

cc.	Net Income per Ordinary Share

Basic net income per ordinary share is computed by dividing net income by the weighted-average number of ordinary shares outstanding during the year, including unexercised vested options with a zero exercise price, net of treasury shares.

Diluted net income per ordinary share is computed by dividing net income by the weighted-average number of ordinary shares outstanding during the year, while giving effect to all potentially dilutive ordinary shares to the extent they are dilutive.

Potentially dilutive ordinary shares result from the assumed exercise of options (excluding unexercised vested options with a zero exercise price), assumed vesting of RSUs and contingently returnable ordinary shares issued in connection with acquisitions, using the “treasury stock” method.

IRONSOURCE LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 3 — SIGNIFICANT ACCOUNTING POLICIES (continued):

cc.	Net Income per Ordinary Share (continued)

Moreover, the 2014 and 2019 ordinary shares’ conversion into ordinary shares was contingent upon certain deemed liquidation events, for which we assessed their occurrence at the end of each reporting period. If the contingency was met, their potential dilution was computed using the “if-converted” method.

Basic and diluted net income per ordinary share takes into account deduction of amounts attributable to participating securities, in conformity with the "two-class" method.

Net income per ordinary share calculation for all periods presented have been retrospectively adjusted to reflect the Recapitalization. Refer to Note 2 for further information.

dd.	Leases

Lease accounting policy from January 1, 2020:

We account for leases in accordance with ASU No. 2016-02, Leases (“Topic 842”), which requires lessees to recognize leases on-balance sheet and disclose key information about leasing arrangements. We determine if a contract contains a lease based on whether we have the right to obtain substantially all of the economic benefits from the use of an identified asset and whether we have the right to direct the use of an identified asset in exchange for consideration, which relates to an asset which we do not own. Right-of-use (“ROU”) assets represent our right to use an underlying asset for the lease term and lease liabilities represent our obligation to make lease payments arising from the lease. ROU assets are recognized as the lease liability, adjusted for lease incentives received and prepayments made. Lease liabilities are recognized at the present value of the future lease payments at the lease commencement date. The interest rate used to determine the present value of the future lease payments is our incremental borrowing rate (“IBR”) because the interest rate implicit in most of our leases is not readily determinable. The IBR is a hypothetical rate based on our understanding of what our credit rating would be. Lease payments may be fixed or variable; however, only fixed payments or in-substance fixed payments are included in our lease liability calculation. Variable lease payments are recognized in operating expenses in the period in which the obligation for those payments are incurred.

The ROU asset also includes any initial direct costs and any lease payments made prior to the lease commencement date and is reduced by any lease incentives received. The ROU asset is amortized on a straight-line basis as the operating lease cost over the lease term on the consolidated statements of operations. ROU asset amortization, referred to as non-cash lease expense, along with the change in the operating lease liabilities are separately presented within the cash flows from operating activities on the consolidated statements of cash flows.

Lease accounting policy until December 31, 2019:

We lease real estate for use in our operations, which are classified as operating leases. Refer to Note 19 for further information.

IRONSOURCE LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 3 — SIGNIFICANT ACCOUNTING POLICIES (continued):

ee.	New Accounting Pronouncements

Recently Adopted Accounting Pronouncements:

In February 2016, the FASB issued ASU No. 2016-02, Leases (“Topic 842”), which requires lessees to recognize operating and financing lease liabilities (“Lease Liabilities”) and corresponding right-of-use assets (“ROU Assets”) on the balance sheet and to provide enhanced disclosures surrounding the amount, timing and uncertainty of cash flows arising from leasing arrangements. ASU No. 2016-02 is effective for us for the annual period beginning after December 15, 2020, including interim periods within annual reporting beginning after December 15, 2021. We early adopted this standard along with all subsequent ASU clarifications and improvements that are applicable to us on January 1, 2020 using the modified retrospective transition approach by applying the new standard to all leases existing at the date of initial application and not restating comparative periods. Results and disclosure requirements for reporting periods beginning after January 1, 2020 are presented under Topic 842, while prior period amounts have not been adjusted and continue to be reported in accordance with our historical accounting policies. We made a policy election not to separate lease and non-lease components for each of our existing underlying asset classes; therefore, we will account for lease and non-lease components as a single lease component.

ROU Assets represent our right to control the use of an identified asset for a period of time, or term, in exchange for consideration, and Lease Liabilities represent our obligation to make lease payments arising from the aforementioned right.

We determine if an arrangement is, or contains, a lease at the inception date, and we measure and record non-current ROU Assets and corresponding Lease Liabilities, classified as current and non-current, on our consolidated balance sheet at the lease commencement date for all leases except for short-term leases with a term of 12 months or less. ROU Assets and Lease Liabilities are initially recorded based on the present value of lease payments over the lease term, which may include options to extend or terminate the lease when it is reasonably certain at the commencement date that such options will be exercised. As the rate implicit for each of our leases is not readily determinable, we use our incremental borrowing rate, based on the information available at the lease commencement date in determining the present value of its expected lease payments.

We have elected to utilize the available package of practical expedients permitted under the transition guidance within the new standard which does not require it to reassess the prior conclusions about lease identification, lease classification and initial direct costs. We did not elect the hindsight practical expedient in transition.

The adoption of ASU 842 resulted in the recognition of ROU Assets of $41,338 thousand and Lease Liabilities of $41,437 thousand as of January 1, 2020. The impact on our consolidated statements of operations and cash flows was not material

In August 2018, the FASB issued ASU No. 2018-15, Intangibles—Goodwill and Other—Internal-Use Software (“Subtopic 350-40”): Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement that is a Service Contract. This standard aligns the requirements for capitalizing implementation costs incurred in a hosting arrangement that is a service contract with the requirements for capitalizing implementation costs incurred to develop or obtain internal-use software. The amendments in this update are effective for us for annual reporting periods beginning after December 15, 2020, and interim periods within annual periods beginning after December 15, 2021. There was no financial impact on our consolidated financial statements as a result of the adoption.

IRONSOURCE LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 3 — SIGNIFICANT ACCOUNTING POLICIES (continued):

ee.	New Accounting Pronouncements (continued)

In October 2021, the FASB issued Accounting Standards Update No. 2021-08, “Business Combinations (Topic 805): Accounting for Contract Assets and Contract Liabilities from Contracts with Customers” (“ASU 2021-08”), which requires contract assets and contract liabilities (i.e., unearned revenue) acquired in a business combination to be recognized and measured in accordance with ASC 606, Revenue from Contracts with Customers. Currently, the Company recognizes contract assets and contract liabilities at the acquisition date based on fair value estimates, which historically has resulted in a reduction to unearned revenue on the balance sheet, and therefore, a reduction to revenues that would have otherwise been recorded as an independent entity. ASU 2021-08 is effective for interim and annual periods beginning after December 15, 2023 on a prospective basis, with early adoption permitted. We early adopted ASU 2021-08 in the fourth quarter of fiscal 2021 and applied this guidance to all prior business combinations that have occurred since January 1, 2021. There was no material impact on our consolidated financial statements as a result of the adoption.

Recently issued accounting pronouncements, not yet adopted:

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments—Credit Losses (“Topic 326”): Measurement of Credit Losses on Financial Instruments to introduce a new model for recognizing credit losses on financial instruments based on estimated current expected credit losses, or CECL. Under the new standard, an entity is required to estimate CECL on trade receivables at inception, based on historical information, current conditions, and reasonable and supportable forecasts. ASU No. 2016-13 is effective for us for the annual period beginning after December 15, 2022, including interim periods within that reporting period. We are evaluating the impact of adoption of the new standard on our consolidated financial statements.

In December 2019, the FASB issued ASU No. 2019-12, Income Taxes (“Topic 740”): Simplifying the Accounting for Income Taxes, which is intended to simplify various aspects related to accounting for income taxes. ASU 2019-12 removes certain exceptions to the general principles in Topic 740 and also clarifies and amends existing guidance to improve consistent application. ASU No. 2019-12 is effective for us for fiscal years beginning after December 15, 2021, and interim periods within fiscal years beginning after December 15, 2022. We are evaluating the impact of adoption of the new standard on our consolidated financial statements.

NOTE 4 — DISAGGREGATION OF REVENUE:

Revenue by Source

The following table presents our revenue disaggregated by source (U.S. dollars in thousands):

	Year Ended December 31
	2021	2020	2019
Sonic	$484,728	$290,128	$157,797
Aura	68,738	41,391	23,310
Total revenue	$553,466	$331,519	$181,107

IRONSOURCE LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 4 — DISAGGREGATION OF REVENUE (continued):

Revenue by Geographic Area

The following table presents our revenue disaggregated by geography, based on the invoice address of the customers (U.S. dollars in thousands):

	Year Ended December 31
	2021	2020	2019
United States	$199,240	$105,634	$52,079
EMEA	$134,496	90,380	74,868
APAC	$98,451	67,917	34,548
Ireland	$88,926	45,521	3,691
Israel	$15,989	12,752	10,062
Other	$16,364	9,315	5,859
Total revenue	$553,466	$331,519	$181,107

For the years ended December 31, 2021, 2020 and 2019, no individual country, other than those disclosed above, exceeded 10% of our total revenue.

For the years ended December 31, 2021, 2020 and 2019, no individual customer exceeded 10% of our total revenue.

NOTE 5 — DISCONTINUED OPERATIONS:

On December 31, 2020, we completed the spin-off of our Desktop business (a former operating segment) through a tax-free dividend to TypeA Holdings Ltd. (“TypeA”), a newly formed Israeli company, which is owned by our shareholders on a pro-rata basis as of the date of the spin-off. We transferred all contracts along with employees and the employee related liabilities, goodwill and intangibles related to the Desktop business, as well as the shares of four of our wholly owned subsidiaries. Our Desktop business was focused on distribution and monetization solutions for web developers for personal computers and desktops. The spin-off was accounted for as a dividend at historical book value to our shareholders. The spin-off enables us to benefit from a streamlined business model, simplified operating structure, and enhanced management focus.

We retrospectively reclassified the results of the Desktop business as discontinued operations and reclassified the related assets and liabilities to current and non-current assets of discontinued operations and current and non-current liabilities of discontinued operations.

During the three months ended March 31, 2021, the remaining balances as of December 31, 2020 resulting from the discontinued operations were collected or settled by us, as follows: accounts receivable of  $3,944 thousand, accounts payable of $7,666 thousand and other current liabilities of $1,446 thousand.

IRONSOURCE LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 5 — DISCONTINUED OPERATIONS (continued):

The following table summarizes the financial results of our discontinued operations for the years ended December 31, 2020 and 2019 (U.S. dollars in thousands):

	Year Ended December 31
	2020	2019
Revenue	$106,957	$153,660
Cost of revenue	10,344	11,410
Gross profit	96,613	142,250
Operating expenses:
Research and development	17,632	18,024
Sales and marketing	34,887	63,328
General and administrative	1,129	2,248
Assets impairment charges	1,129	—
Total operating expenses	54,777	83,600
Income from discontinued operations	41,836	58,650
Financial expenses, net	37	35
Income from discontinued operations before income taxes	41,799	58,615
Income taxes	5,262	7,322
Share in losses of affiliated company	57	49
Income from discontinued operations, net of income taxes	$36,480	$51,244

IRONSOURCE LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 5 — DISCONTINUED OPERATIONS (continued):

The following table provides reconciling cash flow information for our discontinued operations for the years ended December 31, 2020 and 2019 (U.S. dollars in thousands):

	Year Ended December 31
	2020	2019
Cash flows from operating activities:
Net income from discontinued operations	$36,480	$51,244
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	4,471	4,087
Assets impairment charges	1,129	—
Share-based compensation expenses	2,168	2,507
Deferred income taxes, net	80	(617)
Share in affiliated company	1,099	594
Changes in operating assets and liabilities:
Accounts receivable	13,474	(7,617)
Other current assets	(6)	(11)
Accounts payable	(2,331)	3,047
Other current liabilities	(3,471)	(1,729)
Other long-term liabilities	(322)	90
Net cash provided by operating activities	52,771	51,595
Cash flows from investing activities:
Purchase of property and equipment	(71)	(108)
Capitalized software development costs	(5,011)	(4,488)
Net cash used in investing activities	(5,082)	(4,596)
Cash flows from financing activities:
Transactions with non-controlling interest holders	—	(2,000)
Net cash used in financing activities	—	(2,000)
Cash provided by discontinued operations	$47,689	$44,999

IRONSOURCE LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 6 – BUSINESS COMBINATIONS:

Acquisition of Soomla

In January 2021, we acquired all outstanding shares of Soomla Inc. (“Soomla”), which provides ad quality analytics to developers. We have included the financial results of Soomla in the consolidated financial statements from the date of acquisition, which were not material. The transaction costs associated with the acquisition were not material. The acquisition date fair value of the consideration transferred was $17,448 thousand, which consisted of cash and the fair value of contingent consideration assumed. In allocating the purchase consideration based on the fair values, we recorded $6,840 thousand of intangible assets and $10,379 thousand of goodwill. The goodwill balance associated is not deductible for tax purposes.

Acquisition of Luna

In February 2021, we acquired all outstanding shares of Luna Labs Limited. (“Luna”), which provides a product allowing developers to more easily create, iterate and scale video and playable ads from their existing game code. We have included the financial results of Luna in the consolidated financial statements from the date of acquisition, which were not material. The costs associated with the acquisition were approximately $790 thousand and are recorded in general and administrative expenses.

The acquisition date fair value of the consideration transferred was $132,401 thousand, which consisted of the following (U.S. dollars in thousands):

Consideration:
Cash	$74,686
Fair value of ordinary shares issued	57,197
Fair value of share options assumed	518
Total consideration transferred	$132,401

The following table summarizes the fair values of assets acquired and liabilities assumed as of the date of acquisition (U.S. dollars in thousands):

Cash	$1,672
Accounts receivable	255
Other current assets	90
Property, equipment and software	73
Goodwill	116,307
Technology	14,453
Customer relationships	2,842
Accounts payable	(1,273)
Other current liabilities	(213)
Deferred tax liabilities	(1,805)
Net assets acquired	$132,401

The estimated useful life of the acquired technology and the customer relationships is six years. The excess of purchase consideration over the fair value of net tangible and identifiable intangible assets acquired was recorded as goodwill, which is primarily attributed to the assembled workforce and expanded market opportunities. The goodwill balance is not deductible for tax purposes.

IRONSOURCE LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 6 – BUSINESS COMBINATIONS (continued):

We issued 9,503,398 of our ordinary shares (comprised of 4,751,699 Class A ordinary shares and 4,751,699 Class B ordinary shares) with an estimated fair value of $70,471 thousand, representing $7.42 per share. Of the total consideration, $57,197 thousand was allocated to the purchase consideration and $13,274 thousand was allocated to future services and continued employment and will be expensed over the remaining service periods. The fair value of ordinary shares issued by the Company was determined using the OPM and PWERM models.

We assumed unvested share options to Luna’s employees with an estimated fair value of $2,217 thousand. Of the total consideration, $518 thousand was allocated to the purchase consideration and $1,699 thousand was allocated to future services and will be expensed over the remaining service periods. The fair value of the share options assumed by the Company was determined using the Black-Scholes option pricing model.

Pro forma results of operations for this acquisition have not been presented because they are not material to the consolidated statements of operations.

Acquisition of Bidalgo

In December 2021, we acquired all outstanding shares of Chompi CCNetworks Ltd. (“Bidalgo”), which provides empowering technology to app marketers to drive growth by giving them visibility and control over their marketing investment. We have included the financial results of Bidalgo in the consolidated financial statements from the date of acquisition, which were not material. The costs associated with the acquisition were approximately $216 thousand and are recorded in general and administrative expenses.

The acquisition date fair value of the consideration transferred was $54,655 thousand, which consisted of the following (U.S. dollars in thousands):

Consideration:
Cash	$41,206
Fair value of ordinary shares issued	11,563
Fair value of share options assumed	1,886
Total consideration transferred	$54,655

The following table summarizes the preliminary fair values of assets acquired and liabilities assumed as of the date of acquisition (U.S. dollars in thousands):

Cash	$5,916
Accounts receivable	1,487
Other current assets	349
Long-term restricted cash	831
Operating lease right-of-use asset	3,516
Property, equipment and software	453
Goodwill	33,665
Technology	23,703
Accounts payable	(225)
Other current liabilities	(6,072)
Operating lease liabilities	(3,516)
Deferred tax liabilities	(5,452)
Net assets acquired	$54,655

IRONSOURCE LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 6 – BUSINESS COMBINATIONS (continued):

Due to the timing of the transaction closing date, the fair values assigned to assets acquired and liabilities assumed are preliminary, based on management’s estimates and assumptions and may be subject to change as additional information is received. We expect to finalize the valuation as soon as practicable, but not later than one year from the acquisition date.

The estimated useful life of the acquired technology is five years. The excess of purchase consideration over the fair value of net tangible and identifiable intangible assets acquired was recorded as goodwill, which is primarily attributed to the assembled workforce and expanded market opportunities. The goodwill balance is not deductible for tax purposes.

We paid cash consideration of $54,187 thousand. Of the total consideration, $41,206 thousand was allocated to the purchase consideration and $12,981 thousand was allocated to future services, recorded under other assets, and will be expensed over the remaining service periods.

We issued 1,953,824 of our Class A ordinary shares with an estimated fair value of $16,412 thousand, representing $8.4 per share. Of the total consideration, $11,563 thousand was allocated to the purchase consideration and $4,849 thousand was allocated to future services and continued employment and will be expensed over the remaining service periods. The fair value of ordinary shares issued by the Company was determined using our closing trading price on the acquisition date.

We assumed share options to Bidalgo’s employees with an estimated fair value of $2,806 thousand. Of the total consideration, $1,886 thousand was allocated to the purchase consideration and $920 thousand was allocated to future services and will be expensed over the remaining service periods. The fair value of the share options assumed by the Company was determined using the Black-Scholes option pricing model.

Pro forma results of operations for this acquisition have not been presented because they are not material to the consolidated statements of operations.

Other Acquisitions

In December 2021, we acquired a certain business for a purchase consideration of $3,750 thousand in cash and included the financial results of this business in our consolidated financial statements from the date of acquisition, which were not material. The transaction costs associated with the acquisition were not material. We accounted for this acquisition as business combinations. In allocating the purchase consideration based on the preliminary fair values, we recorded $2,944 thousand of technology and $792 thousand of goodwill. We expect to finalize the valuation as soon as practicable, but not later than one year from the acquisition date.

NOTE 7 — PROPERTY, EQUIPMENT AND SOFTWARE, NET:

The following table presents details of our property, equipment and software (U.S. dollars in thousands):

	December 31
	2021	2020
Gross property, equipment and software:
Capitalized software costs	$32,112	$29,418
Computers and purchased software	7,088	6,646
Office furniture and equipment	3,028	2,641
Leasehold improvements	4,356	3,977
Total gross property, equipment and software	46,584	42,682
Accumulated depreciation and amortization	(21,453)	(19,605)
Property, equipment and software, net	$25,131	$23,077

IRONSOURCE LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 7 — PROPERTY, EQUIPMENT AND SOFTWARE, NET (continued):

Depreciation and amortization expenses of property, equipment and software were $12,190 thousand, $10,407 thousand and $9,350 thousand for the years ended December 31, 2021, 2020 and 2019, respectively.

As of December 31, 2021 and 2020, over 90% of our property and equipment is located in Israel.

NOTE 8 — GOODWILL & INTANGIBLE ASSETS, NET:

Goodwill

The following table presents the changes in the carrying amount of goodwill during the year ended December 31, 2021 (U.S. dollars in thousands):

Balance as of December 31, 2020	$79,156
Goodwill from acquisition of Soomla	10,379
Goodwill from acquisition of Luna	116,307
Goodwill from acquisition of Bidalgo	33,665
Goodwill from other acquisitions	792
Balance as of December 31, 2021	$240,299

There were no changes in the carrying amount of goodwill during the years ended December 31, 2020 and 2019.

Intangible Assets

The following tables present details of our intangible assets (U.S. dollars in thousands):

	December 31
	2021
	Weighted-
	Average	Carrying
	Remaining	Amount,
	Useful Lives	Net of	Accumulated	Net Book
	in Years	Impairment	Amortization	Value
Technology	4.68	$60,400	$(12,908)	$47,492
Customer relationships	3.97	11,082	(6,085)	4,997
Domain	7.1	1,950	(218)	1,732
Total intangible assets		$73,432	$(19,211)	$54,221

	December 31
	2020
	Weighted-
	Average	Carrying
	Remaining	Amount,
	Useful Lives	Net of	Accumulated	Net Book
	in Years	Impairment	Amortization	Value
Technology	3	$13,300	$(7,991)	$5,309
Customer relationships	3	7,400	(4,625)	2,775
Total intangible assets		$20,700	$(12,616)	$8,084

Amortization expenses of intangible assets were $6,595 thousand, 2,387 thousand and $3,112 thousand for the years ended December 31, 2021, 2020 and 2019, respectively.

IRONSOURCE LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 8 — GOODWILL & INTANGIBLE ASSETS, NET (continued):

The following table presents the estimated future amortization of intangible assets as of December 31, 2021 (U.S. dollars in thousands):

Year ending December 31
2022	$12,376
2023	12,376
2024	10,868
2025	9,007
2026 and thereafter	9,594
$54,221

NOTE 9 – INVESTMENT IN EQUITY SECURITIES:

Investment in MCE SYS Ltd.

In April 2021, we entered into an agreement to invest an amount of $20 million in cash for shares of MCE SYS Ltd. (“MCE”). MCE is a device management solutions provider to telecom operators and retailers. We closed the investment in the second quarter of fiscal 2021.

As we have no significant influence in MCE, the investment was accounted for using the Measurement Alternative.

There were no changes in the carrying amount of the investment during the period from the investment date to December 31, 2021.

NOTE 10 — LONG-TERM LOAN:

On March 29, 2018, we entered into a credit agreement (the “Credit Agreement”) with a syndicate of banks, Silicon Valley Bank and certain other lenders. The Credit Agreement provides for a $100 million term loan (the “Term Loan”) maturing on March 28, 2023 and bears interest at a LIBOR base rate plus a spread of 2.50% to 3.25%. Interest is payable on a monthly basis.

In addition, the Credit Agreement provides a revolving credit line of $50 million (the “Revolver”). There were no outstanding borrowings under the Revolver as of December 31, 2020. On June 28, 2021, we exercised our option to repay (without penalties) the outstanding balance of $82.5 million of the Term Loan. As a result, we recognized $596 thousand of unamortized original issue discount and debt issuance costs as financial expenses. As part of the repayment, the Revolver was cancelled.

Interest and financial expenses recorded in regard to the Credit Agreement were $1,958 thousand, $3,334 thousand and $5,146 thousand for the years ended December 31, 2021, 2020 and 2019, respectively.

NOTE 11 – REVOLVING CREDIT FACILITY:

On June 29, 2021, we entered into a credit agreement (the “RCF”) with several lenders (the “Lenders”), Silicon Valley Bank, as L/C issuer and the Agent. Under the RCF, the Lenders would extend to the Company a five-year revolving credit facility in an initial aggregate principal amount of up to $350 million, with the right, subject to certain conditions, to incur additional revolving commitments and/or incremental term loans in an amount not to exceed the sum of (i) $150 million plus (ii) additional amounts so long as the consolidated secured leverage ratio, on a pro forma basis after giving effect to such increase or incurrence, is no greater than or equal to 2.25:1.00. Revolving loans under the RCF bear interest through maturity at a variable rate based upon, at the Company’s option, either the Eurodollar rate (also known as LIBOR rate) or the base rate (which is the highest of (x) the federal funds rate plus 0.50%, (y) the prime rate published in the Wall Street Journal or any successor publication thereto, and (z) 1.00% in excess of the one-month Eurodollar rate), plus, in each case, an applicable margin.

IRONSOURCE LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 11 – REVOLVING CREDIT FACILITY (continued):

Based on the applicable consolidated net leverage ratio, the applicable margin for Eurodollar rate revolving loans ranges from 1.25% to 1.75% per annum and the applicable margin for base rate loans ranges from 0.25% to 0.75% per annum. Revolving loans may be prepaid, and revolving loan commitments may be permanently reduced by the Company in whole or in part, without penalty or premium. Our RCF allows for the LIBOR rate to be phased out and replaced with the Secured Overnight Financing Rate and therefore we do not anticipate a material impact by the expected upcoming LIBOR transition. The LIBOR in relation to the RCF, will be in use until the end of June 2023.

In addition to paying interest on outstanding principal under the RCF, the Company will be required to pay an unused line fee on a quarterly basis with respect to the unutilized commitments under the RCF from 0.20% to 0.30% per annum, depending on consolidated net leverage ratio. The Company will also be required to pay customary letter of credit fees and agent and lender fees customary for credit facilities of this size and type.

The Company’s obligations under the RCF will be secured by, substantially all of the assets of the Company and its material subsidiaries, and the equity interests therein. The obligations under the RCF and the guarantees are secured by a lien on substantially all of the Company’s tangible and intangible personal property and the subsidiaries that are guarantors, and by a pledge of substantially all of the equity interests of the Company’s subsidiaries, subject to limited exceptions.

The RCF contains a number of covenants and restrictions that, among other things, require the Company to maintain (i) a maximum ratio of consolidated funded indebtedness (net of unrestricted cash and Cash Equivalents, in an amount not to exceed 50% of consolidated EBITDA) to consolidated EBITDA (both as defined in the RCF) of 4.00:1.00, subject to a step down to 3.75:1.00 after four full fiscal quarters, which ratio will, in either case, be increased by 0.50:1.00 following a Qualified Acquisition (as defined in the RCF) and (ii) a ratio of consolidated EBITDA to consolidated interest charges (as defined in the RCF) of less than 3.00:1.00. Further, the RCF contains a number of covenants and restrictions including restrictions on the Company and its subsidiaries’ ability to incur additional debt, pay dividends and make distributions, make certain investments and acquisitions, repurchase its stock and prepay certain indebtedness, create liens, enter into agreements with affiliates, modify the nature of its business, enter into sale-leaseback transactions, transfer and sell material assets and merge or consolidate.

The RCF also includes customary events of default that include, among other things, non-payment of principal, interest or fees, inaccuracy of representations and warranties, violation of certain covenants, cross default to certain other indebtedness, bankruptcy and insolvency events, material judgments, change of control and certain material ERISA events. The occurrence of an event of default could result in the acceleration of the obligations under the RCF.

As of December 31, 2021, we were in compliance with all of the covenants.

There were no outstanding borrowings under the RCF as of December 31, 2021.

NOTE 12 – DERIVATIVES AND HEDGING:

During 2021, we entered into forward contracts to hedge certain forecasted payroll payments denominated in NIS, against exchange rate fluctuations of the U.S. dollar for a period of up to twelve months. We record the cash flows associated with these derivatives under operating activities. Forward contracts are designated as cash flow hedges, as defined by ASC Topic 815, and are all highly effective.

We had outstanding contracts designated as hedging instruments in the aggregate notional amount of approximately $31 million as of December 31, 2021. The fair value of our outstanding contracts amounted to an asset of $562 thousand as of December 31, 2021. The foreign exchange forward contracts will expire throughout 2022. This asset was recorded under other current assets.

As of December 31, 2021, we expect to reclassify all of our unrealized gains and losses from accumulated other comprehensive income to earnings during the next twelve months.

IRONSOURCE LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 13 — COMMITMENTS AND CONTINGENT LIABILITIES:

a.	Pledges and Guarantees

As of December 31, 2021, and 2020, long-term restricted cash consisted of bank deposits in a total amount of $3,495 thousand and $2,415 thousand, respectively, to secure the obligations under our lease agreements. In addition, as of December 31, 2021 and 2020, our obligations under the lease agreements are secured by a bank guarantee of $3,581 thousand and $2,752 thousand, respectively.

b.	Legal Proceedings

From time to time, we are subject to various legal proceedings and claims, either asserted or unasserted, that arise in the ordinary course of business. We accrue a liability when management believes that it is both probable that a liability has been incurred and the amount of loss can be reasonably estimated. Although the outcome of the various legal proceedings and claims cannot be predicted with certainty, we believe that any of these proceedings or other claims are neither probable to result in a liability nor can result in a material adverse effect on our business, financial condition, results of operations or cash flows.

As of December 31, 2021 and to date, the aggregate amount of claims pending against the Company amounts to approximately $8 million. Based on our assessment, none have been recorded as a liability based on these claims not being probable.

c.	Other Contractual Commitments

As of December 31, 2021 and 2020, we have $30,248 thousand and $58,872 thousand of non-cancelable contractual commitments, respectively, primarily related to servers and hosting services. These commitments are due within 2 years.

d.	Indemnifications

In the ordinary course of business, we may provide indemnifications of varying scope and terms to customers and other third parties with respect to certain matters, including, but not limited to, losses arising out of breach of such agreements, services to be provided by us or from intellectual property infringement claims made by third parties. These indemnifications may survive termination of the underlying agreement and the maximum potential amount of future indemnification payments may not be subject to a cap. As of December 31, 2021 and 2020, there have been no known events or circumstances that have resulted in a material indemnification liability and we did not incur material costs to defend lawsuits or settle claims related to these indemnifications.

NOTE 14 — SHAREHOLDERS’ EQUITY:

a.	Share Capital

The following table presents the number of authorized and issued and outstanding shares as of each reporting date for each class of shares:

	December 31, 2021		December 31, 2020
		Issued and		Issued and
	Authorized	Outstanding	Authorized	Outstanding
Class A Ordinary shares	10,000,000,000	652,938,412	10,000,000,000	320,133,022
Class B Ordinary shares	1,500,000,000	365,530,392	1,500,000,000	320,133,022
Total	11,500,000,000	1,018,468,804	11,500,000,000	640,266,044

b.	Rights Attached to Shares

Class A and Class B ordinary shares

The following are the rights of Class A and Class B ordinary shares:

IRONSOURCE LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 14 — SHAREHOLDERS’ EQUITY (continued):

b.	Rights Attached to Shares (Continued):

Voting

Holders of Class A ordinary share are entitled to one vote per share while holders of Class B ordinary share are entitled to five votes per share.

Conversion

Class B ordinary shares will be automatically converted on a one-for-one basis into a Class A ordinary share upon sale or transfer (other than excluded transfers to certain parties that are related to or affiliated with the shareholder).

Dividends

All dividends are payable when and if declared by the board of directors, out of funds legally available for distribution. All shareholders are entitled to their pro rata share of dividends, without any priority.

2019 ordinary shares

The following are the rights of the 2019 ordinary shares, prior to the Recapitalization:

Liquidation Preference

In the event of any liquidation, dissolution, winding up, or other deemed liquidation event, as defined under our articles of association, in which the proceeds to the holders of the 2019 ordinary shares assuming a pro rata distribution of all proceeds, together with any previous proceeds with respect to such shares (whether through dividends, secondary sales or otherwise) are less than $374 million, then the proceeds payable to the holders of the 2019 ordinary shares will be in such amount as is required so that the aggregate proceeds payable to them, together with any previous proceeds with respect to such shares (whether through dividends, secondary sales or otherwise) are equal to $374 million. To the extent necessary, the deemed liquidation distribution with respect to the other ordinary shares in such deemed liquidation event shall be reduced (on a pari passu pro rata basis among such Shares) in order to supplement the amount available for distribution with respect to the 2019 ordinary shares. Upon the occurrence of an initial public offering (“IPO”), the above liquidation preference rights will be automatically terminated.

Voting

Each shareholder is entitled to a number of votes equal to the number of shares held by such shareholder.

Dividends

All dividends are payable when and if declared by the board of directors, out of funds legally available for distribution. All shareholders are entitled to their pro rata share of dividends, without any priority. In certain circumstances and subject to applicable laws and our articles of association (including having excess cash of over $100 million), the 2019 ordinary shares have a right to request that we distribute dividends (pro rata to all shareholders) and simultaneously extend a loan bearing interest determined at arms-length (at the time the loan is extended), to the 2019 ordinary shareholders. Upon the occurrence of an IPO (or deemed liquidation event), these rights will be automatically terminated.

IRONSOURCE LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 14 — SHAREHOLDERS’ EQUITY (continued):

c.	2019 Secondary Transaction

In the fourth quarter of 2019 the Company and its existing shareholders signed a share purchase agreement (“2019 Secondary Transaction”) with a third-party investor, whereby the investor acquired 25,006,298 shares at a price per share of $14.95 for a total consideration of $374 million.

The acquisition was made through an offer to all holders of outstanding shares and vested options based on their pro-rata holdings. All of the shareholders and certain vested option holders accepted the offer, and the consideration was paid directly to the selling shareholders and option holders.

Since the offer was made on a pro-rata basis and the fair value of all shares immediately prior to the sale was substantially the same, we accounted for the transaction as sale of shares at fair value. For certain shareholders that were allowed to sell an amount of shares in excess of their prorated amount, we determined that this represented an economic benefit to these shareholders, and as a result, we recorded a $483 thousand share-based compensation expense for the year ended December 31, 2019 for employees, founders and ex-employees shareholders as well as an $884 thousand deemed dividend to retained earnings relating to external shareholders that were financial investors.

As it relates to the selling option holders, we determined that it effectively modified the options in conjunction with the sale to the investor, by allowing the option holders to participate in the tender, which increased the options’ value due to the addition of the liquidation preference when the terms of the awards did not legally obligate the Company to do so. We accounted for the incremental value associated with this modification and recorded a $3,110 thousand share-based compensation expense for the year ended December 31, 2019.

At the time issued, the 2014 ordinary shares conferred upon their holders certain liquidation preference rights. As of November 2019, mainly resulting from dividend distributions and secondary sales of shares, the 2014 ordinary shares’ liquidation preference was substantially repaid with an insignificant remainder cancelled as part of the 2019 Secondary Transaction. As a result, the 2014 ordinary shares were reclassified to ordinary shares in the consolidated statement of changes in shareholders’ equity.

d.	Reciprocal Shareholding (included in discontinued operations)

As of December 31, 2019, we held 30% of Neural Logic Ltd. (“Neural Logic”). The investment in Neural Logic was accounted as an equity interest investment. As of December 31, 2019, Neural Logic owned an approximate 1.32% reciprocal holdings in our shares, after it had sold a prorated share of its holding as a part of the 2019 Secondary Transaction. As a result of Neural Logic’s reciprocal shareholding in our shares, we had an indirect pro-rata interest of 0.4% in our own shares.

Neural Logic records dividends paid by us as dividend income, and we eliminate these dividends from our equity earnings from Neural Logic. We recorded its pro-rata share of dividends paid by us to Neural Logic as a reduction of dividends paid and an increase in our investment in Neural Logic.

As of December 31, 2020, our shares held in Neural Logic were spun-off. Therefore, as of December 31, 2020, no shares were reciprocally held. Refer to Note 5 for further information.

e.	Non-Controlling Interest (included in discontinued operations)

In December 2019, we completed a transaction with the non-controlling interest shareholders and exercised our option to acquire the remaining portion of Reason Software Company Inc. (“Reason”) for $2,000 thousand. Accordingly, as of December 31, 2019, we held 100% of Reason’s shares.

As of December 31, 2020, our investment in Reason was spun-off. Refer to Note 5 for further information.

IRONSOURCE LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 14 – SHAREHOLDERS’ EQUITY (continued):

f.	Dividends

In the fourth quarter of 2019, our board of directors declared and paid a cash dividend of $100 million to our existing shareholders immediately prior to the consummation of the 2019 Secondary Transaction.

NOTE 15 — SHARE-BASED COMPENSATION:

a.	Equity Incentive Plans

2013 and 2021 Share Incentive Plans

On August 11, 2013 our board of directors approved the 2013 Share Incentive Plan (the “2013 Plan”) enabling the grant to certain employees and service providers of the Company options to purchase our ordinary shares, and other awards, with different exercise prices and generally vest over a four-year period.

In succession to the 2013 Plan, our board of directors approved the 2021 Share Incentive Plan (the “2021 Plan”) in December 2020. The 2021 Plan provides for the grant of options to ordinary shares, RSU, restricted shares and any other share-based awards to employees, consultants and directors. The exercise price of share options granted under the 2021 Plan shall not be less than 100% of the fair market value of the share on the applicable grant date. The exercise period of a share option is 10 years. The share options generally vest over a four-year period.

Upon termination of employment, the unvested portion of awards, and any vested portion not exercised within 90 days following termination, terminates.

b.	Modification Expenses

Concurrently with the spin-off of our Desktop business as described in Note 5, we determined to adjust the exercise price for the options previously granted to our employees and to grant new options in TypeA to the employees transferred to TypeA in order to compensate for the reduction in fair value resulting from such spin-off. The employees transferred to TypeA shall also be able to keep their options in the Company under the same terms as long as they are employed by TypeA. Since the terms of the awards did not legally obligate the Company to do so, we incurred an incremental modification costs associated with this modification in the amount of $1,818 thousand. The modification amount for the vested options of $1,042 thousand is expensed as share-based compensation expenses in the year ended December 31, 2020. The modification amount of $776 thousand relating to the unvested options will be recorded throughout the remaining vesting period of the modified options, relating to those employees that remain employed and provide services to the Company only.

In connection with the 2019 Secondary Transaction, as described in Note 14, we recorded $3,593 thousand in share-based compensation expenses for the year ended December 31, 2019 as a result of the modification of the options.

c.	Share-based compensation expense for the years ended December 31, 2021 and 2020 was as follows (U.S. dollars in thousands):

	Year ended December 31
	2021	2020	2019
Cost of revenue	$1,217	$316	$176
Research and development	24,419	3,881	3,862
Sales and marketing	16,807	4,692	4,683
General and administrative	36,072	3,707	6,608
Total share-based compensation expenses	$78,515	$12,596	$15,329

IRONSOURCE LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 15 — SHARE-BASED COMPENSATION (continued):

c.Share-based compensation expense for the years ended December 31, 2021 and 2020 was as follows (U.S. dollars in thousands): (continued):

In addition, for the years ended December 31, 2020 and 2019, we recorded share-based compensation expenses relating to our discontinued operations of $2,168 thousand and $2,507 thousand, respectively.

As of December 31, 2021, there is an unrecognized share-based compensation expense of $64,218 thousand to be recognized over the average remaining vesting period of 2.89 years.

d.	A summary of our share option for Class A and Class B ordinary share activity is as follows:

			Weighted-
		Weighted-	Average	Aggregate
		Average	Remaining	Intrinsic
		Exercise	Contractual	Value (U.S.
	Number of	Price (U.S.	Term	dollars in
	Options	dollars)	In Years	thousands)
Balance as of December 31, 2020	78,030,653	$0.8	4.77	$188,342
Granted	40,341,308	3.1
Exercised(*)	(13,862,118)	0.6
Forfeited	(1,270,774)	1.42
Balance as of December 31, 2021	103,239,069	$1.71	5.95	$622,635
Exercisable, December 31, 2020	41,843,026	$0.6	3.93	$109,275
Exercisable, December 31, 2021	43,519,611	$0.72	3.62	$305,465

(*) Including options which were exercised on a cashless basis.

For the years ended December 31, 2021 and 2020, the aggregate intrinsic value of share options exercised were $126,472 and $13,976 thousand, respectively.

The calculated fair value of option grants was estimated using the Black-Scholes option-pricing model with the following assumptions:

	Year ended December 31
	2021	2020	2019
Risk-free interest rate	0.60%-1.37~~%~~	0.24%-1.44%	1.51%-2.53%
Expected option term (in years)	5.61-6.11	4.27-4.61	4.00-4.61
Expected price volatility	38%	34%-43%	38%-43%
Fair value of an ordinary share	$4.45-$8.40	$1.30-$3.21	$1.10-$1.30
Dividend yield	0%	0%	0%

The risk-free interest rate is based on U.S. Treasury rates in effect at the time of grant with maturities equal to the grant’s expected term. The expected term is calculated using the simplified method, as we conclude that our historical share option exercise experience does not provide a reasonable basis to estimate the expected option term. The expected volatility is based on the historical volatility of the ordinary shares of comparable companies that are publicly traded. The fair value of ordinary share is estimated based on observable transactions in the secondary market for share options granted prior to the Recapitalization and based on the grant-date closing price of our ordinary share for share options granted after the Recapitalization. Dividend yield is zero since we have a mandatory adjustment to the options exercise price in our option plan following any cash dividends.

IRONSOURCE LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 15 – SHARE-BASED COMPENSATION (continued):

e.	A summary of our RSUs for Class A and Class B ordinary share activity is as follows:

		Weighted-
		Average
		Grant Date
		Fair Value
	Number of	Price (U.S.
	Shares	dollars)
Unvested RSUs outstanding as of December 31, 2020	1,483,770	$1.24
Granted	2,080,087	11.31
Vested	(1,398,508)	1.29
Forfeited	(22,163)	11.62
Unvested RSUs outstanding as of December 31, 2021	2,143,186	$10.88

NOTE 16 — TAXES ON INCOME:

a.	Basis of Taxation

The Company and its subsidiaries are taxed under the domestic tax laws of the jurisdiction of incorporation of each entity.

The Company and some of its Israeli subsidiaries, which are taxed on a consolidated basis, elected to compute their taxable income in accordance with Income Tax Regulations (Rules for Accounting for Foreign Investors Companies and Certain Partnerships and Setting their Taxable Income), 1986. Accordingly, the taxable income or loss is calculated in U.S. dollars. Applying these regulations reduces the effect of U.S. dollar – New Israeli Shekels (“NIS”) exchange rate on the Company’s Israeli taxable income.

b.	Tax Rates Applicable to Income

The Company and several of its Israeli subsidiaries are subject to Preferred Technological Enterprise status and accordingly, eligible for a reduced tax rate of 12%. Taxable income of the Company and its Israeli subsidiaries, other than taxable income from the Preferred Technological Enterprise regime under the Law for the Encouragement of Capital Investments, is subject to a corporate tax rate which is 23% for the years ended December 31, 2021, 2020 and 2019.

c.	The Law for the Encouragement of Capital Investment, 1959

An Additional amendment of the Encouragement of Capital Investment Law became effective in January 2017 (the “2017 Amendment”). Under the 2017 Amendment income derived by Preferred Companies from ‘Preferred Technological Enterprises’ (as defined in the 2017 Amendment), would be subject to 12% tax rate in central Israel – on income deriving from Intellectual Property, subject to a number of conditions being fulfilled, including a minimal amount or ratio of annual Research and Development expenditures and Research and Development employees, as well as having at least 25% of annual income derived from exports.

Preferred Technological Enterprise is defined as an enterprise which meets the aforementioned conditions and for which total consolidated revenues of its parent company and all subsidiaries are less than NIS 10 billion. A Preferred Company distributing dividends from income derived from its Preferred Technological Enterprise, would subject the recipient to a 20% tax (or lower, if so provided under an applicable tax treaty). Such taxes would generally be withheld at source by the distributing company.

IRONSOURCE LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 16 – TAXES ON INCOME (continued):

c.	The Law for the Encouragement of Capital Investment, 1959 (continued):

The Company is entitled to a deduction for accelerated depreciation on equipment used by Preferred Technological Enterprises at a rate of 200% from the first year of the asset’s operation. The Company and some of its Israeli subsidiaries are subject to the ‘Preferred Technological Enterprises’ regime with respect to their business activities in Israel pursuant to the 2017 Amendment.

d.	Income before Income Taxes

Income before taxes on income is comprised as follows (U.S. dollars in thousands):

	Year ended December 31
	2021	2020	2019
Domestic (Israel)	$76,244	$63,503	$33,531
Foreign	4,119	6,202	7,030
Income before income taxes	$80,363	$69,705	$40,561

e.	Taxes on Income

Taxes on income for the years ended December 31, 2021, 2020 and 2019 were comprised of the following (U.S. dollars in thousands):

	Year ended December 31
	2021	2020	2019
Current:
Domestic	$19,798	$9,880	$6,745
Foreign	100	1,649	1,376
Total	19,898	11,529	8,121
Deferred:
Domestic	618	(581)	(364)
Foreign	26	(52)	86
Total	644	(633)	(278)
Provision for income taxes	$20,542	$10,896	$7,843

A reconciliation our theoretical income tax expense to actual income tax expense is as follows (U.S. dollars in thousands):

	Year ended December 31
	2021	2020	2019
Income before taxes on income	$80,363	$69,705	$40,561
Statutory tax rate	23%	23%	23%
Theoretical taxes on income	18,483	16,032	9,329
Increase (decrease) in effective tax rate due to:
Tax benefits arising from reduced tax rates under benefit programs	(8,761)	(6,996)	(3,733)
Different tax rates applicable to foreign subsidiaries	380	51	114
Previous year income tax	(1,111)	118	245
Excess tax benefit on share-based compensation	(3,544)	—	—
Non-deductible items	13,082	1,672	1,867
Change in valuation allowance	1,183	—	—
Other	830	19	21
Provision for income taxes	$20,542	$10,896	$7,843

IRONSOURCE LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 16 – TAXES ON INCOME (continued):

f.	Deferred Income Taxes

Deferred taxes reflect the net tax effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts recorded for tax purposes.

Significant components of our deferred tax assets and liabilities are as follows (U.S. dollars in thousands):

	December 31
	2021	2020
Deferred tax assets:
Provisions for employee-related obligations	$859	$689
Provision for doubtful receivables	50	87
Share-based compensation	1,316	—
Issuance costs	3,486	—
Operating lease liabilities	4,912	5,303
Tax losses carryforwards	5,112	—
Other	14	—
Total deferred tax assets	15,749	6,079
Deferred tax liabilities:
Acquired intangible assets	$9,042	971
Capitalized software costs	2,092	1,993
Operating lease right-of-use assets	4,497	4,964
Property and equipment	58	232
Other assets	1,561	279
Other	68	—
Total deferred tax liabilities	17,318	8,439
Total deferred tax liabilities, net	(1,569)	(2,360)
Less - valuation allowance	(2,933)	—
Net deferred tax liabilities	$(4,502)	$(2,360)

Based on the available evidence, management believes that it is more likely than not that certain of its deferred tax assets relating to net operating loss carryforwards and other temporary differences of several of its subsidiaries will not be realized and accordingly, a valuation allowance has been provided.

g.	Net Operating Loss Carryforward

As of December 31, 2021, several of the Company's subsidiaries had an indefinite net operating losses carryforward of approximately $17 million and $13 million, attributed to Israel and to foreign jurisdictions, respectively.

h.	Tax Assessments

In accordance with the Israeli Income Tax Ordinance, tax assessments of the Company through tax year 2016 are considered final.

IRONSOURCE LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 17 – RELATED PARTIES:

Type A

On December 31, 2020, we entered into an agreement with TypeA to provide certain administrative services over a four-month period ended on April 30, 2021. On the same date, we also entered into a sub-lease agreement with TypeA for a term of twelve months ended on December 31, 2021. TypeA extended the sub-lease agreement by an additional one month and a half. For the year ended December 31, 2021 we recorded an amount of $2,070 thousand as a deduction in the general and administrative expense.

Options Granted to Executive Officers and Directors

On January 17, 2021, we granted 24,908,370 options and 77,900 RSUs to our executive officers and directors, which will become exercisable over a three-year or a four-year period. The options have an exercise price of $3.14.

On June 28, 2021, we granted 50,000 RSUs to our executive officers and directors, which will become exercisable over a three-year period.

NOTE 18 – NET INCOME PER ORDINARY SHARE:

Basic net income per ordinary share is computed by dividing net income by the weighted-average number of ordinary shares outstanding during the year, including unexercised vested options with a zero exercise price, net of treasury shares.

Diluted net income per ordinary share is computed by dividing net income by the weighted-average number of ordinary shares outstanding during the year, while giving effect to all potentially dilutive ordinary shares to the extent they are dilutive.

Basic and diluted net income per ordinary share takes into account deduction of amounts attributable to participating securities, in conformity with the "two-class" method.

Moreover, the 2014 and 2019 ordinary shares’ conversion into ordinary shares was contingent upon certain deemed liquidation events, for which we assessed their occurrence at the end of each reporting period. If the contingency was met, their potential dilution was computed using the “if-converted” method.

The 2019 ordinary shares’ contingency was met on June 28, 2021 as part of the Recapitalization, following which the 2019 ordinary shares were converted into the Company's ordinary shares. The 2019 ordinary shares were excluded from the computation of net income per ordinary share, for the year ended December 31, 2021, due to their anti-dilutive effect.

Net income per ordinary share calculations for all periods presented have been retrospectively adjusted to reflect the Recapitalization, as discussed in Note 2.

IRONSOURCE LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 18 – NET INCOME PER ORDINARY SHARE (continued):

Following the Recapitalization, the Company has two classes of issued and outstanding ordinary shares: Class A ordinary shares and Class B ordinary shares. Holders of Class A ordinary shares and holders of Class B ordinary shares have substantially identical rights, except for different voting rights, with holders of Class A ordinary shares entitled to one vote per share while holders of Class B ordinary shares are entitled to five votes per share. As such, basic and diluted income per ordinary share of Class A ordinary shares and Class B ordinary shares are identical. Class B ordinary shares will be automatically converted automatically on a one-for-one basis into a Class A ordinary share upon sale or transfer (other than excluded transfers to certain parties that are related to or affiliated with the shareholder).

The following tables set forth the computation of basic and diluted net income per ordinary share from continuing and discontinued operations, attributable to our ordinary shares (U.S. dollars in thousands, except share and per share data):

	Year ended December 31,
	2021	2020	2019
Basic net income per ordinary share, from continuing operations
Numerator:
Net income from continuing operations	$59,821	$58,809	$32,718
Amount allocated to participating 2014 shareholders	—	—	(4,245)
Amount allocated to participating 2019 shareholders	(5,562)	(16,569)	(1,053)
Deemed dividend to 2014 shareholders as part of 2019 Secondary Transaction	—	—	(884)
Amount allocated to contingently returnable shares issued in connection with acquisitions	(103)	—	—
Net income from continuing operations, attributable to ordinary shares	54,156	42,240	26,536
Denominator:
Weighted-average number of ordinary shares outstanding	832,144,353	636,450,643	730,245,143
Basic net income from continuing operations, attributable to ordinary shares	$0.07	$0.07	$0.04
Diluted net income per ordinary share, from continuing operations
Effect of dilutive securities on weighted-average number of ordinary shares:
Options	78,253,700	42,799,848	30,081,422
RSUs	661,035	2,649,841	3,855,397
Weighted-average number of ordinary shares outstanding, after giving effect to dilutive securities	911,059,088	681,900,332	764,181,962
Diluted net income from continuing operations, attributable to ordinary shares	$0.06	$0.06	$0.03

IRONSOURCE LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 18 – NET INCOME PER ORDINARY SHARE (continued):

	Year ended December 31,
	2020	2019
Basic net income per ordinary share, from discontinued operations
Numerator:
Net income from discontinued operations	$36,480	$51,244
Net income from discontinued operations, attributable to non-controlling interests	—	(67)
Amount allocated to participating 2014 shareholders	—	(6,641)
Amount allocated to participating 2019 shareholders	(10,278)	(1,647)
Net income from discontinued operations, attributable to ordinary shares	26,202	42,889
Denominator:
Weighted-average number of ordinary shares outstanding	636,450,643	730,245,143
Basic net income from discontinued operations, attributable to ordinary shares	$0.04	$0.06
Diluted net income per ordinary share, from discontinued operations
Effect of dilutive securities on weighted-average number of ordinary shares:
Options	42,799,848	30,081,422
RSUs	2,649,841	3,855,397
Weighted-average number of ordinary shares outstanding, after giving effect to dilutive securities	681,900,332	764,181,962
Diluted net income from discontinued operations, attributable to ordinary shares	$0.04	$0.06

The following weighted-average amounts of securities were excluded from the computation of diluted net income per ordinary share for both continuing and discontinued operations:

	Year ended December 31,
	2021	2020	2019
Options	32,716	7,158,098	17,518,874
RSUs	380,594	—	—
2014 ordinary shares	—	—	113,042,994
2019 ordinary shares(*)	123,435,978	249,645,799	28,085,157
Contingently returnable shares	1,604,827	—	—

* The 2019 ordinary shares’ contingent conversion was not triggered in either period. Following the Recapitalization as described in Note 2, the 2019 ordinary shares were converted into an equal number of Class A ordinary shares and Class B ordinary shares.

NOTE 19 — LEASES:

We entered into various non-cancelable operating lease agreements for our offices. Our leases have original lease periods expiring between 2022 and 2027. Many leases include one or more options to renew. We do not assume renewals in the determination of the lease term unless the renewals are deemed to be reasonably assured at lease commencement. Our lease agreements do not contain any material residual value guarantees or material restrictive covenants. We record rent expenses for operating leases, some of which have escalating rent payments, on a straight-line basis over the lease term. We do not have any finance leases.

IRONSOURCE LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 19 — LEASES (continued):

The components of lease expense for the years ended December 31, 2021 and 2020 were as follows (U.S. dollars in thousands):

	Year Ended December 31
	2021	2020
Operating lease expense	$7,260	$7,046
Short-term lease expense	509	1,916
Total lease expense	$7,769	$8,962

Cash flow and other information related to leases as of December 31, 2021 and 2020 were as follows (U.S. dollars in thousands):

	Year Ended December 31
	2021	2020
Cash paid for amounts included in the measurement of lease liabilities	$7,801	$6,978
Right-of-use assets obtained in exchange for new operating lease liabilities	$228	$385

Maturities of lease commitments as of December 31, 2021 were as follows (U.S. dollars in thousands):

Year
2022	$7,641
2023	8,142
2024	7,193
2025	6,613
2026	6,613
Thereafter	3,307
Total undiscounted lease payments	39,509
Less: interest	1,908
Present value of lease liabilities	37,601
Less: operating lease liabilities, current	7,525
Operating lease liabilities, non-current	$30,076

As of December 31, 2021 and 2020, the weighted-average remaining lease term was 2.62 years and 3.13 years, respectively, and the weighted-average discount rate was 2.13% and 2.14%, respectively.

Total rent expenses for the year ended December 31, 2019, prior to the adoption of ASU 842, were $7,053 thousand.

NOTE 20 — OTHER CURRENT LIABILITIES:

Other current liabilities consist of the following (U.S. dollars in thousands):

	December 31
	2021	2020
Accrued compensation	$42,971	$25,587
Other current liabilities	10,978	8,447
Total other current liabilities	$53,949	$34,034

IRONSOURCE LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 21 — SUBSEQUENT EVENTS:

In January 2022, we acquired all outstanding shares of Tapjoy Inc. (“Tapjoy”), which provides mobile marketing and monetization services to publishers. The total estimated consideration was approximately $400 million. The purchase price was paid predominantly in cash but also included the assumption of outstanding equity awards held by the acquired company’s employees. We will include the financial results of Tapjoy in the consolidated financial statements from the date of acquisition. Due to the timing of the transaction closing date, the initial accounting for the business combination is incomplete and the purchase price allocation is considered preliminary. As a result, we were unable to provide the amounts recognized as of the acquisition date for the major classes of assets acquired and liabilities assumed, including the information required for valuation of intangible assets and goodwill. We expect to finalize the purchase price allocation valuation as soon as practicable, but no later than one year from the acquisition date.